Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.

[*] indicates confidential portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

EXECUTION VERSION

FOURTH AMENDED AND RESTATED

TRANSFER AND ADMINISTRATION AGREEMENT

among

PARADIGM FUNDING LLC,

GIRO BALANCED FUNDING CORPORATION,

LIBERTY STREET FUNDING LLC,
as Conduit Investors

NMC FUNDING CORPORATION,
as Transferor

NATIONAL MEDICAL CARE, INC.,
as Collection Agent

THE FINANCIAL INSTITUTIONS PARTIES HERETO,
as Bank Investors

BAYERISCHE LANDESBANK, NEW YORK BRANCH,
as an Administrative Agent

THE BANK OF NOVA SCOTIA
as an Administrative Agent

and

WESTLB AG, NEW YORK BRANCH,
as an Administrative Agent and as Agent
Dated as of October 16, 2008

i

ii

SCHEDULES

iii

FOURTH AMENDED AND RESTATED TRANSFER
AND ADMINISTRATION AGREEMENT

FOURTH AMENDED AND RESTATED TRANSFER AND ADMINISTRATION AGREEMENT (this “Agreement”), dated as of October 16, 2008, by and among NMC FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the “Transferor”), NATIONAL MEDICAL CARE, INC., a Delaware corporation, as the initial “Collection Agent”, PARADIGM FUNDING LLC, a Delaware limited liability company (“Paradigm”), as a Conduit Investor, GIRO BALANCED FUNDING CORPORATION, a Delaware Corporation (“GBFC”), as a Conduit Investor, LIBERTY STREET FUNDING LLC, a Delaware limited liability company (“Liberty Street”), as a Conduit Investor, the FINANCIAL INSTITUTIONS PARTIES HERETO, as Bank Investors, BAYERISCHE LANDESBANK, NEW YORK BRANCH (“BAYERNLB”), as an Administrative Agent, THE BANK OF NOVA SCOTIA (“Scotiabank”), as an Administrative Agent, WESTLB AG, NEW YORK BRANCH (formerly known as Westdeutsche Landesbank Girozentrale, New York Branch) (“WestLB”), as an Administrative Agent and as agent (in such capacity, the “Agent”) for the Investors.

PRELIMINARY STATEMENTS

WHEREAS, the Transferor, the Collection Agent, the Conduit Investors, the Bank Investors, the Administrative Agents, and the Agent (other than Scotiabank and Liberty Street) are parties to that certain Third Amended and Restated Transfer and Administration Agreement dated as of October 23, 2003 (as amended prior to the date hereof, the “Existing TAA”); and

WHEREAS, the parties hereto desire to amend and restate the Existing TAA in its entirety.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Agent Agreement” means an agreement in substantially the form of Exhibit R hereto.

“Administrative Agent” means (i) WestLB AG, New York Branch, as administrative agent for the Related Group that includes Paradigm, (ii) Bayerische Landesbank, New York Branch, as administrative agent for the Related Group that includes GBFC or (iii) The Bank of Nova Scotia, as administrative agent for the Related Group that includes Liberty Street.

“Administration Fee” means the fee payable by the Transferor to the Agent pursuant to Section 2.7(iii) hereof, the terms of which are set forth in the Agent Fee Letter.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties), other than customary rights of set-off and other similar claims.

“Affected Assets” means, collectively, the Receivables and the Related Security, Collections and Proceeds relating thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock, by contract or otherwise.

“Agent” means WestLB, in its capacity as agent for the Investors, and any successor thereto appointed pursuant to Article IX.

“Agent Fee Letter” means the Amended and Restated Agent Fee Letter dated as of the Closing Date between the Transferor and the Agent relating to certain fees payable by the Transferor to the Agent hereunder, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods at such time, (ii) the Net Investment at such time, and (iii) all other amounts owed (whether due or accrued) hereunder by the Transferor to the Investors at such time.

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Amendment Agreement” means the amendment agreement dated as of the Closing Date among the parties to the Existing TAA.

“Applicable Margin” means 2.00%

“Assignment Amount” with respect to a Bank Investor shall mean at any time an amount equal to the lesser of (i) such Bank Investor’s Pro Rata Share of the Net Investment held by the Conduit Investor in the same Related Group at such time and (ii) such Bank Investor’s unused Commitment.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit G attached hereto.

“Auditor” shall have the meaning specified in Section 6.2(c).

“Bank Investors” means each financial institution identified as a “Bank Investor” on Schedule II and their respective successors and assigns.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended.

“Base Rate” or “BR” means, with respect to the Investors in any Related Group, a rate per annum equal to the greater of (i) the prime rate of interest announced by the Administrative Agent for such Related Group from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by such Administrative Agent) and (ii) the sum of (a) 1.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by such Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Bayerische Landesbank, Cayman Islands Branch” means Bayerische Landesbank, Cayman Islands Branch, together with its successors and permitted assigns.

“BayernLB” means Bayerische Landesbank, New York Branch, together with its successors and permitted assigns.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Transferor, the Seller or any ERISA Affiliate of the Transferor or the Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“BMA” means Bio-Medical Applications Management Company, Inc., a Delaware corporation, and its successors and permitted assigns.

“BMA Transfer Agreement” means that certain Receivables Purchase Agreement dated as of August 28, 1997 by and between BMA, as seller, and NMC, as purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York are authorized or required by law to close, and, when used with respect to the determination of any Eurodollar Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“BR Tranche” means a Tranche as to which Discount is calculated at the Base Rate.

“BR Tranche Period” means, with respect to a BR Tranche for the Investors in any Related Group, either (i) prior to the Termination Date, a period of up to 30 days requested by the Transferor and agreed to by the Administrative Agent for such Related Group, commencing on a Business Day requested by the Transferor and agreed to by such Administrative Agent, or (ii) after the Termination Date, a period of one day. If such BR Tranche Period would end on a day which is not a Business Day, such BR Tranche Period shall end on the next succeeding Business Day.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

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“Certificate” means the certificate issued to the Agent for the benefit of the Investors pursuant to Section 2.2(d) of the Existing TAA.

“CHAMPUS/VA” means, collectively, (i) the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering retirees and dependents of a member or a former member of a uniformed service, provided, financed and supervised by the United States Department of Defense and established by 10 USC § 1071 et seq. and (ii) the Civilian Health and Medical Program of Veterans Affairs, a program of medical benefits covering dependents of veterans, administered by the United States Veterans’ Administration and Department of Defense and established by 38 USC § 1713 et seq.

“CHAMPUS/VA Regulations” means collectively, all regulations of the Civilian Health and Medical Program of the Uniformed Services and the Civilian Health and Medical Program of Veterans Affairs, including (a) all federal statutes (whether set forth in 10 USC 1071, 38 USC 1713 or elsewhere) affecting CHAMPUS/VA; and (b) all applicable provisions of all rules, regulations (including 32 CFR 199 and 38 CFR 17.54), manuals, orders, and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, the Department of Defense, the Veterans’ Administration, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), in each case as may be amended, supplemented or otherwise modified from time to time.

“Change of Control” means if the general partner of the FME KGaA charged with management of FME KGaA shall at any time fail to be a Subsidiary of Fresenius SE, or if Fresenius SE shall fail at any time to own and control more than twenty-five percent (25%) of the Voting Stock of FME KGaA.

“Change of Control Percentage” means the greater of (a) thirty-five percent (35%) or (b) the percentage of Voting Stock in FME KGaA held and owned by Fresenius SE.

“Closing Date” means October 16, 2008.

“CMS” means the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), an agency of the HHS charged with administering and regulating, among other things, certain aspects of Medicaid and Medicare.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means with respect to the Related Group that includes Paradigm, WestLB AG (formerly known as Westdeutsche Landesbank Girozentrale), as collateral agent for any related Liquidity Provider, any related Credit Support Provider, the holders of Commercial Paper issued by Paradigm and certain other parties.

“Collection Account” means the account, established by the Agent, for the benefit of the Investors, pursuant to Section 2.12.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.1 to service, administer and collect Receivables.

“Collection Agent Default” has the meaning specified in Section 6.4 hereof.

“Collection Delay Period” means 10 days or such other number of days as the Agent may select upon three Business Days’ notice to the Transferor.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges, if any, and cash proceeds of Related Security with respect to such Receivable.

“Commercial Obligor” means any Obligor referred to in clause (C) or (E) of the definition of “Obligor” contained in this Section 1.1 hereof.

“Commercial Paper” means, with respect to any Conduit Investor, the promissory notes issued by such Conduit Investor in the commercial paper market.

“Commitment” means (i) with respect to each Bank Investor party hereto, the agreement of such Bank Investor to make acquisitions from the Transferor or the Conduit Investor in its Related Group in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Bank Investor’s name on Schedule II hereto under the heading “Commitment”, minus the dollar amount of any Commitment or portion thereof assigned pursuant to an Assignment and Assumption Agreement plus the dollar amount of any

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increase to such Bank Investor’s Commitment consented to by such Bank Investor prior to the time of determination, (ii) with respect to any assignee of a Bank Investor party hereto taking pursuant to an Assignment and Assumption Agreement, the commitment of such assignee to make acquisitions from the Transferor or the Conduit Investor in its Related Group not to exceed the amount set forth in such Assignment and Assumption Agreement minus the dollar amount of any Commitment or portion thereof assigned pursuant to an Assignment and Assumption Agreement prior to such time of determination and (iii) with respect to any assignee of an assignee referred to in clause (ii), the commitment of such assignee to make acquisitions from the Transferor or the Conduit Investor in its Related Group not to exceed the amount set forth in an Assignment and Assumption Agreement between such assignee and its assign.

“Commitment Termination Date” means October 15, 2009, or such later date to which the Commitment Termination Date may be extended by Transferor, the Agent and the Bank Investors.

“Concentration Account” means a special depositary account in the name of the Transferor maintained at a bank acceptable to the Agent for the purpose of receiving Collections remitted from the Special Accounts and the Intermediate Concentration Account.

“Concentration Account Agreement” means an agreement substantially in the form attached as Exhibit D-2 hereto among the Transferor, the Concentration Account Bank and the Agent.

“Concentration Account Bank” means the bank holding the Concentration Account.

“Concentration Account Notice” means a notice, in substantially the form of the Notice of Effectiveness attached to the Concentration Account Agreement, from the Agent to the Concentration Account Bank.

“Concentration Factor” means for any Designated Obligor on any date of determination (calculated prior to the payment of any Transfer Price to be made on such date but as if such payment had been made):

(a) in the case of any Commercial Obligor or Hospital Obligor that does not have a Special Concentration Limit (as defined below), 2.5% of the Net Receivables Balance outstanding on such date; provided that, subject to clause (c) below, the Concentration Factor for each of Aetna, Inc., Cigna Corp., Wellpoint Inc. and United Healthcare Insurance Company, and any successor thereto, shall be (i) for so long as such Obligor is rated at least A- by Standard & Poor’s and at least A3 by Moody’s and, if rated by Fitch, at least A- by Fitch, 10.0% of the Net Receivables Balance outstanding on such date and (ii) for so long as clause (i) does not apply but such Obligor is rated at least BBB- by Standard & Poor’s and at least Baa3 by Moody’s and, if rated by Fitch, at least BBB- by Fitch, 7.0% of the Net Receivables Balance outstanding on such date;

(b) in the case of any US Government Obligor that does not have a Special Concentration Limit, 80% of the Net Investment outstanding on such date; or

(c) in the case of any Obligor (including any Obligor described in clauses (a) and (b)), such higher amount determined by the Agent (with the consent of each Administrative Agent) or such lower amount determined by any Administrative Agent in the reasonable exercise of its good faith judgment and disclosed in a written notice delivered to the Transferor and the other Administrative Agent (any such higher or lower amount being a “Special Concentration Limit”).

“Conduit Investor” means Paradigm, GBFC or Liberty Street Funding LLC.

“Confidential Information” shall have the meaning specified in Section 5.1(d).

“Contract” means an agreement between an Originating Entity and an Obligor (including, without limitation, an oral agreement, a written contract, an invoice or an open account agreement) pursuant to or under which such Obligor shall be obligated to pay for services or merchandise from time to time; provided that, in order to be an “Eligible Receivable”, a Receivable must arise from a Contract which (i) if in writing, is in substantially the form of one of the forms of written contract set forth in Exhibit A hereto or otherwise approved by each Administrative Agent, and (ii) if an open account agreement, is evidenced by one of the forms of invoices set forth in Exhibit A hereto or otherwise approved by each Administrative Agent.

“Contractual Adjustment” means, with respect to any Receivable, an amount by which the outstanding principal amount of such Receivable is reduced as a result of (i) Medicare or Medicaid program funding and fee requirements or (ii) any other reasonable and customary insurance company or other charge or reimbursement policies or procedures.

“Contractual Adjustment Amount” means, with respect to any Receivable originated by a member of the Spectra Renal Management Group, at any time, an amount equal to (i) 75% of the original outstanding

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principal amount of such Receivable (excluding any accrued and outstanding Finance Charges related thereto) minus (ii) the amount of any Contractual Adjustments already granted with respect to such Receivable.

“CP Rate” means, for any CP Tranche Period for any Conduit Investor, the per annum rate equivalent to the weighted average cost (as determined by the related Administrative Agent, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Investor, other borrowings by such Conduit Investor and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Investor or its related Administrative Agent to fund or maintain the related Tranche during such CP Tranche Period (and which may also be allocated in part to the funding of other assets of the Conduit Investor); provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Tranche for such CP Tranche Period, the related Administrative Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“CP Tranche” means a Tranche as to which Discount is calculated at a CP Rate.

“CP Tranche Period” means, with respect to a CP Tranche for any Conduit Investor, (i) initially, the period commencing on (and including) the date such CP Tranche is established and ending on (and including) the next succeeding CP Tranche Period End Date, and (ii) thereafter, each successive period commencing on (but excluding) a CP Tranche Period End Date and ending on (and including) the next succeeding CP Tranche Period End Date; provided that, from and after the Termination Date, each CP Tranche Period shall be such period as may be selected pursuant to Section 2.3(b).

“CP Tranche Period End Date” means the last day of each calendar month.

“Credit and Collection Policy” shall mean the Transferor’s credit and collection policy or policies and practices, relating to Contracts and Receivables existing on the date hereof and referred to in Exhibit B attached hereto, as modified from time to time in compliance with Section 5.2(c).

“Credit Support Agreement” means, with respect to any Conduit Investor, an agreement between such Conduit Investor and a Credit Support Provider evidencing the obligation of such Credit Support Provider to provide credit support to such Conduit Investor in connection with the issuance by such Conduit Investor of Commercial Paper.

“Credit Support Provider” means, with respect to any Conduit Investor, the Person or Persons who provides credit support to such Conduit Investor in connection with the issuance by such Conduit Investor of Commercial Paper.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 2.9(a) or (b) hereof.

“Default Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Receivables that became Defaulted Receivables during such month together with all Receivables under the Medicare or Medicaid Program that were deemed disputed as provided for in the proviso to clause (xi) of the definition of “Eligible Receivables” during such month, by (ii) the aggregate Outstanding Balance of Receivables that shall have been acquired by the Seller during the month occurring nine months prior to such calendar month.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for over 270 days from the original due date when a contract exists with an Originating Entity that is part of the dialysis products division of the Parent Group and otherwise from the original invoice date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (iii) which has been identified by the Transferor, any Originating Entity or the Collection Agent as uncollectible (including, without limitation, any Receivable that is written off by the Transferor, any Originating Entity or the Collection Agent); or (iv) which, consistent with the Credit and Collection Policy, should be written off as uncollectible.

“Delinquent Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date when a contract exists with an Originating Entity that is part of the dialysis products division of the Parent Group and otherwise from the original invoice date for such Receivable and (ii) which is not a Defaulted Receivable.

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“Designated Account Agent” means, in the case of any Originating Entity, an Affiliate thereof that (i) is, directly or indirectly, a wholly-owned Subsidiary of FMCH, (ii) has agreed to maintain a deposit account for the benefit of such Originating Entity to which Obligors in respect of such Originating Entity have been directed to remit payments on Receivables, and (iii) shall have executed and delivered to the Agent an Account Agent Agreement.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon notice to the Transferor from any Administrative Agent, delivered at any time (with a copy to the other Administrative Agents).

“Dilution Horizon” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Receivables acquired by the Transferor during the calendar month preceding such calendar month by (ii) the Net Receivables Balance as of such last day of such calendar month.

“Dilution Ratio” means, with respect to any calendar month, the greater of (a) the ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the aggregate amount of any reductions to or cancellations of the respective Outstanding Balances of the Receivables as a result of any defective, rejected or returned merchandise or services and all credits, rebates, discounts, disputes, warranty claims, repossessed or returned goods, chargebacks, allowances and any other billing and other adjustment (whether effected through the granting of credits against the applicable Receivables or by the issuance of a check or other payment in respect of (and as payment for) such reduction) by the Seller, the Transferor or the Collection Agent, provided to Obligors in respect of Receivables during such month, excluding (w) any Pre-Arranged Contractual Adjustment reflected in the initial Outstanding Balance of the applicable Receivable, (x) volume rebates paid in cash by the Dialysis Products Division and (y) credit memos for future purchases (it being understood and agreed that any Receivables arising from such purchases will have an initial Outstanding Balance that reflects such credit memos) by (ii) the aggregate Outstanding Balance of all Receivables which arose during the preceding month and (b) 6.0%.

“Dilution Reserve” means, at any time, an amount equal to the product of (i) the Dilution Reserve Percentage and (ii) the Net Receivables Balance on such date.

“Dilution Reserve Percentage” means, on any day, an amount equal to:

[ (1.5 x ADR) + [(DS − ADR) x (DS/ADR)]] x DH

Where:
ADR	=	the average Dilution Ratio in respect of the 12 calendar month period then most recently ended.
DS	=	the highest Dilution Ratio at any time during the 12 calendar month period then most recently ended.
DH	=	the Dilution Horizon on such date.
“Discount” means, with respect to any Tranche Period:

(TR x	TNI x	AD)
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Where:
TR	=	the Tranche Rate applicable to such Tranche Period.
TNI	=	the portion of the Net Investment allocated to such Tranche Period.
AD	=	the actual number of days during such Tranche Period.

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum amount permitted by applicable law; and provided, further, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.

“Discount Reserve” means, at any time, an amount equal to:

TD + LY

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Where:

TD	=	the sum of the unpaid Discount for all Tranche Periods to which any portion of the Net Investment is allocated.
LY	=	the Liquidation Yield.

“Early Collection Fee” means, for any Tranche Period (such Tranche Period to be determined without regard to the last sentence in Section 2.3(a) hereof) during which the portion of the Net Investment that was allocated to such Tranche Period is reduced for any reason whatsoever, the excess, if any, of (i) the additional Discount that would have accrued during such Tranche Period (or, in the case of a CP Tranche Period, during the period until the maturity date of the Commercial Paper allocated to fund or maintain such Net Investment) if such reductions had not occurred, minus (ii) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions.

“Effective Date” has the meaning specified in Section 1.4.

“Eligible Investments” means any of the following (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody’s and by S&P; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody’s and S&P of at least “P-1” and A-1”, respectively; or (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies; (b) demand deposits in any depositary institution or trust company referred to in (a) (ii) above; (c) commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody’s and S& P of at least “P-1” and “A-1”, respectively; and (e) repurchase agreements involving any of the Eligible Investments described in clauses (a)(i), (a)(iii) and (d) hereof so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively.

“Eligible Receivable” means, at any time, any Receivable:

(i) which has been (A) originated by the Seller or a Transferring Affiliate, (B) sold by the applicable Transferring Affiliate to the Seller pursuant to (and in accordance with) the Transferring Affiliate Letter or the BMA Transfer Agreement, free and clear of any Adverse Claim, in the case of a Receivable originated by a Transferring Affiliate, and (C) sold to the Transferor pursuant to (and in accordance with) the Receivables Purchase Agreement, with the effect that the Transferor has good title thereto, free and clear of all Adverse Claims;

(ii) which (together with the Collections and Related Security related thereto) has been the subject of either a valid transfer and assignment from the Transferor to the Agent, on behalf of the Investors, of all of the Transferor’s right, title and interest therein or the grant of a first priority perfected security interest herein (and in the Collections and Related Security related thereto), effective until the termination of this Agreement;

(iii) the Obligor of which (A) is a United States resident, (B) is a Designated Obligor at the time of the initial creation of an interest therein hereunder, (C) is not an Affiliate of any Originating Entity or any of the parties hereto, and (D) other than in the case of any Obligor of the type described in clause (A), (B) or (F) of the definition herein of “Obligor”, is not a government or a governmental subdivision or agency;

(iv) which is not a Defaulted Receivable at the time of the initial creation of an interest therein hereunder;

(v) which is not a Delinquent Receivable at the time of the initial creation of an interest of the Agent or any Investor therein;

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(vi) which, (A) arises pursuant to a Contract with respect to which each of the Seller and the Transferor has performed all material obligations required to be performed by it thereunder, including without limitation shipment of the merchandise and/or the performance of the services purchased thereunder; (B) has been billed in accordance with the Credit and Collection Policy and in accordance with such requirements (including any requirements that relate to the timing of billing) as may have been imposed by the applicable Obligor thereon (including, without limitation, any Official Body associated with any of the CHAMPUS/VA, Medicaid or Medicare programs); and (C) according to the Contract related thereto, is required to be paid in full upon receipt by the Obligor thereof of the invoice related thereto or at a later time not to exceed 90 days from the original billing date therefor;

(vii) which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended;

(viii) a purchase of which with the proceeds of Commercial Paper would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(ix) which is an “account” or “general intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(x) which is denominated and payable only in United States dollars in the United States;

(xi) which, to the knowledge of the Transferor, the Seller and the applicable Transferring Affiliate, after due enquiry in accordance with customary practice, (A) arises under a Contract that has been duly authorized and that, together with the Receivable related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, (B) is not subject to any litigation, dispute, counterclaim or other defense and (C) is not subject to any offset other than as set forth in the related Contract; provided, however, that for the purposes of this clause (xi), any Receivable under the Medicare, Medicaid or CHAMPUS/VA program as to which any payment, or part thereof, remains unpaid for 270 days or more from the original invoice date shall be deemed to be a disputed Receivable and, further, any Receivable, for which the Transferor receives a partial payment that is below the estimated value of such Receivable, net of Contractual Adjustments, shall be deemed to be a disputed Receivable;

(xii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, (A) laws, rules and regulations relating to healthcare, insurance, usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and (B) CHAMPUS/VA Regulations, Medicare Regulations and Medicaid Regulations) and with respect to which no part of the Contract related thereto is or would, as a result of any of the transactions contemplated herein, be in violation of any such law, rule or regulation in any material respect and with respect to which no Originating Entity or the Transferor, and to the best knowledge of the Seller and the Transferor, no other party to the Contract related thereto, is in violation of any such law, rule or regulation in any material respect;

(xiii) which (A) satisfies in all material respects all applicable requirements of the Credit and Collection Policy, (B) is assignable as contemplated under the Transaction Documents, and (C) complies with such other criteria and requirements as any Administrative Agent may from time to time specify to the Transferor following five Business Days’ notice;

(xiv) which was generated in the ordinary course of an Originating Entity’s business;

(xv) the Obligor of which has been directed to make all payments to a Special Account with respect to which there shall be a Special Account Letter (and, if applicable, an Account Agent Agreement) in effect;

(xvi) neither the assignment of which under the Transferring Affiliate Letter or the BMA Transfer Agreement by the applicable Transferring Affiliate, the assignment of which under the Receivables Purchase Agreement by the Seller and the assignment of which hereunder by the Transferor nor the performance or execution of any of the other transactions contemplated in any of the Transaction Documents with respect thereto violates, conflicts or contravenes any applicable laws, rules or regulations (including without limitation, any CHAMPUS/VA Regulations, any Medicaid Regulations and any Medicare Regulations), orders or writs or any contractual or other restriction, limitation or encumbrance;

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(xvii) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modifications shall be deemed to be ineligible pursuant to the terms of this clause (xvii);

(xviii) which, in the case of any Receivable payable by an Obligor through a fiscal intermediary or similar entity, is payable through one of the Persons in such capacity that is specified in Exhibit N hereto or that has otherwise been approved by each Administrative Agent; and

(xix) as to which, in the case of any Obligor of the type described in clause (C) or (D) of the definition of “Obligor” herein, notice of the interest therein of the Transferor shall have been given to such Obligor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code (as in effect from time to time, the “Code”)) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(n) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Estimated Maturity Period” shall mean, at any time, the period, rounded upward to the nearest whole number of days, equal to the weighted average number of days until due of the Receivables as calculated by the Collection Agent in good faith and set forth in the most recent Investor Report, such calculation to be based on the assumptions that (a) each Receivable within a particular aging category (as set forth in the Investor Report) will be paid on the last day of such aging category and (b) the last day of the last such aging category coincides with the last date on which any Outstanding Balance of Receivables would be written off as uncollectible or charged against any applicable reserve or similar account in accordance with the objective requirements of the Credit and Collection Policy and the Seller’s and the Transferor’s normal accounting practices applied on a basis consistent with those reflected in the Seller’s financial statements, provided, however, that if the Agent, any Administrative Agent or any Investor shall reasonably disagree with any such calculation, the Agent may recalculate the Estimated Maturity Period, and such recalculation, in the absence of manifest error, shall be conclusive.

“Eurodollar Rate” means, with respect to any Eurodollar Tranche Period for the Investors in any Related Group, a rate which is equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (A) the Applicable Margin at such time, (B) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Administrative Agent for such Related Group during such Eurodollar Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such Eurodollar Tranche Period during which any such percentage shall be applicable) plus (C) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by such Administrative Agent for determining the current annual assessment payable by such Administrative Agent to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

“Eurodollar Tranche” means a Tranche as to which Discount is calculated at the Eurodollar Rate.

“Eurodollar Tranche Period” means, with respect to a Eurodollar Tranche for the Investors in any Related Group, prior to the Termination Date, a period of up to one month requested by the Transferor and agreed to by the Administrative Agent for such Related Group, commencing on a Business Day requested by the Transferor and agreed to by such Administrative Agent; provided, however, that if such Eurodollar Tranche Period would expire on a day which is not a Business Day, such Eurodollar Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurodollar Tranche Period would expire on (a) a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subsequent calendar month, such Eurodollar Tranche Period shall expire on the last Business Day of such month.

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“Event of Bankruptcy” means, with respect to any Person, (i) that such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankruptcy or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) if such Person is a corporation (or other business entity), such Person or any Subsidiary shall take any corporate (or analogous) action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

“Excluded Taxes” shall have the meaning specified in Section 8.3 hereof.

“Existing TAA” shall have the meaning specified in the Preliminary Statements hereof.

“Face Amount” means, with respect to any Commercial Paper, (i) the face amount of any such Commercial Paper issued on a discount basis and (ii) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper issued on an interest-bearing basis.

“Facility Fee” means, with respect to any Conduit Investor, a fee payable by the Transferor to such Conduit Investor pursuant to Section 2.7(ii) hereof, the terms of which are set forth in the Investor Fee Letter.

“Facility Limit” means $550,000,000; provided that such amount may not at any time exceed the aggregate Commitments at any time in effect.

“Fee Letter” means the Investor Fee Letter or the Agent Fee Letter.

“Finance Charges” means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

“FME KGaA” means Fresenius Medical Care AG & Co. KgaA., formerly known as Fresenius Medical Care AG, a partnership limited by shares organized and existing under the laws of the Federal Republic of Germany and its successors and permitted assigns.

“FME KGaA Credit Facility” means (i) the Bank Credit Agreement dated as of March 31, 2006 among FME KGaA, FMCH, the other borrowers identified therein, the guarantors identified therein, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, and (ii) the Term Loan Credit Agreement dated as of March 31, 2006 among FME KGaA, FMCH, the other borrowers identified therein, the guarantors identified therein, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced and in effect at any time.

“FMCH” means Fresenius Medical Care Holdings, Inc., a New York corporation, and its successors and permitted assigns.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are in effect as of the date of this Agreement.

“GBFC” means Giro Balanced Funding Corporation together with its successors and permitted assigns.

“Group Majority Investors” has the meaning specified in Section 9.8.

“Guaranty” means, with respect to any Person any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

“HHS” means the Department of Health and Human Services, an agency of the Federal Government of the United States.

“Hospital Obligor” means any Obligor referred to in clause (D) of the definition of “Obligor” contained in this Section 1.1 hereof.

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“Incremental Transfer” means a Transfer upon giving effect to which the Net Investment hereunder shall be increased.

“Indebtedness” means, with respect to any Person and without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

“Indemnified Amounts” has the meaning specified in Section 8.1 hereof.

“Indemnified Parties” has the meaning specified in Section 8.1 hereof.

“Initial Transfer Documents” shall have the meaning specified in Section 5.2(h).

“Interest Component” shall mean, (i) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions) and (ii) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions).

“Intermediate Concentration Account” means a special depositary account in the name of the Transferor maintained at a Special Account Bank for the purpose of receiving Collections remitted from the Special Account(s) maintained at such Special Account Bank.

“Intermediate Concentration Account Agreement” means an agreement substantially in the form attached as Exhibit D-3 hereto (or in such other form as may be approved in writing by the Agent) among the Transferor, an Intermediate Concentration Bank and the Agent.

“Intermediate Concentration Account Bank” means a bank holding an Intermediate Concentration Account.

“Intermediate Concentration Account Notice” means a notice, in substantially the form of the Notice of Effectiveness attached to an Intermediate Concentration Account Agreement, from the Agent to the applicable Intermediate Concentration Account Bank.

“Investor” means a Conduit Investor or a Bank Investor.

“Investor Fee Letter” means the Amended and Restated Investor Fee Letter dated as of the Closing Date among the Transferor and the Administrative Agents relating to certain fees payable by the Transferor to the Administrative Agents, for the account of the Investors in their respective Related Groups, as amended, restated, supplemented or otherwise modified from time to time.

“Investor Report” means a report, in substantially the form attached hereto as Exhibit E or in such other form as is mutually agreed to by the Transferor and each Administrative Agent, furnished by the Collection Agent pursuant to Section 2.11 hereof.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Liberty Street” means Liberty Street Funding LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“LIBOR Rate” means, with respect to any Eurodollar Tranche Period for the Investors in any Related Group, the rate at which deposits in dollars are offered to the Administrative Agent for such Related Group, in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Eurodollar Tranche Period in an amount approximately equal to the Eurodollar Tranche to which the Eurodollar Rate is to apply and for a period of time approximately equal to the applicable Eurodollar Tranche Period.

“Liquidation Yield” means, at any time, an amount equal to:

(RVF x	LBR x	NI) x	(EMP +	CDF)

360

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Where:

RVF	=	the Rate Variance Factor at such time;
LBR	=	the Base Rate at such time which is applicable to the liquidation period after a Termination Event;
NI	=	the Net Investment at such time;
EMP	=	the Estimated Maturity Period of the Receivables; and
CDF	=	the Collection Delay Factor.

“Liquidity Provider” means, with respect to any Conduit Investor, the Person or Persons who will provide liquidity support to such Conduit Investor in connection with the issuance by such Conduit Investor of Commercial Paper.

“Liquidity Provider Agreement” means an agreement between a Conduit Investor and one or more Liquidity Providers evidencing the obligation of each such Liquidity Provider to provide liquidity support to such Conduit Investor in connection with the issuance by such Conduit Investor of Commercial Paper.

“Loss Horizon” means, as of any date, the product of (a) a ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of all Receivables acquired by the Transferor during the two (2) most recently ended calendar months by (ii) the aggregate Outstanding Balance of all Receivables that are not more than 270 days past due as of the last day of the most recently ended calendar month times (b) the highest average Default Ratio for any consecutive three month period during the immediately preceding 12-month period.

“Loss Percentage” means on any day the greater of (i) two (2) times the Loss Horizon as of such day and (ii) 20%.

“Loss Reserve” means, on any day, an amount equal to:

LP x (NRB + DLR + DR + SFR)

Where:
LP	=	the Loss Percentage at the close of business of the Collection Agent on such day;
NRB	=	the Net Receivables Balance at the close of business of the Collection Agent on such day;
DLR	=	the Dilution Reserve at the close of business of the Collection Agent on such day;
DR	=	the Discount Reserve at the close of business of the Collection Agent on such day;
SFR	=	the Servicing Fee Reserve at the close of business of the Collection Agent on such day

“Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during such month, by (ii) the aggregate amount of Collections received by the Collection Agent during such period.

“Majority Investors” means, at any time, those Investors which hold Commitments aggregating in excess of 51% of the aggregate Commitments of all Investors as of such date.

“Material Adverse Effect” means a material adverse effect on any of (i) the collectibility or enforceability of a material portion of the Receivables or Related Security, (ii) the ability of the Transferor or any Originating Entity to charge or collect a material portion of the Receivables or Related Security, (iii) the ability of (A) the Transferor or any Originating Entity to perform or observe in any material respect any provision of this Agreement or any other Transaction Document to which it is a party or (B) of FME KGaA or FMCH to cause the due and punctual performance and observation by the Seller or the Transferor of any such provision or, if the Seller or the Transferor shall fail to do so, to perform or observe any such provision required to be performed or observed by the Seller or the Transferor under this Agreement or any other Transaction Document to which the Seller or the Transferor is party, in each case pursuant to the Parent Agreement, (iv) the ability of (A) any Transferring Affiliate to perform or observe in any material respect any provision of the Transferring Affiliate Letter or, in the case of BMA, the BMA Transfer Agreement or, in the case of any Designated Account Agent, the applicable Account Agent Agreement, or (B) of FME KGaA or FMCH to cause the due and punctual performance and observation by such Transferring Affiliate, BMA or such Designated Account Agent of any such provision or, if such Transferring Affiliate, BMA or such Designated

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Account Agent shall fail to do so, to perform or observe any such provision, in each case pursuant to the Parent Agreement, (v) the financial condition, operations, businesses or properties, each on a consolidated basis, of FME KGaA, FMCH, NMC or the Transferor or (vi) the interests of the Agent, any Administrative Agent or any of the Investors under the Transaction Documents.

“Maximum Net Investment” means at any time, an amount equal to 98% of the Facility Limit in effect at such time.

“Maximum Percentage Factor” means 98%.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 USC §§ 1396 et seq.) and any statutes succeeding thereto.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid; (b) all state statutes and plans for medical assistance enacted in connection with such statutes and federal rules and regulations promulgated pursuant to or in connection with such statutes; and (c) all applicable provisions of all rules, regulations manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, CMS, the office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USC §§ 1395 et seq.) and any statutes succeeding thereto.

“Medicare Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, CMS, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with the foregoing (whether or not having the force of law), as each may be amended, supplemented or otherwise modified from time to time.

“Minimum Amount” shall have the meaning specified in Section 5.1(h).

“Moody’s” means Moody’s Investors Service.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Transferor, the Seller or any ERISA Affiliate of the Transferor or the Seller on behalf of its employees.

“Net Asset Test” shall mean, in connection with any assignment by a Conduit Investor of an interest in the Net Investment pursuant to Section 9.7 hereof, that on the day immediately prior to the day on which such assignment is to take effect, the Net Receivables Balance shall be greater than the Net Investment.

“Net Investment” means the sum of the cash amounts paid to the Transferor for each Incremental Transfer less the aggregate amount of Collections received and applied by the Agent to reduce such Net Investment pursuant to Section 2.5, 2.6 or 2.9 hereof; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further that the Net Investment may be increased by the amount described in Section 9.7(d) as described therein. A portion of the Net Investment shall be deemed to be held by an Investor to the extent such portion of the Net Investment shall have been funded by, or assigned to, such Investor.

“Net Receivables Balance” means at any time the Outstanding Balance of the Eligible Receivables at such time reduced, without duplication, by the sum of (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Designated Obligor or class of Designated Obligors exceeds the Concentration Factor for such Designated Obligor or class of Designated Obligors, plus (ii) the aggregate Outstanding Balance of all Eligible Receivables which are Defaulted Receivables, plus (iii) the excess, if any, of (A) the aggregate Outstanding Balance of all Eligible Receivables of each Obligor referred to in clause (G) of the definition of “Obligor” contained in this Section 1.1, over (B) an amount equal to 5% of the aggregate Outstanding Balance of all Eligible Receivables, plus (iv) the aggregate amount by which the Outstanding Balance of all Eligible Receivables originated by any member of the Spectra Renal Management Group exceeds 7.5% of Eligible Receivables, plus (v) the Unrealized Contractual Adjustment Reserve.

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“NMC” means National Medical Care, Inc., a Delaware corporation and owner of 100% of the outstanding stock of the Transferor.

“NPRBI” shall have the meaning specified in Section 2.13.

“Obligor” of any Receivable means (i) any Person obligated to make payments of such Receivable pursuant to a Contract and/or (ii) any Person owing any amount in respect of such Receivable, or in respect of any Related Security with respect to such Receivable, all such Persons referred to in any of clauses (A), (B), (E), (F) and (G) below, and each Person referred to in any of clauses (C) and (D) below, to be deemed for purposes of this Agreement to be one Obligor:

(A): all Persons owing Receivables or Related Security under the Medicare program;

(B): all Persons owing Receivables or Related Security under the Medicaid program;

(C): each Person which is an insurance company;

(D): each Person which is a hospital or other health care provider;

(E): all Persons, other than health care providers or Persons referred to in clause (A), (B), (C) or (D) above or clause (F) or (G) below, owing Receivables arising from the sale of services or merchandise;

(F): all Persons owing Receivables or Related Security under the CHAMPUS/VA Program; and

(G): all Persons who receive the services or merchandise the sale of which results in Receivables that are not insured, guaranteed or otherwise supported in respect thereof by any of the Persons referred to in clauses (A) through (F) above, including any Person owing any amount in respect of Receivables by reason of insurance policy deductibles or co-insurance agreements or arrangements.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles in each case whether foreign or domestic.

“Original Closing Date” means August 28, 1997.

“Originating Entity” means any of the Seller and any Transferring Affiliate.

“Other Transferor” means, with respect to any Conduit Investor, any Person other than the Transferor that has entered into a receivables purchase agreement or transfer and administration agreement with such Conduit Investor.

“Outstanding Balance” means (i) with respect to any Receivable originated by a member of the Spectra Renal Management Group, the outstanding principal amount thereof (excluding any accrued and outstanding Finance Charges related thereto) minus the Contractual Adjustment Amount with respect to such Receivable and (ii) with respect to any other Receivable, the outstanding principal amount thereof (excluding any accrued and outstanding Finance Charges related thereto) minus the amount of Pre-Arranged Contractual Adjustments that have not yet been applied to reduce such outstanding principal amount.

“Paradigm” means, Paradigm Funding LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Parent Agreement” means the Amended and Restated Parent Agreement, substantially in the form set forth as Exhibit P hereto, dated as of the Closing Date made by FME KGaA and FMCH in respect of the obligations of the Originating Entities and NMC under the Transaction Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of each Administrative Agent.

“Parent Group” means, collectively, FME KGaA, FMCH, NMC, the Transferor, the Originating Entities and their Subsidiaries and Affiliates, and “Parent Group Member” means any such Person individually.

“Payor” shall, solely for purposes of Section 8.3, have the meaning specified in such section.

“Percentage Factor” shall mean the fraction (expressed as a percentage) computed at any time of determination as follows:

NI +	LR +	DLR +	DR +	SFR

NRB

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Where:
NI	=	the Net Investment at the time of such computation;
LR	=	the Loss Reserve at the time of such computation;
DLR	=	the Dilution Reserve at the time of such computation;
DR	=	the Discount Reserve at the time of such computation;
SFR	=	the Servicing Fee Reserve at the time of such computation; and
NRB	=	the Net Receivables Balance at the time of such computation.

“Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency or any government.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Pre-Arranged Contractual Adjustment” means, with respect to any Receivable, a Contractual Adjustment that was agreed upon by the applicable Originating Entity and the applicable Obligor on or prior to the date such Receivable arose.

“Primary Payor” means (i) each Obligor referred to in clauses (A), (B), (E), (F) and (G) of the definition of “Obligor” contained in this Section 1.1, (ii) collectively, all Obligors of the type referred to in clause (C) of the definition of “Obligor” contained in this Section 1.1 and (iii) collectively, all Obligors of the type referred to in clause (D) of the definition of “Obligor” contained in this Section 1.1.

“Pro Rata Share” means, for a Bank Investor in any Related Group, the Commitment of such Bank Investor divided by the sum of the Commitments of all Bank Investors in such Related Group.

“Proceeds” means “proceeds” as defined in Section 9-306 (1) of the UCC as in effect on the date hereof.

“Program Fee” means, with respect to any Conduit Investor, the fee payable by the Transferor to such Conduit Investor pursuant to Section 2.7(i) hereof, the terms of which are set forth in the Investor Fee Letter.

“Purchased Interest” means the interest in the Receivables acquired by a Liquidity Provider from a Conduit Investor through purchase pursuant to the terms of a Liquidity Provider Agreement.

“Purchase Termination Date” means the date upon which the Transferor shall cease, for any reason whatsoever, to make purchases of Receivables from the Seller under the Receivables Purchase Agreement or the Receivables Purchase Agreement shall terminate for any reason whatsoever.

“Ratable Share” means (i) in the case of a Conduit Investor in any Related Group, a fraction (expressed as a percentage) equal to the Related Group Limit of such Related Group divided by the Facility Limit and (ii) in the case of a Bank Investor, a fraction (expressed as a percentage) equal to such Bank Investor’s Commitment divided by the sum of the Commitments of all Bank Investors (including Bank Investors from other Related Groups).

“Rate Variance Factor” means the number, computed from time to time in good faith by the Agent (with the written consent of each Administrative Agent), that reflects the largest potential variance (from minimum to maximum) in selected interest rates over a period of time selected by the Agent from time to time, set forth in written notice by the Agent to each Administrative Agent, the Transferor and the Collection Agent.

“Rating Agency” means, at any time, Moody’s, S&P or any other rating agency chosen by a Conduit Investor to rate its commercial paper notes at such time.

“Receivable” means the indebtedness of any Obligor, whether constituting an account, chattel paper, instrument, insurance claim, investment property or general intangible, arising in connection with the sale or lease of merchandise, or the rendering of services, by an Originating Entity, and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto.

“Receivable Systems” has the meaning specified in Section 3.1(aa).

“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement dated as of the Closing Date by and between NMC, as seller, and the Transferor, as purchaser, as such agreement may be amended, modified or supplemented and in effect from time to time.

“Recipient” shall, solely for purposes of Section 8.3, have the meaning specified in such section.

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“Records” means all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to receivables and the related Obligors.

“Reinvestment Termination Date” means, with respect to any Conduit Investor, the second Business Day after the delivery by such Conduit Investor to the Transferor of written notice that such Conduit Investor elects to commence the amortization of its interest in the Net Investment or otherwise liquidate its interest in the Transferred Interest.

“Reinvestment Transfer” means a Transfer occurring in connection with the reinvestment of Collections pursuant to Section 2.2(b) and 2.5.

“Related Group” means any of the following groups: (i) Paradigm, as a Conduit Investor, Landesbank Hessen-Thueringen Girozentrale, as a Bank Investor and WestLB, as a Bank Investor and as an Administrative Agent, together with their respective successors and permitted assigns, (ii) GBFC, as a Conduit Investor, and Bayerische Landesbank, Cayman Islands Branch, as a Bank Investor and Bayerische Landesbank, New York Branch, as an Administrative Agent, together with their respective successors and permitted assigns and (iii) Liberty Street, as a Conduit Investor, and Scotiabank, as a Bank Investor and as Administrative Agent, together with their respective successors and permitted assigns.

“Related Group Limit” means, with respect to any Related Group, the aggregate Commitments of the Bank Investors in such Related Group.

“Related Security” means with respect to any Receivable, all of the Transferor’s rights, title and interest in, to and under:

(i) all of the Seller’s, the Transferor’s or any Transferring Affiliate’s interest, if any, in the merchandise (including returned or repossessed merchandise), if any, the sale of which gave rise to such Receivable;

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise, including, without limitation, insurance, guaranties and other agreements or arrangements under the Medicare program, the Medicaid program, state renal programs, CHAMPUS/VA, private insurance policies, and hospital and other health care programs and health care provider arrangements;

(iv) all Records related to such Receivable;

(v) all rights and remedies of the Transferor (A) under the Receivables Purchase Agreement, together with all financing statements filed by the Transferor against the Seller in connection therewith, (B) under the Transferring Affiliate Letter, together with all financing statements filed in connection therewith against the Transferring Affiliates, (C) under the BMA Transfer Agreement, together with all financing statements filed in connection therewith against BMA and (D) under the Parent Agreement; and

(vi) all Proceeds of any of the foregoing.

“Scotiabank” means The Bank of Nova Scotia, together with its successors and permitted assigns.

“Section 8.2 Costs” has the meaning specified in Section 8.2(d) hereof.

“Seller” means NMC and its successors and permitted assigns.

“Servicing Fee” means the fees payable by the Investors in a Related Group to the Collection Agent, with respect to a Tranche held by the Investors in such Related Group, in an amount equal to 0.25% per annum on the amount of the Net Investment allocated to such Tranche pursuant to Section 2.3 hereof. Such fee shall accrue from the date of the initial purchase of an interest in the Receivables to the date on which the Percentage Factor is reduced to zero. Such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.5 hereof. After the Termination Date, such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.6 hereof.

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“Servicing Fee Reserve” means at any time an amount equal to the product of (i) the aggregate Outstanding Balance of all Receivables at such time, (ii) the Servicing Fee percentage and (iii) a fraction having as the numerator, the sum of (a) the Estimated Maturity Period plus (b) the Collection Delay Period, and as the denominator, 360.

“Social Security Act” means the Social Security Act, as amended from time to time, and the regulations promulgated and rulings and advisory opinions issued thereunder.

“Special Account” means a special depositary account maintained at a bank acceptable to the Agent for the purpose of receiving Collections, which account is in the name of either (i) the Originating Entity in respect of the Receivables giving rise to such Collections or (ii) a Designated Account Agent acting on behalf of such Originating Entity.

“Special Account Bank” means any of the banks holding one or more Special Accounts.

“Special Account Letter” means a letter, in substantially the form of Exhibit D-1 hereto, from an Originating Entity (or, if applicable, a Designated Account Agent) to any Special Account Bank, executed by such Originating Entity (or such Designated Account Agent) to such Special Account Bank.

“Spectra Renal Management Group” means, collectively, Spectra East, Inc., a Delaware corporation, Spectra Laboratories, Inc., a Nevada corporation, as Transferring Affiliates, and their respective successors.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Subordinated Note” shall have the meaning specified in the Receivables Purchase Agreement.

“Subsidiary” of a Person means any Person more than 50% of the outstanding voting interests of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or any similar business organization which is so owned or controlled.

“Taxes” shall have the meaning specified in Section 8.3 hereof.

“Termination Date” means the earliest of (i) the Business Day designated by the Transferor to each Administrative Agent as the Termination Date at any time following 60 days’ written notice to each Administrative Agent, (ii) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 7.2(a) hereof, (iii) the Commitment Termination Date or (iv) the Purchase Termination Date.

“Termination Event” means an event described in Section 7.1 hereof.

“Tranche” means a portion of the Net Investment allocated to a Tranche Period pursuant to Section 2.3 hereof.

“Tranche Period” means a CP Tranche Period, a BR Tranche Period or a Eurodollar Tranche Period.

“Tranche Rate” means the CP Rate, the Base Rate or the Eurodollar Rate.

“Transaction Costs” has the meaning specified in Section 8.4(a) hereof.

“Transaction Documents” means, collectively, this Agreement, the Receivables Purchase Agreement, the Fee Letters, the Special Account Letters, the Concentration Account Agreement, the Account Agent Agreement(s), the Certificates, the Transfer Certificates, the Transferring Affiliate Letter, the BMA Transfer Agreement, the Parent Agreement, the Intermediate Concentration Account Agreements, and all of the other instruments, documents and other agreements executed and delivered by any Originating Entity, FME KGaA, FMCH, NMC or the Transferor in connection with any of the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer” means a conveyance, transfer and assignment by the Transferor to the Agent, for the benefit of the Investors, of an undivided percentage ownership interest in Receivables hereunder together with Related Security, Collections and Proceeds with respect thereto (including, without limitation, as a result of any reinvestment of Collections in Transferred Interests pursuant to Sections 2.2(b) and 2.5).

“Transfer Certificate” has the meaning specified in Section 2.2(a) hereof.

“Transfer Date” means, with respect to each Transfer, the Business Day on which such Transfer is made.

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“Transfer Price” means with respect to any Incremental Transfer to be made by the Agent, on behalf of the Investors participating in such Incremental Transfer, the amount paid to the Transferor by such Investors as described in the applicable Transfer Certificate.

“Transferor” means NMC Funding Corporation, a Delaware corporation, and its successors and permitted assigns.

“Transferred Interest” means, at any time of determination, an undivided percentage ownership interest in (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) other Proceeds of the foregoing, which undivided ownership interest shall be equal to the Percentage Factor at such time, and only at such time (without regard to prior calculations). The Transferred Interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, shall at all times be equal to the Transferred Interest in each other Receivable, together with Related Security, Collections and Proceeds with respect thereto. To the extent that the Transferred Interest shall decrease as a result of a recalculation of the Percentage Factor, the Agent, on behalf of the applicable Investors, shall be considered to have reconveyed to the Transferor (without recourse, representation or warranty of any type or kind) an undivided percentage ownership interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, in an amount equal to such decrease such that in each case the Transferred Interest in each Receivable shall be equal to the Transferred Interest in each other Receivable.

“Transferring Affiliate” means a company specified on Exhibit Q hereto, as such Schedule may be amended from time to time as provided in Section 2.15; provided, however, that no such company shall be a Transferring Affiliate from and after the occurrence of any Event of Bankruptcy by or with respect thereto unless any Receivables that arose from sales by such company exist on such date, in which case such company shall continue to be a Transferring Affiliate until the respective Outstanding Balances of all such Receivables shall have been reduced to zero; and provided, further, that, solely with respect to the Receivables transferred by it to the Seller pursuant to the BMA Transfer Agreement, BMA shall constitute a “Transferring Affiliate” hereunder.

“Transferring Affiliate Letter” means the Amended and Restated Affiliate Letter dated as of the Closing Date from the Transferring Affiliates (other than BMA) to the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Agent.

“UCC” means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state.

“Unrealized Contractual Adjustment Reserve” means the reserve maintained by the Collection Agent in accordance with its customary practices reflecting the difference between the Outstanding Balance of Receivables owing by certain commercial insurers and the Collection Agent’s estimate of what such commercial insurers will pay in respect of such Receivables. It is understood and agreed that Pre-Arranged Contractual Adjustments will be reflected in the initial Outstanding Balance of the applicable Receivables and accordingly will not be included in the Unrealized Contractual Adjustment Reserve.

“U.S.” or “United States” means the United States of America.

“US Government Obligor” means any Obligor that is the federal government of the United States, or any subdivision or agency thereof the obligations of which are supported by the full faith and credit of the United States, and shall include any Obligor referred to in clause (A),(B) or (F) of the definition of “Obligor” contained in this Section 1.1.

“Voting Stock” shall mean with respect to any Person, any capital stock or other equity interests issued by such Person which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors, managing general partners or its equivalent of such Person, or, where no board of directors, managing general partners or its equivalent exists and where management control of such Person is controlled through the ownership of capital stock or other equity interests, the right to vote for or assert such management control, even though the right to vote for the election of directors (or the right to vote for or assert management control) has been suspended by the happening of such a contingency.

“WestLB” means WestLB AG, New York Branch (formerly known as Westdeutsche Landesbank Girozentrale, New York Branch), together with its successors and assigns.

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Section 1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

Section 1.4. Amendment and Restatement. Subject to the satisfaction of the conditions precedent set forth in Section 4.1, this Agreement amends and restates the Existing TAA in its entirety. This Agreement is not intended to constitute a novation of the Existing TAA. Upon the effectiveness of this Agreement (the “Effective Date”), each reference to the Existing TAA in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.

Section 1.5. Funding on Effective Date. The parties hereto acknowledge that an adjustment to the Net Investment held by the respective Related Groups is required to be made on the Effective Date in order to ensure that the Net Investment held by the Investors in each Related Group is proportional to their respective Related Group Limits. Accordingly, on the Effective Date, the Transferor shall request such Incremental Transfers, and make such repayments, in each case a non-pro rata basis among the Related Groups, such that by the close of business on the Effective Date the Net Investment held by the Investors in the respective Related Groups shall be proportional to their respective Related Group Limits.

ARTICLE II

PURCHASE AND SETTLEMENTS

Section 2.1. Facility. Upon the terms and subject to the conditions herein set forth, the Transferor may from time to time prior to the Termination Date, at its option, convey, transfer and assign to the Agent, on behalf of the Investors, percentage ownership interests in the Receivables, together with Related Security, Collections and Proceeds with respect thereto. Each such Transfer is made without recourse to the Transferor; provided, however, that the Transferor shall be liable for all representations, warranties, covenants and other agreements made by the Transferor pursuant to the terms of this Agreement or any other Transaction Document. Each such Transfer shall be made among the Related Groups ratably in accordance with their respective Related Group Limits. Subject to the terms and conditions set forth herein, the Agent shall accept such conveyance, transfer and assignment on behalf of the Investors. By accepting any conveyance, transfer and assignment hereunder, none of the Investors, the Administrative Agents or the Agent assumes or shall have any obligations or liability under any of the Contracts, all of which shall remain the obligations and liabilities of the Transferor and the Seller.

Section 2.2. Transfers; Certificates; Eligible Receivables (a) Incremental Transfers. Upon the terms and subject to the conditions herein set forth the Transferor may, at its option, request that an Incremental Transfer be made by the Agent, on behalf of each of the applicable Investors. It shall be a condition precedent to each Incremental Transfer that (i) after giving effect to the payment to the Transferor of the applicable Transfer Price, (x) the sum of the Net Investment plus the Interest Component of all outstanding Related Commercial Paper, would not exceed the Facility Limit, (y) the Percentage Factor would not exceed the Maximum Percentage Factor and (z) the Net Investment would not exceed the Maximum Net Investment; (ii) the representations and warranties set forth in Section 3.1 shall be true and correct both immediately before and immediately after giving effect to any such Incremental Transfer and the payment to the Transferor of the Transfer Price related thereto; (iii) an Investor Report shall have been delivered prior to such Incremental Transfer as required by Section 3.2 hereof and (iv) in the case of any Incremental Transfer to be funded by the Bank Investors in any Related Group, either (x) such Bank Investors shall have previously accepted the assignment by the related Conduit Investor of all of its interest in the Affected Assets or (y) such Conduit Investor shall have had an opportunity to direct that such assignment occur on or prior to giving effect to such Incremental Transfer.

The Transferor shall, by notice to the Agent (with a copy to each Administrative Agent) given by telecopy, offer to convey, transfer and assign to the Agent, on behalf of the Investors, undivided percentage ownership interests in the Receivables and the other Affected Assets relating thereto at least one (1) Business Day prior to the proposed date of any Incremental Transfer. Each such notice shall specify, (w) with respect to each Related Group, whether such request is made to the Agent, on behalf of the Conduit Investor in such Related Group or on behalf of the Bank Investors in such Related Group (it being understood and agreed that once any Transferred Interest hereunder is acquired on behalf of the Bank Investors in any Related Group, the Agent, on behalf of Bank Investors in such Related Group, shall be required to purchase all Transferred Interests held by the Agent on behalf of the

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Conduit Investor in such Related Group in accordance with Section 9.7 and thereafter no additional Incremental Transfers shall be acquired on behalf of such Conduit Investor hereunder), (x) the desired Transfer Price (which shall be at least $1,000,000 or integral multiples of $250,000 in excess thereof) or, to the extent that the then available unused portion of the Facility Limit is less than such amount, such lesser amount equal to such available portion of the Facility Limit, (y) the desired date of such Incremental Transfer and (z) the desired Tranche Period(s) and allocations of the Net Investment of such Incremental Transfer thereto as required by Section 2.3. Each Administrative Agent will promptly notify the related Conduit Investor or each of the Bank Investors in its Related Group, as the case may be, of such Administrative Agent’s receipt of any request for an Incremental Transfer to be made to the Agent on behalf of such Person. To the extent that any such Incremental Transfer is requested of the Agent, on behalf of a Conduit Investor, such Conduit Investor shall instruct the Agent to accept or reject such offer by notice given to the Transferor and the Agent by telephone or telecopy by no later than the close of its business on the Business Day following its receipt of any such request. Each notice of proposed Transfer shall be irrevocable and binding on the Transferor and the Transferor shall indemnify each Investor against any loss or expense incurred by any Investor, either directly or indirectly (including, in the case of a Conduit Investor, through the related Liquidity Provider Agreement) as a result of any failure for any reason (including failure to satisfy any of the conditions precedent in respect thereof) by the Transferor to complete such Incremental Transfer including, without limitation, any loss (including loss of anticipated profits) or expense incurred by any Investor, either directly or indirectly (including, in the case of a Conduit Investor, pursuant to the related Liquidity Provider Agreement) by reason of the liquidation or reemployment of funds acquired by any Investor or a related Liquidity Provider (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits as loans from third parties) for any Investor to fund such Incremental Transfer.

The Transferor has previously delivered to the Agent the Transfer Certificate in the form of Exhibit F hereto (the “Transfer Certificate”). On the date of each Incremental Transfer, each Administrative Agent shall send written confirmation to the Transferor and to the Agent of the Transfer Price, the Tranche Period(s), the Transfer Date and the Tranche Rate(s) applicable to the portion of such Incremental Transfer made by such Administrative Agent’s Related Group. The Agent shall indicate the amount of the Incremental Transfer together with the date thereof as well as any decrease in the Net Investment on the grid attached to the Transfer Certificate. The Transfer Certificate shall evidence the Incremental Transfers.

By no later than 3:00 p.m. (New York time) on any Transfer Date, each Investor participating in the relevant Transfer shall remit its Ratable Share of the aggregate Transfer Price for such Transfer either (i) to the account of the related Administrative Agent specified therefor from time to time by such Administrative Agent by notice to such Investor or (ii) if so directed by such Administrative Agent, directly to the Transferor. The obligation of each Investor to remit its Ratable Share of any such Transfer Price shall be several from that of each other Investor, and the failure of any Investor to so make such amount available to its related Administrative Agent or the Transferor, as applicable, shall not relieve any other Investor of its obligation hereunder. If the portion of the Transfer Price payable by the Investors in a Related Group is remitted to the related Administrative Agent, then, following each Incremental Transfer and such Administrative Agent’s receipt of funds from the Investors in its Related Group participating in such Transfer as aforesaid, such Administrative Agent shall remit such portion of the Transfer Price to the Transferor’s account at the location indicated in Section 10.3 hereof, in immediately available funds. Unless an Administrative Agent shall have received notice from any Bank Investor in its Related Group participating in an Incremental Transfer that such Bank Investor will not make its share of any Transfer Price relating to such Incremental Transfer available on the applicable Transfer Date therefor, such Administrative Agent may (but shall have no obligation to) make such Bank Investor’s share of any such Transfer Price available to the Transferor in anticipation of the receipt by such Administrative Agent of such amount from such Bank Investor. To the extent such Bank Investor fails to remit any such amount to its Administrative Agent after any such advance by such Administrative Agent on such Transfer Date, such Bank Investor, on the one hand, and the Transferor, on the other hand, shall be required to pay such amount, together with interest thereon at a per annum rate equal to the Federal funds rate (as determined in accordance with clause (ii) of the definition of “Base Rate”), in the case of such Bank Investor, or the otherwise applicable Tranche Rate, in the case of the Transferor, to such Administrative Agent upon its demand therefor; provided that such Administrative Agent shall not be permitted to recover more than once for such amount or interest thereon. Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the applicable Administrative Agent and such Administrative Agent shall be deemed to be the owner of a Transferred Interest hereunder. Upon the payment of such amount to such Administrative Agent (x) by the Transferor, the amount of the aggregate Net Investment shall be reduced by such amount or (y) by such Bank Investor, such payment shall constitute such Bank Investor’s payment of its share of the applicable Transfer Price for such Transfer.

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(b) Reinvestment Transfers. On each Business Day occurring after the initial Incremental Transfer hereunder and prior to the Termination Date, the Transferor hereby agrees to convey, transfer and assign to the Agent, on behalf of the Investors, and in consideration of Transferor’s agreement to maintain at all times prior to the Termination Date a Net Receivables Balance in an amount at least sufficient to maintain the Percentage Factor at an amount not greater than the Maximum Percentage Factor, the Agent may, on behalf of each Conduit Investor (unless such Conduit Investor has otherwise directed the Agent) and shall, on behalf of each of the Bank Investors, agree to purchase from the Transferor undivided percentage ownership interests in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, to the extent that Collections are available for such Transfer in accordance with Section 2.5 hereof, such that after giving effect to such Transfer, (i) the amount of the Net Investment at the close of business on such Business Day shall be equal to the amount of the Net Investment at the close of the business on the Business Day immediately preceding such Business Day plus the Transfer Price of any Incremental Transfer made on such day, if any, and (ii) the Transferred Interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, shall be equal to the Transferred Interest in each other Receivable, together with Related Security, Collections and Proceeds with respect thereto.

(c) All Transfers. Each Transfer shall constitute a purchase by the Agent, on behalf of the Investors, of undivided percentage ownership interests in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, then existing, as well as in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, which arises at any time after the date of such Transfer. The Agent’s aggregate undivided percentage ownership interest in the Receivables, together with the Related Security, Collections and Proceeds with respect thereto, held on behalf of the Investors, shall equal the Percentage Factor in effect from time to time. The Agent shall hold the Transferred Interests on behalf of the Investors in accordance with each such Investor’s percentage interest in the Transferred Interest (determined on the basis of the relationship that the portion of the Net Investment funded by such Investor bears to the aggregate Net Investment of all Investors at such time).

(d) Certificate. The Transferor has issued to the Agent the Certificate, in the form of Exhibit M. The Certificate remains in full force and effect and is hereby ratified and confirmed.

(e) Percentage Factor. The Percentage Factor shall be computed by the Collection Agent as of the opening of business of the Collection Agent on the effective date of this Agreement. Thereafter until the Termination Date, the Collection Agent shall recompute the Percentage Factor at the time of each Incremental Transfer pursuant to Section 2.2(a) and as of the close of business of the Collection Agent on each Business Day (other than a day after the Termination Date) and report such recomputation to the Agent monthly, in the Investor Report, and at such other times as may be requested by the Agent. The Percentage Factor shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made, notwithstanding any additional Receivables arising, any Incremental Transfer made pursuant to Section 2.2(a) or any Reinvestment Transfer made pursuant to Sections 2.2(b) and 2.5 during any period between computations of the Percentage Factor. The Percentage Factor, as computed as of the close of business on the Business Day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date until the date on which the Net Investment has been reduced to zero, and all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full at which time the Percentage Factor shall be recomputed in accordance with Section 2.6.

Section 2.3. Selection of Tranche Periods and Tranche Rates.

(a) Prior to the Termination Date; Transferred Interest held on behalf of a Conduit Investor. At all times hereafter, but prior to the Termination Date with respect to any portion of the Net Investment held on behalf of a Conduit Investor that is funded through the issuance of Commercial Paper, such portion of the Net Investment shall be allocated to a CP Tranche Period as set forth in the definition of such term. Each Conduit Investor confirms that it is its intention to allocate all or substantially all of the Net Investment held on behalf of it to CP Tranche Periods, provided that such Conduit Investor may determine, from time to time, in its sole discretion, that funding such Net Investment through the issuance of Commercial Paper is not possible or is not desirable for any reason. If, prior to the Termination Date, any portion of the Net Investment held on behalf of a Conduit Investor is not funded through the issuance of Commercial Paper, then such portion of the Net Investment shall be allocated to a BR Tranche or a Eurodollar Tranche in accordance with Section 2.3(c) in the same manner as if such portion of the Net Investment was held by or on behalf of the Bank Investors. In the case of any Tranche Period outstanding upon the Termination Date, such Tranche Period shall end on such date.

(b) After the Termination Date; Transferred Interest Held on behalf of a Conduit Investor. At all times on and after the Termination Date, with respect to any portion of the Transferred Interest which shall be held by the Agent

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on behalf of a Conduit Investor, such Conduit Investor or its Administrative Agent, as applicable, shall select all Tranche Periods and Tranche Rates applicable thereto.

(c) Prior to the Termination Date; Transferred Interest Held on Behalf of Bank Investor. At all times with respect to any portion of the Transferred Interest held by the Agent on behalf of the Bank Investors in any Related Group, but prior to the Termination Date, the initial Tranche Period applicable to such portion of the Net Investment allocable thereto shall be a period of not greater than 7 days and such Tranche shall be a BR Tranche. Thereafter, with respect to such portion, and with respect to any other portion of the Transferred Interest held on behalf of the Bank Investors (or any of them) in any Related Group, provided that the Termination Date shall not have occurred, the Tranche Period applicable thereto shall be a Eurodollar Period and the applicable Tranche shall be a Eurodollar Tranche, unless the Transferor has requested and the applicable Administrative Agent has approved a Tranche Period of less than 7 days, in which case such Tranche shall be a BR Tranche. The Transferor shall give the Administrative Agent for each Related Group irrevocable notice by telephone of the new requested Tranche Period applicable to the Bank Investors in such Related Group at least three (3) Business Days prior to the expiration of any then existing Tranche Period applicable to such Related Group and, if the Transferor shall fail to provide such notice (or, if the requested Tranche Period is less than 7 days, the Administrative Agent does not consent to such request), the applicable Administrative Agent on behalf of the Bank Investors in such Related Group may, in its sole discretion, select the new Tranche Period in respect of the applicable Tranche. In the case of any Tranche Period outstanding upon the occurrence of the Termination Date, such Tranche Period shall end on the date of such occurrence.

(d) After the Termination Date; Transferred Interest Held on behalf of Bank Investor. At all times on and after the Termination Date, with respect to any portion of the Transferred Interest held by the Agent on behalf of the Bank Investors in any Related Group, the Administrative Agent for such Related Group shall select all Tranche Periods and Tranche Rates applicable thereto.

(e) Eurodollar Rate Protection; Illegality. (i) If the Administrative Agent for any Related Group is unable to obtain on a timely basis the information necessary to determine the LIBOR Rate for any proposed Eurodollar Tranche, then

(A) such Administrative Agent shall forthwith notify the Investors in such Related Group, as applicable, and the Transferor that the Eurodollar Rate cannot be determined for such Eurodollar Tranche, and

(B) while such circumstances exist, neither such Administrative Agent nor any of the Investors in such Related Group shall allocate the Net Investment of any additional Transferred Interests purchased during such period or reallocate the Net Investment allocated to any then existing Tranche ending during such period, to a Eurodollar Tranche.

(ii) If, with respect to any outstanding Eurodollar Tranche, any Investor on behalf of which the Agent holds any Transferred Interest therein notifies its Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Transferred Interest or that the Eurodollar Rate applicable to such Transferred Interest will not adequately reflect the cost to such Investor of funding or maintaining its respective Transferred Interest for such Tranche Period then such Administrative Agent shall forthwith so notify the Transferor, whereupon neither such Administrative Agent nor the Investors in the Related Group shall, while such circumstances exist, allocate any Net Investment of any additional Transferred Interest purchased during such period or reallocate the Net Investment allocated to any Tranche Period ending during such period, to a Eurodollar Tranche and instead such Transferred Interest shall be purchased as, or such Net Investment shall be allocated to, a BR Tranche (notwithstanding any election made by the Transferor pursuant to Section 2.3(c) or otherwise).

(iii) Notwithstanding any other provision of this Agreement, if any Investor shall notify its Administrative Agent that such Investor has determined (or has been notified by any Liquidity Provider) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful (either for such Investor or such Liquidity Provider, as applicable), or any central bank or other governmental authority asserts that it is unlawful, for such Investor or such Liquidity Provider, as applicable, to fund the purchases or maintenance of Transferred Interests at the Eurodollar Rate, then (x) as of the effective date of such notice from such Investor to its Administrative Agent, the obligation or ability of the such Investor to fund its purchase or maintenance of Transferred Interests at the Eurodollar Rate shall be suspended until such Investor notifies its Administrative Agent that the circumstances causing such suspension no longer exist and (y) the Net Investment of each Eurodollar Tranche in which such Investor owns an interest shall either (1) if such Investor may lawfully continue to maintain such Transferred Interest at the Eurodollar Rate until the last day of the applicable Tranche Period, be reallocated on the last day of such Tranche Period to another Tranche Period in respect of which the Net Investment allocated

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thereto accrues Discount at a Tranche Rate other than the Eurodollar Rate or (2) if such Investor shall determine that it may not lawfully continue to maintain such Transferred Interest at the Eurodollar Rate until the end of the applicable Tranche Period, such Investor’s share of the Net Investment allocated to such Eurodollar Tranche shall be deemed to accrue Discount at the Base Rate from the effective date of such notice until the end of such Tranche Period.

(f) Separate Tranches for Related Groups. In no event shall portions of the Net Investment held by Investors from different Related Groups be allocated to the same Tranche.

Section 2.4. Discount, Fees and Other Costs and Expenses. Notwithstanding any limitation on recourse contained herein, the Transferor shall pay, as and when due in accordance with this Agreement, all fees hereunder, Discount (including Discount due any Conduit Investor or any Bank Investor), all amounts payable pursuant to Article VIII hereof, if any, and the Servicing Fees. On the last day of each Tranche Period (or, in the case of a CP Tranche Period, by no later than the second Business Day following the last day of such CP Tranche Period), the Transferor shall pay to each Administrative Agent, on behalf of the applicable Investors in its Related Group, an amount equal to the accrued and unpaid Discount for such Tranche Period together with, in the event the Transferred Interest is held on behalf of a Conduit Investor, an amount equal to the discount accrued on the Commercial Paper of such Conduit Investor to the extent such Commercial Paper was issued in order to fund the Transferred Interest in an amount in excess of the Transfer Price of an Incremental Transfer. Discount shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.4.

Section 2.5. Non-Liquidation Settlement and Reinvestment Procedures. On each day after the date of any Incremental Transfer but prior to the Termination Date and provided that no Potential Termination Event shall have occurred and be continuing, the Collection Agent shall, out of Collections received on or prior to such day and not previously applied or accounted for: (i) set aside and hold in trust for the Agent, on behalf of the applicable Investors (or deposit into the Collection Account if so required pursuant to Section 2.12 hereof), an amount equal to all Discount and the Servicing Fee accrued through such day and not so previously set aside or paid and (ii) apply the balance of such Collections remaining after application of Collections as provided in clause (i) of this Section 2.5 hereof to the Transferor, for the benefit of the Agent, on behalf of the applicable Investors, to the purchase of additional undivided percentage interests in each Receivable pursuant to Section 2.2(b) hereof. Any Collections so set aside as described in clause (i) above shall be allocated, among the Related Groups ratably in proportion to the accrued Discount and Servicing Fee with respect to the Investors in each such Related Group. On the last day of each Tranche Period applicable to any portion of the Net Investment held by one or more Investors in a Related Group (or, in the case of a CP Tranche Period, by no later than the second Business Day following the last day of such CP Tranche Period), from the amounts set aside as described in clause (i) of the first sentence of this Section 2.5 hereof that have been allocated to the Investors in such Related Group, the Collection Agent shall deposit to the applicable Administrative Agent’s account, for the benefit of such Investors, an amount equal to the accrued and unpaid Discount for such Tranche Period and shall deposit to its own account an amount equal to the accrued and unpaid Servicing Fee for such Tranche Period. The applicable Administrative Agent, upon its receipt of such amounts in such Administrative Agent’s account, shall distribute such amounts to the applicable Investors entitled thereto as set forth above; provided that if such Administrative Agent shall have insufficient funds to pay all of the above amounts in full on any such date, such Administrative Agent shall pay such amounts ratably (based on the amounts owing to each such Investor) to all such Investors entitled to payment thereof. In addition, the Collection Agent shall remit to the Transferor at the end of each Tranche Period, such portion of Collections not allocated to the Agent, on behalf of the applicable Investors.

Section 2.6. Liquidation Settlement Procedures. (a) If at any time on or prior to the Termination Date, the Percentage Factor is greater than the Maximum Percentage Factor, then the Transferor shall immediately pay to the Administrative Agents for the Related Groups, for the benefit of the applicable Investors in their respective Related Groups, from previously received Collections, an aggregate amount equal to the amount such that, when applied in reduction of the Net Investment, will result in the Percentage Factor being less than or equal to the Maximum Percentage Factor. Such aggregate amount shall be paid to such Administrative Agents ratably in accordance with the portion of the Net Investment held by their respective Related Groups. Any amount so paid to an Administrative Agent for a Related Group shall be applied to the reduction of the Net Investment of Tranche Periods applicable to such Related Group selected by such Administrative Agent.

(b) On the Termination Date and on each day thereafter, and on each day on which a Termination Event or a Potential Termination Event has occurred and is continuing, the Collection Agent shall set aside and hold in trust for the Agent, on behalf of the Investors (or deposit into the Collection Account if so required pursuant to Section 2.12 hereof) all Collections received on such day. The Collections so set aside shall be allocated, among the Related

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Groups ratably in accordance with the portion of the Net Investment held by each such Related Group. On the Termination Date or the day on which a Termination Event or Potential Termination Event has occurred and is continuing, the Collection Agent shall deposit to each Administrative Agent’s account, for the benefit of the applicable Investors, any amounts set aside pursuant to Section 2.5 above which have been allocated to such Administrative Agent’s Related Group as described in Section 2.5. On the last day of each Tranche Period to occur on or after the Termination Date, during the continuance of a Termination Event or Potential Termination Event, the Collection Agent shall deposit to each Administrative Agent’s account to the extent not already so deposited, for the benefit of the applicable Investors in its Related Group, the amounts so set aside that have been allocated to the Investors in such Related Group pursuant to this Section 2.6, but not to exceed the sum of (i) the accrued Discount for such Tranche Period, (ii) the portion of the Net Investment allocated to such Tranche Period, and (iii) all other Aggregate Unpaids. On such day, the Collection Agent shall deposit to its account, from the amounts so allocated to the Investors in such Related Group pursuant to the preceding sentence which remain after payment in full of the aforementioned amounts, the accrued Servicing Fee for such Tranche Period. If with respect to any Tranche Period there shall be insufficient funds on deposit for the Collection Agent to distribute funds in payment in full of the aforementioned amounts, the Collection Agent shall distribute funds first, in payment of the accrued Discount for such Tranche Period, second, if the Transferor, the Seller or any Affiliate of the Transferor or the Seller is not then the Collection Agent, to the Collection Agent’s account, in payment of the Servicing Fee payable to the Collection Agent to the extent allocable to such Tranche Period, third, in reduction of the Net Investment allocated to such Tranche Period fourth, in payment of all fees payable by the Transferor hereunder to the members of the relevant Related Group, fifth, in payment of all other Aggregate Unpaids owing to the members of such Related Group and sixth, if the Transferor, the Seller or any Affiliate of the Transferor or the Seller is the Collection Agent, to its account as Collection Agent, in payment of the Servicing Fee payable to such Person as Collection Agent to the extent such Servicing Fee is allocable to such Tranche Period. The applicable Administrative Agent, upon its receipt of such amounts in such Administrative Agent’s account, shall distribute such amounts to the Investors in its Related Group entitled thereto as set forth above; provided that if such Administrative Agent shall have insufficient funds to pay all of the above amounts in full on any such date, such Administrative Agent shall pay such amounts in the order of priority set forth above and, with respect to any such category above for which such Administrative Agent shall have insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to such Persons) among all such Persons entitled to payment thereof. For purposes of this Section 2.6, the Agent shall be deemed to be a member of the Related Group that includes Paradigm.

(c) Following the later to occur of the Termination Date and the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, (i) the Collection Agent shall recompute the Percentage Factor, (ii) the Agent, on behalf of the Investors, shall be considered to have reconveyed to the Transferor all of the right, title and interest in and to the Affected Assets (including the Transferred Interest) without recourse, representation or warranty of any type or kind, (iii) the Collection Agent shall pay to the Transferor any remaining Collections set aside and held by the Collection Agent for the Investors pursuant to this Section 2.6 and (iv) the Agent, on behalf of the Investors, shall execute and deliver to the Transferor, at the Transferor’s expense, such documents or instruments as are necessary to terminate the Agent’s interests in the Affected Assets. Any such documents shall be prepared by or on behalf of the Transferor.

Section 2.7. Fees. Notwithstanding any limitation on recourse contained in this Agreement, on the last day of each month the Transferor shall pay the following non-refundable fees: (i) to each Conduit Investor, solely for its own account, the Program Fee with respect to such Conduit Investor, (ii) to each Conduit Investor, the Facility Fee with respect to the applicable Related Group (for distribution to the Bank Investors in such Related Group) and (iii) to the Agent the Administration Fee.

SECTION 2.8. Protection of Ownership Interest of the Investors; Special Accounts, Intermediate Concentration Account and Concentration Account. (a) The Transferor agrees that it will, and will cause the Seller to, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent or any Administrative Agent may reasonably request in order to perfect or protect the Transferred Interest or to enable the Agent, the Administrative Agents or the Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Transferor will, and will cause the Seller to, upon the request of the Agent, any Administrative Agent or any of the Investors, in order to accurately reflect this purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof as permitted pursuant to Section 9.7 hereof as may be requested by the Agent, any Administrative Agent or any of the Investors and (y) mark its respective master data processing records and other documents with a legend describing the conveyance to the Transferor of the Receivables (in the case of the Seller) and to the Agent, for the benefit of the Investors, of the Transferred Interest. The Transferor shall, and will cause the

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Seller to, upon request of the Agent, any Administrative Agent or any of the Investors obtain such additional search reports as the Agent, any Administrative Agent or any of the Investors shall request. To the fullest extent permitted by applicable law, the Agent shall be authorized to sign and file financing statements , continuation statements and amendments thereto relating to the Receivables, Related Security and Collections and assignments thereof to the Agent or any successor or permitted assign of the Agent without the Transferor’s or the Seller’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Transferor shall not, and shall not permit the Seller or any Transferring Affiliate to, change its respective name, identity or corporate structure nor relocate its respective chief executive office or jurisdiction of organization or any office where Records are kept unless it shall have: (i) given the Agent and each Administrative Agent at least thirty (30) days prior notice thereof and (ii) prepared at Transferor’s expense and delivered to the Agent all financing statements, instruments and other documents necessary to preserve and protect the Transferred Interest or requested by the Agent or any Administrative Agent in connection with such change or relocation; provided that the jurisdiction of organization for the Transferor, the Seller and each Transferring Affiliate shall at all times be a State within the United States. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of Transferor.

(b) The Agent is hereby authorized at any time to date, and to deliver (i) to the Concentration Account Bank, the Concentration Account Notice and (ii) to each Intermediate Concentration Account Bank an Intermediate Concentration Account Notice. The Transferor hereby, when the Agent shall deliver the Concentration Account Notice to the Concentration Account Bank or an Intermediate Concentration Account Notice to any Intermediate Concentration Account Bank, transfers to the Agent the exclusive ownership and control of the Concentration Account or the applicable Intermediate Concentration Account, as the case may be, and shall take any further action that the Agent may reasonably request to effect such transfer. In case any authorized signatory of the Transferor whose signature shall appear on the Concentration Account Agreement or any Intermediate Concentration Account Agreement shall cease to have such authority before the delivery of the Concentration Account Notice or Intermediate Concentration Account Notice, as the case may be, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery. The Agent shall, at the time it delivers the Concentration Account Notice to the Concentration Account Bank or an Intermediate Concentration Account Notice to any Intermediate Concentration Account Bank, provide a copy thereof to the Transferor; provided that the failure on the part of the Agent to provide such notice to the Transferor shall not affect the validity or effectiveness of the Concentration Account Notice or Intermediate Concentration Account Notice, as applicable, or impair any rights of the Agent, any Administrative Agent or any of the Investors hereunder.

(c) In addition and without limiting the authority of the Agent set forth in subsection (b) above, but subject to subsection (d) below, the Transferor shall (i) cause each Originating Entity to instruct any or all of the Special Account Banks (which instructions shall be maintained in full force and effect at all times) to transfer directly to the Concentration Account or to an Intermediate Concentration Account all Collections from time to time on deposit in the applicable Special Accounts on a daily basis in accordance with the terms set forth in the applicable Special Account Letter and (ii) instruct each Intermediate Concentration Account Bank (which instructions shall be maintained in full force and effect at all times) to transfer directly to the Concentration Account all Collections from time to time on deposit in the applicable Intermediate Concentration Accounts on a daily basis in accordance with the terms set forth in the applicable Intermediate Concentration Account Agreement. In the event the Transferor shall at any time determine, for any of the reasons described in subsection (d) below, that the Transferor or any Originating Entity shall be unable to comply fully with the requirements of this subsection (c), the Transferor shall promptly so advise the Agent and each Administrative Agent, and the Transferor, the Agent and each Administrative Agent shall commence discussions with a view toward implementing an alternative arrangement therefor satisfactory to the Agent and each Administrative Agent.

(d) Anything to the contrary herein notwithstanding, all Medicare or Medicaid payments which are made by an Obligor with respect to any Receivables shall be collected from such Obligor only by (i) the applicable Originating Entity or (ii) an agent of such Originating Entity, except to the extent that an Obligor may be required to submit any such payments directly to a Person other than such Originating Entity pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable federal and state Medicare Regulations and Medicaid Regulations; and neither this Agreement nor any other Transaction Document shall be construed to permit any other Person, in violation of applicable Medicare Regulations or Medicaid Regulations to collect or receive, or to be entitled to collect or receive, any such payments prior to such Originating Entity’s or such agent’s receipt thereof.

Section 2.9. Deemed Collections; Application of Payments. (a) If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, Contractual Adjustment, rebate, dispute, warranty claim, repossessed or returned goods,

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chargeback, allowance, any billing adjustment or other adjustment, or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Transferor shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and the Transferor shall pay to the Collection Agent an amount equal to such reduction or cancellation and such amount shall be applied by the Collection Agent as a Collection in accordance with Section 2.5 or 2.6 hereof, as applicable. The Net Investment shall be reduced by the amount of such payment applied to the reduction of the Net Investment and actually received by the applicable Administrative Agent.

(b) If on any day it is determined that (i) any of the representations or warranties in Article III was untrue with respect to a Receivable as of the date such representation or warranty was made or (ii) any of the representations or warranties set forth in Section 3.1(d) or Section 3.1(j) becomes untrue with respect to a Receivable (whether on or after the date of any transfer of an interest therein to the Agent or any of the Investors as contemplated hereunder) or (iii) a Receivable that was formerly treated as or represented to be an Eligible Receivable does not satisfy the requirements in paragraph (xi) of the definition of Eligible Receivable, the Transferor shall be deemed to have received on such day a Collection on such Receivable in full and the Transferor shall on such day pay to the Collection Agent an amount equal to the Outstanding Balance of such Receivable and such amount shall be allocated and applied by the Collection Agent as a Collection allocable to the Transferred Interest in accordance with Section 2.5 or 2.6 hereof, as applicable. The Net Investment shall be reduced by the amount of such payment applied to the reduction of the Net Investment and actually received by the applicable Administrative Agent.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by each Administrative Agent, be applied as a Collection of any Receivable of such Obligor included in the Transferred Interest (starting with the oldest such Receivable) or the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

Section 2.10. Payments and Computations, Etc. All amounts to be paid or deposited by the Transferor or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 12 p.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Agent or any Administrative Agent (whether on behalf of any of the Investors or otherwise) they shall be paid or deposited in the applicable account indicated in Section 10.3 hereof, until otherwise notified by the Agent or such Administrative Agent, as the case may be. The Transferor shall, to the extent permitted by law, pay to each Administrative Agent, for the benefit of itself and the Investors in its Related Group, upon demand, interest on all amounts owing to such Administrative Agent or such Investors not paid or deposited when due hereunder at a rate equal to 2% per annum plus the Base Rate. All computations of Discount, interest and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by an Administrative Agent of amounts payable by the Transferor hereunder to such Administrative Agent or any Investor in its Related Group shall be binding upon all parties hereto absent manifest error.

Section 2.11. Reports. On or prior to the last Business Day of each month, the Collection Agent shall prepare and forward to the Agent and each Administrative Agent (i) an Investor Report as of the end of the last day of the immediately preceding month, (ii) a listing by Primary Payor of all Receivables together with an analysis as to the aging of such Receivables as of such last day, but only to the extent the Receivable Systems of the Collection Agent are able to generate such information, (iii) written confirmation that all payments in cash, by way of credits to intercompany accounts (in the case of purchases made by the Seller from any Transferring Affiliate) or by way of application of proceeds of advances made under the Subordinated Note (in the case of purchases made by the Transferor from the Seller) have been made by the Transferor under the Receivables Purchase Agreement or by the Seller under the Transferring Affiliate Letter or the BMA Transfer Agreement, as applicable, in accordance with the respective terms of such agreement, and (iv) such other information as the Agent or any Administrative Agent may reasonably request.

Section 2.12. Collection Account. The Collection Agent has established and shall maintain with the Agent a segregated account (the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Investors. During the continuance of a Collection Agent Default or a Termination Event or a Potential Termination Event, the Collection Agent shall remit daily within forty-eight hours of receipt to the Collection Account all Collections received with respect to any Receivables. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Agent in Eligible Investments that will mature so that such funds will be available prior to the last day of each successive Tranche Period following such investment. On the last day of each Tranche Period, such funds on deposit, together

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with all interest and earnings (net of losses and investment expenses) thereon, in the Collection Account shall be made available for application in accordance with the terms of Section 2.6 or otherwise for application toward payments required to be made hereunder (including Discount) by the Transferor. On the date on which the Net Investment is zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, any funds remaining on deposit in the Collection Account shall be paid to the Transferor.

Section 2.13. Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “NPRBI”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Transferred Interest owned by it (other than pursuant to Section 2.7, or Article VIII and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.5 or 2.6) in excess of its ratable share of payments on account of Transferred Interest obtained by the Investors entitled thereto, such NPRBI shall forthwith purchase from the other Investors entitled to a share of such amount participations in the Transferred Interests owned by such other Investors the excess payment ratably with each such other Investor entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such NPRBI, such purchase from each such other Investor shall be rescinded and each such other Investor shall repay to the NPRBI the purchase price paid by such NPRBI for such participation to the extent of such recovery, together with an amount equal to such other Investor’s ratable share (according to the proportion of (a) the amount of such other Investor’s required payment to (b) the total amount so recovered from the NPRBI) of any interest or other amount paid or payable by the NPRBI in respect of the total amount so recovered.

Section 2.14. Right of Setoff. Without in any way limiting the provisions of Section 2.13, each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date or during the continuance of a Potential Termination Event to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits (other than any deposits then being held in any Special Account maintained by an Investor as to which deposits the Investors waive their rights of set-off in respect of the Aggregate Unpaid) and any other indebtedness held or owing by any Investor to, or for the account of, the Transferor against the amount of the Aggregate Unpaids owing by the Transferor to such Investor or to the Agent or any Administrative Agent on behalf of such Investor (even if contingent or unmatured).

Section 2.15. Additional Transferring Affiliates. (a) If (i) one or more direct or indirect wholly-owned subsidiaries of FMCH (other than the Transferring Affiliates) now owned or hereafter acquired, is primarily engaged in the same business as is conducted on the date hereof by the Originating Entities or (ii) FMCH reorganizes its corporate structure such that facilities generating Receivables on the date hereof (or acquired as contemplated by clause (i)) are owned by one or more additional wholly-owned subsidiaries of FMCH, any or all of the wholly-owned subsidiaries referred to in clauses (i) and (ii) may, with the prior written consent of each Administrative Agent (which consent shall not be unreasonably withheld or delayed), become Transferring Affiliates under this Agreement upon delivery to each Administrative Agent of (x) counterparts of the Transferring Affiliate Letter duly executed by such subsidiary or subsidiaries and (y) the documents relating to such subsidiary or subsidiaries of the kind delivered by or on behalf of the Transferring Affiliates (other than BMA) pursuant to Section 4.1, together with such other instruments, documents and agreements as any Administrative Agent may reasonably request in connection therewith.

(b) Upon the addition of any wholly-owned subsidiary of FMCH as a Transferring Affiliate pursuant to subsection (a) above, the provisions of this Agreement, including Exhibit Q, shall, without further act or documentation, be deemed amended to apply to such subsidiary to the same extent as the same apply to the Transferring Affiliates as of the date hereof and the term “Transferring Affiliate” in this Agreement shall mean and refer to such subsidiary as well as each then existing Transferring Affiliate.

(c) The Transferor may terminate RenaLab, Inc. as a Transferring Affiliate at any time prior to March 31, 2007 so long as (i) at the time of such termination, the aggregate Outstanding Balance of the Receivables originated by RenaLab, Inc. does not exceed $15,000,000 and (ii) all of the equity interests in RenaLab, Inc. have been (or will be, at the time of termination) sold to a third party that is not an Affiliate of the Transferor. Any such termination shall be made upon written notice to the Administrative Agents from the Collection Agent and the Transferor (i) stating that Renalab, Inc. has been terminated as a Transferring Affiliate and (ii) indicating the effective date of such termination. On the effective date of such termination Exhibit Q, shall, without further act or documentation, be deemed amended to remove Renalab, Inc. from the list of Transferring Affiliates set forth therein; provided that Renalab, Inc. shall continue to be a “Transferring Affiliate” with respect to any Receivables that arose prior to such effective date.

Section 2.16. Optional Repurchase of Transferred Interest. The Transferor may at any time at its option elect to repurchase the Transferred Interest on not less than sixty (60) days’ prior written notice to each Administrative

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Agent (a “Repurchase Notice”) specifying the date on which such repurchase shall occur (the “Repurchase Date”) and that such Repurchase Date shall be the Termination Date hereunder. By no later than 11:00 a.m. (New York time) on the Repurchase Date, the Transferor shall pay to each Administrative Agent, for the account of the members of its Related Group, an amount (the “Repurchase Price”) equal to the sum of (i) the portion of the Net Investment funded by the Investors in such Related Group, (ii) all Discount accrued and to accrue thereon through the last day of the applicable Tranche Period(s) to which such Net Investment has been allocated and (iii) all other Aggregate Unpaids owing to the members of such Related Group or any related Indemnified Party under the Transaction Documents accrued through the date of such payment. The Repurchase Price payable with respect to any Related Group shall be calculated by the related Administrative Agent and notified to the Transferor, which calculation shall be conclusive and binding absent manifest error. By delivering a Repurchase Notice the Transferor shall be deemed to have designated the Repurchase Date as the “Termination Date” as contemplated by clause (i) of the definition of such term.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Transferor. The Transferor represents and warrants to the Agent, each Administrative Agent and each Investor that:

(a) Corporate Existence and Power. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Transferor is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Transferor of this Agreement, the Receivables Purchase Agreement, the Fee Letters, the Certificates, the Transfer Certificates and the other Transaction Documents to which the Transferor is a party are within the Transferor’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 2.8 hereof), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation) or of the Certificate of Incorporation or Bylaws of the Transferor or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Transferor or result in the creation or imposition of any Adverse Claim on the assets of the Transferor or any of its Subsidiaries (except as contemplated by Section 2.8 hereof).

(c) Binding Effect. Each of this Agreement, the Receivables Purchase Agreement, the Fee Letters, the Certificates and the other Transaction Documents to which the Transferor is a party constitutes and the Transfer Certificate upon payment of the Transfer Price set forth therein will constitute the legal, valid and binding obligation of the Transferor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Perfection. Immediately preceding each Transfer hereunder, the Transferor shall be the owner of all of the Receivables, free and clear of all Adverse Claims. On or prior to each Transfer and each recomputation of the Transferred Interest, all financing statements and other documents required to be recorded or filed, or notices to Obligors to be given, in order to perfect and protect the Agent’s Transferred Interest against all creditors of and purchasers from the Transferor and the Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All information heretofore furnished by the Transferor (including without limitation, the Investor Reports, any reports delivered pursuant to Section 2.11 hereof and the Transferor’s financial statements) to any Investor, the Agent or any Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Transferor to the any Investor, the Agent or any Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

(f) Tax Status. The Transferor has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

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(g) Action, Suits. Except as set forth in Exhibit H hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Transferor threatened, in or before any court, arbitrator or other body, against or affecting (i) the Transferor or any of its properties or (ii) any Affiliate of the Transferor or its respective properties, which may, in the case of proceedings against or affecting any such Affiliate, individually or in the aggregate, have a Material Adverse Effect.

(h) Use of Proceeds. No proceeds of any Transfer will be used by the Transferor to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Place of Business. The principal place of business and chief executive office of the Transferor are located at the address of the Transferor indicated in Section 10.3 hereof and the offices where the Transferor keeps substantially all its Records, are located at the address(es) described on Exhibit I or such other locations notified to each Administrative Agent in accordance with Section 2.8 hereof in jurisdictions where all action required by Section 2.8 hereof has been taken and completed. The principal place of business and chief executive office of each Originating Entity is located at the address of such Originating Entity indicated in Exhibit I hereof and the offices where the each Originating Entity keeps substantially all its Records are located at the address(es) specified on Exhibit I with respect to such Originating Entity or such other locations notified to each Administrative Agent in accordance with Section 2.8 hereof in jurisdictions where all action required by Section 2.8 hereof has been taken and completed. The jurisdiction of organization of each of the Seller and the Transferor is the State of Delaware. The jurisdiction of organization for each Transferring Affiliate is the state specified opposite such Transferring Affiliate’s name on Exhibit Q.

(j) Good Title. Upon each Transfer and each recomputation of the Transferred Interest, the Agent shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the Transferred Interest or a first priority perfected security interest in each Receivable that exists on the date of such Transfer and recomputation and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

(k) Tradenames, Etc. As of the date hereof: (i) the Transferor’s chief executive office is located at the address for notices set forth in Section 10.3 hereof; (ii) the Transferor has no subsidiaries or divisions; (iii) the Transferor has, within the last five (5) years, not operated under any tradename, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy); and (iv) none of the Originating Entities has, within the last five (5) years, operated under any tradename other than Fresenius Medical Care North America or Spectra Renal Management or, within the last five (5) years, changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except in each case as described on Exhibit H.

(l) Nature of Receivables. Each Receivable (x) represented by the Transferor or the Collection Agent to be an Eligible Receivable (including in any Investor Report or other report delivered pursuant to Section 2.11 hereof) or (y) included in the calculation of the Net Receivables Balance is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act, of 1940, as amended and, in the case of clause (y) above, is not a Receivable of the type described in clauses (i) through (iii) of the definition of “Net Receivables Balance.”

(m) Coverage Requirement; Amount of Receivables. The Percentage Factor does not exceed the Maximum Percentage Factor.

(n) Credit and Collection Policy. Since September 1, 2008, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

(o) Collections and Servicing. Since September 1, 2008, there has been no material adverse change in the ability of the Collection Agent (to the extent it is the Seller, the Transferor or any Subsidiary or Affiliate of any of the foregoing) to service and collect the Receivables.

(p) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.

(q) Not an Investment Company. The Transferor is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

(r) ERISA. Each of the Transferor and its ERISA Affiliates is in compliance in all material respects with ERISA and no lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.

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(s) Special Account Banks, Intermediate Concentration Account Banks and Concentration Bank. The names and addresses of all the Special Account Banks (and, if applicable, the Designated Account Agent in respect thereof), the Intermediate Concentration Account Banks and the Concentration Account Bank, together with the account numbers of the Special Accounts at such Special Account Banks, the account numbers of the Intermediate Concentration Accounts at such Intermediate Concentration Account Banks and the account number of the Concentration Account of the Transferor at the Concentration Account Bank, are specified in Exhibit C hereto (or at such other Special Account Banks, Intermediate Concentration Account Banks or Concentration Account Bank, with such other Special Accounts, Intermediate Concentration Accounts or Concentration Account or with such other Designated Account Agents as have been notified to each Administrative Agent in accordance with Section 5.2(e)). This Agreement, together with the Concentration Account Agreement and the Intermediate Concentration Account Agreements, is effective to, and does, transfer to the Agent, for the benefit of the Investors, all right, title and interest of the Transferor in and to the Concentration Account and each Intermediate Concentration Account. The Transferor has not granted to any Person (other than the Agent under the Concentration Account Agreement and the Intermediate Concentration Account Agreements) dominion and control over the Concentration Account or any Intermediate Concentration Account, or the right to take dominion and control over the Concentration Account or any Intermediate Concentration Account at a future time or upon the occurrence of a future event; neither the Transferor nor any other Parent Group Member has granted to any Person dominion and control over any Special Account, or the right to take dominion or control over any Special Account at a future time or upon the occurrence of a future event; and the Concentration Account, each Intermediate Concentration Account and each Special Account is otherwise free and clear of any Adverse Clam.

(t) Bulk Sales. No transaction contemplated hereby or by the Receivables Purchase Agreement requires compliance with any bulk sales act or similar law.

(u) Transfers Under Receivables Purchase Agreement. With respect to each Receivable, and Related Security, if any, with respect thereto, originally owed to the Seller or acquired by the Seller from any Transferring Affiliate, the Transferor purchased such Receivable and Related Security from the Seller under the Receivables Purchase Agreement, such purchase was deemed to have been made on the date such Receivable was credited or acquired by the Seller and such purchase was made strictly in accordance with the terms of the Receivables Purchase Agreement.

(v) Preference; Voidability (Receivables Purchase Agreement). The Transferor has given reasonably equivalent value to the Seller in consideration for each transfer to the Transferor of Receivables and Related Security from the Seller, and no such transfer has been made for or on account of an antecedent debt owed by the Seller to the Transferor and no such transfer is or may be voidable under any Section of the Bankruptcy Code.

(w) Transfers by Transferring Affiliates. With respect to each Receivable, and Related Security, if any, with respect thereto, originally owed to any Transferring Affiliate, the Seller (i) purchased such Receivable and Related Security from such Transferring Affiliate under the Transferring Affiliate Letter or from BMA under the BMA Transfer Agreement, such purchase being deemed to have been made on the date such Receivable was created (or, in the case of a Receivable outstanding on the Original Closing Date, on the Original Closing Date), (ii) by the last Business Day of the month following the month in which such purchase was so made, paid to the applicable Transferring Affiliate in cash or by way of a credit to such Transferring Affiliate in the appropriate intercompany account, an amount equal to the face amount of such Receivable and (iii) settled from time to time each such credit, by way of payments in cash, or by way of credits in amounts equal to cash expended, obligations incurred or the value of services or property provided by or on behalf of the Seller, in each case for the benefit of such Transferring Affiliate, to the account of such Transferring Affiliate in accordance with the Seller’s and such Transferring Affiliate’s cash management and accounting policies.

(x) Preference; Voidability (Transferring Affiliates). The Seller has given reasonably equivalent value to each Transferring Affiliate in consideration for each transfer to the Seller of Receivables and Related Security from such Transferring Affiliate, and no such transfer has been made for or on account of an antecedent debt owed by such Transferring Affiliate to the Seller and no such transfer is or may be voidable under any Section of the Bankruptcy Code.

(y) Ownership. FME KGaA owns, directly or indirectly through a wholly-owned Subsidiary, all of the issued and outstanding common stock of (and such stock comprises more than 80% of the Voting Stock of) FMCH, free and clear of any Adverse Claim except to the extent such stock is pledged in connection with the FME KGaA Credit Facility or is subject to put/call agreements, forward agreements or other similar arrangements among FME KGaA and its subsidiaries. All of the issued and outstanding stock of each

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Originating Entity is owned directly or indirectly by FMCH, free and clear of any Adverse Claim except to the extent such stock is pledged in connection with the FME KGaA Credit Facility or is subject to put/call agreements, forward agreements or other similar arrangements among FME KGaA and its subsidiaries; provided, however, that FME KGaA may own directly or indirectly stock that is not Voting Stock in subsidiaries of FMCH. All of the issued and outstanding stock of the Transferor is owned by NMC, free and clear of any Adverse Claim.

(z) Representations and Warranties of the Seller. Each of the representations and warranties of the Seller set forth in Section 3.1 of the Receivables Purchase Agreement are true and correct in all material respects and the Transferor hereby remakes all such representations and warranties for the benefit of the Agent, each of the Investors and each Administrative Agent.

Any document, instrument, certificate or notice delivered by the Transferor to any Conduit Investor, Administrative Agent or the Agent hereunder shall be deemed a representation and warranty by the Transferor.

Section 3.2. Reaffirmation of Representations and Warranties by the Transferor. On each day that a Transfer is made hereunder, the Transferor, by accepting the proceeds of such Transfer, whether delivered to the Transferor pursuant to Section 2.2(a) or Section 2.5 hereof, shall be deemed to have certified that all representations and warranties described in Section 3.1 hereof are correct on and as of such day as though made on and as of such day. Each Incremental Transfer shall be subject to the further conditions precedent that:

(a) prior to the date of such Incremental Transfer, the Collection Agent shall have delivered to the Agent and each Administrative Agent, in form and substance satisfactory to the Agent and each Administrative Agent, a completed Investor Report dated within ten (10) days prior to the date of such Incremental Transfer, together with a listing by Primary Payor of all Receivables, and such additional information as may be reasonably requested by any Administrative Agent or the Agent;

(b) on date of such Incremental Transfer, either (i) FMCH’s long-term public senior debt securities are rated as least B- by Standard & Poor’s and B3 by Moody’s, or if neither Standard & Poor’s nor Moody’s shall rate such securities, FMCH’s long-term senior debt shall have a deemed rating of at least B as determined by each Administrative Agent using its standard bond rating methodology, or (ii) FME KGaA’s long-term public senior debt securities are rated as least B- by Standard & Poor’s and B3 by Moody’s, or if neither Standard & Poor’s nor Moody’s shall rate such securities, FME KGaA’s long-term senior debt shall have deemed rating of at least B as determined by each Administrative Agent using its standard bond rating methodology, and the Transferor shall be deemed to have represented and warranted that such conditions precedent have been satisfied.

Section 3.3. Representations and Warranties of the Collection Agent. The Collection Agent represents and warrants to the Agent, each Administrative Agent and each of the Investors that:

(a) Corporate Existence and Power. The Collection Agent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Collection Agent is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Collection Agent of this Agreement are within the Collection Agent’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation) or of the Certificate of Incorporation or Bylaws of the Collection Agent or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Collection Agent or result in the creation or imposition of any Adverse Claim on the assets of the Collection Agent or any of its Subsidiaries.

(c) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Collection Agent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors.

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(d) Accuracy of Information. All information heretofore furnished by the Collection Agent to the Agent, any Investor or any Administrative Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Collection Agent to the Agent, any Investor or any Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

(e) Action, Suits. Except as set forth in Exhibit H, there are no actions, suits or proceedings pending, or to the knowledge of the Collection Agent threatened, against or affecting the Collection Agent or any Affiliate of the Collection Agent or their respect properties, in or before any court, arbitrator or other body, which may, individually or in the aggregate, have a Material Adverse Effect.

(f) Nature of Receivables. Each Receivable included in the calculation of the Net Receivables Balance is not a Receivable of the type described in clauses (i) through (iii) of the definition of “Net Receivables Balance”.

(g) Amount of Receivables. The Percentage Factor does not exceed the Maximum Percentage Factor.

(h) Credit and Collection Policy. Since September 1, 2008, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

(i) Collections and Servicing. Since September 1, 2008, there has been no material adverse change in the ability of the Collection Agent to service and collect the Receivables.

(j) Not an Investment Company. The Collection Agent is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

(k) Special Accounts, Intermediate Concentration Accounts and Concentration Account. The names and addresses of all the Special Account Banks (and, if applicable, the Designated Account Agent in respect thereof), the Intermediate Concentration Account Banks and the Concentration Account Bank, together with the account numbers of the Special Accounts at such Special Account Banks, the Intermediate Concentration Accounts at such Intermediate Concentration Account Banks and the account number of the Concentration Account of the Transferor at the Concentration Account Bank, are specified in Exhibit C hereto (or at such other Special Account Banks, Intermediate Concentration Account Banks or Concentration Account Bank, with such other Special Accounts, Intermediate Concentration Accounts or Concentration Account or with such other Designated Account Agents as have been notified to the Agent in accordance with Section 5.2(e)).

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1. Conditions to Closing. The effectiveness of this Agreement shall be subject to the conditions precedent that (i) all fees required to be paid on or prior to the date hereof pursuant to the Fee Letters or the separate renewal or up-front fee letters entered into between the Transferor and the respective Administrative Agents shall have been paid in full, (ii) ABN AMRO Bank N.V. shall have received payment in full of the Payout Amount under (and as defined in) the Amendment Agreement and (iii) each Administrative Agent (or, in the case of clause (n) below, the Administrative Agent(s) for the relevant Conduit Investor(s)) shall have received the following documents, instruments and agreements all of which shall be in a form and substance acceptable to each Administrative Agent:

(a) A copy of the resolutions of the Board of Directors of the Transferor certified by its Secretary approving the execution, delivery and performance by the Transferor of this Agreement, the Receivables Purchase Agreement and the other Transaction Documents to be delivered by the Transferor hereunder or thereunder.

(b) A copy of the resolutions of the Board of Directors of the Collection Agent certified by its Secretary approving the execution, delivery and performance by the Collection Agent of this Agreement and the other Transaction Documents to be delivered by the Collection Agent hereunder or thereunder.

(c) The Certificates of Incorporation of the Transferor certified by the Secretary of the Transferor dated a date reasonably prior to the Closing Date.

(d) The Certificate of Incorporation of the Collection Agent certified by the Secretary of the Collection Agent dated a date reasonably prior to the Closing Date.

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(e) A Good Standing Certificate for the Transferor issued by the Secretary of State or a similar official of the Transferor’s jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated a date reasonably prior to the Closing Date.

(f) A Good Standing Certificate for the Collection Agent issued by the Secretary of State or a similar official of the Collection Agent’s jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualification is material to the transactions contemplated by this Agreement and the Receivables Purchase Agreement and the other Transaction Documents, in each case, dated a date reasonably prior to the Closing Date.

(g) A Certificate of the Secretary of the Transferor substantially in the form of Exhibit L attached hereto.

(h) A Certificate of the Secretary of the Collection Agent substantially in the form of Exhibit L attached hereto.

(i) If requested by the Agent, copies of proper financing statements (Form UCC-1), dated a date reasonably near to the Closing Date naming the Transferor as the debtor in favor of the Agent, for the benefit of the Investors, as the secured party or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Agent’s undivided percentage interest in all Receivables and the Related Security and Collections relating thereto.

(j) An opinion of Douglas G. Kott, Vice President/Deputy General Counsel for FMCH, NMC and each Transferring Affiliate, acting as counsel to FMCH, the Transferor, the Collection Agent and the Originating Entities, in the respective form attached in Exhibit K hereto.

(k) An opinion of Arent Fox LLP special counsel to FME KGaA, FMCH, the Transferor and the Seller, covering certain bankruptcy and general corporate matters in the respective forms attached in Exhibit K hereto.

(l) An executed copy of this Agreement and each of the other Transaction Documents to be executed by the Transferor, any Originating Entity or the Collection Agent.

(m) Amendments to the Parent Agreement, the Receivables Purchase Agreement, the Transferring Affiliate Letter and the Concentration Account Agreement, in the respective forms attached hereto as Exhibit P, duly executed by each of the parties thereto.

(n) To the extent requested by any Conduit Investor, confirmation from each Rating Agency rating the Commercial Paper of such Conduit Investor that the execution and delivery of this Agreement and the transactions contemplated hereby will not result in the reduction or withdrawal of the then current rating of the Commercial Paper issued by such Conduit Investor.

(o) Drafts of (i) the agreed upon procedures report from KPMG in substantially the form attached as Exhibit T and (ii) the “not material weakness” report from KPMG in substantially the form attached as Exhibit U, in each case satisfactory to the Administrative Agents.

(p) Such other documents, instruments, certificates and opinions as the Agent or any Administrative Agent shall reasonably request including each of the documents, instruments, certificates and opinion identified on the List of Closing Documents attached hereto as Exhibit S.

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ARTICLE V

COVENANTS

Section 5.1. Affirmative Covenants of Transferor. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless each Administrative Agent shall otherwise consent in writing:

(a) Financial Reporting. The Transferor will, and will cause the Seller and each of the Transferring Affiliates to, maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to each Administrative Agent:

(i) Annual Reporting. As soon as available, but in any event within ninety-five (95) days after the end of each fiscal year of the Transferor, financial statements for the Transferor, including a balance sheet as of the end of such period, the related statement of income, retained earnings, shareholders’ equity and cash flows for such year prepared by the Transferor in accordance with GAAP, all certified by one of its officers.

(ii) Quarterly Reporting. As soon as available, but in any event within fifty (50) days after the end of each of the first three quarterly periods of the Transferor’s fiscal years, financial statements for the Transferor, including a balance sheet as at the close of each such period and a related statement of income and retained earnings for the period from the beginning of such fiscal year to the end of such quarter, all certified by one of its officers.

In the case of each of the financial statements required to be delivered under clause (i) or (ii) above, such financial statement shall set forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable (but not for any period prior to September 27, 1996), in each case subject to normal recurring year-end audit adjustments. Each such financial statement shall be prepared in accordance with GAAP consistently applied.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Transferor’s chief executive officer or its senior financial officer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Transferor and (y) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof and (z) such Person has reviewed each Investor Report prepared by the Collection Agent since the end of the last day of the immediately preceding monthly period of the Transferor’s fiscal year and the information upon which each such Investor Report was based and, based on such review, such Person has concluded that (1) the calculation of the Net Receivables Balance (including, without limitation, the calculation of each of the items described in clauses (i) through (iv) of the definition of “Net Receivables Balance”) by the Collection Agent in each such Investor Report is accurate and complete in all material respects and (2) each such Investor Report is otherwise accurate and complete in all material respects.

(iv) Notice of Termination Events or Potential Termination Events. As soon as possible and in any event within two (2) days (or the next Business Day thereafter if such day is not a Business Day) after the occurrence of each Termination Event or each Potential Termination Event, a statement of the chief executive officer or the senior financial officer of the Transferor setting forth details of such Termination Event or Potential Termination Event and the action which the Transferor proposes to take with respect thereto.

(v) Change in Credit and Collection Policy and Debt Ratings. Within ten (10) days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

(vi) Credit and Collection Policy. Within ninety (90) days after the close of each of the Seller’s and the Transferor’s fiscal years, a complete copy of the Credit and Collection Policy then in effect.

(vii) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Transferor, the Seller or any ERISA Affiliate of the Transferor or the Seller files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Transferor, the

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Seller or any ERISA Affiliates of the Transferor or the Seller receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

(viii) Notices under Transaction Documents. Forthwith upon its receipt thereof, a copy of each notice, report, financial statement, certification, request for amendment, directive, consent, waiver or other modification or any other writing issued under or in connection with any other Transaction Document by any party thereto (including, without limitation, by the Transferor).

(ix) Investigations and Proceedings. Unless prohibited by either (i) the terms of the subpoena, request for information or other document referred to below, (ii) law (including, without limitation, rules and regulations) or (iii) restrictions imposed by the U.S. federal or state government or any agency or instrumentality thereof and subject to the execution by the applicable Administrative Agent of a confidentiality agreement in form and substance satisfactory to both the Transferor and such Administrative Agent, as soon as possible and in any event (A) within three Business Days after the Transferor (or within five Business Days after any Originating Entity) receives any subpoena, request for information, or any other document relating to any possible violation by the Transferor or any Originating Entity of, or failure by the Transferor or any Originating Entity to comply with, any rule, regulation or statute from HHS or any other governmental agency or instrumentality, notice of such receipt and, if requested by the Agent, the information contained in, or copies of, such subpoena, request or other document, and (B) periodic updates and other management reports relating to the subpoenas, requests for information and other documents referred to in clause (A) above as may be reasonably requested by any Administrative Agent unless such updates or requests could reasonably be deemed a contravention or waiver of any available claim of legal privilege, or would otherwise materially impair available defenses, of the Transferor or any Originating Entity.

(x) Other Information. Such other information (including non-financial information) as the Agent or any Administrative Agent may from time to time reasonably request with respect to the Seller, the Transferor, any party to the Parent Agreement, any Transferring Affiliate or any Subsidiary of any of the foregoing.

(b) Conduct of Business. The Transferor (i) will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and (ii) will cause each Originating Entity to do each of the foregoing in respect of such Originating Entity.

(c) Compliance with Laws. The Transferor will, and will cause each Originating Entity to, comply with all laws, rules and regulations (including, without limitation, all CHAMPUS/VA Regulations, Medicaid Regulations and Medicare Regulations), and all orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

(d) Furnishing of Information and Inspection of Records. The Transferor will, and will cause each Originating Entity to, furnish to each Administrative Agent from time to time such information with respect to the Receivables as such Administrative Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. The Transferor will, and will cause each Originating Entity to, at any time and from time to time during regular business hours permit any Administrative Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from Records and (ii) to visit the offices and properties of the Transferor or such Originating Entity, as applicable, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Transferor’s or such Originating Entity’s performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Transferor or such Originating Entity, as applicable, having knowledge of such matters.

(e) Keeping of Records and Books of Account. The Transferor will, and will cause each Originating Entity to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Transferor will, and will cause each Originating Entity to, give each Administrative Agent notice of any

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material change in the administrative and operating procedures of the Transferor or such Originating Entity, as applicable, referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts. The Transferor, at its expense, will, and will cause each Originating Entity to, timely and fully perform and comply with all material provisions, covenant and other promises required to be observed by the Transferor or such Originating Entity under the Contracts related to the Receivables.

(g) Credit and Collection Policies. The Transferor will, and will cause each Originating Entity to, comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(h) Special Accounts; Intermediate Concentration Accounts; Concentration Account. The Transferor shall (i) cause each Originating Entity to establish and maintain Special Accounts with Special Account Banks, or to engage a Designated Account Agent to maintain a Special Account with a Special Account Bank on its behalf, (ii) instruct, and cause each Originating Entity to instruct, all Obligors to cause all collections to be deposited directly into a Special Account, (iii) report, and cause each Originating Entity to report, on each banking day to the Concentration Account Bank, the amount of all Collections on deposit on such banking day in the Special Accounts at each Special Account Bank or, if an Intermediate Concentration Account has been established at such Special Account Bank, the amount of all Collections on deposit on such banking day in such Intermediate Concentration Account, (iv) establish and maintain a Concentration Account with the Concentration Account Bank, (v) instruct, and cause each Originating Entity to instruct (or to cause the applicable Designated Account Agent to instruct), each Special Account Bank to transfer to the Concentration Account or an Intermediate Concentration Account prior to the close of business on such banking day all Collections on deposit during such banking day in the Special Accounts at such Special Account Bank, (vi) instruct each Intermediate Concentration Account Bank to transfer to the Concentration Account prior to the close of business on such banking day all Collections on deposit during such banking day in the Intermediate Concentration Accounts at such Intermediate Concentration Account Banks and (vii) instruct the Concentration Account Bank to give to each Special Account Bank on each banking day notice to transfer to the Concentration Account all Collections on deposit during such banking day in the Special Accounts at such Special Account Bank (or, if an Intermediate Concentration Account has been established at such Special Account Bank, in the Intermediate Concentration Account at such Special Account Bank); provided, however, that if the Collections on deposit in any Special Account during such banking day shall be less than $20,000.00 (the “Minimum Amount”), the Special Account Bank shall transfer such Collections to the Concentration Account or the applicable Intermediate Concentration Account on the next succeeding banking day on which Collections in such Special Account first exceed the Minimum Amount. With respect to any Special Account that is located at or maintained by a Bank Investor hereunder, the Transferor shall, by not later than the date that occurs six months after the Original Closing Date, cause the applicable Originating Entity to close such Special Account and shall instruct, and shall cause each applicable Originating Entity to instruct, all Obligors theretofore remitting payments to such Special Account to remit all future payments on Receivables and Related Security to a Special Account located at and maintained by a financial institution that is not a Bank Investor.

“(i) Collections Received. The Transferor shall, and shall cause each Originating Entity to, segregate and hold in trust, and deposit, immediately, but in any event not later than the day that occurs forty-eight (48) hours thereafter (or, if such day is not a Business Day, the next Business Day) after its receipt thereof, to either the Intermediate Concentration Account or the Concentration Account all Collections received from time to time by the Transferor or such Originating Entity, as the case may be.”

(j) Sale Treatment. The Transferor will not, and will not permit any Originating Entity to, account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Receivables Purchase Agreement, the Transferring Affiliate Letter or the BMA Transfer Agreement in any manner other than as a sale of Receivables by the applicable Originating Entity to the Seller or Transferor, as applicable. In addition, the Transferor shall, and shall cause each Originating Entity to, disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby, by the Receivables Purchase Agreement, by the Transferring Affiliate Letter and by the BMA Transfer Agreement, and the interest of the Transferor (in the case of the Seller’s financial statements), and the Agent, on behalf of the Investors, in the Affected Assets.

(k) Separate Business. The Transferor shall at all times (a) to the extent the Transferor’s office is located in the offices of any Parent Group Member, pay fair market rent for its executive office space located in the

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offices of such Parent Group Member, (b) have at all times at least one member of its board of directors which is not and has never been an employee, officer or director of any Parent Group Member or of any major creditor of any Parent Group Member and is a person who is and has experience with asset securitization, (c) maintain the Transferor’s books, financial statements, accounting records and other corporate documents and records separate from those of any Parent Group Member or any other entity, (d) not commingle the Transferor’s assets with those of any Parent Group Member or any other entity, (e) act solely in its corporate name and through its own authorized officers and agents, (f) make investments directly or by brokers engaged and paid by the Transferor its agents (provided that if any such agent is an Affiliate of the Transferor it shall be compensated at a fair market rate for its services), (g) separately manage the Transferor’s liabilities from those of the Parent Group and pay its own liabilities, including all administrative expenses, from its own separate assets, except that the Seller may pay the organizational expenses of the Transferor, and (h) pay from the Transferor’s assets all obligations and indebtedness of any kind incurred by the Transferor. The Transferor shall abide by all corporate formalities, including the maintenance of current minute books, and the Transferor shall cause its financial statements to be prepared in accordance with GAAP in a manner that indicates the separate existence of the Transferor and its assets and liabilities. The Transferor shall (i) pay all its liabilities, (ii) not assume the liabilities of any Parent Group Member, (iii) not lend funds or extend credit to any Parent Group Member except pursuant to the Receivables Purchase Agreement in connection with the purchase of Receivables thereunder and (iv) not guarantee the liabilities of any Parent Group Member. The officers and directors of the Transferor (as appropriate) shall make decisions with respect to the business and daily operations of the Transferor independent of and not indicated by any controlling entity. The Transferor shall not engage in any business not permitted by its Certificate of Incorporation as in effect on the Closing Date. The Transferor shall, in addition to the foregoing, take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinions issued by Arent Fox LLP, as counsel for the Transferor, in connection with the closing or initial Transfer under this Agreement and relating to “non-consolidation” issues and “true sale” issues, and in the certificates accompanying such opinions, remain true and correct in all material respects at all times.

(l) Corporate Documents. The Transferor shall only amend, alter, change or repeal any provision of the Third, Fifth, Seventh, Tenth, Eleventh or Twelfth Article of its Certificate of Incorporation with the prior written consent of each Administrative Agent.

(m) Payment to the Originating Entities. With respect to any Receivable purchased by the Transferor from the Seller, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Purchase Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Seller by the Transferor in respect of the purchase price for such Receivable. With respect to any Receivable purchased by the Seller from any Transferring Affiliate, the Transferor shall cause such sale to be effected under, and in strict compliance with the terms of, the Transferring Affiliate Letter and the BMA Transfer Agreement, as applicable, including, without limitation, the terms relating to the amount and timing of payments to be made to each Transferring Affiliate in respect of the purchase price for such Receivable.

(n) Performance and Enforcement of the Receivables Purchase Agreement, etc. The Transferor shall timely perform the obligations required to be performed by the Transferor, and shall vigorously enforce the rights and remedies accorded to the Transferor, under the Receivables Purchase Agreement. The Transferor shall cause the Seller to timely perform the obligations required to be performed by the Seller, and shall cause the Seller to vigorously enforce the rights and remedies accorded to the Seller, under each of the Transferring Affiliate Letter and the BMA Transfer Agreement. The Transferor shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, each Administrative Agent and each of the Investors, as assignees of the Transferor) under the Receivables Purchase Agreement as any Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Purchase Agreement. The Transferor shall cause the Seller to take all actions to perfect and enforce the Seller’s rights and interests (and the rights and interests of the Transferor, the Agent, the Administrative Agent and each of the Investors, as assignees of the Seller) under the Transferring Affiliate Letter or the BMA Transfer Agreement as any Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transferring Affiliate Letter or the BMA Transfer Agreement.

Section 5.2. Negative Covenants of the Transferor. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Discount

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and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless each Administrative Agent shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein and in the Receivables Purchase Agreement, the Transferor will not, and will not permit any Originating Entity to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Affected Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable or any Receivable or related Contract, or (z) any Special Account, any Intermediate Concentration Account or the Concentration Account or any other account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2 hereof, the Transferor will not, and will not permit any Originating Entity to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The Transferor will not, and will not permit any Originating Entity to, make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

(d) No Mergers, Etc. The Transferor will not, and will not permit any Originating Entity to, merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired and except as contemplated in the Transaction Documents) to any Person, except that (i) any Transferring Affiliate may merge or consolidate with any other Transferring Affiliate and (ii) the Seller may merge or consolidate with any other Person if, but only if, (x) immediately after giving effect to such merger or consolidation, no Termination Event or Potential Termination Event would exist and (y) if the Seller is not the surviving corporation, each Administrative Agent shall have received a written agreement, in form and substance satisfactory to such Administrative Agent, executed by the Person resulting from such merger or consolidation, under which agreement such Person shall become the Seller and Collection Agent, and shall assume the duties, obligations and liabilities of the Seller, under the Receivables Purchase Agreement, this Agreement (in its capacity as Collection Agent hereunder), the Special Account Letters and each other Transaction Document to which the Seller is party (whether in its individual capacity or as Collection Agent), together with the documents relating to the Seller of the kind delivered by or on behalf of the Seller pursuant to Section 3.1.

(e) Change in Payment Instructions to Obligors, Special Account Banks, Designated Account Agents and Concentration Account. The Transferor will not, and will not permit any Originating Entity to:

(i) add or terminate any bank as a Special Account Bank from those listed in Exhibit C hereto, or make any change in its instructions to Obligors regarding payments to be made to any Special Account Bank; provided that the Transferor may permit the (A) addition of any bank as a Special Account Bank for purposes of this Agreement at any time following delivery to each Administrative Agent of written notice of such addition and a Special Account Letter duly executed by such bank, and (B) termination of any Special Account Bank at any time following delivery to each Administrative Agent of written notice of such termination and evidence satisfactory to each Administrative Agent that the affected Obligors shall have been instructed to remit all subsequent Collections to another Special Account; or

(ii) add, terminate or change the Concentration Account, or any bank as the Concentration Account Bank, from that listed in Exhibit C hereto, or make any change in the instructions contained in any Special Account Letter or any change in the instructions to the Concentration Account Bank; provided, however, that the Transferor may terminate the then existing Concentration Account Bank and appoint a new Concentration Account Bank if, prior to such termination and appointment, each Administrative Agent shall receive (i) ten Business Days’ prior notice of such termination and appointment and (ii) prior to the effective date of such termination and appointment, (x) for each Special Account where the Special Account Bank was previously remitting Collections directly to the Concentration Account, an executed copy of a Special Account Letter (executed by the applicable Originating Entity and the applicable Special Account Bank) instructing such Special Account Bank to transfer to the new Concentration Account or an Intermediate Concentration Account prior to the close of business on each banking day all Collections on deposit during such banking day in such Special Account; (y) for each Intermediate Concentration Account, an executed amendment to the applicable Intermediate Concentration Account Agreement (executed by the Transferor and the applicable Intermediate Concentration Account Bank) instructing such Intermediate Concentration Account Bank to transfer to the new Concentration Account

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prior to the close of business on each banking day all Collections on deposit during such banking day in such Intermediate Concentration Account, and (z) a copy of a Concentration Account Agreement executed by the new Concentration Account Bank and the Transferor; or

(iii) add or terminate any Person as a Designated Account Agent from those listed in Exhibit C hereto, or make any change in its instructions to such Designated Account Agent regarding the handling of the Collections in the applicable Special Account; provided that the Transferor may permit the (A) addition of any Person that satisfies the requirements set forth herein of a “Designated Account Agent” as a Designated Account Agent for purposes of this Agreement at any time following delivery to each Administrative Agent of written notice of such addition and an Account Agent Agreement duly executed by such Person, and (B) termination of any Designated Account Agent at any time following delivery to each Administrative Agent of written notice of such termination and evidence satisfactory to each Administrative Agent that either an Originating Entity or a new Designated Account Agent shall have been added in accordance with the terms of this Agreement to succeed such terminated Designated Account Agent in respect of the applicable Special Account or the affected Obligors shall have been instructed to remit all subsequent Collections to another Special Account; or

(iv) add, terminate or change any Intermediate Concentration Account, or any bank as an Intermediate Concentration Account Bank, or make any change in the instructions to any Intermediate Concentration Account Bank; provided, however, that the Transferor may terminate any then existing Intermediate Concentration Account Bank or appoint a new Intermediate Concentration Account Bank if, prior to such termination or appointment, each Administrative Agent shall receive (i) ten Business Days’ prior notice of such termination or appointment and (ii) prior to the effective date of such termination or appointment, (x) executed copies of Special Account Letters (in each case, executed by the applicable Originating Entity and the applicable Special Account Bank with which the Intermediate Concentration Account that is being terminated or added was or is to be maintained) instructing the Special Account Bank to transfer to the new Intermediate Concentration Account at such Special Account Bank or directly to the Concentration Account, in either case prior to the close of business on each banking day, all Collections on deposit during such banking day in the Special Accounts at such Special Account Bank, and (y) in the case of the addition of a new Intermediate Concentration Account, a copy of an Intermediate Concentration Account Agreement executed by the new Intermediate Concentration Account Bank and the Transferor; and provided, further, that the Transferor may change its instructions to any Intermediate Concentration Account Bank as and to the extent required pursuant to clause (ii) above in connection with the establishment of any new Concentration Account.

(f) Deposits to Special Accounts and the Concentration Account. The Transferor will not, and will not permit any of the Originating Entities or Designated Account Agents to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Special Account, any Intermediate Concentration Account or the Concentration Account cash or cash proceeds other than Collections of Receivables.

(g) Change of Name, Etc. The Transferor will not, and will not permit any Originating Entity to, change its name, identity or structure or the location of its chief executive office or jurisdiction of organization, unless at least 10 days prior to the effective date of any such change the Transferor delivers to each Administrative Agent (i) such documents, instruments or agreements, executed by the Transferor and/or the affected Originating Entities, as are necessary to reflect such change and to continue the perfection of the Agent’s ownership interests or security interest in the Affected Assets and (ii) new or revised Special Account Letters executed by the Special Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 2.8 hereof. The Transferor will not, and will not permit any Originating Entity to, change its jurisdiction of organization to a jurisdiction other than a State within the United States.

(h) Amendment to Receivables Purchase Agreement, Etc.. The Transferor will not, and will not permit any Originating Entity to, (i) amend, modify, or supplement the Receivables Purchase Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement or any instrument, document or agreement executed in connection therewith (collectively the “Initial Transfer Documents”), (ii) terminate or cancel any Initial Transfer Document, (iii) issue any consent or directive under any Initial Transfer Document, (iv) undertake any enforcement proceeding in respect of any of the Initial Transfer Documents, or (v) waive, extend the time for performance or grant any indulgence in respect of any provision of any Initial Transfer Document, in each case except with the prior written consent of the Agent and each Administrative Agent; nor shall the Transferor take, or permit any Originating Entity to take, any other action under any of the Initial Transfer Documents that shall have a material adverse affect on the Agent, any Administrative Agent or any Investor or which is inconsistent with the terms of this Agreement.

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(i) Other Debt. Except as provided for herein, the Transferor will not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the Transferor representing fees, expenses and indemnities arising hereunder or under the Receivables Purchase Agreement for the purchase price of the Receivables under the Receivables Purchase Agreement, and (ii) other indebtedness incurred in the ordinary course of its business in an amount not to exceed $50,000 at any time outstanding.

(j) ERISA Matters. The Transferor will not, and will not permit any Originating Entity to, (i) engage or permit any of its respective ERISA Affiliates to engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that the Transferor, such Originating Entity or any ERISA Affiliate thereof is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability to the Transferor, such Originating Entity or any ERISA Affiliate thereof under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events occurring within any fiscal year of the Transferor, in the aggregate, involve a payment of money or an incurrence of liability by the Transferor, any Originating Entity or any ERISA Affiliate thereof, in an amount in excess of $500,000.

Section 5.3. Affirmative Covenants of the Collection Agent. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless each Administrative Agent shall otherwise consent in writing.

(a) Conduct of Business. The Collection Agent will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b) Compliance with Laws. The Collection Agent will comply with all laws, rules and regulations (including, without limitation, all CHAMPUS/VA Regulations, Medicaid Regulations and Medicare Regulations), and all orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

(c) Furnishing of Information and Inspection of Records. The Collection Agent will furnish to each Administrative Agent from time to time such information with respect to the Receivables as such Administrative Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. The Collection Agent will, at any time and from time to time during regular business hours permit any Administrative Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Collection Agent for the purpose of examining such records, and to discuss matters relating to Receivables or the Transferor’s, the Originating Entities’ or the Collection Agent’s performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Collection Agent having knowledge of such matters.

(d) Keeping of Records and Books of Account. The Collection Agent will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Collection Agent will give each Administrative Agent notice of any material change in the administrative and operating procedures of the Collection Agent referred to in the previous sentence.

(e) Notice of Agent’s Interest. The Collection Agent shall cause its master data processing records, computer tapes, files and other documents or instruments provided to, developed by or otherwise maintained by the Collection Agent in connection with any Transfer or otherwise for purposes of the transactions

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contemplated in this Agreement to disclose conspicuously the Transferor’s ownership of the Receivables and the Agent’s interest therein.

(f) Credit and Collection Policies. The Collection Agent will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Collections. The Collection Agent shall instruct all Obligors to cause all Collections to be deposited directly to a Special Account and shall take, or omit to take, all actions in respect of Obligors, the Special Account Banks, Intermediate Concentration Account Banks and the Concentration Account Bank solely in a manner that is consistent with the terms of this Agreement, including, without limitation, Sections 2.8, 5.1(h), 5.2(e) and 5.2(f) hereof.

(h) Collections Received. The Collection Agent shall segregate and hold in trust, and deposit, immediately, but in any event not later than the day that occurs forty-eight (48) hours thereafter (or, if such day is not a Business Day, the next Business Day) after its receipt thereof, either to the Intermediate Concentration Account or to the Concentration Account all Collections received from time to time by the Collection Agent.

Section 5.4. Negative Covenants of the Collection Agent. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless each Administrative Agent shall otherwise consent in writing:

(a) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2 hereof, the Collection Agent will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(b) No Change in Business or Credit and Collection Policy. The Collection Agent will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

(c) No Mergers, Etc. Except as otherwise permitted under Section 5.2(d), the Collection Agent will not (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person.

(d) Deposits to Accounts. The Collection Agent will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Special Account or Concentration Account cash or cash proceeds other than Collections of Receivables.

ARTICLE VI

ADMINISTRATION AND COLLECTION

Section 6.1. Appointment of Collection Agent. The servicing, administering and collection of the Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Section 6.1. Until the Agent gives notice to the Transferor of the designation of a new Collection Agent, NMC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Collection Agent may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Collection Agent, without the prior written consent of each Administrative Agent; provided that the Collection Agent may from time to time delegate to any Originating Entity such of its rights, duties and obligations hereunder as relate to the servicing, administering and collection of the Receivables originated by such Originating Entity; provided further that (i) any such delegation shall be terminated upon the replacement of the Collection Agent hereunder and (ii) the Collection Agent shall continue to remain solely liable for the performance of the duties as Collection Agent hereunder notwithstanding any such delegation hereunder. The Agent may, and upon the direction of the Majority Investors the Agent shall, after the occurrence of a Collection Agent Default or any other Termination Event designate as Collection Agent any Person (including itself) to succeed NMC or any successor Collection Agent, on the conditions in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof and such designation of such Person is permitted by applicable law (including, without limitation, applicable CHAMPUS/VA Regulations, Medicaid Regulations and Medicare Regulations) or any order of a court of competent jurisdiction. The Agent may notify any Obligor as to the ownership interest therein that shall have been transferred to the Transferor and, except as otherwise provided hereunder, as to the Transferred Interest hereunder.

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Section 6.2. Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations (including, without limitation, all CHAMPUS/VA Regulations, Medicaid Regulations and Medicare Regulations), with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Transferor, the Agent, the Administrative Agents and the Investors hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, the Transferor hereby grants to any Collection Agent appointed hereunder an irrevocable power of attorney to take any and all steps in the Transferor’s and/or any Originating Entity’s name and on behalf of the Transferor necessary or desirable, in the reasonable determination of the Collection Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor’s and/or any Originating Entity’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts. The Transferor represents and warrants that the foregoing power of attorney, in the case of any Originating Entity, has been duly granted to the Transferor under the Receivables Purchase Agreement and the Transferor is authorized under the Receivables Purchase Agreement, to the extent permitted by applicable law, to authorize the Collection Agent hereunder to exercise such power. The Collection Agent shall set aside for the account of the Transferor and the Agent (for the benefit of the Investors) their respective allocable shares of the Collections of Receivables in accordance with Sections 2.5 and 2.6 hereof. The Collection Agent shall segregate and deposit to each Administrative Agent’s account such Administrative Agent’s allocable share of Collections of Receivables when required pursuant to Article II hereof. So long as no Termination Event shall have occurred and be continuing, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Collection Agent may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable. The Transferor shall deliver to the Collection Agent and the Collection Agent shall hold in trust for the Transferor, and the Agent, on behalf of the Investors, in accordance with their respective interests, all Records which evidence or relate to Receivables or Related Security. Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right to direct the Collection Agent (whether the Collection Agent is NMC or any other Person) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Related Security. The Collection Agent shall not make the Agent, any Administrative Agent or any of the Investors a party to any litigation without the prior written consent of such Person.

(b) The Collection Agent shall, as soon as practicable following receipt thereof, turn over to the Transferor any collections of any indebtedness of any Person which is not on account of a Receivable. If the Collection Agent is not NMC or an Affiliate thereof, the Collection Agent, by giving three Business Days’ prior written notice to the Agent, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of pocket costs and expenses of such Collection Agent incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of each Administrative Agent, provided, however, that at any time after the Percentage Factor equals or exceeds 98%, any compensation to the Collection Agent in excess of the Servicing Fee initially provided for herein shall be an obligation of the Transferor and shall not be payable, in whole or in part, from the Collections allocated to or for the benefit of any of the Investors hereunder. The Collection Agent, if other than NMC, shall as soon as practicable upon demand, deliver to the Transferor all Records in its possession which evidence or relate to indebtedness of an Obligor which is not a Receivable.

(c) On or before September 30 of each calendar year, the Collection Agent shall cause a firm of independent public accountants (who may also render other services to the Collection Agent, the Transferor, the Seller or any Affiliates of any of the foregoing), or such other Person as may be approved by each Administrative Agent (any of the foregoing being an “Auditor”), to furnish a report to each Administrative Agent in accordance with the procedures set forth on Exhibit T.

(d) Notwithstanding anything to the contrary contained in this Article VI, the Collection Agent, if not the Transferor or NMC, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any indebtedness that is not included in the Transferred Interest other than to deliver to the Transferor the collections and documents with respect to any such indebtedness as described in Section 6.2 (b) hereof.

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Section 6.3. Right After Designation of New Collection Agent. At any time following the designation of a Collection Agent (other than the Transferor, the Seller or any Affiliate of the Transferor or the Seller) pursuant to Section 6.1 hereof:

(i) The Agent may direct that payment of all amounts payable under any Receivable be made directly to the Agent or its designee.

(ii) The Transferor shall, at the Agent’s request and at the Transferor’s expense, give notice of the Agent’s, the Transferor’s and/or the Bank Investors’ ownership of Receivables to each Obligor and direct that payments be made directly to the Agent or its designee.

(iii) The Transferor shall, at the Agent’s request, (A) assemble all of the Records, and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv) The Transferor hereby authorizes the Agent to take, to the extent permitted by applicable law, any and all steps in the Transferor’s or any Originating Entity’s name (which power, in the case of each Originating Entity, the Transferor is authorized to grant pursuant to authority granted to the Transferor under the Receivables Purchase Agreement) and on behalf of the Transferor and such Originating Entity necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor’s or such Originating Entity’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

Notwithstanding the foregoing clauses (i), (ii), (iii) and (iv), the Agent shall not at any time direct, or cause the Transferor or any Originating Entity to direct, Obligors of Receivables or Related Security payable under the Medicare or Medicaid program to make payment of amounts due or to become due to the Transferor or any Originating Entity in respect of such Receivables or Related Security directly to either the Intermediate Concentration Account or the Concentration Account or to the Agent or its designee, except for any such payment in respect of such Receivables or Related Security or any assignment thereof that is established by, or made pursuant to, the order of a court of competent jurisdiction.

Section 6.4. Collection Agent Default. The occurrence of any one or more of the following events shall constitute a Collection Agent Default:

(a) (i) the Collection Agent or, to the extent that the Transferor, the Seller or any Affiliate of the Transferor or the Seller is then acting as Collection Agent, the Transferor, the Seller or such Affiliate, as applicable, shall fail to observe or perform any term, covenant or agreement to be observed or performed (A) under Section 5.3(d), 5.3(g) or 5.3(h) or Section 5.4, or (B) under Section 5.3 (other than subsection (d), (g) or (h) thereof) and such failure shall continue for five (5) days, or (ii) the Collection Agent or, to the extent that the Transferor, the Seller or any Affiliate of the Transferor, or the Seller is then acting as Collection Agent, the Transferor, the Seller or such Affiliate, as applicable, shall fail to observe or perform any term, covenant or agreement hereunder (other than as referred to in clause (i) or (iii) of this Section 6.4(a)) or under any of the other Transaction Documents to which such Person is a party or by which such Person is bound, and such failure shall remain unremedied for ten (10) days, or (iii) the Collection Agent or, the extent that the Transferor, the Seller or any Affiliate of the Transferor, or the Seller is then acting as Collection Agent, the Transferor, the Seller or such Affiliate, as applicable, shall fail to make any payment or deposit required to be made by it hereunder when due or the Collection Agent shall fail to observe or perform any term, covenant or agreement on the Collection Agent’s part to be performed under Section 2.8(b) hereof; or

(b) any representation, warranty, certification or statement made by the Collection Agent or the Transferor, the Seller or any Affiliate of the Transferor or the Seller (in the event that the Transferor, the Seller or such Affiliate is then acting as the Collection Agent) in this Agreement, the Receivables Purchase Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made; or

(c) failure of the Collection Agent or any of its Subsidiaries, FME KGaA, or FMCH to pay when due any amounts due under any agreement under which any Indebtedness greater that $50,000,000 is governed; or the default by the Collection Agent or any of its Subsidiaries, FME KGaA or FMCH in the performance of any term, provision of condition contained in any agreement under which any Indebtedness greater than $50,000,000 was created or is governed, regardless of whether such event is an “event of default” or “default”

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under any such agreement; or any Indebtedness of the Collection Agent or any of its Subsidiaries, FME KGaA or FMCH greater than $50,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment and other than in the case of an instrument stated to be payable on demand) prior to the scheduled date of maturity thereof; or

(d) any Event of Bankruptcy shall occur with respect to the Collection Agent or any of its Subsidiaries; provided that in the case of any immaterial Subsidiary of the Collection Agent, if an Event of Bankruptcy shall have occurred by reason of any institution of an involuntary proceeding against such Subsidiary, such Event of Bankruptcy shall not constitute a Collection Agent Default unless such proceeding shall have remained undismissed or unstayed for a period of 60 days; or

(e) there shall have occurred any material adverse change in the operations of the Collection Agent since the end of the last fiscal year ending prior to the date of its appointment as Collection Agent hereunder or any other event shall have occurred which, in the commercially reasonably judgment of the Agent, materially and adversely affects the Collection Agent’s ability to either collect the Receivables or to perform under this Agreement.

Section 6.5. Responsibilities of the Transferor. Anything herein to the contrary notwithstanding, the Transferor shall, and/or shall cause each Originating Entity to, (i) perform all of each Originating Entity’s obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been sold hereunder and under the Transferring Affiliate Letter, the BMA Transfer Agreement and/or the Receivables Purchase Agreement, as applicable, and the exercise by the Agent, any Administrative Agent and the Investors of their rights hereunder and under the Transferring Affiliate Letter, the BMA Transfer Agreement and the Receivables Purchase Agreement shall not relieve the Transferor or the Seller from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Agent nor any of the Investors or the Administrative Agents shall have any obligation or liability with respect to any Receivable or related Contracts, nor shall it be obligated to perform any of the obligations of the Seller thereunder.

ARTICLE VII

TERMINATION EVENTS

Section 7.1. Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) the Transferor or the Collection Agent shall fail to make any payment or deposit to be made by it hereunder or under the Receivables Purchase Agreement when due hereunder or thereunder; or

(b) any representation, warranty, certification or statement made or deemed made by the Transferor in this Agreement, by FME KGaA or FMCH under the Parent Agreement, or by the Transferor, FME KGaA, FMCH or any other Parent Group Member in any other Transaction Document to which it is a party or in any other document certificate or other writing delivered pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made or deemed made; or

(c) the Transferor or the Collection Agent shall default in the performance of any payment or undertaking (other than those covered by clause (a) above) to be performed or observed under:

(i) Section 5.1(a)(iv); provided that, in the case of any failure to provide any such notice relating to a Potential Termination Event that shall have ceased to exist prior to the date such notice was required to have been given under Section 5.1(a)(iv), the failure to give such notice shall not constitute a Termination Event unless a senior officer of the Seller or the Transferor (including, in each case, the Treasurer, any Assistant Treasurer, General Counsel or any assistant or associate general counsel of such Person) shall have known of the occurrence of such Potential Termination Event during such period; or

(ii) any of Sections 5.1(a)(v), 5.1 (a)(x), 5.1 (a)(ix), 5.1(b)(i), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(l), 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(i) or 6.3; or

(iii) Section 5.1(b)(ii), and such default shall continue for 2 Business Days; or

(iv) any other provision hereof and such default in the case of this clause (iv) shall continue for ten (10) days;

(d) (i) failure of the Transferor to pay when due any amounts due under any agreement relating to Indebtedness to which it is a party; or the default by the Transferor in the performance of any term, provision or

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condition contained in any agreement relating to Indebtedness to which it is a party regardless of whether such event is an “event of default” or “default” under any such agreement; or any Indebtedness owing by the Transferor shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or (ii) failure of the Seller, FMCH, FME KGaA or any Transferring Affiliate to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $50,000,000 is governed; or the default by the Seller, FMCH, FME KGaA or any Transferring Affiliate in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the Seller, FMCH, FME KGaA or any Transferring Affiliate greater than $50,000,000 was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement; or any Indebtedness owing by the Seller, FMCH, FME KGaA or any Transferring Affiliate greater than $50,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment and other than in the case of an instrument stated to be payable on demand) prior to the date of maturity thereof; or

(e) any Event of Bankruptcy shall occur with respect to the Transferor, any Originating Entity, FME KGaA, FMCH or NMC; provided that, in the case of any Event of Bankruptcy relating to any Transferring Affiliate, such Event of Bankruptcy shall not constitute a Termination Event hereunder if at such time the Percentage Factor does not exceed the Maximum Percentage Factor after reducing the Net Receivables Balance by an amount equal to the aggregate Outstanding Balance of all Receivables otherwise included in the calculation of Net Receivables Balance which either (i) have been originated by such Transferring Affiliate or (ii) are owing from any Obligor that shall have been directed to remit payments thereon to a Special Account that is a Special Account to which Obligors in respect of the Transferring Affiliate that is the subject of such Event of Bankruptcy shall have been directed to remit payments; or

(f) the Agent, on behalf of the Investors, shall, for any reason, fail or cease to have a valid and perfected first priority ownership or security interest in the Affected Assets free and clear of any Adverse Claims; or the Transferor shall, for any reason, fail or cease to have all right, title and interest in and to all Receivables, Related Security and Collections, free and clear of any Adverse Claim, subject only to the interests therein of the Agent, on behalf of the Investors; or

(g) a Collection Agent Default shall have occurred; or

(h) the Transferring Affiliate Letter, the BMA Transfer Agreement, the Receivables Purchase Agreement or any other Transaction Document shall have terminated; or any material provision thereof shall cease for any reason to be valid and binding on any party thereto or any party shall so state in writing; or any party to any Transaction Document (other than the Agent, any Administrative Agent or any Investor) shall fail to perform any material term, provision or condition contained in any Transaction Document on its part to be performed or a default shall otherwise occur thereunder; or

(i) any of FMCH, NMC, the Transferor or the Seller shall enter into any transaction or merger whereby it is not the surviving entity; or

(j) there shall have occurred any material adverse change in the operations of any of FMCH, NMC, the Transferor or the Seller since December 31, 2002 or any other Material Adverse Effect shall have occurred; or

(k) any Liquidity Provider or Credit Support Provider shall have given notice that an event of default has occurred and is continuing under any of its respective agreements with a Conduit Investor; or

(l) the Commercial Paper issued by a Conduit Investor or its Related Issuer shall not be rated at least “A-2” by Standard & Poor’s and at least “P-2” by Moody’s, unless any rating of such Commercial Paper shall be lower than such level solely as a result of the correspondingly lower rating of the Credit Support Provider for such Conduit Investor; or

(m) (i) the Percentage Factor exceeds the Maximum Percentage Factor unless the Transferor reduces the Net Investment or increases the balance of the Affected Assets on the next Business Day so as to reduce the Percentage Factor to less than or equal to the Maximum Percentage Factor; (ii) the Percentage Factor equals or exceeds 100.0% at any time unless the Transferor reduces the Net Investment or increases the balance of the Affected Assets on the next Business Day so as to reduce the Percentage Factor to less than or equal to 100%; or (iii) the portion of the Net Investment held by the Investors in any Related Group plus, in the case where any portion of such Net Investment is held by a Conduit Investor, the Interest Component of all outstanding Related Commercial Paper with respect to such Conduit Investor, shall exceed the applicable Related Group Limit at any time; or

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(n) the Dilution Ratio for any month exceeds 10%; or

(o) the Loss-to-Liquidation Ratio for any month exceeds 8%; or

(p) the Default Ratio for any month exceeds 9%; or

(q) a default shall occur under the Parent Agreement; or the Parent Agreement shall for any reason terminate; or any material provision thereof shall cease to be valid and binding on any party thereto or any party thereto shall so state in writing; or

(r) (i) the Seller shall cease to own, free and clear of any Adverse Claim all of the outstanding shares of capital stock of the Transferor on a fully diluted basis; or (ii) FMCH shall cease to own, directly or indirectly, free and clear of any Adverse Claim, (other than a pledge made pursuant to the FME KGaA Credit Facility and put/call agreements, forward agreements or other similar arrangements among FME KGaA and its subsidiaries), all of the outstanding shares of capital stock of any of the Originating Entities or the Collection Agent on a fully diluted basis; provided that FME KGaA may own directly or indirectly stock that is not Voting Stock in subsidiaries of FMCH; or (iii) FME KGaA shall cease to own, directly or indirectly, free and clear of any Adverse Claim (other than a pledge made pursuant to the FME KGaA Credit Facility and put/call agreements, forward agreements or other similar arrangements among FME KGaA and its subsidiaries), all of the Voting Stock of FMCH other than the preferred stock of FMCH outstanding as of the date hereof (which preferred stock outstanding as of the date hereof shall not represent more than 20% of the total Voting Stock of FMCH); or (iv) a Change of Control shall occur; or

(s) both (i) FMCH’s long-term public senior debt securities shall be rated lower than B+ by Standard & Poor’s or B1 by Moody’s, or if neither Standard & Poor’s nor Moody’s shall rate such securities, FMCH’s long-term senior debt shall have a deemed rating of lower than B+ as determined by the Agent using its standard bond rating methodology, and (ii) FME KGaA’s long-term public senior debt securities shall be rated lower than B+ by Standard & Poor’s or B1 by Moody’s, or if neither Standard & Poor’s nor Moody’s shall rate such securities, FME KGaA’s long-term senior debt shall have a deemed rating of lower than B+ as determined by the Agent using its standard bond rating methodology; or

(t) the Administrative Agents shall not have received, by no later than November 21, 2003 (i) a final agreed upon procedures report from KPMG substantially in the form attached as Exhibit T with results satisfactory to each Administrative Agent and (ii) a final “no material weakness” report from KPMG substantially in the form attached as Exhibit U with results satisfactory to each Administrative Agent.

Section 7.2. Termination. (a) Upon the occurrence of any Termination Event, the Agent may, and at the direction of any Administrative Agent or the Majority Investors shall, by notice to the Transferor and the Collection Agent declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 7.1(e), 7.1(f), 7.1(m)(ii), 7.1(m)(iii) or 7.1(r) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

(b) At all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 7.2(a), the Base Rate plus 2.00% shall be the Tranche Rate applicable to the Net Investment for all existing and future Tranches.

ARTICLE VIII

INDEMNIFICATION; EXPENSES; RELATED MATTERS

Section 8.1. Indemnities by the Transferor. Without limiting any other rights which the Agent, the Administrative Agents or the Investors may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Investors, the Agent, the Administrative Agents, the Collateral Agents, the Liquidity Providers and the Credit Support Providers and their respective successors and permitted assigns and their respective officers, directors and employees (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees (which such attorneys may be employees of a Liquidity Provider, a Credit Support Provider, the Agent, an Administrative Agent or a Collateral Agent, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Transferor or any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) and any of the Indemnified Parties or between any of the

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Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Transferred Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) or any officers of any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) under or in connection with this Agreement, the Receivable Purchase Agreement, the Parent Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, any of the other Transaction Documents, any Investor Report or any other information or report delivered by any Parent Group Member pursuant to or in connection with any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) to comply with any applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation), including with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

(iii) the failure (x) to vest and maintain vested in the Agent, on behalf of the Investors, an undivided first priority, perfected percentage ownership interest (to the extent of the Transferred Interest) in the Affected Assets free and clear of any Adverse Claim or (y) to create or maintain a valid and perfected first priority security interest in favor of the Agent, for the benefit of the Investors, in the Affected Assets as contemplated pursuant to Section 10.11, free and clear of any Adverse Claim;

(iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions hereof; or

(vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

(viii) the transfer of an ownership interest in any Receivable other than an Eligible Receivable;

(ix) the failure by any Parent Group Member (individually or as Collection Agent) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties under the Contracts;

(x) the Percentage Factor exceeding the Maximum Percentage Factor at any time;

(xi) the failure of any Originating Entity to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables;

(xii) any repayment by any Indemnified Party of any amount previously distributed in reduction on Net Investment which such Indemnified Party believes in good faith is required to be made;

(xiii) the commingling by the Transferor, any Originating Entity or the Collection Agent of Collections of Receivables at any time with other funds;

(xiv) any investigation, litigation or proceeding instituted by or against a Person other than such Indemnified Party related to this Agreement, any of the other Transaction Documents, the use of proceeds of Transfers by the Transferor or any Originating Entity, the ownership of Transferred Interests, or any Receivable, Related Security or Contract;

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(xv) the failure of any Special Account Bank, Designated Account Agent, Intermediate Concentration Account Bank or the Concentration Account Bank to remit any amounts held by it pursuant to the instructions set forth in the applicable Special Account Letter, Intermediate Concentration Account Agreement or Concentration Account Agreement or any instruction of the Collection Agent, the Transferor, any Originating Entity or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Special Account Letter, Intermediate Concentration Account Agreement or Concentration Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(xvi) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Transferor or the Seller to qualify to do business or file any notice of business activity report or any similar report;

(xvii) any failure of the Transferor to give reasonably equivalent value to the Seller in consideration of the purchase by the Transferor from the Seller of any Receivable, any failure of the Seller to give reasonably equivalent value to any Transferring Affiliate in consideration of the purchase by the Seller from such Transferring Affiliate of any Receivable, or any attempt by any Person to void, rescind or set-aside any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) any action taken by the Transferor, any Originating Entity or the Collection Agent (if a Parent Group Member or designee thereof) in the enforcement or collection of any Receivable; provided, however, that if any Conduit Investor enters into agreements for the purchase of interests in receivables from one or more Other Transferors, such Conduit Investor shall allocate such Indemnified Amounts which are in connection with a Credit Support Agreement or the credit support furnished by the Credit Support Provider to the Transferor and each Other Transferor; and provided, further, that if such Indemnified Amounts are attributable to any Parent Group Member and not attributable to any Other Transferor, the Transferor shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Transferors and not attributable to any Parent Group Member, such Other Transferors shall be solely liable for such Indemnified Amounts;

(xix) any reduction or extinguishment of, or any failure by any Obligor to pay (in whole or in part), any Receivable or any Related Security with respect thereto as a result of or on account of any violation of or prohibition under any law, rule or regulation now or hereafter in effect from time to time, including without limitation and CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation, or as a result of or on account of the entering of any judicial or regulatory order or agreement adversely affecting the Transferor or any Parent Group Member; or

(xx) any failure by the Transferor or any Parent Group Member to maintain all governmental and other authorization and approvals necessary to render the services, or sell the merchandise, resulting in Receivables.

Section 8.2. Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) shall subject any Indemnified Party to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, the Receivables or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Liquidity Provider Agreement or the credit support furnished by a Credit Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest or the Receivables (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office is located);

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the

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ownership, maintenance or financing of the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder under a Liquidity Provider Agreement or the credit support provided by a Credit Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest or the Receivables; or

(iii) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder under a Liquidity Provider Agreement or the credit support furnished by a Credit Support Provider or otherwise in respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interests or the Receivables, and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder, a Liquidity Provider Agreement or a Credit Support Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through any Administrative Agent, the Transferor shall pay to such Administrative Agent for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such tax, increased cost or reduction.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy or accounting principles, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in each case of any bank regulatory guideline or accounting principles, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto or otherwise as a consequence of the transactions contemplated hereby to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through any Administrative Agent, the Transferor shall pay to such Administrative Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 8.2(b).

(c) Each Administrative Agent will promptly notify the Transferor of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 8.2. A notice by an Administrative Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Administrative Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Anything in this Section 8.2 to the contrary notwithstanding, if a Conduit Investor enters into agreements for the acquisition of interests in receivables from one or more Other Transferors, such Conduit Investor shall allocate the liability for any amounts under this Section 8.2 which are in connection with a Credit Support Agreement or the credit support provided by the Credit Support Provider (“Section 8.2 Costs”) to the Transferor and each Other Transferor; provided, however, that if such Section 8.2 Costs are attributable to any Parent Group Member and not attributable to any Other Transferor, the Transferor shall be solely liable for such Section 8.2 Costs or if such Section 8.2 Costs are attributable to Other Transferors and not attributable to any Parent Group Member, such Other Transferors shall be solely liable for such Section 8.2 Costs.

(e) If any Indemnified Party in a Related Group makes a claim for payment pursuant to this Section 8.2, then the Transferor may, at its option, remove such Related Group and terminate the Commitments of the Investors in such Related Group by paying to the Administrative Agent for such Related Group an amount (the “Payoff Amount”) equal to the sum of (i) the portion of the Net Investment funded by the Investors in such Related Group, (ii) all Discount accrued and to accrue thereon through the last day of the applicable Yield Period(s) to which such Net Investment has been allocated and (iii) all other Aggregate Unpaids owing to the members of such Related Group under the Transaction Documents accrued through the date of such payment (including, without limitation, amounts payable pursuant to this Section 8.2 accrued through the date of payment). Any such removal and termination shall be made upon not less than five (5) Business Days notice delivered by the Transferor to the applicable Administrative Agent. The Payoff Amount for any Related Group shall be calculated by the

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Administrative Agent and notified to the Transferor, which calculation shall be conclusive and binding absent manifest error. Upon such removal and termination, (x) the members of such Related Group shall cease to be parties to this Agreement and the Commitments of all Bank Investors in such Related Group shall be reduced to zero, (y) the Facility Limit will be reduced by an amount equal to the Commitments (determined immediately prior to such termination) of the Bank Investors, in such Related Group and (z) the Maximum Net Investment shall be reduced to 98% of the Facility Limit (determined after giving effect to the reduction thereof as described above).

Section 8.3. Taxes. (a) All payments made hereunder by the Transferor or the Collection Agent (each, a “Payor”) to any Investor, any Administrative Agent or the Agent (each, a “Recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (“Excluded Taxes”). In the event that any withholding or deduction from any payment made by the Payor hereunder is required in respect of any Taxes, then such Payor shall:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to each Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) pay to the Recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any Recipient with respect to any payment received by such Recipient hereunder, the Recipient may pay such Taxes and the Payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the Recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Recipient would have received had such Taxes not been asserted. Notwithstanding the foregoing, the Payor shall not be obligated to pay any such additional amounts pursuant to clause (iii) above or pursuant to the immediately preceding sentence to a Bank Investor that is not organized under the laws of the United States of America or a state thereof if such Bank Investor shall have failed to comply with the requirements of paragraph (b) of this Section 8.3 as of the time such Taxes are due and payable.

If the Payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Recipient the required receipts or other required documentary evidence, the Payor shall indemnify the Recipient for any incremental Taxes, interest, or penalties that may become payable by any Recipient as a result of any such failure.

(b) Each Investor that is not incorporated under the laws of the United States of America or a state thereof shall:

(X) (i) on or before the date of any payment by a Payor to such Investor, deliver to such Payor, the Agent and the Administrative Agent for its Related Group (A) two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(ii) deliver to each Payor, the Agent and the Administrative Agent for its Related Group two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to such Payor; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by either Payor, the Agent or the Administrative Agent for its Related Group; or

(Y) Each Investor or transferee that is not a “bank” under Section 881(c)(3)(A) of the Internal Revenue Code thereof shall:

(i) on or before the date it becomes a party hereto (or, in the case of a participant, on or before the date such participant becomes a participant hereunder), deliver to each Payor, the Agent and the Administrative Agent for its Related Group (i) a statement under penalties of perjury that such Investor or transferee (x) is not a “bank” under Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for

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purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (y) is not a 10-percent shareholder within the meaning of Section 811(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code and (ii) a properly completed and duly executed Internal Revenue Service Form W-8 or applicable successor form;

(ii) deliver to each Payor, the Agent and its Administrative Agent two further properly completed and duly executed copies of such Form W-8 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to such Payor or upon the request of such Payor; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may be reasonably requested by either Payor, the Agent or its Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes an Investor hereunder which renders all such forms inapplicable or which would prevent such Investor from duly completing and delivering any such form with respect to it and such Investor so advises each Payor, the Agent and its Administrative Agent. Each Person that shall become an Investor or a participant of an Investor pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a participant of an Investor the obligations of such participant of an Investor pursuant to this subsection (b) shall be determined as if the participant of an Investor were an Investor except that such participant of an Investor shall furnish all such required forms, certifications and statements to the Investor from which the related participation shall have been purchased.

Section 8.4. Other Costs, Expenses and Related Matters. (a) The Transferor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors, the Administrative Agents and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any of the Investors, the Administrative Agents and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of any Investor, any Administrative Agent or the Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Transferred Interest) and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (b) arising in connection with any Investor’s, any Administrative Agent’s, the Agent’s or any Collateral Agent’s enforcement or preservation of rights (including, without limitation, the perfection and protection of the Transferred Interest under this Agreement), or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) With respect to any Tranche to which all or any portion of the Net Investment held by any of the Investors in a Related Group has been allocated, the Transferor shall pay to the Administrative Agent for such Related Group, for the account of each applicable Investor, on demand any Early Collection Fee due on account of the reduction of such Tranche on a day prior to the last day of its Tranche Period (or, in the case of a CP Tranche Period, on or prior to the maturity date for the Commercial Paper allocated to fund or maintain such Net Investment).

Section 8.5. Reconveyance Under Certain Circumstances. The Transferor agrees to accept the reconveyance from the Agent, on behalf of the applicable Investors, of the Transferred Interest if the Agent or any Administrative Agent notifies Transferor of a material breach of any representation or warranty made or deemed made pursuant to Article III of this Agreement and Transferor shall fail to cure such breach within 15 days (or, in the case of the representations and warranties in Sections 3.1(d) and 3.1(j), 3 days) of such notice. The reconveyance price shall be paid by the Transferor to the Agent, for the account of the applicable Investors, as applicable, in immediately available funds on such 15th day (or 3rd day, if applicable) in an amount equal to the Aggregate Unpaids; provided that if such 15th day (or 3rd day) is not a Business Day, such reconveyance and the related payment shall be made on the next following Business Day.

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ARTICLE IX

THE AGENT; BANK COMMITMENT; THE ADMINISTRATIVE AGENTS

Section 9.1. Authorization and Action. (a) Each Investor hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Investor hereby appoints the Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent may deem necessary or appropriate or that any Investor may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Receivables now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Majority Investors may direct the Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Agent hereunder, the Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Majority Investors; provided, however, the Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose the Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Termination Event or Potential Termination Event, the Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Majority Investors (which consent shall not be unreasonably withheld or delayed). The Agent shall not, without the prior written consent of all Bank Investors, agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of Discount or fees payable hereunder to the Investors or delay the scheduled dates for payment of such amounts, (B) increase the Servicing Fee (other than as permitted pursuant to Section 6.2(b)), (C) modify any provisions of this Agreement or the Receivables Purchase Agreement or the Parent Agreement relating to the timing of payments required to be made by the Transferor, any Originating Entity, FME KGaA or FMCH or the application of the proceeds of such payments, (D) permit the appointment of any Person (other than the Agent) as successor Collection Agent, (E) release any property from the lien provided by this Agreement (other than as expressly contemplated herein) or (F) extend or permit the extension of the Commitment Termination Date without the consent of each Bank Investor. The Agent shall not, without the prior written consent of each Administrative Agent, agree to amend, modify or waive any provision of this Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, the Receivables Purchase Agreement or the Parent Agreement. The Agent shall not agree to any amendment of this Agreement which increases the dollar amount of any Investor’s Commitment without the prior consent of such Investor. In addition, the Agent shall not agree to any amendment of this Agreement not specifically described in the two preceding sentences without the consent of the Majority Investors (which consent shall not be unreasonably withheld or delayed). In the event the Agent requests any Investor’s consent pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from such Investor within 10 Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Agent shall have obtained sufficient consent hereunder.

(b) The Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

SECTION 9.2. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for any Parent Group Member), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Investor and shall not be responsible to any Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Parent Group Member or the Collection Agent or to inspect the property (including the books and records) of any Parent Group Member or

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the Collection Agent; (iv) shall not be responsible to any Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.3. Credit Decision. Each Investor acknowledges that it has, independently and without reliance upon the Agent, any Administrative Agent, any Affiliate of an Administrative Agent or any other Investor and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party and, if it so determines, to accept the transfer to the Agent on its behalf of any undivided ownership interest in the Affected Assets hereunder. Each Investor also acknowledges that it will, independently and without reliance upon the Agent, any of the Agent’s Affiliates or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 9.4. Indemnification of the Agent. The Bank Investors agree to indemnify the Agent (to the extent not reimbursed by the Transferor), ratably in accordance with their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, any of the other Transaction Documents hereunder or thereunder, provided that the Bank Investors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors agree to reimburse the Agent, ratably in accordance with their respective Commitments, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Bank Investors hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Transferor.

Section 9.5. Successor Agent. The Agent may resign at any time by giving written notice thereof to each Investor and the Transferor and may be removed at any time with cause by the Majority Investors. Upon any such resignation or removal, the Majority Investors shall appoint a successor Agent. Each Investor agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Agent. If no such successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Investors’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Investors, appoint a successor Agent which successor Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 9.6. Payments by the Agent. All amounts received by the Agent on behalf of the Investors shall be paid by the Agent to the Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Investors on such Business Day, but, in any event, shall pay such amounts to the Investors not later than the following Business Day. All amounts received by the Agent hereunder on behalf of the Investors shall be allocated among the Related Groups in accordance with Sections 2.5 and/or 2.6, as applicable. For purposes of the foregoing, the Agent shall be deemed to be a member of the Related Group that includes Paradigm.

Section 9.7. Bank Commitment; Assignment to Bank Investors.

(a) Bank Commitment. At any time on or prior to the Commitment Termination Date, in the event that a Conduit Investor does not effect an Incremental Transfer as requested under Section 2.2(a), then at any time, the Transferor shall have the right to require such Conduit Investor to assign its interest in the Net Investment in whole

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to the Bank Investors in its Related Group pursuant to this Section 9.7. In addition, at any time on or prior to the Commitment Termination Date, (i) upon the occurrence of a Termination Event that results in the Termination Date or (ii) if a Conduit Investor elects to give notice to the Transferor of a Reinvestment Termination Date, the Transferor hereby requests and directs that such Conduit Investor assign its interest in the Net Investment in whole to the Bank Investors in its Related Group pursuant to this Section 9.7 and the Transferor hereby agrees to pay the amounts described in Section 9.7(d) below. Provided that the Net Asset Test is satisfied, upon any such election by a Conduit Investor or any such request by the Transferor to such Conduit Investor, such Conduit Investor shall make such assignment and the Bank Investors in its Related Group shall accept such assignment and shall assume all of such Conduit Investor’s obligations hereunder. In connection with any assignment from a Conduit Investor to the Bank Investors in its Related Group pursuant to this Section 9.7, each Bank Investor shall, on the date of such assignment, pay to such Conduit Investor an amount equal to its Assignment Amount. Upon any assignment by a Conduit Investor to the Bank Investors in its Related Group as contemplated hereunder, such Conduit Investor shall cease to make any additional Incremental Transfers hereunder.

(b) Assignment. No Bank Investor may assign all or a portion of its interests in the Net Investment, the Receivables, and Collections, Related Security and Proceeds with respect thereto and its rights and obligations hereunder to any Person unless approved in writing by the Administrative Agent for its Related Group, on behalf of the related Conduit Investor. Without limiting the generality of the foregoing, it is understood for the avoidance of doubt that an Administrative Agent may condition any approval on its receipt of written confirmation from each applicable Rating Agency that such assignment will not result in the reduction or withdrawal of the then current rating of the Commercial Paper issued by the related Conduit Investor. In the case of an assignment by a Conduit Investor to the Bank Investors or by a Bank Investor to another Person, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement in substantially the form of Exhibit G attached hereto, duly executed, assigning to the assignee a pro rata interest in the Net Investment, the Receivables, and Collections, Related Security and Proceeds with respect thereto and the assignor’s rights and obligations hereunder and the assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such interest for all purposes, it being understood that the Bank Investors, as assignees, shall (x) be obligated to fund Incremental Transfers under Section 2.2(a) in accordance with the terms thereof, notwithstanding that related Conduit Investor was not so obligated and (y) not have the right to elect the commencement of the amortization of the Net Investment pursuant to the definition of “Reinvestment Termination Date”, notwithstanding that the related Conduit Investor had such right) and (ii) the assignor shall relinquish its rights with respect to such interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent, the Administrative Agent for the applicable Related Group and the Transferor. All costs and expenses of the Agent, the applicable Administrative Agent and the assignor and assignee incurred in connection with any assignment hereunder shall be borne by the Transferor and not by the assignor or any such assignee. No Bank Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the applicable Liquidity Provider Agreement.

(c) Effects of Assignment. By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Transferor, any Parent Group Member or the Collection Agent or the performance or observance by the Transferor, any Parent Group Member or the Collection Agent of any of their respective obligations under this Agreement, the Receivables Purchase Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, the Parent Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Receivables Purchase Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, the Parent Agreement, and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment

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and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, any Administrative Agent, or any of their respective Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents, the Receivables, the Contracts and the Related Security; (vi) such assignee appoints and authorizes the applicable Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents, the Receivables, the Contracts and the Related Security, (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (viii) such assignee agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 10.9 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by such Conduit Investor.

(d) Transferor’s Obligation to Pay Certain Amounts; Additional Assignment Amount. The Transferor shall pay to the Administrative Agent for a Conduit Investor or, in the case of GBFC, to such Conduit Investor, for the account of such Conduit Investor, in connection with any assignment by such Conduit Investor to the Bank Investors in its Related Group pursuant to this Section 9.7, an aggregate amount equal to all Discount to accrue through the end of each outstanding Tranche Period plus all other Aggregate Unpaids (other than the Net Investment) owing to such Conduit Investor. To the extent that such Discount relates to interest or discount on Related Commercial Paper, if the Transferor fails to make payment of such amounts at or prior to the time of assignment by such Conduit Investor to the Bank Investors in its Related Group, such amount shall be paid by such Bank Investors (in accordance with their respective Pro Rata Shares) to such Conduit Investor as additional consideration for the interests assigned to such Bank Investors and the amount of the “Net Investment” hereunder held by such Bank Investors shall be increased by an amount equal to the additional amount so paid by such Bank Investors.

(e) Administration of Agreement After Assignment. After any assignment by a Conduit Investor to the Bank Investors in its Related Group pursuant to this Section 9.7 (and the payment of all amounts owing to such Conduit Investor in connection therewith), all rights of the related Collateral Agent set forth herein shall be deemed to be afforded to the Administrative Agent for such Related Group on behalf of such Bank Investors instead of such Collateral Agent.

(f) Payments. After any assignment by a Conduit Investor to the Bank Investors in its Related Group pursuant to this Section 9.7, all payments to be made hereunder by the Transferor or the Collection Agent to such Conduit Investor shall be made to the applicable Administrative Agent’s account as such account shall have been notified to the Transferor and the Collection Agent.

(g) Downgrade of Bank Investor. If (at any time prior to any assignment by a Conduit Investor to the Bank Investors in its Related Group as contemplated pursuant to this Section 9.7) the short term debt rating of any Bank Investor in such Related Group shall be “A-2” or “P-2” from Standard & Poor’s or Moody’s, respectively, with negative credit implications, such Bank Investor, upon request of the applicable Administrative Agent, shall, within 30 days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” and “P-2” from Standard & Poor’s and Moody’s, respectively, and which shall not be so rated with negative credit implications). If the short term debt rating of a Bank Investor in a Related Group shall be “A-3” or “P-3”, or lower, from Standard & Poor’s or Moody’s, respectively (or such rating shall have been withdrawn by Standard & Poor’s or Moody’s), such Bank Investor, upon request of the applicable Administrative Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” and “P-2” from Standard & Poor’s and Moody’s, respectively, and which shall not be so rated with negative credit implications). In either such case, if any such Bank Investor in a Related Group shall not have assigned its rights and obligations under this Agreement within the applicable time period described above, the related Conduit Investor shall have the right to require such Bank Investor to accept the assignment of such Bank Investor’s Pro Rata Share of the Net Investment; such assignment shall occur in accordance with the applicable provisions of this Section 9.7. Such Bank Investor shall be obligated to pay to such Conduit Investor, in connection with such assignment, in addition to the Pro Rata Share of the Net Investment, an amount equal to the Interest Component of

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the outstanding Commercial Paper issued to fund the portion of the Net Investment being assigned to such Bank Investor, as reasonably determined by the applicable Administrative Agent. Notwithstanding anything contained herein to the contrary, upon any such assignment to a downgraded Bank Investor as contemplated pursuant to the immediately preceding sentence, the aggregate available amount of the applicable Related Group Limit, solely as it relates to new Incremental Transfers to such Conduit Investor, shall be reduced by the amount of unused Commitment of such downgraded Bank Investor; it being understood and agreed, that nothing in this sentence or the two preceding sentences shall affect or diminish in any way any such downgraded Bank Investor’s Commitment to the Transferor or such downgraded Bank Investor’s other obligations and liabilities hereunder and under the other Transaction Documents.

Section 9.8. Appointment of Administrative Agents. (a) Each Investor in a Related Group hereby appoints and authorizes the Administrative Agent for its Related Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Investor in a Related Group hereby appoints the Administrative Agent for its Related Group as its agent to execute and deliver all further instruments and documents, and take all further action that such Administrative Agent may deem necessary or appropriate or that any Investor may reasonably request to enable any of them to exercise or enforce any of their respective rights hereunder. Bank Investors representing at least 66 and 2/3% of the aggregate Commitments of all Bank Investors in a Related Group (the “Group Majority Investors” for such Related Group) may direct the Administrative Agent for such Related Group to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to an Administrative Agent hereunder, such Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Group Majority Investors; provided, however, no Administrative Agent shall be required to take any action hereunder if the taking of such action, in the reasonable determination of such Administrative Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose such Administrative Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Termination Event or Potential Termination Event, the Administrative Agent for a Related Group shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Group Majority Investors (which consent shall not be unreasonably withheld or delayed). The Administrative Agent for a Related Group shall not, without the prior written consent of all Bank Investor, in such Related Group, agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of Discount or fees payable hereunder to the Bank Investors, in such Related Group or delay the scheduled dates for payment of such amounts, (B) increase the Servicing Fee (other than as permitted pursuant to Section 6.2(b)), (C) modify any provisions of this Agreement or the Receivables Purchase Agreement or the Parent Agreement relating to the timing of payments required to be made by the Transferor, any Originating Entity, FME KGaA or FMCH or the application of the proceeds of such payments, (D) permit the appointment of any Person (other than the Agent) as successor Collection Agent, (E) release any property from the lien provided by this Agreement (other than as expressly contemplated herein) or (F) extend or permit the extension of the Commitment Termination Date without the consent of each Bank Investor, in such Related Group. The Administrative Agent for a Related Group shall not agree to any amendment of this Agreement which increases the dollar amount of the Commitment of a Bank Investor in such Related Group without the prior consent of such Bank Investor. In addition, no Administrative Agent shall agree to any amendment of this Agreement not specifically described in the two preceding sentences without the consent of the related Group Majority Investors (which consent shall not be unreasonably withheld or delayed). In the event an Administrative Agent requests any Investor’s consent pursuant to the foregoing provisions and such Administrative Agent does not receive a consent (either positive or negative) from such Investor within 10 Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether such Administrative Agent shall have obtained sufficient consent hereunder.

(b) Each Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 9.9. Administrative Agent’s Reliance, Etc. Neither any Administrative Agent nor any directors, officers, agents or employees of an Administrative Agent shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, each Administrative Agent: (i) may consult with legal counsel (including counsel for any Parent Group Member),

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independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Investor and shall not be responsible to any Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Parent Group Member or the Collection Agent or to inspect the property (including the books and records) of any Parent Group Member or the Collection Agent; (iv) shall not be responsible to any Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.10. Indemnification of the Administrative Agents. The Bank Investors, in each Related Group agree to indemnify the Administrative Agent for such Related Group (to the extent not reimbursed by the Transferor), ratably in accordance with their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Administrative Agent, any of the other Transaction Documents hereunder or thereunder, provided that the Bank Investors, in a Related Group shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the applicable Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors, in each Related Group agree to reimburse the Administrative Agent for such Related Group, ratably in accordance with their Pro Rata Shares, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by such Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of such Bank Investors, hereunder and/or thereunder and to the extent that such Administrative Agent is not reimbursed for such expenses by the Transferor.

Section 9.11. Successor Administrative Agents. Any Administrative Agent may resign at any time by giving written notice thereof to the Agent, each Investor in its Related Group and the Transferor and may be removed at any time with cause by the applicable Group Majority Investors. Upon any such resignation or removal, the Group Majority Investors for such Related Group shall appoint a successor Administrative Agent. Each Investor agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed for such Related Group, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Group Majority Investors’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Investors in such Related Group, appoint a successor Administrative Agent for such Related Group which successor Administrative Agent shall be either (i) a commercial bank having a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.12. Payments by the Administrative Agents. Unless specifically allocated to an Investor pursuant to the terms of this Agreement, all amounts received by an Administrative Agent on behalf of the Investors in its Related Group shall be paid by such Administrative Agent to the Investors in its Related Group (at their respective accounts specified in their respective Assignment and Assumption Agreements) in accordance with their respective related pro rata interests in the Net Investment on the Business Day received by such Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case such Administrative Agent shall use its reasonable efforts to pay such amounts to the Investors in its Related Group on such Business Day, but, in any event, shall pay such amounts to such Investors in accordance with their respective related pro rata interests in the Net Investment not later than the following Business Day.

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ARTICLE X

MISCELLANEOUS

Section 10.1. Term of Agreement. This Agreement shall terminate on the date following the Termination Date upon which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, in each case, in cash; provided, however, that (i) the rights and remedies of the Agent, the Investors and the Administrative Agents with respect to any representation and warranty made or deemed to be made by the Transferor pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, and (iii) the agreement set forth in Section 10.9 hereof, shall be continuing and shall survive any termination of this Agreement.

Section 10.2. Waivers; Amendments. No failure or delay on the part of the Agent, any Investor or any Administrative Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended or waived if, but only if, in the case of any amendment, such amendment is in writing and is signed by the Transferor, the Agent, each Administrative Agent and the Majority Investors and in the case of any waiver, such waiver is granted in writing by each Administrative Agent. Without limiting the generality of the foregoing, it is understood for the avoidance of doubt that an Administrative Agent may condition its consent to any amendment or waiver on its receipt of written confirmation from S&P and Moody’s that such amendment or waiver will not result in the reduction or withdrawal of the then current rating of the Commercial Paper issued by its related Conduit Investor.

Section 10.3. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy when such telecopy is transmitted to the telecopy number specified in this Section 10.3 and confirmation is received, (ii) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 10.3. However, anything in this Section to the contrary notwithstanding, the Transferor hereby authorizes each Investor, each Administrative Agent and the Agent to effect Transfers, Tranche Period and Tranche Rate selections based on telephonic notices made by any Person which such Investor, such Administrative Agent or the Agent, as applicable, in good faith believes to be acting on behalf of the Transferor. The Transferor agrees to deliver promptly to each such Investor or Administrative Agent or the Agent, as applicable, a written confirmation of each telephonic notice directed to such Person signed by an authorized officer of Transferor. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Agent or the applicable Investor or Administrative Agent, the records of such Investor or Administrative Agent or the Agent, as applicable shall govern absent manifest error.

If to the Transferor:

(NMC Funding Corporation)
920 Winter Street
Waltham, MA 02451
Telephone: (781) 699-2668
Telecopy: (781) 699-9756
Attn: Mark Fawcett
Payment Information:
Chase Manhattan Bank, N.A.
ABA 021-000-021
Account 323-0-76823

If to the Collection Agent:

National Medical Care, Inc.
920 Winter Street
Waltham, MA 02451
Telephone: (781) 699-2668
Telecopy: (781) 699-9756
Attn: Mark Fawcett

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If to the Agent:

WestLB AG, New York Branch
1211 Avenue of the Americas
New York, New York 10036
Attention: Asset Securitization Group
Telephone: (212) 852-6000
Telecopy: (212) 597-1423

If to Paradigm:

c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard Suite 318
Charlotte, North Carolina 28211
Attention: Douglas Johnson
Telephone: 704-365-0569
Telecopy: 704-365-1362

If to the Administrative Agent for Paradigm:

c/o WestLB AG, New York Branch
1211 Avenue of the Americas
New York, New York 10036
Attention: Asset Securitization Group
Telephone: (212) 852-6000
Telecopy: (212) 597-1423

If to GBFC:

Giro Balanced-Funding Corporation
c/o Global Securitization Services
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Damian Perez
Tel: 631/587-4700
Telecopy: 212/302-8767

If to BayernLB:

Bayerische Landesbank, New York Branch
560 Lexington Avenue
New York, New York 10022
Attention: Customer Securitization
Tel: 212/310-9878
Telecopy: 212/230-9020

If to Liberty Street:

c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Andrew Stidd
Telephone: (631) 587-4700
Telecopy: (212) 302-8767

If to the Administrative Agent for Liberty Street:

The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Michael Eden
Tel: 212/225-5237
Fax: 212/225-5274

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with a copy to:

The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Vilma Pindling
Tel: 212/225-5410
Fax: 212/225-6465

If to the Bank Investors, at their respective addresses set forth on Schedule I or in the Assignment and Assumption Agreement pursuant to which it became a party hereto.

Section 10.4. Governing Law; Submission to Jurisdiction; Integration.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Transferor and the Collection Agent hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 10.4 shall affect the right of any Investor to bring any action or proceeding against the Transferor or the Collection Agent or any of their respective properties in the courts of other jurisdictions.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(d) The Transferor and NMC each hereby appoint Arent Fox LLP, located at 1675 Broadway, New York, New York 10019 as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York by any Administrative Agent, the Agent, any Investor, any Collateral Agent or any assignee of any of them.

Section 10.5. Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.6. Successors and Assigns. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Transferor nor the Collection Agent may assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of each Administrative Agent. No provision of this Agreement shall in any manner restrict the ability of any Conduit Investor, any Bank Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Transferred Interest.

(b) Each of the Transferor and the Collection Agent hereby agrees and consents to the assignment by any Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Transferred Interest to any Liquidity Provider for such Conduit Investor. In addition, each of the Transferor and the Collection Agent hereby consents to and acknowledges the assignment by any Conduit Investor of all of its rights under, interest in and title to this Agreement and the Transferred Interest to the related Collateral Agent.

60

Section 10.7. Waiver of Confidentiality. The Transferor hereby consents to the disclosure of any non-public information with respect to it received by any Conduit Investor, the Agent, any Bank Investor or any Administrative Agent to any of the Conduit Investors, the Agent, any nationally recognized rating agency rating the Commercial Paper of such Conduit Investor, any Administrative Agent, any Collateral Agent, any Bank Investor or potential Bank Investor, any Liquidity Provider or any Credit Support Provider in relation to this Agreement.

Section 10.8. Confidentiality Agreement. (a) Each of the parties hereto hereby agrees that, from the commencement of discussions with respect to the transactions contemplated by the Transaction Documents (the “Transaction”), each of the parties hereto (and each of their respective, and their respective affiliates, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any party related to such structure and tax aspects. In this regard, the parties hereto acknowledge and agree that the disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the parties hereto acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other Person.

(b) Subject to Section 10.8(a), each of the Transferor and the Collection Agent hereby agrees that it will not disclose, and the Transferor will cause each Parent Group Member to refrain from disclosing, the contents of this Agreement or any other proprietary or confidential information of any Conduit Investor, the Agent, any Administrative Agent, any Collateral Agent, any Liquidity Provider or any Bank Investor to any other Person except (i) as required by federal or state securities laws, (ii) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency provided such auditors, attorneys, employees financial advisors or rating agencies are informed of the highly confidential nature of such information or (iii) following notice thereof to each Administrative Agent, as otherwise required by other applicable law or order of a court of competent jurisdiction.

(c) Each Administrative Agent, each Investor and the Agent acknowledges that it or its agents or representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records (“Confidential Information”) identified to it in writing as being of a confidential nature or in which the Transferor or an Originating Entity has a proprietary interest. Subject to Section 10.8(a), each Administrative Agent, each Investor and the Agent agrees that all such Confidential Information so obtained by it is to be regarded as confidential information and that such Confidential Information may be subject to laws, rules and regulations regarding patient confidentiality, and agrees that (x) it shall retain in confidence, and shall ensure that its agents and representatives retain in confidence, and will not disclose, any of such Confidential Information without the prior written consent of the Transferor and (y) it will not, and will ensure that its agents and representatives will not, make any use whatsoever (other than for purposes of this Agreement) of any of such Confidential Information without the prior written consent of the Transferor; provided, however, that such Confidential Information may be disclosed to the extent that such Confidential Information (i) may be or becomes generally available to the public (other than as a breach of this Section 10.8(c), (ii) is required or appropriate in response to any summons or subpoena in connection with any litigation or (iii) is required by law to be disclosed; and provided, further, however, that such Confidential Information may be disclosed to (A) the Agent, any Administrative Agent, any Investor, any Credit Support Provider and any Liquidity Provider, subject to the terms of this Section 10.8(c), (B) any such Person’s legal counsel, auditors and other business advisors, (C) any such Person’s government regulators and (D) the rating agencies rating any Commercial Paper issued by a Conduit Investor, provided that the Person making such disclosure shall advise each recipient thereof referred to in clauses (A), (B), (C) and (D) above that such Confidential Information is to be regarded and maintained as confidential information and that each Administrative Agent has agreed to keep confidential such Confidential Information as provided in clauses (x) and (y) above. Notwithstanding anything herein to the contrary, the parties hereto agree that the Transferor and the Collection Agent shall not be required to furnish any patient specific medical information to the extent the disclosure of such information would violate applicable law, unless and until the recipient of such information executes and delivers a business associate agreement in substantially the form attached as Exhibit J.

Section 10.9. No Bankruptcy Petition Against Conduit Investors. Each of the Transferor and the Collection Agent hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of any Conduit Investor, it will not, and the Transferor will cause each Parent Group Member to not, institute against, or encourage, assist or join any other Person in instituting against, such Conduit Investor any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings

61

or other similar proceeding under the laws of the United States or any state of the United States or any other proceedings related to an Event of Bankruptcy. Notwithstanding any provision contained in this Agreement to the contrary, no Conduit Investor shall, nor shall any Conduit Investor be obligated to, pay any amount pursuant to this Agreement unless (i) the Conduit Investor has received funds which may be used to make such payment in accordance with such Conduit Investor’s commercial paper program documents, which funds are not required to repay its Commercial Paper when due; and (ii) after giving effect to such payment, either (x) there is sufficient liquidity available (determined in accordance with such program documents) to pay the Face Amount of all its Commercial Paper, (y) the Conduit Investor is not rendered insolvent or (z) its Commercial Paper has been repaid in full. Any amount which the Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or a corporate obligation of the Conduit Investor for any insufficiency. The provisions of this Section shall survive the termination of this Agreement.

Section 10.10. No Recourse Against Stockholders, Officers or Directors. No recourse under any obligation, covenant or agreement of any Conduit Investor contained in this Agreement shall be had against Global Securitization Services, LLC (nor any affiliate thereof), AMACAR Group L.L.C. (nor any affiliate thereof), or any stockholder, officer or director of such Conduit Investor, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Investor, and that no personal liability whatsoever shall attach to or be incurred by Global Securitization Services, LLC (or any affiliate thereof), AMACAR Group L.L.C. (or any affiliate thereof), or the stockholders, officers, or directors of such Conduit Investor, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of Global Securitization Services , LLC (or any affiliate thereof), AMACAR Group L.L.C. (or any affiliate thereof) and every such stockholder, officer or director of such Conduit Investor is hereby expressly waived as a condition of and consideration for the execution of this Agreement.

Section 10.11. Characterization of the Transactions Contemplated by the Agreement. It is the intention of the parties that the transactions contemplated hereby constitute the sale of the Transferred Interest, conveying good title thereto free and clear of any Adverse Claims to the Agent, on behalf of the Investors, and that the Transferred Interest not be part of the Transferor’s estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend that the Transferor shall be deemed to have granted to the Agent, on behalf of the Investors, and the Transferor hereby grants to the Agent, on behalf of the Investors, a first priority perfected and continuing security interest in all of the Transferor’s right, title and interest in, to and under the Receivables, together with Related Security, Collections and Proceeds with respect thereto, and together with all of the Transferor’s rights under the Receivables Purchase Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement and all other Transaction Documents with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables, and that this Agreement shall constitute a security agreement under applicable law. The Transferor hereby assigns to the Agent, on behalf of the Investors, all of its rights and remedies under the Receivables Purchase Agreement, the Transferring Affiliate Letter and the BMA Transfer Agreement (and all instruments, documents and agreements executed in connection therewith) with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

62

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transfer and Administration Agreement as of the date first written above.

PARADIGM FUNDING LLC,
as a Conduit Investor

By:
/s/  Doris J. Hearn
Name:     Doris J. Hearn
Title: Vice President

GIRO BALANCED FUNDING CORPORATION,
as a Conduit Investor

By:
/s/  Damian A. Perez
Name:     Damian A. Perez
Title: Vice President

LIBERTY STREET FUNDING LLC,
as a Conduit Investor

By:
/s/  Jill A. Russo
Name:     Jill A. Russo
Title: Vice President

NMC FUNDING CORPORATION,
as Transferor

By:
/s/  Mark Fawcett
Name:     Mark Fawcett
Title: Vice President and Treasurer

NATIONAL MEDICAL CARE, INC.,
as Collection Agent

By:
/s/  Mark Fawcett
Name:     Mark Fawcett
Title: Vice President and Treasurer

63

WESTLB AG, NEW YORK BRANCH, as Agent, an Administrative Agent and as a Bank Investor

By:
/s/  Matthew Tallo
Name:     Matthew Tallo
Title: Executive Director

By:
/s/  Vesselina Koleva
Name:     Vesselina Koleva
Title: Director

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as an Administrative Agent

By:
/s/  Alexander Kohnert
Name:     Alexander Kohnert
Title: Senior Vice President

By:
/s/  Lori-Ann Wynter
Name:     Lori-Ann Wynter
Title: Vice President

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH, as a Bank Investor

By:
/s/  Lori-Ann Wynter
Name:     Lori-Ann Wynter
Title: Vice President

By:
/s/  Jana Schmiedel
Name:     Jana Schmiedel
Title: Second Vice President

64

THE BANK OF NOVA SCOTIA,
 as an Administrative Agent and as a Bank Investor

By:
/s/  Michael Eden
Name:     Michael Eden
Title: Director

LANDESBANK HESSEN-THUERINGEN GIROZENTRALE, as a Bank Investor

By:
/s/  Martin Scheeze
Name:     Martin Scheeze
Title: Senior Vice President

By:
/s/  Stefan Brandauer
Name:     Stefan Brandauer
Title: Vice President

65

SCHEDULE I

to

FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT

NOTICE ADDRESSES FOR BANK INVESTORS

WESTLB AG, NEW YORK BRANCH
1211 Avenue of the Americas
New York, New York 10036
Attention: Asset Securitization Group
Telephone: (212) 852-6000
Telecopy: (212) 597-1423

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH
560 Lexington Avenue
New York, New York 10022
Attention: Alexander Kohnert
Tel: 212/310-9878
Telecopy: 212/230-9020

LANDESBANK HESSEN — THUERINGEN GIROZENTRALE
Neue Mainzer Strasse 52-58
D-60297 Frankfurt am Main
Germany
Attention: Martin Scheele
Tel: 01149-69-9132-3183
Fax: 01149-69-9132-4190

THE BANK OF NOVA SCOTIA
One Liberty Plaza
New York, NY 10006
Attention: Michael Eden
Tel: 212/225-5237
Fax: 212/225-5274

with a copy to:

The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Vilma Pindling
Tel: 212/225-5410
Fax: 212/225-6465

66

SCHEDULE II

to

FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT

COMMITMENTS OF BANK INVESTORS

Bank Investor	Commitment

WestLB AG, New York Branch	$185,000,000
Bayerische Landesbank, Cayman Islands Branch	$167,000,000
The Bank of Nova Scotia	$143,000,000
Landesbank Hessen — Thueringen Girozentrale	$55,000,000

67

EXHIBIT A
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORMS OF CONTRACTS
[* 25 pages]

EXHIBIT B
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
CREDIT AND COLLECTION POLICIES AND PRACTICES
[* 97 pages]

EXHIBIT C
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
List of Special Account Banks, Designated Account Agents and Concentration Bank
[* 14 pages]

EXHIBIT D-1
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF SPECIAL ACCOUNT LETTER

EXHIBIT D-1
FORM OF SPECIAL ACCOUNT BANK LETTER
[DATE]
[Name and Address of
Special Account Bank]
[Name of Originating Entity]
Ladies and Gentlemen:
          Reference is made to our depositary account[s] number[s]                                          maintained in the name of the undersigned (the “Originating Entity”) with you (the “Account[s]”).
          Unless otherwise directed by the Originating Entity, you are hereby instructed to transfer funds on deposit in the Account[s] solely to the following account by [ACH transfer or, if so directed by the Originating Entity, by wire transfer] [intrabank transfer]:
[Name, number and designation of (i) the Concentration Account and
Concentration Account Bank or (ii) the Intermediate Concentration Account, as applicable].
          Each such transfer shall be made at the end of each banking day on which the amount on deposit in the Account[s] exceeds $20,000, with the amount of the transfer being equal to the total amount of such funds in excess of $5,000; provided that that Originating Entity may, at its option, deliver a standing instruction to you to effect such transfer at the end of each banking day regardless of the amount on deposit in the Account[s], with the amount of the transfer being equal to the total amount of funds in the Account[s].

          Please agree to the terms of, and acknowledge receipt of, this letter by signing in the space provided below on two copies hereof sent herewith and send the signed copies to NMC the Originating Entity at its address at 920 Winter Street, Waltham, MA 02451, Attention: Mark Fawcett.

Very truly yours, [NAME OF ORIGINATING ENTITY]
By:
Title

Agreed and acknowledged:

[NAME OF SPECIAL ACCOUNT BANK]

By:

Title:

2

EXHIBIT D-2
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF CONCENTRATION ACCOUNT AGREEMENT

EXHIBIT D-2
FORM OF CONCENTRATION ACCOUNT AGREEMENT
(the “Agreement”)
October 16, 2008
JPMorgan Chase Bank
270 Park Avenue
New York, NY 10017-2070
Re:       Account #323-0-76823
Ladies and Gentlemen:
          You are hereby notified, in connection with certain transactions involving its accounts receivable, that NMC FUNDING CORPORATION (the “Transferor”) has transferred certain rights in Account # 323-0-76823 (the “Account”), as more particularly described below, to WestLB AG, New York Branch (“WestLB”), as Agent (the “Agent”) under the Fourth Amended and Restated Transfer and Administration Agreement dated October 16, 2008 by and among the Transferor, as transferor, National Medical Care, Inc., as Collection Agent, the entities from time to time parties thereto as “Conduit Investors,” “Bank Investors,” “Administrative Agents” and WestLB as Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time. The Agreement amends, restates and supersedes the letter agreement dated October 23, 2003 among the Transferor, the Agent and you.
(a)	Transfer to the Agent. The Transferor has transferred exclusive ownership and dominion over the Account, including with respect to all monies, checks, instruments, collections, remittances and other payment items received in the Account (the “Payment Items”), to the Agent and, effective as of the Effective Time (as defined below), will transfer exclusive control of the Account to the Agent.

(b)	Prior to Notice of Effectiveness. You are hereby instructed: (i) until the Effective Time to make such transfers from the Account at such times and in such manner as the Transferor shall from time to time instruct to the extent such instructions are not inconsistent with the instructions set forth herein, and (ii) to permit the Transferor and the Agent to obtain upon request any information relating to the Account, including, without limitation, any information regarding the balance or activity of the Account.

(c)	Following Notice of Effectiveness. The Transferor and the Agent hereby instruct you, beginning on the opening of business on the business day next succeeding the business day on which a notice purporting to be signed by the Agent in substantially the form attached hereto as “Annex I” with a copy of this Agreement attached thereto (a “Notice of Effectiveness”) is received by facsimile or otherwise by Frances A. Ruke or Jeanne A. Muino at the address or facsimile number set forth below (or at such other address or facsimile number as you may from time to time notify the Agent and the Transferor in writing) (or if such Notice of Effectiveness is so received after 12:00 noon, New York City time, on any such business day, on the opening of business on the second business day next succeeding the business day on which such receipt occurs) (either such time, the “Effective Time”), (i) to transfer all funds deposited and collected in the Account pursuant to instructions given to you by the Agent from time to time, (ii) that notwithstanding anything herein or elsewhere to the contrary, the Agent, and not Transferor, shall be irrevocably entitled to exercise any and all applicable rights in respect of or in connection with the Payment Items, including, without limitation, the right to specify when payments in respect of the Payment Items are to be made out of or in connection with the Account and (iii) you shall not take instruction from the Transferor with respect to any amounts in the Account. You are hereby advised by the Agent and the Transferor that the Transferor has under a separate agreement granted to the Agent certain ownership and security interests in all Payment Items and their proceeds and all monies and earning, if any, therefrom the Account, and by your signature below you acknowledge being so advised. A “business day” is any day other than a Saturday, Sunday or other day on which you are or are authorized or required by law to be closed. Anything to the contrary herein notwithstanding, (i) all transactions relating to the Account or any Payment Items therein duly commenced by you or your affiliates in accordance with customary procedures prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement,; and (ii) you, and/or any affiliate may (at your discretion and without any obligation to do so) (x) cease honoring the Transferor’s instructions and/or commence honoring solely the Agent’s instructions concerning the Account or the Payment Items at any time or from time to time after you become aware that the Agent has sent a Notice of Effectiveness to you but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Notice of Effectiveness to be received by you for purposes of the foregoing prior to the specified individual’s actual receipt if otherwise actually received by you (or if such Notice of Effectiveness contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as “Annex I” or does not attach an appropriate copy of this Agreement) with no liability whatsoever to the Transferor or any other party for doing so and provided further that this Agreement evidences the Agent’s control over the Account and notwithstanding anything to the contrary in any other agreement governing the Account, on and after the Effective Time you shall comply with instructions originated by the Agent that are permitted under the Account Documentation directing the disposition of funds without further consent of the Transferor or any other person.
(d)	General Terms. The monies, checks, instruments and other items of payment mailed to, and funds deposited to, the Account will not be subject to deduction, setoff, banker’s lien, or any other right in favor of any person other than the Agent and the Transferor (except that you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Account, (ii) the face amount of any Payment Items which have been credited to the Account but are subsequently returned unpaid or charged back or, as to Payment Items consisting of payment orders or other electronic funds transfers, reversed, cancelled or otherwise corrected or adjusted, and (iii) to cover overdrafts in the Account).

2

     This Agreement supplements, rather than replaces, your deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Without limiting the generality of the foregoing, it is understood and agreed that the only instructions the Transferor or the Agent are entitled to give with respect to the Account are those which are permitted under the Account Documentation and the Agent may request you to provide other services (such as automatic daily transfers) with respect to the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Account Documentation, your decision to provide any such services shall be made in your sole discretion (including without limitation being subject to the Transferor and/or the Agent executing such Account Documentation or other documentation as you may require in connection therewith). Prior to issuing any instructions which it is entitled to issue under this Agreement (for the avoidance of doubt, other than a Notice of Effectiveness), the Agent shall provide you with a Certificate of Incumbency substantially in the form of Annex II hereto.
     Anything to the contrary in this Agreement notwithstanding, (i) you shall have only the duties and responsibilities with respect to matters set forth herein as are expressly set forth in writing herein and shall not be deemed to be a fiduciary for any party hereto, (ii) you shall be fully protected in acting or refraining from acting in good faith on any written notice (including a Notice of Effectiveness), instruction, or request purportedly furnished to you by the Agent in accordance with the terms hereof, in which case the parties hereto agree that you have no duty to make any further inquiry whatsoever (without limiting the generality of the foregoing, it is hereby acknowledged and agreed that you have no knowledge of (and are not required to know) the terms and provisions of the separate agreement referred to in clause (c) above or any other related documentation to which you are not a party or whether any actions by the Agent (including without limitation the sending of a Notice of Effectiveness), the Transferor or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith), (iii) you shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except for your own willful misconduct or gross negligence (and, to the maximum extent permitted by law, shall under no circumstances be liable for indirect, special, punitive or consequential damages); further, you shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond your reasonable control; (iv) the Transferor hereby indemnifies you for, and holds you harmless against, any loss, cost, liability or expense (including reasonable inside or outside counsel fees and disbursements) incurred or suffered by you arising out of or in connection with this Agreement or the Account, except as may result from your willful misconduct or gross negligence, or any interpleader proceeding related thereto or incurred or suffered by you at the Transferor’s direction or instruction; and (v) upon and after the Effective Time, the Agent agrees to reimburse you for the item(s) referred to in clause (ii) of subparagraph (d) above (to the extent that the Agent has already received the benefits of such item(s)), in the event that there are

3

insufficient funds in the Account therefor and you have not received reimbursement from the Transferor within 10 days after your written request therefor.
          You may terminate this Agreement upon the sending of at least thirty (30) business days advance written notice to the other parties hereto. The Agent may terminate this Agreement upon the sending of at least five (5) business days advance written notice to the other parties hereto. The Transferor may not terminate this Agreement except upon the sending of at least ten (10) business days advance written notice to you accompanied by the Agent’s written consent to such termination. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by you, the Agent and the Transferor.
          You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Transferor provided, however that you may transfer any such rights or obligations to an affiliate upon 30 days advance written notice to the Agent and the Transferor. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successors and assigns.
          You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to sign.
          You agree to give the Agent, at its address specified below, copies of each periodic statement relating to activity in the Account which you provide to the Transferor, together with such additional information relating to the Account as the Agent may from time to time reasonably request. You further agree to give the Agent and the Transferor prompt notice if the Account become subject to any writ, garnishment, judgement, warrant or attachment, execution or similar process.
          Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by facsimile or by courier service or by United States mail and except as provided above with respect to a Notice of Effectiveness shall be deemed to have been delivered when delivered in person or by courier service or by facsimile or three (3) business days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, (i) the addresses of the parties hereto shall be as set forth below each party’s name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other party and the Agent and (ii) the address of the Agent shall be WestLB AG, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, attention: Asset Securitization Group, fax: 212-597-1423 or at such other address as may be designated by the Agent in a written notice to each of the parties hereto.
          This Agreement may be signed in any number or counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, (ii) shall become effective when counterparts hereof have been signed by the parties hereto and (iii) shall be governed by and construed in accordance with the laws of the

4

State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement.

5

          Please agree to the terms of, and acknowledge receipt of this notice by signing in the space provided below.

Very truly yours,

NMC FUNDING CORPORATION,

By:

Title:

920 Winter Street
Waltham, Massachusetts 02451
Facsimile No: (781) 699-9756

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK

By:

Title:

Date:

Attention: [ ]
JPMorgan Chase Bank
2 Chase Manhattan Plaza, 22nd Floor
New York, NY 10081

Facsimile No: [ ]

WESTLB AG, NEW YORK BRANCH, as Agent

By:

Name:

Title:

By:

Name:

Title:

6

ANNEX 1
TO CONCENTRATION ACCOUNT LETTER
(FORM OF NOTICE OF EFFECTIVENESS)
DATED:                                         , 200_

TO:	JP Morgan Chase Bank 2 Chase Manhattan Plaza, 22nd Floor New York, N.Y. 10081
ATTN: [                               ] or [                               ]
Re: Concentration Account Bank No. 323-0-76823
Ladies and Gentlemen:
          We hereby give you a “Notice of Effectiveness” with respect to the above referenced Account, as and to the extent described in our letter agreement with you dated October 16, 2008, a copy of which is attached hereto. You are hereby instructed to comply with the instructions of the undersigned as set forth in that letter.

Very truly yours,

WESTLB AG, NEW YORK BRANCH, as Agent

By:
Title:

7

ANNEX II
TO CONCENTRATION ACCOUNT LETTER
(FORM OF INCUMBENCY CERTIFICATE)
CERTIFICATE OF AN OFFICER OF
WESTLB AG, NEW YORK BRANCH, AS AGENT
          The undersigned [           ] being an [Assistant Secretary] [Vice President] of WestLB AG, New York Branch (the “Company”) hereby executes and delivers this certificate to JPMorgan Chase Bank (“JPMCB”) on behalf of the Company pursuant to the Concentration Account Letter dated as of October 16, 2008 among the Company, NMC Funding Corporation, Bank of America N.A., and JPMCB (as amended, restated, supplemented or otherwise modified from time to time, the “Concentration Account Letter”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Concentration Account Letter.
     The undersigned hereby certifies, as of the date hereof, that the following named persons are duly appointed officers of the Company, holding the office or offices set forth opposite their respective names, and each is authorized to execute and deliver, on behalf of the Company, instructions pursuant to the terms of the Concentration Account Letter, and the signatures appearing opposite the names of such individuals are authentic and genuine and are, in fact, the signatures of such individuals:

8

Name	Title	Signature

[ ]	[ ]

[ ]	[ ]

[ ]	[ ]
          IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of                     , 2008.

By:
[Name]
[Assistant Secretary] [Vice President]

9

EXHIBIT D-3
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF INTERMEDIATE CONCENTRATION ACCOUNT AGREEMENT

EXHIBIT D-3
FORM OF INTERMEDIATE CONCENTRATION ACCOUNT AGREEMENT
(the “Agreement”)
[DATE]
[Name and Address of Intermediate Concentration Account Bank]
Re:       Account # [                    ]
Ladies and Gentlemen:
               You are hereby notified, in connection with certain transactions involving its accounts receivable, that NMC FUNDING CORPORATION (the “Transferor”) has transferred certain rights in Account #[                     ] (the “Account”), as more particularly described below, to WestLB AG, New York Branch (“WestLB”), as Agent (the “Agent”) under the Fourth Amended and Restated Ttransfer and Administration Agreement dated October 16, 2008 by and among the Transferor, as transferor, National Medical Care, Inc., as Collection Agent, the entities from time to time parties thereto as “Conduit Investors,” “Bank Investors,” “Administrative Agents” and WestLB as Agent (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “TAA”).
(a)	Transfer to the Agent. The Transferor has transferred exclusive ownership and dominion over the Account, including with respect to all monies, checks, instruments, collections, remittances and other payment items received in the Account (the “Payment Items”), to the Agent and, effective as of the Effective Time (as defined below), will transfer exclusive control of the Account to the Agent.

(b)	Prior to Notice of Effectiveness. You are hereby instructed until the Effective Time to transfer at the end of each banking day all funds on deposit in the Account to the account listed in Annex I by ACH transfer or, if so directed by the Originating Entity, by wire transfer.

You are hereby further instructed to permit the Transferor and the Agent to obtain upon request any information relating to the Account, including, without limitation, any information regarding the balance or activity of the Account.

(c)	Following Notice of Effectiveness. The Transferor and the Agent hereby instruct you, beginning on the opening of business on the business day next succeeding the business day on which a notice purporting to be signed by the Agent in substantially the form attached hereto as “Annex II” with a copy of this Agreement attached thereto (a “Notice of Effectiveness”) is received by facsimile or otherwise by you at the address or facsimile number set forth below (or at such other address or facsimile number as you may from time to time notify the Agent and the Transferor in writing) (or if such Notice of Effectiveness is so received after 12:00 noon, New York City time, on any such business day, on the opening of business on the second business day next succeeding the business day on which such receipt occurs) (either such time, the “Effective Time”), (i) to transfer all funds deposited and collected in the Account pursuant to instructions given to you by the Agent from time to time, (ii) that notwithstanding anything herein or elsewhere to the contrary, the Agent, and not Transferor, shall be irrevocably entitled to exercise any and all applicable rights in respect of or in connection with the Payment Items, including, without limitation, the right to specify when payments in respect of the Payment Items are to be made out of or in connection with the Account and (iii) you shall not take instruction from the Transferor with respect to any amounts in the Account. You are hereby advised by the Agent and the Transferor that the Transferor has under a separate agreement granted to the Agent certain ownership and security interests in all Payment Items and their proceeds and all monies and earning, if any, therefrom the Account, and by your signature below you acknowledge being so advised. A “business day” is any day other than a Saturday, Sunday or other day on which you are or are authorized or required by law to be closed. Anything to the contrary herein notwithstanding, (i) all transactions relating to the Account or any Payment Items therein duly commenced by you or your affiliates in accordance with customary procedures prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement,; and (ii) you, and/or any affiliate may (at your discretion and without any obligation to do so) (x) cease honoring the Transferor’s instructions and/or commence honoring solely the Agent’s instructions concerning the Account or the Payment Items at any time or from time to time after you become aware that the Agent has sent a Notice of Effectiveness to you but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Notice of Effectiveness to be received by you for purposes of the foregoing prior to the specified individual’s actual receipt if otherwise actually received by you (or if such Notice of Effectiveness contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as “Annex II” or does not attach an appropriate copy of this Agreement) with no liability whatsoever to the Transferor or any other party for doing so and provided further that this Agreement evidences the Agent’s control over the Account and notwithstanding anything to the contrary in any other agreement governing the Account, on and after the Effective Time you shall comply with instructions originated by the Agent that are permitted under the Account Documentation directing the disposition of funds without further consent of the Transferor or any other person.
(d)	General Terms. The monies, checks, instruments and other items of payment mailed to, and funds deposited to, the Account will not be subject to deduction, setoff, banker’s lien, or any other right in favor of any person other than the Agent and the Transferor (except that you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Account, (ii) the face amount of any Payment Items which have been credited to the Account but are subsequently returned unpaid or charged back or, as to Payment Items consisting of payment orders or other electronic funds transfers, reversed, cancelled or otherwise corrected or adjusted, and (iii) to cover overdrafts in the Account). This Agreement supplements, rather than replaces, your deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the

2

“Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Without limiting the generality of the foregoing, it is understood and agreed that the only instructions the Transferor or the Agent are entitled to give with respect to the Account are those which are permitted under the Account Documentation and the Agent may request you to provide other services (such as automatic daily transfers) with respect to the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Account Documentation, your decision to provide any such services shall be made in your sole discretion (including without limitation being subject to the Transferor and/or the Agent executing such Account Documentation or other documentation as you may require in connection therewith). Prior to issuing any instructions which it is entitled to issue under this Agreement (for the avoidance of doubt, other than a Notice of Effectiveness), the Agent shall provide you with a Certificate of Incumbency substantially in the form of Annex III hereto.

Anything to the contrary in this Agreement notwithstanding, (i) you shall have only the duties and responsibilities with respect to matters set forth herein as are expressly set forth in writing herein and shall not be deemed to be a fiduciary for any party hereto, (ii) you shall be fully protected in acting or refraining from acting in good faith on any written notice (including a Notice of Effectiveness), instruction, or request purportedly furnished to you by the Agent in accordance with the terms hereof, in which case the parties hereto agree that you have no duty to make any further inquiry whatsoever (without limiting the generality of the foregoing, it is hereby acknowledged and agreed that you have no knowledge of (and are not required to know) the terms and provisions of the TAA referred to above or any other related documentation to which you are not a party or whether any actions by the Agent (including without limitation the sending of a Notice of Effectiveness), the Transferor or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith), (iii) you shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except for your own willful misconduct or gross negligence (and, to the maximum extent permitted by law, shall under no circumstances be liable for indirect, special, punitive or consequential damages); further, you shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond your reasonable control; (iv) the Transferor hereby indemnifies you for, and holds you harmless against, any loss, cost, liability or expense (including reasonable inside or outside counsel fees and disbursements) incurred or suffered by you arising out of or in connection with this Agreement or the Account, except as may result from your willful misconduct or gross negligence, or any interpleader proceeding related thereto or incurred or suffered by you at the Transferor’s direction or instruction; and (v) upon and after the Effective Time, the Agent agrees to reimburse you for the item(s) referred to in clause (ii) of subparagraph (d) above (to the extent that the Agent has already received the benefits of such item(s)), in the event that there are insufficient funds in the Account therefor and you have not received reimbursement from the Transferor within 10 days after your written request therefor.

3

          You may terminate this Agreement upon the sending of at least thirty (30) business days advance written notice to the other parties hereto. The Agent may terminate this Agreement upon the sending of at least five (5) business days advance written notice to the other parties hereto. The Transferor may not terminate this Agreement except upon the sending of at least ten (10) business days advance written notice to you accompanied by the Agent’s written consent to such termination. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by you, the Agent and the Transferor.
          You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Transferor provided, however that you may transfer any such rights or obligations to an affiliate upon 30 days advance written notice to the Agent and the Transferor. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successors and assigns.
          You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to sign.
          You agree to give the Agent, at its address specified below, copies of each periodic statement relating to activity in the Account which you provide to the Transferor, together with such additional information relating to the Account as the Agent may from time to time reasonably request. You further agree to give the Agent and the Transferor prompt notice if the Account become subject to any writ, garnishment, judgment, warrant or attachment, execution or similar process.
          Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by facsimile or by courier service or by United States mail and except as provided above with respect to a Notice of Effectiveness shall be deemed to have been delivered when delivered in person or by courier service or by facsimile or three (3) business days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, (i) the addresses of the parties hereto shall be as set forth below each party’s name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other party and the Agent and (ii) the address of the Agent shall be WestLB AG, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, attention: Matt Tallo or at such other address as may be designated by the Agent in a written notice to each of the parties hereto.
          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, (ii) shall become effective when counterparts hereof have been signed by the parties hereto and (iii) shall be governed by and construed in accordance with the laws of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement.

4

          Please agree to the terms of, and acknowledge receipt of this notice by signing in the space provided below.

Very truly yours,

NMC FUNDING CORPORATION,

By:
Title:

920 Winter Street
Waltham, MA 02451
Facsimile No: (781) 699-9756

ACKNOWLEDGED AND AGREED:

[NAME OF BANK]

By:
Title:
Date:

[Name, Address and Facsimile No.]

WESTLB AG, NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX I
TO INTERMEDIATE CONCENTRATION ACCOUNT AGREEMENT
[Insert wire instructions for Concentration Account]

6

ANNEX II
TO INTERMEDIATE CONCENTRATION ACCOUNT AGREEMENT
(FORM OF NOTICE OF EFFECTIVENESS)
DATED:                                         , 200_
TO:       [Name and Address of Bank
ATTN: [     ] or [            ]
Re: Account No. [                      ]
Ladies and Gentlemen:
          We hereby give you a “Notice of Effectiveness” with respect to the above referenced Account, as and to the extent described in our letter agreement with you dated [DATE], a copy of which is attached hereto. You are hereby instructed to comply with the instructions of the undersigned as set forth in that letter.

Very truly yours,

WESTLB AG, NEW YORK BRANCH, as Agent

By:
Title:

By:
Title:

7

ANNEX III
TO CONCENTRATION ACCOUNT AGREEMENT
(FORM OF INCUMBENCY CERTIFICATE)
CERTIFICATE OF AN OFFICER OF
WESTLB AG, NEW YORK BRANCH, AS AGENT
                    The undersigned [           ] being an [Assistant Secretary] [Vice President] of WestLB AG, New York Branch (the “Company”) hereby executes and delivers this certificate to [                     ] (the “Bank”) on behalf of the Company pursuant to the Intermediate Concentration Account Letter dated as of [DATE] among the Company, NMC Funding Corporation and the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Concentration Account Letter”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Concentration Account Letter.
          The undersigned hereby certifies, as of the date hereof, that the following named persons are duly appointed officers of the Company, holding the office or offices set forth opposite their respective names, and each is authorized to execute and deliver, on behalf of the Company, instructions pursuant to the terms of the Concentration Account Letter, and the signatures appearing opposite the names of such individuals are authentic and genuine and are, in fact, the signatures of such individuals:

8

Name	Title	Signature

[ ]	[ ]

[ ]	[ ]

[ ]	[ ]
     IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of                     , 2003.

By:
[Name]
[Assistant Secretary] [Vice President]

9

EXHIBIT E
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF INVESTOR REPORT
[* 15 pages]

EXHIBIT F
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF TRANSFER CERTIFICATE

EXECUTION COPY
SECOND AMENDED AND RESTATED TRANSFER CERTIFICATE
          Reference is made to the Fourth Amended and Restated Transfer and Administration Agreement dated as of October 16, 2008, (such agreement as amended, modified or supplemented from time to time, the “Agreement”) among NMC Funding Corporation, as transferor (in such capacity, the “Transferor”), National Medical Care, Inc., as collection agent (in such capacity, the “Collection Agent”), Paradigm Funding LLC, as a Conduit Investor, Giro Balanced Funding Corporation as a Conduit Investor, Liberty Street Funding LLC as a Conduit Investor, the financial institutions from time to time a party thereto as Bank Investors, Bayerische Landesbank, New York Branch, as an Administrative Agent, The Bank of Nova Scotia as an Administrative Agent and WestLB, New York Branch (“WestLB”) as an Administrative Agent and as Agent. Terms defined in the Agreement are used herein as therein defined.
          The Transferor hereby conveys, transfers and assigns to the Agent, on behalf of the Conduit Investors and the Bank Investors, as applicable, an undivided ownership interest in the Affected Assets. Each Incremental Transfer by the Transferor to the Agent and each reduction or increase in the Net Investment in respect of each Incremental Transfer evidenced hereby shall be indicated by the Agent on the grid attached hereto which is part of this Transfer Certificate.
          This Transfer Certificate is made without recourse except as otherwise provided in the Agreement.
          This Transfer Certificate shall be governed by, and construed in accordance with, the laws of the State of New York.
          This Transfer Certificate amends and restates in its entirety that certain Transfer Certificate dated as of October 23, 2003 issued to WestLB, New York Branch.
[The remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned has caused this Transfer Certificate to be duly executed and delivered by its duly authorized officer as of the date first above written.

NMC FUNDING CORPORATION,
By:
Name:
Title:

Dated as of October 16, 2008

2

Transfer Certificate
(Grid)

Increase (or
		Decrease in Net	Notation
Date	Event[1]	Investment	Made By

[1]	Specify whether Incremental Transfer or Reduction in Net Investment.

EXHIBIT G
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit G
to
Fourth Amended and Restated Transfer and Administration Agreement
FORM OF ASSIGNMENT AND ASSUMPTION
Dated                      , 20_
          Reference is made to the Fourth Amended and Restated Transfer and Administration Agreement dated as of October 16, 2008 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “TAA”) by and among NMC Funding Corporation, as transferor (the “Transferor”), National Medical Care, Inc., as the initial collection agent (the “Collection Agent”), those entities from time to time parties thereto as “Conduit Investors”, those financial institutions from time to time parties thereto as “Bank Investors”, those entities from time to time parties thereto as “Administrative Agents”, and WestLB AG, New York Branch, as “Agent”. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the TAA.
                                (the “Assignor”) and                      (the “Assignee”) agree as follows:
           1. The Assignor hereby assigns to the Assignee, without recourse, a percentage of the Transferred Interest (such percentage as set forth on Schedule I hereto, to be determined based on the relation that the amount of the Sales Price (as hereinafter defined) allocated to Net Investment bears to the aggregate Net Investment held by the Assignor immediately prior to the assignment contemplated hereby) owned by the Assignor under the TAA as of the Assignment Date (as hereinafter defined). In consideration thereof, the Assignee has paid to the Assignor an amount (the “Sales Price”) equal to $                    1, receipt of which payment is hereby acknowledged. In addition, in consideration of the payment of the Sales Price, the Assignor hereby sells and assigns to the Assignee, without recourse and the Assignee hereby accepts and assumes from the Assignor, [all] [such percentage] of the Assignor’s rights, obligations and duties under the TAA as a Bank Investor [(it being understood that the Assignee shall (a) be obligated to effect Incremental Transfers in accordance with the TAA, notwithstanding that the Assignor was not so obligated and (b) not have the right to elect the commencement of the amortization of the Net Investment pursuant to the definition of

[1]	This amount shall be an amount determined, calculated, allocated and otherwise mutually agreed to by the Assignor and Assignee in their sole discretion.

Reinvestment Termination Date, notwithstanding that the Assignor had such right) and]2 [all] [such percentage] of the Assignor’s related rights and obligations as the owner of such Transferred Interest under the TAA and the other Transaction Documents [,in each case,]2 as of the Assignment Date.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the Transferred Interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim created by the Assignor; (ii) makes no representation and warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the TAA, the other Transaction Documents or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the TAA, the other Transaction Documents, or any other instrument or document related to the foregoing; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Transferor, any of the Originating Entities, any other Parent Group Member or the Collection Agent, or the performance or observance by the Transferor, any of the Originating Entities, any other Parent Group Member or the Collection Agent of any of their respective obligations under the TAA, the Receivables Purchase Agreement, the other Transaction Documents, or any other instrument or document furnished pursuant thereto.
          3. The Assignee (i) confirms that it has received a copy of the TAA, the Receivables Purchase Agreement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase such interest; (ii) agrees that it will, independently and without reliance upon the Agent, any Investor, any Administrative Agent or any of the foregoing’s respective Affiliates, or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the TAA and the other Transaction Documents; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the TAA, the other Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests under the TAA, the other Transaction Documents, the Receivables, the Contracts and the Related Security; (iv) appoints and authorizes its Administrative Agent to take such action as agent on its behalf and to exercise such powers under the TAA, the other Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the TAA and the other Transaction Documents are required to be performed by it as the Assignee of the Assignor; (vi) agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 10.9 of the TAA at any time prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by such Conduit

[2]	To be included only where the Assignor is a Conduit Investor under the TAA and is assigning all of its rights as such to its related Bank Investors in accordance with Section 9.7 of the TAA.

2

Investor; and (vii) specifies as its address for notices the address set forth in Section 2 of Schedule 1 hereto.
          4. This Assignment and Acceptance shall be effective as of the date specified in Section 2 of Schedule 1 hereto as of the “Assignment Date” but only after [the Administrative Agent of the Assignor’s Related Group has given its written approval and]3 a fully executed copy of this Assignment and Assumption has been delivered to such Administrative Agent and the Agent.
          5. Upon delivery of this Assignment and Assumption to the Agent, as of the Assignment Date, (i) the Assignee shall have all of the rights and obligations of the Assignor under the TAA and under the other Transaction Documents to which such Assignor is or, immediately prior to this Assignment and Assumption, was a party with respect to such assigned interest for all purposes of the TAA and under the other Transaction Documents to which such assignor is, or immediately prior to this Assignment and Assumption, was a party and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption and the TAA, relinquish its rights with respect to such assigned interest for all purposes of the TAA and under the other Transaction Documents to which the Assignor is or, immediately prior to this Assignment and Assumption was a party.
          6. From and after [the later of] the Assignment Date [and the date of approval of this Assignment and Assumption by the Administrative Agent for the Assignor’s Related Group], such Administrative Agent and the Agent shall make all payments under the TAA and the other applicable Transaction Documents in respect of the interest assigned hereby (including, without limitation, all payments on account of the Receivables with respect thereto) to the Assignee. The Assignor and Assignee shall make directly between themselves all appropriate adjustments in payments under the TAA and such other applicable Transaction Documents for periods, if any, prior to the later of the dates specified in the preceding sentence.
          7. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.
          8. This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

[3]	To be included only where the Assignor is a Bank Investor under the TAA.

3

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:

[ASSIGNEE]

By:

[Approved this day of , 20

[ADMINISTRATIVE AGENT]

By:
Title:]

Accepted and recorded this day of , 20

WESTLB AG, NEW YORK BRANCH, as Agent

By:
Title:

By:
Title:

4

Schedule 1
to
Assignment and Acceptance
Dated                                         , 20

Section 1.

Percentage of Assignor’s Transferred Interest assigned hereunder (without giving effect to any assignments thereof which have not yet become effective):	$

Assignor’s Net Investment immediately prior to this assignment	$

Amount of Net Investment assigned to Assignee	%

Amount of Assignee’s remaining Net Investment	%

[Assignee’s Commitment (after giving effect hereto):][4]	$

[Assignor’s remaining Commitment (after giving effect hereto)]	$

Section 2.

Assignment Date: , 20

Address for Notices:
[Name of Assignor]
[Address]
[Facsimile Number/Confirmation Number]
[Name of Assignee]
[Address]
[Facsimile Number/Confirmation Number]

[4]	To be included only where the Assignor is a Bank Investo under the TAA.

5

EXHIBIT H
To
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
LIST OF ACTIONS AND SUITS
SECTIONS 3.1(g), 3.1(k) and 3.3(e)
3.1(g)(i)      Transferor:       None
3.1(g)(ii) Affiliates: The following is an excerpt from the Form 6-K filing of Fresenius Medical Care G & Co. KGaA (the “Company”) with the Securities and Exchange Commission for the period ending June 30, 2008:
Legal Proceedings (in thousands)
Commercial Litigation
     The Company was originally formed as a result of a series of transactions it completed pursuant to the Agreement and Plan of Reorganization dated as of February 4, 1996, by and between W.R. Grace & Co. and Fresenius SE (the “Merger”). At the time of the Merger, a W.R. Grace & Co. subsidiary known as W.R. Grace & Co.-Conn. had, and continues to have, significant liabilities arising out of product-liability related litigation (including asbestos-related actions), pre-Merger tax claims and other claims unrelated to National Medical Care, Inc. (“NMC”), which was W.R. Grace & Co.’s dialysis business prior to the Merger. In connection with the Merger, W.R. Grace & Co.-Conn. agreed to indemnify the Company, FMCH, and NMC against all liabilities of W.R. Grace & Co., whether relating to events occurring before or after the Merger, other than liabilities arising from or relating to NMC’s operations. W.R. Grace & Co. and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Grace Chapter 11 Proceedings”) on April 2, 2001.
     Prior to and after the commencement of the Grace Chapter 11 Proceedings, class action complaints were filed against W.R. Grace & Co. and FMCH by plaintiffs claiming to be creditors of W.R. Grace & Co.-Conn., and by the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate in the Grace Chapter 11 Proceedings, alleging among other things that the Merger was a fraudulent conveyance, violated the uniform fraudulent transfer act and constituted a conspiracy. All such cases have been stayed and transferred to or are pending before the U.S. District Court as part of the Grace Chapter 11 Proceedings.
     In 2003, the Company reached agreement with the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate and W.R. Grace & Co. in the matters pending in the

1

Grace Chapter 11 Proceedings for the settlement of all fraudulent conveyance and tax claims against it and other claims related to the Company that arise out of the bankruptcy of W.R. Grace & Co. Under the terms of the settlement agreement as amended (the “Settlement Agreement”), fraudulent conveyance and other claims raised on behalf of asbestos claimants will be dismissed with prejudice and the Company will receive protection against existing and potential future W.R. Grace & Co. related claims, including fraudulent conveyance and asbestos claims, and indemnification against income tax claims related to the non-NMC members of the W.R. Grace & Co. consolidated tax group upon confirmation of a W.R. Grace & Co. bankruptcy reorganization plan that contains such provisions. Under the Settlement Agreement, the Company will pay a total of $115,000 without interest to the W.R. Grace & Co. bankruptcy estate, or as otherwise directed by the Court, upon plan confirmation. No admission of liability has been or will be made. The Settlement Agreement has been approved by the U.S. District Court. Subsequent to the Merger, W.R. Grace & Co. was involved in a multi-step transaction involving Sealed Air Corporation (“Sealed Air,” formerly known as Grace Holding, Inc.). The Company is engaged in litigation with Sealed Air to confirm its entitlement to indemnification from Sealed Air for all losses and expenses incurred by the Company relating to pre-Merger tax liabilities and Merger-related claims. Under the Settlement Agreement, upon confirmation of a plan that satisfies the conditions of the Company’s payment obligation, this litigation will be dismissed with prejudice.
     In April 2008, W.R. Grace & Co. announced an agreement in principle with the asbestos creditors’ and equity security holders’ committees in the Grace Chapter 11 Proceedings to settle all present and future asbestos-related personal injury claims. The agreement in principle and W.R. Grace & Co.’s related bankruptcy reorganization plan are subject to conditions including resolution of claims of other creditors and Bankruptcy Court and District Court approvals.
     On April 4, 2003, FMCH filed a suit in the U. S. District Court for the Northern District of California, styled Fresenius USA, Inc., et al., v. Baxter International Inc., et al., Case No. C 03-1431, seeking a declaratory judgment that FMCH does not infringe on patents held by Baxter International Inc. and its subsidiaries and affiliates (“Baxter”), that the patents are invalid, and that Baxter is without right or authority to threaten or maintain suit against FMCH for alleged infringement of Baxter’s patents. In general, the alleged patents concern the use of touch screen interfaces for hemodialysis machines. Baxter filed counterclaims against FMCH seeking more than $140,000 in monetary damages and injunctive relief, and alleging that FMCH willfully infringed on Baxter’s patents. On July 17, 2006, a jury verdict was entered in favor of FMCH finding that all the asserted claims of the Baxter patents are invalid as obvious and/or anticipated in light of prior art. On February 13, 2007, the court granted Baxter’s motion to set aside the jury’s verdict in favor of FMCH and reinstated the patents and entered judgment of infringement. Following a retrial on damages, the court entered judgment on November 6, 2007 in favor of Baxter on a jury award of $14,300. On April 4, 2008, the court denied Baxter’s motion for a new trial, established a royalty payable to Baxter of 10% of the sales price for continuing sales of FMCH’s 2008K hemodialysis machines and 7% of the sales price of related disposables, parts and service beginning November 7, 2007, and enjoined sales of the 2008K machine effective January 1, 2009. We have appealed the court’s rulings to the Court of Appeals for the Federal Circuit. We are confident that we will prevail on appeal and have made no provision in our financial statements for any potential liability in this matter. If we are unsuccessful on all

2

appeals, including any appeal of the royalty, the royalties payable to Baxter on the machines and disposable supplies that are subject to the court’s order are estimated to be in the range of $2 million to $4 million per month. In the interim period until our appeal is decided, we are funding a court-approved escrow account at the rate noted above. If we win the appeal, the escrowed funds will be returned to us with interest. We are pursuing design modifications to the 2008K machine that we expect will limit the scope of royalty payment exposure and permit the continued sale of the modified 2008K machine after the January 1, 2009 injunction effective date, irrespective of the outcome of our appeal.
     Gambro Pty Limited and Gambro Lundia AB (“Gambro AB” and, together with Gambro Pty Limited, “the Gambro Group”) commenced litigation against FMC AG & Co. KGaA’s Australian subsidiary, Fresenius Medical Care Australia Pty Limited (“Fresenius Medical Care Australia”) regarding infringement and damages with respect to a Gambro AB patent protecting intellectual property in relation to a system for preparation of dialysis or replacement fluid, the Gambro Bicart device in Australia (the “Gambro Patent”). As a result of the commercialization of a system for the preparation of dialysis fluid based on the Fresenius Medical Care Bibag device in Australia, the Australian courts concluded that Fresenius Medical Care Australia infringed the Gambro Patent. In May 2008, the Gambro Group and Fresenius Medical Care Australia and FMC AG & Co. KGaA entered into a Deed of Settlement and Release pursuant to which Fresenius Medical Care made certain cash payments to the Gambro Group and pursuant to which the proceedings and all claims under the Gambro Patent, including any claims for relief for losses alleged to have been incurred after the expiry of the Gambro Patent, were resolved.
     Two patent infringement actions have been pending in Germany between Gambro Industries (“Gambro”) on the one side and D-GmbH and FMC AG & Co. KGaA on the other side (hereinafter collectively “Fresenius Medical Care”). Gambro herein alleged patent infringements concerning a patent on a device for the preparation of medical solutions by Fresenius Medical Care. The first case was dismissed as being unfounded. Such decision has already become final. In the second case, the District Court of Mannheim rendered a judgement on June 27, 2008 deciding in favor of Gambro and declaring that Fresenius Medical Care has infringed a patent claim. Accordingly, the court ordered Fresenius Medical Care to pay compensation (to be determined in a separate court proceeding) for alleged infringement and to stop offering the alleged patent infringing technology in its current form in Germany. Such verdict could be enforced provisionally by way of security to be deposited by Gambro, however the Company has received no notice that Gambro has applied for provisional enforceability, as yet. D-GmbH brought an invalidity action in the Federal German Patent Court (“BPatG”) against Gambro’s patent. This case is currently pending with the Federal Court of Justice as the court of appeal. Fresenius Medical Care has also filed an appeal against the District Court’s verdict. Irrespective of the outcome of the appeal, Fresenius Medical Care pursues to develop design modifications to the concerned devices that Fresenius Medical Care expects will enable it to provide an alternative technical solution. In view of the pending appeal against BPatG’s verdict and Fresenius Medical Care’s appeal against the District Court’s verdict, Fresenius Medical Care continues to believe that the alleged patent infringing technology does not infringe any valid patent claims of Gambro. Therefore, the Company has made no provision in the financial statements for any potential liability in this matter.

3

Other Litigation and Potential Exposures
     Renal Care Group (“RCG”) was named as a nominal defendant in a second amended complaint filed September 13, 2006 in the Chancery Court for the State of Tennessee Twentieth Judicial District at Nashville against former officers and directors of RCG which purports to constitute a class action and derivative action relating to alleged unlawful actions and breaches of fiduciary duty in connection with the Company’s acquisition of RCG (the “RCG Acquisition”) and in connection with alleged improper backdating and/or timing of stock option grants. The amended complaint was styled Indiana State District Council of Laborers and Hod Carriers Pension Fund, on behalf of itself and all others similarly situated and derivatively on behalf of RCG, Plaintiff, vs. RCG, Gary Brukardt, William P. Johnston, Harry R. Jacobson, Joseph C. Hutts, William V. Lapham, Thomas A. Lowery, Stephen D. McMurray, Peter J. Grua, C. Thomas Smith, Ronald Hinds, Raymond Hakim and R. Dirk Allison, Defendants. The complaint sought damages against former officers and directors and did not state a claim for money damages directly against RCG. On August 30, 2007, this suit was dismissed by the trial court without leave to amend. Plaintiff subsequently appealed and the matter remains pending in the appellate court of Tennessee.
     In October 2004, FMCH and its subsidiaries, including RCG (prior to the RCG Acquisition), received subpoenas from the U.S. Department of Justice, Eastern District of New York in connection with a civil and criminal investigation, which requires production of a broad range of documents relating to FMCH’s and RCG’s operations, with specific attention to documents relating to laboratory testing for parathyroid hormone (“PTH”) levels and vitamin D therapies. The Company is cooperating with the government’s requests for information. The Company believes that it has fulfilled all requests for information made by government investigators in this matter, and that it has complied with applicable laws relating to PTH testing and use of vitamin D therapies.
     FMCH and its subsidiaries, including RCG (prior to the RCG Acquisition), received a subpoena from the U.S. Department of Justice, Eastern District of Missouri, in connection with a joint civil and criminal investigation. FMCH received its subpoena in April 2005. RCG received its subpoena in August 2005. The subpoenas require production of a broad range of documents relating to FMCH’s and RCG’s operations, with specific attention to documents related to clinical quality programs, business development activities, medical director compensation and physician relationships, joint ventures, and anemia management programs, RCG’s supply company, pharmaceutical and other services that RCG provides to patients, RCG’s relationships to pharmaceutical companies, and RCG’s purchase of dialysis equipment from FMCH. The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Attorney’s office for the Eastern District of Texas have also confirmed that they are participating in the review of the anemia management program issues raised by the U.S. Attorney’s office for the Eastern District of Missouri. On July 17, 2007, the U.S. Attorney’s office filed a civil complaint against RCG and FMCH in its capacity as RCG’s current corporate parent in United States District Court, Eastern District of Missouri. The complaint seeks monetary damages and penalties with respect to issues arising out of the operation of RCG’s Method II supply company through 2005, prior to the date of FMCH’s acquisition of RCG. The

4

complaint is styled United States of America ex rel. Julie Williams et al. vs. Renal Care Group, Renal Care Group Supply Company and FMCH. The Company believes that RCG’s operation of its Method II supply company was in compliance with applicable law and will defend this litigation vigorously. We will continue to cooperate in the ongoing investigation.
     In May 2006, RCG received a subpoena from the U.S. Department of Justice, Southern District of New York in connection with an investigation into RCG’s administration of its stock option programs and practices, including the procedure under which the exercise price was established for certain of the option grants. The subpoena required production of a broad range of documents relating to the RCG stock option program prior to the RCG Acquisition. The Company believes that is has fulfilled all requests for information made by government investigators in this matter, and that RCG complied with applicable laws relating to the issuance of stock options.
     In August 2007, the Sheet Metal Workers National Pension Fund filed a complaint in the United States District Court for the Central District of California, Western Division (Los Angeles), alleging that Amgen, Inc., the Company and DaVita Inc., marketed Amgen’s products, Epogen® and Aranesp®, to hemodialysis patients for uses not approved by the FDA and thereby caused a putative class of commercial insurers to pay for unnecessary prescriptions of these products. Although the court dismissed the original allegations against the Company, it granted plaintiff leave to amend and this litigation was subsequently consolidated with other cases against Epogen® and Aranesp® Off-Label Marketing and Sales Practices Multidistrict Litigation and assigned to the Central District of California. On July 2, 2008, a consolidated complaint was filed in the Multidistrict Litigation that renews allegations against the Company and DaVita, in addition to those against Amgen.
     On November 27, 2007, the United States District Court for the Western District of Texas (El Paso) unsealed and permitted service of two complaints previously filed under seal by a qui tam relator, a former FMCH local clinic employee (Qui tarn is a legal provision under the United States False Claims Act, which allows for private individuals to bring suit on behalf of the U.S. federal government, as far as such individuals believe to have knowledge of presumable fraud committed by third parties). The first complaint alleges that a nephrologist unlawfully employed in his practice an assistant to perform patient care tasks that the assistant was not licensed to perform and that Medicare billings by the nephrologist and FMCH therefore violated the False Claims Act. The second complaint alleges that FMCH unlawfully retaliated against the relator by discharging her from employment constructively. The United States Attorney for the Western District of Texas has declined to intervene and to prosecute on behalf of the United States. Counsel for the nephrologist has asserted that a criminal investigation of the relator’s allegations is continuing and has moved the Court to stay all activity in the qui tam until the alleged criminal investigation has concluded. FMCH has received no other notice of the pendency of any criminal investigation related to this matter.
     From time to time, the Company is a party to or may be threatened with other litigation or arbitration, claims or assessments arising in the ordinary course of its business. Management regularly analyzes current information including, as applicable, the Company’s defenses and

5

insurance coverage and, as necessary, provides accruals for probable liabilities for the eventual disposition of these matters.
     The Company, like other health care providers, conducts its operations under intense government regulation and scrutiny. It must comply with regulations which relate to or govern the safety and efficacy of medical products and supplies, the operation of manufacturing facilities, laboratories and dialysis clinics, and environmental and occupational health and safety. The Company must also comply with the Anti-Kickback Statute, the False Claims Act, the Stark Statute, and other federal and state fraud and abuse laws. Applicable laws or regulations may be amended, or enforcement agencies or courts may make interpretations that differ from the Company’s interpretations or the manner in which it conducts its business. Enforcement has become a high priority for the federal government and some states. In addition, the provisions of the False Claims Act authorizing payment of a portion of any recovery to the party bringing the suit encourage private plaintiffs to commence “whistle blower” actions. By virtue of this regulatory environment, as well as the Company’s corporate integrity agreement with the U.S. federal government, the Company’s business activities and practices are subject to extensive review by regulatory authorities and private parties, and continuing audits, investigative demands, subpoenas, other inquiries, claims and litigation relating to the Company’s compliance with applicable laws and regulations. The Company may not always be aware that an inquiry or action has begun, particularly in the case of “whistle blower” actions, which are initially filed under court seal.
     The Company operates many facilities throughout the United States. In such a decentralized system, it is often difficult to maintain the desired level of oversight and control over the thousands of individuals employed by many affiliated companies. The Company relies upon its management structure, regulatory and legal resources, and the effective operation of its compliance program to direct, manage and monitor the activities of these employees. On occasion, the Company may identify instances where employees, deliberately or inadvertently, have submitted inadequate or false billings. The actions of such persons may subject the Company and its subsidiaries to liability under the Anti-Kickback Statute, the Stark Statute and the False Claims Act, among other laws.
     Physicians, hospitals and other participants in the health care industry are also subject to a large number of lawsuits alleging professional negligence, malpractice, product liability, worker’s compensation or related claims, many of which involve large claims and significant defense costs. The Company has been and is currently subject to these suits due to the nature of its business and expects that those types of lawsuits may continue. Although the Company maintains insurance at a level which it believes to be prudent, it cannot assure that the coverage limits will be adequate or that insurance will cover all asserted claims. A successful claim against the Company or any of its subsidiaries in excess of insurance coverage could have a material adverse effect upon it and the results of its operations. Any claims, regardless of their merit or eventual outcome, could have a material adverse effect on the Company’s reputation and business.

6

     The Company has also had claims asserted against it and has had lawsuits filed against it relating to alleged patent infringements or businesses that it has acquired or divested. These claims and suits relate both to operation of the businesses and to the acquisition and divestiture transactions. The Company has, when appropriate, asserted its own claims, and claims for indemnification. A successful claim against the Company or any of its subsidiaries could have a material adverse effect upon its business, financial condition, and the results of its operations. Any claims, regardless of their merit or eventual outcome, could have a material adverse effect on the Company’s reputation and business.
Accrued Special Charge for Legal Matters
     At December 31, 2001, the Company recorded a pre-tax special charge of $258,159 to reflect anticipated expenses associated with the defense and resolution of pre-Merger tax claims, Merger-related claims, and commercial insurer claims. The costs associated with the Settlement Agreement and settlements with insurers have been charged against this accrual. With the exception of the proposed $115,000 payment under the Settlement Agreement, all other matters included in the special charge have been resolved. While the Company believes that its remaining accrual reasonably estimates its currently anticipated costs related to the continued defense and resolution of this matter, no assurances can be given that its actual costs incurred will not exceed the amount of this accrual.

3.1(k)	Tradenames:	Renal Care Group
National Nephrology Associates

	Mergers:	On April 2, 2004, Renal Care Group, Inc. completed its acquisition of National Nephrology Associates, Inc.

On March 31, 2006, FMCH completed the acquisition of Renal Care Group, Inc.

3.3(e)	Collection Agent:	None
	Affiliates:	See disclosure for Section 3.1(g)(ii) above.

7

EXHIBIT I
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
LOCATION OF RECORDS

FMS
Bio-Medical Applications of Aguadilla, Inc.
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Alabama, Inc.

Bio-Medical Applications of Alabama, Inc., MOBILE BILLING
GROUP, 6420 HILLCREST PARK CT, SUITE 210, MOBILE, AL, 36608
Bio-Medical Applications of Anacostia, Inc.

Bio-Medical Applications of Anacostia, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375,
PITTSBURGH, PA, 15205
Bio-Medical Applications of Arecibo, Inc.
Bio-Medical Applications of Arecibo, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Arkansas, Inc.

Bio-Medical Applications of Arkansas, Inc., MOBILE BILLING
GROUP, 6420 HILLCREST PARK CT, SUITE 210, MOBILE, AL, 36608
Bio-Medical Applications of Bayamon, Inc.
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Blue Springs, Inc.
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Caguas, Inc.
Bio-Medical Applications of Caguas, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Texas, Inc.
Bio-Medical Applications of Texas, Inc., ALBUQUERQUE
BILLING GROUP, 909 VIRGINIA NE, SUITE 112,
ALBUQUERQUE, NM, 87108

Bio-Medical Applications of Texas, Inc., LUBBOCK BILLING
GROUP, 4747 SOUTH LOOP 289., SUITE 120., LUBBOCK, TX, 79424

Bio-Medical Applications of Texas, Inc., NORTH TEXAS BILLING
GROUP, 1485 RICHARDSON DRIVE #100, , RICHARDSON,
TX, 75080

Bio-Medical Applications of Texas, Inc., SAN ANTONIO BILLING
GROUP, 6100 BANDERA ROAD, SUITE 601, SAN ANTONIO,
TX, 78238
Bio-Medical Applications of Texas, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701

Bio-Medical Applications of Texas, Inc., WACO BILLING
GROUP, UPTOWN PLAZA, 1110 RICHLAND DR., #3, WACO,
TX, 76710
Bio-Medical Applications of the District of Columbia, Inc.
Bio-Medical Applications of the District of Columbia, Inc., STEEL
CITY BILLING GROUP, BMA PITTSBURGH, 190 BILMAR DR.,
SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Ukiah, Inc.

Bio-Medical Applications of Ukiah, Inc., PACIFIC NW BILLING
GROUP, 4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ,
85714
Bio-Medical Applications of Virginia, Inc.
Bio-Medical Applications of Virginia, Inc., ROANOKE BILLING
GROUP, 2830 KEAGY ROAD, , SALEM, VA, 24153
Bio-Medical Applications of West Virginia, Inc., ROANOKE
BILLING GROUP, 2830 KEAGY ROAD, . SALEM, VA, 24153

Bio-Medical Applications of West Virginia, Inc., KENTUCKY
BILLING GROUP, 6100 DUTCHMANS LANE,
12TH FLOOR, LOUISVILLE, KY, 40205
Bio-Medical Applications of Wisconsin, Inc.
NNA of Louisiana, LLC
NNA of Louisiana, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of Oklahoma, L.L.C.
NNA of Oklahoma, L.L.C., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
NNA of Rhode Island, Inc.

NNA of Rhode Island, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
NNA of Toledo, Inc.
NNA of Toledo, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA-Saint Barnabas, L.L.C.

NNA-Saint Barnabas, L.L.C., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
NNA-Saint Barnabas-Livingston, L.L.C.
NNA-Saint Barnabas-Livingston, L.L.C., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Norcross Dialysis Center, LLC
Norcross Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
NORMAN NEPHROLOGY, P.L.L.C.
NORMAN NEPHROLOGY, P.L.L.C., LUBBOCK BILLING GROUP,
4747 SOUTH LOOP 289,, SUITE 120,, LUBBOCK, TX, 79424

Bio-Medical Applications of California, Inc.
Bio-Medical Applications of California, Inc., PACIFIC NW
BILLING GROUP, 4560 S. COACH DRIVE, SUITE 100,
TUCSON, AZ, 85714

Bio-Medical Applications of California, Inc., PACIFIC NW
BILLING GROUP, 4560 S. COACH DRIVE, SUITE 100,
TUCSON, AZ, 85714, SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216,
THOUSAND OAKS, CA, 91362

Bio-Medical Applications of California, Inc., PACIFIC NW
BILLING GROUP, 4560 S. COACH DRIVE, SUITE 100,
TUCSON, AZ, 85714, SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216,
THOUSAND OAKS, CA, 91362, SAN DIEGO BILLING GROUP,
2917 S. DOBSON, SUITE 101, MESA, AZ, 85202

Bio-Medical Applications of Camarillo, Inc.

Bio-Medical Applications of Camarillo, Inc., SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS
BLVD, SUITE 216, THOUSAND OAKS, CA, 91362

Bio-Medical Applications of Capitol Hill, Inc.

Bio-Medical Applications of Capitol Hill, Inc., STEEL CITY
BILLING GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE
375, PITTSBURGH, PA, 15205

Bio-Medical Applications of Carolina, Inc.
Bio-Medical Applications of Carolina, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917

Bio-Medical Applications of Carson, Inc.

Bio-Medical Applications of Carson, Inc., SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS
BLVD, SUITE 216, THOUSAND OAKS, CA, 91362

Bio-Medical Applications of Clinton, Inc.

Bio-Medical Applications of Clinton, Inc., FAYETTEVILLE
BILLING GROUP, 4200 MORGANTON ROAD, SUITE 300,
FAYETTEVILLE, NC, 28314

Bio-Medical Applications of Columbia Heights, Inc.

Bio-Medical Applications of Columbia Heights, Inc., STEEL CITY
BILLING GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE
375, PITTSBURGH, PA, 15205

Bio-Medical Applications of Connecticut, Inc.

Bio-Medical Applications of Connecticut, Inc., NEW BEDFORD
BILLING GROUP, 700 PLEASANT STREET, , NEW BEDFORD,
MA, 2740

Bio-Medical Applications of Delaware, Inc.

Bio-Medical Applications of Delaware, Inc., ALLENTOWN
BILLING GROUP, 861 MARCON BLVD SUITE 2, ,
ALLENTOWN, PA, 18109
Bio-Medical Applications of Dover, Inc.

Bio-Medical Applications of Dover, Inc., NEW BEDFORD
BILLING GROUP, 700 PLEASANT STREET,, NEW BEDFORD,
MA, 2740
Bio-Medical Applications of Eureka, Inc.
Bio-Medical Applications of Wisconsin, Inc., UPPER MIDWEST
BILLING GROUP, 9120 SPRINGBROOK DRIVE, , COON
RAPIDS, MN, 55433
Bio-Medical Applications of Wisconsin, Inc., MICHIGAN BILLING
GROUP, 3500 MASSILLON ROAD SUITE 230, , UNIONTOWN,
OH, 44685
Brazoria Kidney Center, Inc.
Brazoria Kidney Center, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701

Brevard County Dialysis, LLC

Brevard County Dialysis, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290

Clayton County Dialysis, LLC

Clayton County Dialysis, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290

Clermont Dialysis Center, LLC
Clermont Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290

Columbus Area Renal Alliance, LLC

Columbus Area Renal Alliance, LLC, CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070

Conejo Valley Dialysis, Inc.

Conejo Valley Dialysis, Inc., SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216,
THOUSAND OAKS, CA, 91362

Dialysis America Georgia, LLC

Dialysis America Georgia, LLC, KNOXVILLE BILLING GROUP,
BILLING GROUP, 1512 COLEMAN ROAD, SUITE 308,
KNOXVILLE, TN, 37919

Dialysis Associates of Northern New Jersey, L.L.C.

Dialysis Associates of Northern New Jersey, L.L.C.,
ALLENTOWN BILLING GROUP, 861 MARCON BLVD SUITE 2,
 , ALLENTOWN, PA, 18109

Dialysis Associates, LLC

Dialysis Associates, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
Dialysis Centers of America - Illinois, Inc.

Dialysis Centers of America - Illinois, Inc., CHICAGO BILLING
GROUP, ONE WESTBROOK DRIVE, TOWER 1, SUITE 1000,
WESTCHESTER, IL, 60154
Dialysis Centers of America - Illinois, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Northeast Alabama Kidney Clinic, Inc.

Northeast Alabama Kidney Clinic, Inc., INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS,
IN, 46290
Northern New Jersey Dialysis, LLC
Northern New Jersey Dialysis, LLC, ALLENTOWN BILLING
GROUP, 861 MARCON BLVD SUITE 2, ALLENTOWN, PA,
18109

Physicians Dialysis Company, Inc.

Physicians Dialysis Company, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070

RCG Bloomington, LLC
RCG Bloomington, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290

RCG East Texas, LLP
RCG East Texas, LLP, TYLER BILLING, 3910 BROOKSIDE

DRIVE, SUITE 100, TYLER, TX, 75701

RCG Indiana, L.L.C.
RCG Indiana, L.L.C., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160. INDIANAPOLIS, IN, 46290

RCG Irving, LLP
RCG Irving, LLP, TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701

RCG Martin, LLC
RCG Martin, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290

RCG Memphis East, LLC

RCG Memphis East, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290

RCG Mississippi, Inc.
RCG Mississippi, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
RCG Mississippi, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
RCG Mississippi, Inc., MESA BILLING, 1750 SOUTH MESA
DRIVE, SUITE 110, MESA, AZ, 85210

Bio-Medical Applications of Eureka, Inc., PACIFIC NW BILLING
GROUP, 4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ,
85714
Bio-Medical Applications of Fayetteville, Inc.

Bio-Medical Applications of Fayetteville, Inc., FAYETTEVILLE
BILLING GROUP, 4200 MORGANTON ROAD, SUITE 300,
FAYETTEVILLE, NC, 28314
Bio-Medical Applications of Florida, Inc.

Bio-Medical Applications of Florida, Inc., ORLANDO BILLING
GROUP, BMA ORLANDO, INC., 1155 W STATE ROAD 434,
SUITE 125, LONGWOOD, FL, 32750
 , TAMPA BILLING GROUP, BMA TAMPA INC., 5625 WEST
WATERS AVENUE, SUITE A, TAMPA, FL, 33634
Bio-Medical Applications of Glendora, Inc.

Bio-Medical Applications of Glendora, Inc., SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS
BLVD, SUITE 216, THOUSAND OAKS, CA, 91362
Bio-Medical Applications of Guayama, Inc.
Bio-Medical Applications of Guayama, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Humacao, Inc.
Bio-Medical Applications of Humacao, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Illinois, Inc.

Bio-Medical Applications of Illinois, Inc., CHICAGO BILLING
GROUP, ONE WESTBROOK DRIVE, TOWER 1, SUITE 1000,
WESTCHESTER, IL, 60154
Bio-Medical Applications of Indiana, Inc.

Bio-Medical Applications of Indiana, Inc., MICHIGAN BILLING
GROUP, 3500 MASSILLON ROAD, SUITE 230, UNIONTOWN,
OH, 44685
Bio-Medical Applications of Maine, Inc.

Bio-Medical Applications of Maine, Inc., NEW BEDFORD
BILLING GROUP, 700 PLEASANT STREET, , NEW BEDFORD,
MA, 2740
Bio-Medical Applications of Manchester, Inc.

Dialysis Centers of America - Illinois, Inc., INDIANAPOLIS
BILLING, 10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
Dialysis Management Corporation
Dialysis Management Corporation, TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Dialysis Services of Cincinnati, Inc.

Dialysis Services of Cincinnati, Inc., NORTHERN OHIO BILLING
GROUP, 3500 MASSILLON ROAD, SUITE 280, UNIONTOWN,
OH, 44685
Dialysis Specialists of Topeka, Inc.

Dialysis Specialists of Topeka, Inc., ARIZONA BILLING GROUP,
2917 S. DOBSON, SUITE 101, MESA, AZ, 85202
Dialysis Specialists of Tulsa, Inc.
Dialysis Specialists of Tulsa, Inc., LUBBOCK BILLING GROUP,
4747 SOUTH LOOP 289,, SUITE 120,, LUBBOCK, TX, 79424
Douglas County Dialysis, LLC

Douglas County Dialysis, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
Du Page Dialysis, Ltd.
Du Page Dialysis, Ltd., CHICAGO BILLING GROUP, ONE
WESTBROOK DRIVE, TOWER 1, SUITE 1000,
WESTCHESTER, IL, 60154
Everest Healthcare Indiana, Inc.

Everest Healthcare Indiana, Inc., KENTUCKY BILLING GROUP,
6100 DUTCHMANS LANE, 12TH FLOOR, LOUISVILLE, KY,
40205
Everest Healthcare Indiana, Inc., NORTHERN OHIO BILLING
GROUP, 3500 MASSILLON ROAD, SUITE 280, UNIONTOWN,
OH, 44685
Everest Healthcare Indiana, Inc., MICHIGAN BILLING GROUP,
3500 MASSILLON ROAD SUITE 230, , UNIONTOWN, OH,
44685
Everest Healthcare Ohio, Inc.

Everest Healthcare Ohio, Inc., NORTHERN OHIO BILLING
GROUP, 3500 MASSILLON ROAD, SUITE 280, UNIONTOWN,
OH, 44685
RCG University Division, Inc.

RCG University Division, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
Renal Care Group Alaska, Inc.

Renal Care Group Alaska, Inc., MESA BILLING, 1750 SOUTH
MESA DRIVE, SUITE 110, MESA, AZ, 85210
Renal Care Group East, Inc.

Renal Care Group East, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
Renal Care Group Northwest, Inc.
Renal Care Group Northwest, Inc., MESA BILLING, 1750 SOUTH
MESA DRIVE, SUITE 110, MESA, AZ, 85210
Renal Care Group of the Midwest, Inc.
Renal Care Group of the Midwest, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renal Care Group of the Ozarks, LLC
Renal Care Group of the Ozarks, LLC, TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renal Care Group of the South, Inc.

Renal Care Group of the South, Inc., INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS,
IN, 46290
Renal Care Group of the Southeast, Inc.

Renal Care Group of the Southeast, Inc., INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS,
IN, 46290
Renal Care Group South New Mexico, LLC
Renal Care Group South New Mexico, LLC, TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renal Care Group Southwest, L.P.

Bio-Medical Applications of Manchester, Inc. , NEW BEDFORD
BILLING GROUP, 700 PLEASANT STREET,, NEW BEDFORD,
MA, 2740
Bio-Medical Applications of Maryland, Inc.

Bio-Medical Applications of Maryland, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375,
PITTSBURGH, PA, 15205
Bio-Medical Applications of Massachusetts, Inc.

Bio-Medical Applications of Massachusetts, Inc., NEW
BEDFORD BILLING GROUP, 700 PLEASANT STREET, , NEW
BEDFORD, MA, 2740
Bio-Medical Applications of Mayaguez, Inc.
Bio-Medical Applications of Mayaguez, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Michigan, Inc.

Bio-Medical Applications of Michigan, Inc., MICHIGAN BILLING
GROUP, 3500 MASSILLON ROAD SUITE 230, , UNIONTOWN,
OH, 44685
Bio-Medical Applications of Minnesota, Inc.

Bio-Medical Applications of Minnesota, Inc., UPPER MIDWEST
BILLING GROUP, 9120 SPRINGBROOK DRIVE,, COON
RAPIDS, MN, 55433
Bio-Medical Applications of Mission Hills, Inc.

Bio-Medical Applications of Mission Hills, Inc., SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS
BLVD, SUITE 216, THOUSAND OAKS, CA, 91362
Bio-Medical Applications of Mississippi, Inc.

Bio-Medical Applications of Mississippi, Inc., CRESCENT CITY
BILLING GROUP, 3850 N. CAUSEWAY BLVD, SUITE 700,
METAIRIE, LA, 70002
Bio-Medical Applications of Missouri, Inc.
Bio-Medical Applications of Missouri, Inc., ARIZONA BILLING
GROUP, 2917 S. DOBSON, SUITE 101, MESA, AZ, 85202
Bio-Medical Applications of MLK, Inc.

Bio-Medical Applications of MLK, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375,
PITTSBURGH, PA, 15205
Bio-Medical Applications of Nevada, Inc.
Everest Healthcare Rhode Island, Inc.

Everest Healthcare Rhode Island, Inc., NEW BEDFORD
BILLING GROUP, 700 PLEASANT STREET, , NEW BEDFORD,
MA, 2740
Everest Healthcare Texas, L.P.
Everest Healthcare Texas, L.P., WACO BILLING GROUP,
UPTOWN PLAZA, 1110 RICHLAND DR., #3, WACO, TX, 76710
Fondren Dialysis Clinic, Inc.

Fondren Dialysis Clinic, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Fort Scott Regional Dialysis Center, Inc.
Fort Scott Regional Dialysis Center, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Four State Regional Dialysis Center, Inc.

Four State Regional Dialysis Center, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Fresenius Medical Care Dialysis Services - Oregon, LLC

Fresenius Medical Care Dialysis Services - Oregon, LLC,
PACIFIC NW BILLING GROUP, 4560 S. COACH DRIVE, SUITE
100, TUCSON, AZ, 85714
Fresenius Medical Care Dialysis Services Colorado LLC

Fresenius Medical Care Dialysis Services Colorado LLC,
ALBUQUERQUE BILLING GROUP, 909 VIRGINIA NE, SUITE
112, ALBUQUERQUE, NM, 87108
Gulf Region Mobile Dialysis, Inc.

Gulf Region Mobile Dialysis, Inc., SAN ANTONIO BILLING
GROUP, 6100 BANDERA ROAD, SUITE 601, SAN ANTONIO,
TX, 78238
Haemo-Stat, Inc.

Haemo-Stat, Inc., SOUTHERN CALIFORNIA BILLING GROUP,
1337 EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND
OAKS, CA, 91362
Henry Dialysis Center, LLC

Henry Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
Renal Care Group Southwest, L.P., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renal Care Group Texas, Inc.
Renal Care Group Texas, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renal Care Group Westlake, LLC

Renal Care Group Westlake, LLC, CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
Renal Care Group, Inc.
Renal Care Group, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Bridgeton, Inc.
Renex Dialysis Clinic of Bridgeton, Inc., TYLER BILLING, 3910

BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Creve Coeur, Inc.
Renex Dialysis Clinic of Creve Coeur, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Doylestown, Inc.
Renex Dialysis Clinic of Doylestown, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Clinic of Maplewood, Inc.
Renex Dialysis Clinic of Maplewood, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Orange, Inc.

Renex Dialysis Clinic of Orange, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Clinic of Penn Hills, Inc.

Renex Dialysis Clinic of Penn Hills, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Clinic of Philadelphia, Inc.

Bio-Medical Applications of Nevada, Inc., MESA BILLING, 1750
SOUTH MESA DRIVE, SUITE 110, MESA, AZ, 85210
Bio-Medical Applications of New Hampshire, Inc.

Bio-Medical Applications of New Hampshire, Inc., NEW
BEDFORD BILLING GROUP, 700 PLEASANT STREET, , NEW
BEDFORD, MA, 2740
Bio-Medical Applications of New Jersey, Inc.

Bio-Medical Applications of New Jersey, Inc., ALLENTOWN
BILLING GROUP, 861 MARCON BLVD SUITE 2, ,
ALLENTOWN, PA, 18109
Bio-Medical Applications of New Mexico, Inc.

Bio-Medical Applications of New Mexico, Inc., ALBUQUERQUE
BILLING GROUP, 909 VIRGINIA NE, SUITE 112,
ALBUQUERQUE, NM, 87108
Bio-Medical Applications of North Carolina, Inc.

Bio-Medical Applications of North Carolina, Inc., FAYETTEVILLE
BILLING GROUP, 4200 MORGANTON ROAD, SUITE 300,
FAYETTEVILLE, NC, 28314
Bio-Medical Applications of Northeast D.C., Inc.

Bio-Medical Applications of Northeast D.C., Inc., STEEL CITY
BILLING GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE
375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Oakland, Inc.

Bio-Medical Applications of Oakland, Inc., PACIFIC NW BILLING
GROUP, 4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ,
85714
Bio-Medical Applications of Ohio, Inc.

Bio-Medical Applications of Ohio, Inc., KENTUCKY BILLING
GROUP, 6100 DUTCHMANS LANE, 12TH FLOOR,
LOUISVILLE, KY, 40205
Bio-Medical Applications of Oklahoma, Inc.

Bio-Medical Applications of Oklahoma, Inc., LUBBOCK BILLING
GROUP, 4747 SOUTH LOOP 289,, SUITE 120,, LUBBOCK, TX,
79424
Bio-Medical Applications of Pennsylvania, Inc.

Bio-Medical Applications of Pennsylvania, Inc., ALLENTOWN
BILLING GROUP, 861 MARCON BLVD. SUITE 2, ,
ALLENTOWN, PA, 18109
Bio-Medical Applications of Pennsylvania, Inc., ALLENTOWN
BILLING GROUP, 861 MARCON BLVD. SUITE 2, ,
ALLENTOWN, PA, 18109, STEEL CITY BILLING GROUP, BMA
PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA,
15205
Holton Dialysis Clinic, LLC

Holton Dialysis Clinic, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
Home Dialysis of Muhlenburg County, Inc.

Home Dialysis of Muhlenburg County, Inc., KENTUCKY BILLING
GROUP, 6100 DUTCHMANS LANE, 12TH FLOOR,
LOUISVILLE, KY, 40205
Jefferson County Dialysis, Inc.

Jefferson County Dialysis, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
KDCO, Inc.

KDCO, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Kentucky Renal Care Group, LLC

Kentucky Renal Care Group, LLC, INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
Lawton Dialysis, Inc.

Lawton Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Little Rock Dialysis, Inc.

Little Rock Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Maumee Dialysis Services, LLC

Maumee Dialysis Services, LLC, INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
Miami Regional Dialysis Center, Inc.

Miami Regional Dialysis Center, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Michigan Home Dialysis Center, Inc.
Michigan Home Dialysis Center, Inc., INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
Renex Dialysis Clinic of Philadelphia, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Clinic of Pittsburgh, Inc.

Renex Dialysis Clinic of Pittsburgh, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Clinic of Shaler, Inc.

Renex Dialysis Clinic of Shaler, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED,
OH, 44070
Renex Dialysis Clinic of South Georgia, Inc.

Renex Dialysis Clinic of South Georgia, Inc., INDIANAPOLIS
BILLING, 10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
Renex Dialysis Clinic of St. Louis, Inc.

Renex Dialysis Clinic of St. Louis, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Union, Inc.
Renex Dialysis Clinic of Union, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of University City, Inc.
Renex Dialysis Clinic of University City, Inc., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Woodbury, Inc.

Renex Dialysis Clinic of Woodbury, Inc., CLEVELAND BILLING,
25050 COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Renex Dialysis Facilities, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Renex Dialysis Facilities, Inc., MESA BILLING, 1750 SOUTH
MESA DRIVE, SUITE 110, MESA, AZ, 85210
San Diego Dialysis Services, Inc.
San Diego Dialysis Services, Inc., SAN DIEGO BILLING GROUP,
2917 S. DOBSON, SUITE 101, MESA, AZ, 85202
Santa Barbara Community Dialysis Center, Inc.

Bio-Medical Applications of Ponce, Inc., PUERTO RICO BILLING
GROUP, ANTILLAS WAREHOUSE & OFFICE PARK, 461
FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Puerto Rico, Inc.
Bio-Medical Applications of Puerto Rico, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of Rio Piedras, Inc.
Bio-Medical Applications of Rio Piedras, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of San Antonio, Inc.

Bio-Medical Applications of San Antonio, Inc., SAN ANTONIO
BILLING GROUP, 6100 BANDERA ROAD, SUITE 601, SAN
ANTONIO, TX, 78238
Bio-Medical Applications of San German, Inc.
Bio-Medical Applications of San German, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of San Juan, Inc.
Bio-Medical Applications of San Juan, Inc., PUERTO RICO
BILLING GROUP, ANTILLAS WAREHOUSE & OFFICE PARK,
461 FRANCIA ST., SUITE 1-401, SAN JUAN, PR, 917
Bio-Medical Applications of South Carolina, Inc.

Bio-Medical Applications of South Carolina, Inc., FAYETTEVILLE
BILLING GROUP, 4200 MORGANTON ROAD, SUITE 300,
FAYETTEVILLE, NC, 28314
Bio-Medical Applications of South Carolina, Inc., FLORENCE
BILLING GROUP, 218 N. DOZIER BLVD., , FLORENCE, SC,
29501
Bio-Medical Applications of South Carolina, Inc., MACON
BILLING GROUP, 1515 BASS ROAD, SUITE B, MACON, GA,
31210
Bio-Medical Applications of Tennessee, Inc.

Bio-Medical Applications of Tennessee, Inc., KNOXVILLE
BILLING GROUP, BILLING GROUP, 1512 COLEMAN ROAD,
SUITE 308, KNOXVILLE, TN, 37919
Bio-Medical Applications of Tennessee, Inc., OCALA BILLING
GROUP, BMA OCALA, INC., 1308 SE 25TH LOOP, SUITE 102,
OCALA, FL, 34471
National Medical Care, Inc.

National Medical Care, Inc., CHICAGO BILLING GROUP, ONE
WESTBROOK DRIVE, TOWER 1, SUITE 1000,
WESTCHESTER, IL, 60154
National Medical Care, Inc., MICHIGAN BILLING GROUP, 3500
MASSILLON ROAD, SUITE 230, UNIONTOWN, OH, 44685
National Medical Care, Inc., KNOXVILLE BILLING GROUP,
BILLING GROUP, 1512 COLEMAN ROAD, SUITE 308,
KNOXVILLE, TN, 37919
National Medical Care, Inc., OCALA BILLING GROUP, BMA
OCALA, INC., 1308 SE 25TH LOOP, SUITE 102, OCALA, FL,
34471
National Medical Care, Inc., ORLANDO BILLING GROUP, BMA
ORLANDO, INC., 1155 W STATE ROAD 434, SUITE 125,
LONGWOOD, FL, 32750
National Medical Care, Inc., ALLENTOWN BILLING GROUP,
861 MARCON BLVD SUITE 2, , ALLENTOWN, PA, 18109
National Medical Care, Inc., TAMPA BILLING GROUP, BMA
TAMPA INC., 5625 WEST WATERS AVENUE, SUITE A,
TAMPA, FL, 33634
National Nephrology Associates of Texas, L.P.
National Nephrology Associates of Texas, L.P., TYLER BILLING,
3910 BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
NNA of Alabama, Inc.
NNA of Alabama, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of East Orange, L.L.C.
NNA of East Orange, L.L.C., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
NNA of Florida, LLC
NNA of Florida, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of Georgia, Inc.
NNA of Georgia, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Santa Barbara Community Dialysis Center, Inc., SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS
BLVD, SUITE 216, THOUSAND OAKS, CA, 91362
Smyrna Dialysis Center, LLC
Smyrna Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN,
46290
SSKG, Inc.
SSKG, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
STAT Dialysis Corporation
STAT Dialysis Corporation, TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Stone Mountain Dialysis Center, LLC
Stone Mountain Dialysis Center, LLC, INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS,
IN, 46290
Stuttgart Dialysis, LLC
Stuttgart Dialysis, LLC, TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Terrell Dialysis Center, LLC
Terrell Dialysis Center, LLC, WACO BILLING GROUP, UPTOWN
PLAZA, 1110 RICHLAND DR., #3, WACO, TX, 76710
Three Rivers Dialysis Services, LLC
Three Rivers Dialysis Services, LLC, INDIANAPOLIS BILLING,
10585 NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS,
IN, 46290
West Palm Dialysis, LLC
West Palm Dialysis, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Wharton Dialysis, Inc.

Bio-Medical Applications of Tennessee, Inc., ORLANDO BILLING
GROUP, BMA ORLANDO, INC., 1155 W STATE ROAD 434,
SUITE 125, LONGWOOD, FL, 32750
NNA of Harrison, L.L.C.

NNA of Harrison, L.L.C., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH
OLMSTED, OH, 44070
Wharton Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
WSKC Dialysis Services, Inc.
WSKC Dialysis Services, Inc., CHICAGO BILLING GROUP, ONE
WESTBROOK DRIVE, TOWER 1, SUITE 1000, WESTCHESTER,
IL, 60154
RTG
Fresenius USA, Inc
2637 Shadelands Drive
Walnut Creek, CA 94590
920 Winter Street
Waltham, MA 02451
Fresenius USA Home Dialysis, Inc
920 Winter Street
Waltham, MA 02451
Fresenius USA Marketing, Inc
920 Winter Street
Waltham, MA 02451
Fresenius USA of Puerto Rico, Inc
PO Box 191690
San Juan, PR 00919
Life Assist Medical Products, Inc
PO Box 191690
San Juan, PR 00919
Spectra East
8 King Road
Rockleigh, NJ 07647
920 Winter Street
Waltham, MA 02451
Spectra Renal Research, LLC
920 Winter Street
Waltham, MA 02451
Fresenius USA Manufacturing
920 Winter Street
Waltham, MA 02451
Fresenius Medical Care Canada
45 Staples Suite 110
Richmond Hill, ON
L4B 4W6
Distriduter D’Equipment Medicaux Haemotec, Inc
383 Joseph Carrier
Vaudreil-Dorion, QC
J7V 5V5
Erika de Reynosa S.A. de C.V.
Brecha E-99 Sur Parque Ind. Reynosa
Apartado Postal # 326
Reynosa, Tamps.
Mexico, CP 88780
Pharr Warehouse
1100 E. Military Hwy. Ste. C
Pharr, TX 78577
Renal Solutions, Inc — Fresenius Medical Care Holdings, Inc (legal entity)
770 Commonwealth Drive
Suite 101
Warrendale, PA 15086
Sorb Technologies (manufacturing site)
3631 SW 54th Street
Oklahoma City, OK 73119

Location of Records — Exhibit I — Fresenius Medical Services

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Bio-Medical Applications of Aguadilla, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Alabama, Inc.	MOBILE BILLING GROUP	6420 HILLCREST PARK CT	SUITE 210	MOBILE	AL	36608
Bio-Medical Applications of Alabama, Inc., MOBILE BILLING GROUP, 6420
HILLCREST PARK CT, SUITE 210, MOBILE, AL, 36608	KNOXVILLE BILLING GROUP		1512 COLEMAN ROAD, SUITE 308	KNOXVILLE	TN	37919

Bio-Medical Applications of Anacostia, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205

Bio-Medical Applications of Anacostia, Inc., STEEL CITY BILLING GROUP,
BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Arecibo, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Arecibo, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Arkansas, Inc.	MOBILE BILLING GROUP	6420 HILLCREST PARK CT	SUITE 210	MOBILE	AL	36608
Bio-Medical Applications of Arkansas, Inc., MOBILE BILLING GROUP, 6420
HILLCREST PARK CT, SUITE 210, MOBILE, AL, 36608

Bio-Medical Applications of Bayamon, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Blue Springs, Inc.	ARIZONA BILLING GROUP	2917 S. DOBSON	SUITE 101	MESA	AZ	85202
Bio-Medical Applications of Aguadilla, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Caguas, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Caguas, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of California, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of California, Inc., PACIFIC NW BILLING GROUP,
4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Bio-Medical Applications of California, Inc., PACIFIC NW BILLING GROUP,
4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714, SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE
216, THOUSAND OAKS, CA, 91362	SAN DIEGO BILLING GROUP	2917 S. DOBSON	SUITE 101	MESA	AZ	85202
Bio-Medical Applications of California, Inc., PACIFIC NW BILLING GROUP,
4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714, SOUTHERN
CALIFORNIA BILLING GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE
216, THOUSAND OAKS, CA, 91362, SAN DIEGO BILLING GROUP, 2917 S.
DOBSON, SUITE 101, MESA, AZ, 85202
Bio-Medical Applications of Camarillo, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Bio-Medical Applications of Camarillo, Inc., SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND
OAKS, CA, 91362
Bio-Medical Applications of Capitol Hill, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205

Bio-Medical Applications of Capitol Hill, Inc., STEEL CITY BILLING GROUP,
BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Carolina, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Carolina, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Carson, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Bio-Medical Applications of Carson, Inc., SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND
OAKS, CA, 91362
Bio-Medical Applications of Clinton, Inc.	FAYETTEVILLE BILLING GROUP	4200 MORGANTON ROAD	SUITE 300	FAYETTEVILLE	NC	28314
Bio-Medical Applications of Clinton, Inc., FAYETTEVILLE BILLING GROUP,
4200 MORGANTON ROAD, SUITE 300, FAYETTEVILLE, NC, 28314
Bio-Medical Applications of Columbia Heights, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205
Bio-Medical Applications of Columbia Heights, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH,
PA, 15205

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Bio-Medical Applications of Connecticut, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of Connecticut, Inc., NEW BEDFORD BILLING
GROUP, 700 PLEASANT STREET, NEW BEDFORD, MA, 2740
Bio-Medical Applications of Delaware, Inc.	ALLENTOWN BILLING GROUP	861 MARCON BLVD SUITE 2		ALLENTOWN	PA	18109
Bio-Medical Applications of Delaware, Inc., ALLENTOWN BILLING GROUP, 861
MARCON BLVD SUITE 2,, ALLENTOWN, PA, 18109
Bio-Medical Applications of Dover, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of Dover, Inc., NEW BEDFORD BILLING GROUP, 700
PLEASANT STREET,, NEW BEDFORD, MA, 2740
Bio-Medical Applications of Eureka, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of Eureka, Inc., PACIFIC NW BILLING GROUP, 4560
S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714
Bio-Medical Applications of Fayetteville, Inc.	FAYETTEVILLE BILLING GROUP	4200 MORGANTON ROAD	SUITE 300	FAYETTEVILLE	NC	28314

Bio-Medical Applications of Fayetteville, Inc., FAYETTEVILLE BILLING
GROUP, 4200 MORGANTON ROAD, SUITE 300, FAYETTEVILLE, NC, 28314
Bio-Medical Applications of Florida, Inc.	ORLANDO BILLING GROUP	BMA ORLANDO, INC.	1155 W STATE ROAD 434, SUITE 125	LONGWOOD	FL	32750
Bio-Medical Applications of Florida, Inc., ORLANDO BILLING GROUP, BMA
ORLANDO, INC., 1155 W STATE ROAD 434, SUITE 125, LONGWOOD, FL, 32750	OCALA BILLING GROUP	BMA OCALA, INC.	1308 SE 25TH LOOP, SUITE 102	OCALA	FL	34471

	TAMPA BILLING GROUP	BMA TAMPA INC.	5625 WEST WATERS AVENUE, SUITE	TAMPA	FL	33634

TAMPA BILLING GROUP, BMA TAMPA INC., 5625 WEST WATERS
AVENUE, SUITE A, TAMPA, FL, 33634

Bio-Medical Applications of Fremont, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of Fremont, Inc., PACIFIC NW BILLING GROUP, 4560
S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714
Bio-Medical Applications of Fresno, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of Fresno, Inc., PACIFIC NW BILLING GROUP, 4560
S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714
Bio-Medical Applications of Georgia, Inc.	KNOXVILLE BILLING GROUP	BILLING GROUP	1512 COLEMAN ROAD, SUITE 308	KNOXVILLE	TN	37919
	MACON BILLING GROUP	1515 BASS ROAD	SUITE B	MACON	GA	31210

Bio-Medical Applications of Glendora, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Bio-Medical Applications of Glendora, Inc., SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND
OAKS, CA, 91362
Bio-Medical Applications of Guayama, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Guayama, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Humacao, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Humacao, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Illinois, Inc.	CHICAGO BILLING GROUP	ONE WESTBROOK DRIVE	TOWER 1, SUITE 1000	WESTCHESTER	IL	60154
Bio-Medical Applications of Illinois, Inc., CHICAGO BILLING GROUP, ONE
WESTBROOK DRIVE, TOWER 1, SUITE 1000, WESTCHESTER, IL, 60154
Bio-Medical Applications of Indiana, Inc.	MICHIGAN BILLING GROUP	3500 MASSILLON ROAD	SUITE 230	UNIONTOWN	OH	44685
Bio-Medical Applications of Indiana, Inc., MICHIGAN BILLING GROUP, 3500
MASSILLON ROAD, SUITE 230, UNIONTOWN, OH, 44685
Bio-Medical Applications of Maine, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of Maine, Inc., NEW BEDFORD BILLING GROUP, 700
PLEASANT STREET, , NEW BEDFORD, MA, 2740
Bio-Medical Applications of Manchester, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of Manchester, Inc., NEW BEDFORD BILLING
GROUP, 700 PLEASANT STREET, , NEW BEDFORD, MA, 2740
Bio-Medical Applications of Maryland, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205

Bio-Medical Applications of Maryland, Inc., STEEL CITY BILLING GROUP, BMA
PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Massachusetts, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of Massachusetts, Inc., NEW BEDFORD BILLING
GROUP, 700 PLEASANT STREET., NEW BEDFORD, MA, 2740
Bio-Medical Applications of Mayaguez, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Bio-Medical Applications of Mayaguez, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE 4 OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Michigan, Inc.	MICHIGAN BILLING GROUP	3500 MASSILLON ROAD SUITE 230		UNIONTOWN	OH	44685
Bio-Medical Applications of Michigan, Inc., MICHIGAN BILLING GROUP, 3500
MASSILLON ROAD SUITE 230, , UNIONTOWN, OH, 44685
Bio-Medical Applications of Minnesota, Inc.	UPPER MIDWEST BILLING GROUP	9120 SPRINGBROOK DRIVE		COON RAPIDS	MN	55433
Bio-Medical Applications of Minnesota, Inc., UPPER MIDWEST BILLING
GROUP, 9120 SPRINGBROOK DRIVE, , COON RAPIDS, MN, 55433
Bio-Medical Applications of Mission Hills, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Bio-Medical Applications of Mission Hills, Inc., SOUTHERN CALIFORNIA
BILLING GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216,
THOUSAND OAKS, CA, 91362
Bio-Medical Applications of Mississippi, Inc.	CRESCENT CITY BILLING GROUP	3850 N. CAUSEWAY BLVD	SUITE 700	METAIRIE	LA	70002
Bio-Medical Applications of Mississippi, Inc., CRESCENT CITY BILLING
GROUP, 3850 N. CAUSEWAY BLVD, SUITE 700, METAIRIE, LA, 70002
Bio-Medical Applications of Missouri, Inc.	ARIZONA BILLING GROUP	2917 S. DOBSON	SUITE 101	MESA	AZ	85202
Bio-Medical Applications of Missouri, Inc., ARIZONA BILLING GROUP, 2917 S,
DOBSON, SUITE 101, MESA, AZ, 65202	SAN ANTONIO BILLING GROUP	6100 BANDERA ROAD	SUITE 601	SAN ANTONIO	TX	78238

Bio-Medical Applications of MLK, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205
Bio-Medical Applications of MLK, Inc., STEEL CITY BILLING GROUP, BMA
PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Nevada, Inc.	MESA BILLING	1750 SOUTH MESA DRIVE	SUITE 110	MESA	AZ	85210
Bio-Medical Applications of Nevada, Inc., MESA BILLING, 1750 SOUTH MESA
DRIVE, SUITE 110, MESA, AZ, 85210
Bio-Medical Applications of New Hampshire, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Bio-Medical Applications of New Hampshire, Inc., NEW BEDFORD BILLING
GROUP, 700 PLEASANT STREET, , NEW BEDFORD, MA, 2740
Bio-Medical Applications of New Jersey, Inc.	ALLENTOWN BILLING GROUP	861 MARCON BLVD SUITE 2		ALLENTOWN	PA	18109
Bio-Medical Applications of New Jersey, Inc., ALLENTOWN BILLING GROUP,
861 MARCON BLVD SUITE 2, , ALLENTOWN, PA, 18109
Bio-Medical Applications of New Mexico, Inc.	ALBUQUERQUE BILLING GROUP	909 VIRGINIA NE	SUITE 112	ALBUQUERQUE	NM	87108
Bio-Medical Applications of New Mexico, Inc., ALBUQUERQUE BILLING
GROUP, 909 VIRGINIA NE, SUITE 112, ALBUQUERQUE, NM, 87108	LUBBOCK BILLING GROUP	4747 SOUTH LOOP 289,	SUITE 120.	LUBBOCK	TX	79424

Bio-Medical Applications of North Carolina, Inc.	FAYETTEVILLE BILLING GROUP	4200 MORGANTON ROAD	SUITE 300	FAYETTEVILLE	NC	28314

Bio-Medical Applications of North Carolina, Inc., FAYETTEVILLE BILLING
GROUP, 4200 MORGANTON ROAD, SUITE 300, FAYETTEVILLE, NC, 28314	FLORENCE BILLING GROUP	216 N. DOZIER BLVD.		FLORENCE	SC	29501

Bio-Medical Applications of Northeast D.C., Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205

Bio-Medical Applications of Northeast D.C., Inc., STEEL CITY BILLING GROUP,
BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH, PA, 15205
Bio-Medical Applications of Oakland, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of Oakland, Inc., PACIFIC NW BILLING GROUP, 4560
S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714
Bio-Medical Applications of Ohio, Inc.	KENTUCKY BILLING GROUP	6100 DUTCHMANS LANE	12TH FLOOR	LOUISVILLE	KY	40205
Bio-Medical Applications of Ohio, Inc., KENTUCKY BILLING GROUP, 6100
DUTCHMANS LANE, 12TH FLOOR, LOUISVILLE, KY, 40205	NORTHERN OHIO BILLING GROUP	3500 MASSILLON ROAD	SUITE 280	UNIONTOWN	OH	44685

Bio-Medical Applications of Oklahoma, Inc.	LUBBOCK BILLING GROUP	4747 SOUTH LOOP 289,	SUITE 120,	LUBBOCK	TX	79424
Bio-Medical Applications of Oklahoma, Inc., LUBBOCK BILLING GROUP, 4747
SOUTH LOOP 289., SUITE 120., LUBBOCK, TX, 79424
Bio-Medical Applications of Pennsylvania, Inc.	ALLENTOWN BILLING GROUP	861 MARCON BLVD. SUITE 2		ALLENTOWN	PA	18109
Bio-Medical Applications of Pennsylvania, Inc., ALLENTOWN BILLING GROUP,
861 MARCON BLVD, SUITE 2, , ALLENTOWN, PA, 18109	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205
Bio-Medical Applications of Pennsylvania, Inc., ALLENTOWN BILLING GROUP,
861 MARCON BLVD, SUITE 2, , ALLENTOWN, PA, 18109, STEEL CITY
BILLING GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375,
PITTSBURGH, PA, 15205

Bio-Medical Applications of Ponce, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Ponce, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Puerto Rica, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Bio-Medical Applications of Puerto Rico, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE 4 OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of Rio Piedras, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of Rio Piedras, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of San Antonio, Inc.	SAN ANTONIO BILLING GROUP	6100 BANDERA ROAD	SUITE 601	SAN ANTONIO	TX	78238
Bio-Medical Applications of San Antonio, Inc., SAN ANTONIO BILLING GROUP,
6100 BANDERA ROAD, SUITE 601, SAN ANTONIO, TX, 78236
Bio-Medical Applications of San German, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of San German, Inc., PUERTO RICO BILLING
GROUP, ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE
1-401, SAN JUAN, PR, 917
Bio-Medical Applications of San Juan, Inc.	PUERTO RICO BILLING GROUP	ANTILLAS WAREHOUSE & OFFICE PARK	461 FRANCIA ST., SUITE 1-401	SAN JUAN	PR	00917
Bio-Medical Applications of San Juan, Inc., PUERTO RICO BILLING GROUP,
ANTILLAS WAREHOUSE & OFFICE PARK, 461 FRANCIA ST., SUITE 1-401,
SAN JUAN, PR, 917
Bio-Medical Applications of South Carolina, Inc.	FAYETTEVILLE BILLING GROUP	4200 MORGANTON ROAD	SUITE 300	FAYETTEVILLE	NC	28314
Bio-Medical Applications of South Carolina, Inc., FAYETTEVILLE BILLING
GROUP, 4200 MORGANTON ROAD, SUITE 300, FAYETTEVILLE, NC, 28314

Bio-Medical Applications of South Carolina, Inc.	FLORENCE BILLING GROUP	218 N. DOZIER BLVD.		FLORENCE	SC	29501
Bio-Medical Applications of South Carolina, Inc., FLORENCE BILLING GROUP,
218 N. DOZIER BLVD., , FLORENCE, SC, 29501
Bio-Medical Applications of South Carolina, Inc.	MACON BILLING GROUP	1515 BASS ROAD	SUITE B	MACON	GA	31210
Bio-Medical Applications of South Carolina, Inc., MACON BILLING GROUP,
1515 BASS ROAD, SUITE B, MACON, GA, 31210
Bio-Medical Applications of Southeast Washington, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205
Bio-Medical Applications of Southeast Washington, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH,
PA, 15205
Bio-Medical Applications of Tennessee, Inc.	KNOXVILLE BILLING GROUP	BILLING GROUP	1512 COLEMAN ROAD, SUITE 308	KNOXVILLE	TN	37919
Bio-Medical Applications of Tennessee, Inc., KNOXVILLE BILLING GROUP,
BILLING GROUP, 1512 COLEMAN ROAD, SUITE 308, KNOXVILLE, TN, 37919

Bio-Medical Applications of Tennessee, Inc.	OCALA BILLING GROUP	BMA OCALA, INC.	1308 SE 25TH LOOP, SUITE 102	OCALA	FL	34471
Bio-Medical Applications of Tennessee, Inc., OCALA BILLING GROUP, BMA
OCALA, INC., 1308 SE 25TH LOOP, SUITE 102, OCALA, FL, 34471
Bio-Medical Applications of Tennessee, Inc.	ORLANDO BILLING GROUP	BMA ORLANDO, INC.	1155 W STATE ROAD 434, SUITE 125	LONGWOOD	FL	32750
Bio-Medical Applications of Tennessee, Inc., ORLANDO BILLING GROUP, BMA
ORLANDO, INC., 1155 W STATE ROAD 434, SUITE 125, LONGWOOD, FL,
32750
Bio-Medical Applications of Texas, Inc.	ALBUQUERQUE BILLING GROUP	909 VIRGINIA NE	SUITE 112	ALBUQUERQUE	NM	87108
Bio-Medical Applications of Texas, Inc., ALBUQUERQUE BILLING GROUP, 909
VIRGINIA NE, SUITE 112, ALBUQUERQUE, NM, 87108
Bio-Medical Applications of Texas, Inc.	LUBBOCK BILLING GROUP	4747 SOUTH LOOP 289,	SUITE 120,	LUBBOCK	TX	79424
Bio-Medical Applications of Texas, Inc., LUBBOCK BILLING GROUP, 4747
SOUTH LOOP 289., SUITE 120., LUBBOCK, TX, 79424
Bio-Medical Applications of Texas, Inc.	NORTH TEXAS BILLING GROUP	1485 RICHARDSON DRIVE #100		RICHARDSON	TX	75080
Bio-Medical Applications of Texas, Inc., NORTH TEXAS BILLING GROUP, 1485
RICHARDSON DRIVE #100., RICHARDSON, TX, 75080
Bio-Medical Applications of Texas, Inc.	SAN ANTONIO BILLING GROUP	6100 BANDERA ROAD	SUITE 601	SAN ANTONIO	TX	78238
Bio-Medical Applications of Texas, Inc., SAN ANTONIO BILLING GROUP, 6100
BANDERA ROAD, SUITE 601, SAN ANTONIO, TX, 78238
Bio-Medical Applications of Texas, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Bio-Medical Applications of Texas, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Bio-Medical Applications of Texas, Inc.	WACO BILLING GROUP	UPTOWN PLAZA	1110 RICHLAND DR., #3	WACO	TX	76710
Bio-Medical Applications of Texas, Inc., WACO BILLING GROUP, UPTOWN
PLAZA, 1110 RICHLAND DR., #3, WACO, TX, 76710
Bio-Medical Applications of the District of Columbia, Inc.	STEEL CITY BILLING GROUP	BMA PITTSBURGH	190 BILMAR DR., SUITE 375	PITTSBURGH	PA	15205
Bio-Medical Applications of the District of Columbia, Inc., STEEL CITY BILLING
GROUP, BMA PITTSBURGH, 190 BILMAR DR., SUITE 375, PITTSBURGH,
PA, 15205
Bio-Medical Applications of Ukiah, Inc.	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714
Bio-Medical Applications of Ukiah, Inc., PACIFIC NW BILLING GROUP, 4560 S,
COACH DRIVE, SUITE 100, TUCSON, AZ, 85714

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Bio-Medical Applications of Virginia, Inc.	ROANOKE BILLING GROUP	2830 KEAGY ROAD		SALEM	VA	24153
Bio-Medical Applications of Virginia, Inc., ROANOKE BILLING GROUP, 2830
KEAGY ROAD., SALEM, VA, 24153
Bio-Medical Applications of West Virginia, Inc.	ROANOKE BILLING GROUP	2830 KEAGY ROAD		SALEM	VA	24153
Bio-Medical Applications of West Virginia, Inc., ROANOKE BILLING GROUP,
2830 KEAGY ROAD., SALEM, VA, 24153
Bio-Medical Applications of West Virginia, Inc.	KENTUCKY BILLING GROUP	6100 DUTCHMANS LANE	12TH FLOOR	LOUISVILLE	KY	40205

Bio-Medical Applications of West Virginia, Inc., KENTUCKY BILLING GROUP,
6100 DUTCHMANS LANE, 12TH FLOOR, LOUISVILLE, KY, 40205
Bio-Medical Applications of Wisconsin, Inc.	UPPER MIDWEST BILLING GROUP	9120 SPRINGBROOK DRIVE		COON RAPIDS	MN	55433
Bio-Medical Applications of Wisconsin, Inc., UPPER MIDWEST BILLING
GROUP, 9120 SPRINGBROOK DRIVE., COON RAPIDS, MN, 55433
Bio-Medical Applications of Wisconsin, Inc.	MICHIGAN BILLING GROUP	3500 MASSILLON ROAD SUITE 230		UNIONTOWN	OH	44685
Bio-Medical Applications of Wisconsin, Inc., MICHIGAN BILLING GROUP, 3500
MASSILLON ROAD SUITE 230, , UNIONTOWN, OH, 44685
Brazoria Kidney Center, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Brazoria Kidney Center, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Brevard County Dialysis, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Brevard County Dialysis, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Clayton County Dialysis, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Clayton County Dialysis, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Clermont Dialysis Center, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Clermont Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Columbus Area Renal Alliance, LLC	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070

Columbus Area Renal Alliance, LLC, CLEVELAND BILLING, 25050 COUNTRY
CLUB BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Conejo Valley Dialysis, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362

Conejo Valley Dialysis, Inc., SOUTHERN CALIFORNIA BILLING GROUP, 1337
EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND OAKS, CA, 91362
Dialysis America Georgia, LLC	KNOXVILLE BILLING GROUP	BILLING GROUP	1512 COLEMAN ROAD, SUITE 308	KNOXVILLE	TN	37919
Dialysis America Georgia, LLC, KNOXVILLE BILLING GROUP, BILLING
GROUP, 1512 COLEMAN ROAD, SUITE 308, KNOXVILLE, TN, 37919
Dialysis Associates of Northern New Jersey, L.L.C.	ALLENTOWN BILLING GROUP	861 MARCON BLVD SUITE 2		ALLENTOWN	PA	18109
Dialysis Associates of Northern New Jersey, L.L.C., ALLENTOWN BILLING
GROUP, 861 MARCON BLVD SUITE 2, , ALLENTOWN, PA, 18109
Dialysis Associates, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Dialysis Associates, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Dialysis Centers of America — Illinois, Inc.	CHICAGO BILLING GROUP	ONE WESTBROOK DRIVE	TOWER 1, SUITE 1000	WESTCHESTER	IL	60154
Dialysis Centers of America — Illinois, Inc., CHICAGO BILLING GROUP, ONE
WESTBROOK DRIVE, TOWER 1, SUITE 1000, WESTCHESTER, IL, 60154

Dialysis Centers of America — Illinois, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Dialysis Centers of America — Illinois, Inc., CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED, OH,’ 44070

Dialysis Centers of America — Illinois, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Dialysis Centers of America — Illinois, Inc., INDIANAPOLIS BILLING, 10585
NORTH MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Dialysis Management Corporation	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Dialysis Management Corporation, TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Dialysis Services of Cincinnati, Inc.	NORTHERN OHIO BILLING GROUP	3500 MASSILLON ROAD	SUITE 280	UNIONTOWN	OH	44685
Dialysis Services of Cincinnati, Inc., NORTHERN OHIO BILLING GROUP, 3500
MASSILLON ROAD, SUITE 280, UNIONTOWN, OH, 44685
Dialysis Specialists of Topeka, Inc.	ARIZONA BILLING GROUP	2917 S. DOBSON	SUITE 101	MESA	AZ	85202
Dialysis Specialists of Topeka, Inc., ARIZONA BILLING GROUP, 2917 S,
DOBSON, SUITE 101, MESA, AZ, 85202	LUBBOCK BILLING GROUP	4747 SOUTH LOOP 289,	SUITE 120	LUBBOCK	TX	79424
Dialysis Specialists of Tulsa, Inc.
Dialysis Specialists of Tulsa, Inc. LUBBOCK BILLING GROUP, 4747 SOUTH
LOOP 289., SUITE 120., LUBBOCK, TX, 79424
Douglas County Dialysis, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Douglas County Dialysis, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Du Page Dialysis, Ltd.	CHICAGO BILLING GROUP	ONE WESTBROOK DRIVE	TOWER 1, SUITE 1000	WESTCHESTER	IL	60154
Du Page Dialysis, Ltd., CHICAGO BILLING GROUP, ONE WESTBROOK
DRIVE, TOWER 1, SUITE 1000, WESTCHESTER, IL, 60154
Everest Healthcare Indiana, Inc.	KENTUCKY BILLING GROUP	6100 DUTCHMANS LANE	12TH FLOOR	LOUISVILLE	KY	40205
Everest Healthcare Indiana, Inc., KENTUCKY BILLING GROUP, 6100
DUTCHMANS LANE, 12TH FLOOR, LOUISVILLE, KY, 40205
Everest Healthcare Indiana, Inc.	NORTHERN OHIO BILLING GROUP	3500 MASSILLON ROAD	SUITE 280	UNIONTOWN	OH	44685
Everest Healthcare Indiana, Inc., NORTHERN OHIO BILLING GROUP, 3500
MASSILLON ROAD, SUITE 280, UNIONTOWN, OH, 44685
Everest Healthcare Indiana, Inc.	MICHIGAN BILLING GROUP	3500 MASSILLON ROAD SUITE 230		UNIONTOWN	OH	44685
Everest Healthcare Indiana, Inc., MICHIGAN BILLING GROUP, 3500
MASSILLON ROAD SUITE 230., UNIONTOWN, OH, 44685
Everest Healthcare Ohio, Inc.	NORTHERN OHIO BILLING GROUP	3500 MASSILLON ROAD	SUITE 280	UNIONTOWN	OH	44685
Everest Healthcare Ohio, Inc., NORTHERN OHIO BILLING GROUP, 3500
MASSILLON ROAD, SUITE 280, UNIONTOWN, OH, 44685
Everest Healthcare Rhode Island, Inc.	NEW BEDFORD BILLING GROUP	700 PLEASANT STREET		NEW BEDFORD	MA	02740
Everest Healthcare Rhode Island, Inc., NEW BEDFORD BILLING GROUP, 700
PLEASANT STREET., NEW BEDFORD, MA, 2740

Everest Healthcare Texas, L.P.	WACO BILLING GROUP	UPTOWN PLAZA	1110 RICHLAND DR., #3	WACO	TX	76710
Everest Healthcare Texas, L.P., WACO BILLING GROUP, UPTOWN PLAZA,
1110 RICHLAND DR., #3, WACO, TX, 76710
Fondren Dialysis Clinic, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Fondren Dialysis Clinic, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Fort Scott Regional Dialysis Center, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Fort Scott Regional Dialysis Center, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Four State Regional Dialysis Center, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Four State Regional Dialysis Center, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Fresenius Medical Care Dialysis Services - Oregon, LLC	PACIFIC NW BILLING GROUP	4560 S. COACH DRIVE	SUITE 100	TUCSON	AZ	85714

Fresenius Medical Care Dialysis Services — Oregon, LLC, PACIFIC NW BILLING
GROUP, 4560 S. COACH DRIVE, SUITE 100, TUCSON, AZ, 85714
Fresenius Medical Care Dialysis Services Colorado LLC	ALBUQUERQUE BILLING GROUP	909 VIRGINIA NE	SUITE 112	ALBUQUERQUE	NM	87108

Fresenius Medical Care Dialysis Services Colorado LLC, ALBUQUERQUE
BILLING GROUP, 909 VIRGINIA NE, SUITE 112, ALBUQUERQUE, NM, 87108
Gulf Region Mobile Dialysis, Inc.	SAN ANTONIO BILLING GROUP	6100 BANDERA ROAD	SUITE 601	SAN ANTONIO	TX	78238
Gulf Region Mobile Dialysis, Inc., SAN ANTONIO BILLING GROUP, 6100
BANDERA ROAD, SUITE 601, SAN ANTONIO, TX, 78238
Haemo-Stat, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Haemo-Stat, Inc., SOUTHERN CALIFORNIA BILLING GROUP, 1337 EAST
THOUSAND OAKS BLVD, SUITE 216, THOUSAND OAKS, CA, 91362
Henry Dialysis Center, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Henry Dialysis Center, LLC. INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Holton Dialysis Clinic, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Holton Dialysis Clinic, LLC. INDIANAPOLIS BILLING; 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Home Dialysis of Muhlenburg County, Inc.	KENTUCKY BILLING GROUP	6100 DUTCHMANS LANE	12TH FLOOR	LOUISVILLE	KY	40205
Home Dialysis of Muhlenburg County, Inc., KENTUCKY BILLING GROUP, 6100
DUTCHMANS LANE, 12TH FLOOR, LOUISVILLE, KY, 40205
Jefferson County Dialysis, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Jefferson County Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
KDCO, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
KDCO, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100, TYLER,
TX, 75701
Kentucky Renal Care Group, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Kentucky Renal Care Group, LLC. INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Lawton Dialysis, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Lawton Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
Little Rock Dialysis, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Little Rock Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Maumee Dialysis Services, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Maumee Dialysis Services, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Miami Regional Dialysis Center, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Miami Regional Dialysis Center, Inc., TYLER BILLING, 3910 BROOKSIDE
DRIVE, SUITE 100, TYLER, TX, 75701
Michigan Home Dialysis Center, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Michigan Home Dialysis Center, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
National Medical Care, Inc.	CHICAGO BILLING GROUP	ONE WESTBROOK DRIVE	TOWER 1, SUITE 1000	WESTCHESTER	IL	60154
National Medical Care, Inc., CHICAGO BILLING GROUP, ONE WESTBROOK
DRIVE, TOWER 1, SUITE 1000, WESTCHESTER, IL, 60154
National Medical Care, Inc.	MICHIGAN BILLING GROUP	3500 MASSILLON ROAD	SUITE 230	UNIONTOWN	OH	44685
National Medical Care, Inc., MICHIGAN BILLING GROUP, 3500 MASSILLON
ROAD, SUITE 230, UNIONTOWN, OH, 44685
National Medical Care, Inc.	KNOXVILLE BILLING GROUP	BILLING GROUP	1512 COLEMAN ROAD, SUITE 308	KNOXVILLE	TN	37919
National Medical Care, Inc., KNOXVILLE BILLING GROUP, BILLING GROUP,
1512 COLEMAN ROAD, SUITE 308, KNOXVILLE, TN, 37919
National Medical Care, Inc.	OCALA BILLING GROUP	BMA OCALA, INC.	1308 SE 25TH LOOP, SUITE 102	OCALA	FL	34471
National Medical Care, Inc., OCALA BILLING GROUP, BMA OCALA, INC., 1308
SE 25TH LOOP, SUITE 102, OCALA, FL, 34471
National Medical Care, Inc.	ORLANDO BILLING GROUP	BMA ORLANDO, INC.	1155 W STATE ROAD 434, SUITE 125	LONGWOOD	FL	32750
National Medical Care, Inc., ORLANDO BILLING GROUP, BMA ORLANDO.
INC., 1155 W STATE ROAD 434, SUITE 125, LONGWOOD, FL, 32750
National Medical Care, Inc.	ALLENTOWN BILLING GROUP	861 MARCON BLVD SUITE 2		ALLENTOWN	PA	18109
National Medical Care, Inc., ALLENTOWN BILLING GROUP, 861 MARCON
BLVD SUITE 2., ALLENTOWN, PA, 18109
National Medical Care, Inc.	TAMPA BILLING GROUP	BMA TAMPA INC.	5625 WEST WATERS AVENUE, SUITE	TAMPA	FL	33634
National Medical Care, Inc., TAMPA BILLING GROUP, BMA TAMPA INC., 5625
WEST WATERS AVENUE, SUITE A, TAMPA, FL, 33634

National Nephrology Associates of Texas, L.P.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
National Nephrology Associates of Texas, L.P., TYLER BILLING, 3910
BROOKSIDE DRIVE, SUITE 100, TYLER, TX, 75701
NNA of Alabama, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
NNA of Alabama, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of East Orange, L.L.C.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
NNA of East Orange, L.L.C., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
NNA of Florida, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
NNA of Florida, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of Georgia, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
NNA of Georgia, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of Harrison, L.L.C.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
NNA of Harrison, L.L.C., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
NNA of Louisiana, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
NNA of Louisiana, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA of Oklahoma, L.L.C.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
NNA of Oklahoma, L.L.C., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
NNA of Rhode Island, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
NNA of Rhode Island, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
NNA of Toledo, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
NNA of Toledo, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NNA-Saint Bamabas, L.L.C.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
NNA-Saint Bamabas, L.L.C., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
NNA-Saint Bamabas-Livingston, L.L.C.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
NNA-Saint Bamabas-Livingston, L.L.C.,CLEVELAND BILLING, 25050
COUNTRY CLUB BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Norcross Dialysis Center, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Norcross Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
NORMAN NEPHROLOGY, P.L.L.C.	LUBBOCK BILLING GROUP	4747 SOUTH LOOP 289	SUITE 120,	LUBBOCK	TX	79424
NORMAN NEPHROLOGY, P.L.L.C., LUBBOCK BILLING GROUP, 4747 SOUTH
LOOP 289, SUITE 120, LUBBOCK, TX, 79424
Northeast Alabama Kidney Clinic, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Northeast Alabama Kidney Clinic, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Northern New Jersey Dialysis, LLC	ALLENTOWN BILLING GROUP	861 MARCON BLVD	SUITE 2	ALLENTOWN	PA	18109
Northern New Jersey Dialysis, LLC, ALLENTOWN BILLING GROUP, 861
MARCON BLVD SUITE 2, ALLENTOWN, PA, 18109
Physicians Dialysis Company, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070

Physicians Dialysis Company, Inc., CLEVELAND BILLING, 25050 COUNTRY
CLUB BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
RCG Bloomington, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
RCG Bloomington, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
RCG East Texas, LLP	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
RCG East Texas, LLP, TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
RCG Indiana, L.L.C.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
RCG Indiana, L.L.C., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
RCG Irving, LLP	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
RCG Irving, LLP, TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
RCG Martin, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
RCG Martin, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
RCG Memphis East, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
RCG Memphis East, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
RCG Mississippi, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
RCG Mississippi, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 48290
RCG Mississippi, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
RCG Mississippi, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
RCG Mississippi, Inc.	MESA BILLING	1750 SOUTH MESA DRIVE	SUITE 110	MESA	AZ	85210
RCG Mississippi. Inc., MESA BILLING, 1750 SOUTH MESA DRIVE, SUITE 110,
MESA, AZ, 85210

RCG University Division, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
RCG University Division, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
RCG University Division, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290

Renal Care Group Alaska, Inc.	MESA BILLING	1750 SOUTH MESA DRIVE	SUITE 110	MESA	AZ	85210
Renal Care Group Alaska, Inc., MESA BILLING, 1750 SOUTH MESA DRIVE, SUITE 110,
MESA, AZ, 85210
Renal Care Group East, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renal Care Group East, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renal Care Group Northwest, Inc.	MESA BILLING	1750 SOUTH MESA DRIVE	SUITE 110	MESA	AZ	85210
Renal Care Group Northwest, Inc., MESA BILLING, 1750 SOUTH MESA DRIVE, SUITE
110, MESA, AZ, 85210
Renal Care Group of the Midwest, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group of the Midwest, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Renal Care Group of the Ozarks, LLC	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group of the Ozarks, LLC, TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Renal Care Group of the South, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Renal Care Group of the South, Inc., INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Renal Care Group of the Southeast, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Renal Care Group of the Southeast, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Renal Care Group South New Mexico, LLC	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group South New Mexico, LLC, TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Renal Care Group Southwest, L.P.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group Southwest, L.P., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Renal Care Group Texas, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group Texas, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
Renal Care Group Westlake, LLC	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renal Care Group Westlake, LLC, CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renal Care Group, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renal Care Group, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100, TYLER,
TX, 75701
Renex Dialysis Clinic of Bridgeton, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of Bridgeton, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Renex Dialysis Clinic of Creve Coeur, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of Creve Coeur, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Doylestown, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Doylestown, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of Maplewood, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of Maplewood, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Orange, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Orange, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of Penn Hills, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Penn Hills, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of Philadelphia, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Philadelphia, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of Pittsburgh, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Pittsburgh, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD. SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of Shaler, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Shaler, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED, OH, 44070
Renex Dialysis Clinic of South Georgia, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Renex Dialysis Clinic of South Georgia, Inc., INDIANAPOLIS BILLING, 10585 NORTH
MERIDIAN STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Renex Dialysis Clinic of St, Louis, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of St. Louis, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Renex Dialysis Clinic of Union, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of Union, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE
100, TYLER, TX, 75701
Renex Dialysis Clinic of University City, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Clinic of University City, Inc. TYLER BILLING, 3910 BROOKSIDE DRIVE,
SUITE 100, TYLER, TX, 75701
Renex Dialysis Clinic of Woodbury, Inc.	CLEVELAND BILLING	25050 COUNTRY CLUB BOULEVARD	SUITE 250	NORTH OLMSTED	OH	44070
Renex Dialysis Clinic of Woodbury, Inc., CLEVELAND BILLING, 25050 COUNTRY CLUB
BOULEVARD, SUITE 250, NORTH OLMSTED. OH, 44070
Renex Dialysis Facilities, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Renex Dialysis Facilities, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE. SUITE 100,
TYLER, TX, 75701
Renex Dialysis Facilities, Inc.	MESA BILLING	1750 SOUTH MESA DRIVE	SUITE 110	MESA	AZ	85210
Renex Dialysis Facilities, Inc., MESA BILLING, 1750 SOUTH MESA DRIVE, SUITE 110,
MESA, AZ, 85210
San Diego Dialysis Services, Inc.	SAN DIEGO BILLING GROUP	2917 S. DOBSON	SUITE 101	MESA	AZ	85202
San Diego Dialysis Services, Inc., SAN DIEGO BILLING GROUP, 2917 S. DOBSON, SUITE
101, MESA, AZ, 85202

2008 Transferring Affiliates	FMS Billing Group	Billing Group Address	Billing Group Address 2	Billing Group City	Billing Group State	Billing Group Zip
Santa Barbara Community Dialysis Center, Inc.	SOUTHERN CALIFORNIA BILLING GROUP	1337 EAST THOUSAND OAKS BLVD	SUITE 216	THOUSAND OAKS	CA	91362
Santa Barbara Community Dialysis Center, Inc., SOUTHERN CALIFORNIA BILLING
GROUP, 1337 EAST THOUSAND OAKS BLVD, SUITE 216, THOUSAND OAKS, CA,
91362
Smyrna Dialysis Center, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Smyrna Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
SSKG, Inc.	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
SSKG, Inc.. INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN STREET, SUITE 160,
INDIANAPOLIS, IN, 46290
STAT Dialysis Corporation	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
STAT Dialysis Corporation, TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100,
TYLER, TX, 75701
Stone Mountain Dialysis Center, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Stone Mountain Dialysis Center, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
Stuttgart Dialysis, LLC	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Stuttgart Dialysis, LLC, TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100, TYLER,
TX, 75701
Terrell Dialysis Center, LLC	WACO BILLING GROUP	UPTOWN PLAZA	1110 RICHLAND DR., #3	WACO	TX	76710
Terrell Dialysis Center, LLC, WACO BILLING GROUP, UPTOWN PLAZA, 1110 RICHLAND
DR., #3, WACO, TX, 76710
Three Rivers Dialysis Services, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
Three Rivers Dialysis Services, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN
STREET, SUITE 160, INDIANAPOLIS, IN, 46290
West Palm Dialysis, LLC	INDIANAPOLIS BILLING	10585 NORTH MERIDIAN STREET	SUITE 160	INDIANAPOLIS	IN	46290
West Palm Dialysis, LLC, INDIANAPOLIS BILLING, 10585 NORTH MERIDIAN STREET,
SUITE 160, INDIANAPOLIS, IN, 46290
Wharton Dialysis, Inc.	TYLER BILLING	3910 BROOKSIDE DRIVE	SUITE 100	TYLER	TX	75701
Wharton Dialysis, Inc., TYLER BILLING, 3910 BROOKSIDE DRIVE, SUITE 100, TYLER,
TX, 75701
WSKC Dialysis Services, Inc.	CHICAGO BILLING GROUP	ONE WESTBROOK DRIVE	TOWER 1, SUITE 1000	WESTCHESTER	IL	60154
WSKC Dialysis Services, Inc., CHICAGO BILLING GROUP, ONE WESTBROOK DRIVE,
TOWER 1 , SUITE 1000, WESTCHESTER, IL, 60154

EXHIBIT J
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
[FORM OF BUSINESS ASSOCIATE AGREEMENT]

Schedule [Insert Schedule Number or Letter Here]
HIPAA Business Associate Terms and Conditions
These HIPAA Business Associate Terms and Conditions are expressly made part of and incorporated into the [name of underlying agreement) (the “Agreement”). Fresenius Medical Care North America (“FMCNA”) and [NAME OF BA] (“Business Associate”) (each sometimes referred to individually as a “Party” and collectively as the “Parties”), hereby agree to the following terms and conditions:
Recitals
FMCNA is required to meet the requirements of the Health Insurance Portability and Accountability Act of 1996 (PL 104 – 91) (“HIPAA”) and regulations enacted by the United States Department of Health and Human Services at 45 C.F.R. Parts 160 – 164 (the “Privacy and Security Rules”).
[NAME OF BA] (“Business Associate”) provides services to FMCNA that involve the access to individually identifiable health information (“Protected Health Information” or “PHI”) created, received, maintained or transmitted by or on behalf of FMCNA.
As required by the Privacy and Security Rules, FMCNA and Business Associate agree to the Business Associate Terms and Conditions relating to the use, disclosure and protection of PHI. These Business Associate Terms and Conditions are required to allow Business Associate to provide its services to FMCNA.
For purposes of these Business Associate Terms and Conditions, all capitalized terms shall have the meanings set forth herein; provided, however, that if a capitalized term is not defined herein, it shall have the meaning set forth in the Privacy and Security Rules.
1. Responsibilities of Business Associate
If, during the term of this Agreement, Business Associate is in receipt of PHI, Business Associate hereby agrees to do the following:
a.	Use and/or disclose the PHI only as permitted or required by the Agreement or as otherwise Required by Law.

b.	Report to the designated Privacy and Security Officer of FMCNA, in writing, any use and/or disclosure of the PHI that is not permitted or required by the Agreement of which Business Associate becomes aware within two (2) days of Business Associate’s discovery of such unauthorized use and/or disclosure.

c.	Establish procedures for mitigating, to the greatest extent possible, any deleterious effects from any improper use and/or disclosure of PHI that Business Associate reports to FMCNA.

d.	Use appropriate safeguards to prevent unauthorized use and/or disclosure of PHI.

e.	Implement Administrative, Physical, and Technical safeguards that reasonably and appropriately protect the Confidentiality, Integrity and Availability of the Electronic PHI that Business Associate creates, receives, maintains, or transmits on behalf of FMCNA.

f.	Require all of its subcontractors and agents that create, receive, maintain, transmit, use, or have access to, PHI governed by this Agreement to agree, in writing, to adhere to the same restrictions and conditions on the use, disclosure, and/or protection of PHI that apply to Business Associate pursuant hereto.

g.	Make available all records, books, agreements, policies, procedures, and internal practices relating to the use and/or disclosure of PHI to the United States Secretary of Health and Human Services for purposes of determining FMCNA’s compliance with HIPAA, subject to attorney-client and other applicable legal privileges.

h.	Upon prior written request, make available to FMCNA during normal business hours at Business Associate’s offices all records, books, agreements, policies and procedures, and internal practices relating to the use and/or disclosure of PHI within three (3) days for purposes of enabling FMCNA to determine Business Associate’s compliance with the terms of this Agreement.

i.	Upon termination of the Agreement, where feasible, destroy or return to FMCNA within thirty (30) days all PHI received from, or created, received, maintained or transmitted by Business Associate on behalf of FMCNA. Where return or destruction is not feasible, the duties of Business Associate under this Agreement shall be extended to protect the PHI retained by Business Associate. Business Associate agrees to limit further uses and disclosures of the PHI retained to those purposes that made the return or destruction infeasible.

j.	Disclose to its subcontractors, agents or other third parties, and request from FMCNA, only the minimum PHI necessary to perform or fulfill a specific function required or permitted hereunder.

k.	Notify FMCNA within two (2) business days if an Individual (FMCNA patient or the patient’s legal representative) wishes to assert his or her right of access to obtain a copy of PHI as set forth in 45 C.F.R. § 164.524.

l.	At the request of FMCNA, and in the time and manner specified by FMCNA, provide access to PHI contained in a Designated Record Set to an Individual in accordance with the terms and provisions of 45 C.F.R. § 164.524. FMCNA’s determination of what constitutes PHI or a Designated Record Set shall be final and conclusive.

m.	Notify FMCNA within two (2) business days if an Individual (FMCNA patient or the patient’s legal representative) wishes to assert his or her right to amend PHI or amend a record in a Designated Record Set as set forth in 45 C.F.R. § 164.526.

n.	Make any amendment(s) to an Individual’s PHI contained in a Designated Record Set that FMCNA directs or agrees to pursuant to 45 C.F.R. § 164.526 and in the time and manner directed by FMCNA. FMCNA’s determination of what PHI is subject to amendment pursuant to 45 C.F.R. § 164.526 shall be final and conclusive.

o.	Notify FMCNA within two (2) business days if an Individual (FMCNA patient or the patient’s legal representative) wishes to assert his or her right to receive an accounting of disclosures of PHI as set forth in 45 C.F.R. § 164.528.

p.	Document any disclosures of PHI that would be required for FMCNA to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528. Business Associate agrees to provide to FMCNA, in a time and manner designated by FMCNA, the information collected in accordance with this paragraph to permit FMCNA respond to a request by an Individual for an accounting of disclosures pursuant to 45 C.F.R. § 164.528.

q.	Report in writing, within two (2) days, to FMCNA any Security Incident (as defined in 45 C.F.R. § 164.304) of which Business Associate becomes aware. However, the obligation to report a Security Incident shall not include immaterial incidents, such as unsuccessful attempts to penetrate Business Associate’s information system.
2. Termination. Notwithstanding anything in the Agreement to the contrary, a breach of these Business Associate Terms and Conditions shall be considered a material breach of the Agreement entitling FMCNA to terminate the Agreement. FMCNA may, however, provide an opportunity for Business Associate to cure such breach of these Business Associate terms and conditions within ten (10) calendar days of such breach. If neither termination nor cure is feasible, FMCNA shall report the violation to the Secretary.
3. Representations of the Parties
Each Party represents to the other Party:
a.	That it is duly authorized, validly existing, and in good standing under the laws of the jurisdiction(s) in which it is organized or licensed, it has the full power to enter into this Agreement and to perform its obligations described in this Agreement, that the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other actions, and that such performance will not violate any provision of any organizational charter or bylaws.

b.	That it will reasonably cooperate with the other Party in the performance of its obligations under this Agreement.
4. Miscellaneous
a.	If the Privacy or Security Rules are modified in any way impacting the Agreement, FMCNA and Business Associate shall, prior to the compliance date for such modifications, amend the Business Associate Terms and Conditions, as appropriate, to ensure compliance with such modifications.

b.	A reference in these Business Associate Terms and Conditions to the Privacy or Security Rules means the section in effect or as amended.

c.	In the event of a conflict between these Business Associate Terms and Conditions and any other terms and conditions of the Agreement, the terms and conditions of these Business Associate Terms and Conditions shall control.

EXHIBIT K
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORMS OF OPINIONS OF COUNSEL

October 16, 2008
Giro Balanced Funding Corporation
c/o Global Securitization Services
114 West 47th Street, Suite 1715
New York, NY 10036
Paradigm Funding LLC
c/o WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Liberty Street Funding Corp.
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, NY 10036
WestLB AG, New York Branch, as Administrative Agent and as Agent
1211 Avenue of the Americas
New York, NY 10036
Bayerische Landesbank, New York Branch, as Administrative Agent
560 Lexington Avenue
New York, New York 10022
The Bank of Nova Scotia, as Administrative Agent
One Liberty Plaza
New York, NY 10006
Each of the “Bank Investors”
(as defined in the Fourth Amended and Restated Transfer and
Administration Agreement described in this letter)
Arent Fox PLLC
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5339
RE:      Fresenius Medical Care Holdings, Inc., National Medical Care, Inc. and NMC Funding Corporation — Fourth Amended and Restated Transfer and Administration Agreement
Ladies and Gentlemen
     I have acted as counsel to Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”), and National Medical Care, Inc., a Delaware corporation (“NMC”), in connection with (a) the Amended and Restated Receivables Purchase Agreement dated as of October 16, 2008 between NMC, as

Fresenius Medical Care North America
Corporate Headquarters:	920 Winter Street	Waltham, MA 02451	(781) 699-9000

October 16, 2008

seller, and NMC Funding Corporation (the “Transferor”), as purchaser (the “Amended Receivables Purchase Agreement”), (b) the Fourth Amended and Restated Transfer and Administration Agreement (“TAA”) dated as of October 16, 2008 among the Transferor, NMC as initial Collection Agent, Paradigm Funding LLC (“Paradigm”), Giro Balanced Funding Corporation (“GBFC”), Liberty Street Funding Corp. (“Liberty Street”), the Bank Investors listed in such agreement, Bayerische Landesbank, Cayman Islands Branch (“BayernLB”), The Bank of Nova Scotia (“Scotiabank”), and WestLB AG, New York Branch (“WestLB”), as Administrative Agent and as Agent (the “Agent”) for the benefit of the Investors, (c) the Amended and Restated Parent Agreement dated as of October 16, 2008 among FMCH and Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized and existing under the laws of the Federal Republic of Germany (“FME KGaA”) in favor of the Transferor, and the Agent (the “Amended Parent Agreement”), (d) the Amended and Restated Transferring Affiliate Letter dated as of October 16, 2008, executed by each of the Transferring Affiliates and acknowledged and accepted by NMC as Seller, the Transferor, as Purchaser, and the Agent (the “Amended Transferring Affiliate Letter”), and (e) the Fourth Amended and Restated Investor Fee Letter dated October 16, 2008 among the Transferor, WestLB, BayernLB, and Scotiabank (the “Amended Investor Fee Letter”). I have also acted as counsel to (x) each of the corporations and other entities listed on Schedule I to this letter (each, a “Transferring Affiliate”, and collectively, the “Transferring Affiliates” and together with FMCH, NMC and the Transferor, the “Parent Group Members”) and (y) for the limited purpose of rendering the opinion set forth in Section 9(g) hereof, FME KGaA. The Amended Receivables Purchase Agreement, the TAA, the Amended Parent Agreement, the Amended Transferring Affiliate Letter, and the Amended Investor Fee Letter together with each of the other instruments and agreements listed on Schedule II hereto are collectively referred to herein as the “Transaction Documents.” I am a Deputy General Counsel, Vice President and the Assistant Secretary of FMCH. Capitalized terms not defined herein have the meanings assigned to them in the Transaction Documents, except as otherwise indicated herein.
     I have examined and relied upon such corporate records and certificates of officers of the Parent Group Members, certificates of public officials and the representations and warranties of the Parent Group Members in the relevant Transaction Documents, and have made such examination of law as I deemed relevant to the opinions set forth herein. Based upon the above, and subject to the qualifications set forth below, it is my opinion that:
1. Organization, Existence and Good Standing.
     (a) FMCH is a corporation duly formed, validly existing and in good standing under the laws of the State of New York, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a Material Adverse Effect on its business or operations.
     (b) NMC is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a Material Adverse Effect on its business or operations.
     (c) Each Transferring Affiliate is a corporation, limited liability company, limited partnership or limited liability partnership, as the case may be, duly formed, validly existing and in good standing under the laws of the state of its incorporation or organization, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be in good standing or so qualified would have a Material Adverse Effect on the business or operations of such Transferring Affiliate.

October 16, 2008

2. Power and Authority.
     (a) FMCH has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (b) NMC has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (c) Each Transferring Affiliate has the requisite power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
3. Due Authorization.
     (a) The execution, delivery and performance of the Transaction Documents, to which it is a party, by NMC have been duly authorized by all necessary corporate action of NMC.
     (b) The execution, delivery and performance of the Transaction Documents, to which it is a party, by each Transferring Affiliate have been duly authorized by all necessary action of each Transferring Affiliate.
4. No Violation of Organic Documents.
     (a) NMC’s execution and delivery of, and its performance of its obligations under, the Transaction Documents to which it is a party will not violate its charter or by-laws.
     (b) Each Transferring Affiliate’s execution and delivery of, and its performance of its obligations under, the Transaction Documents to which it is a party will not violate its charter, by-laws or other organizational documents.
5. Due Execution and Delivery; Validity; Binding Effect and General Enforceability
     (a) NMC has duly executed and delivered each of the Transaction Documents to which it is a party.
     (b) Each Transferring Affiliate has duly executed and delivered each of the Transaction Documents to which it is a party.
     (c) Assuming that the transactions contemplated by the Transaction Documents bear a reasonable relationship to the State of New York, in any action or proceeding arising out of or relating to any Transaction Document in any court of The Commonwealth of Massachusetts or in any federal court sitting in The Commonwealth of Massachusetts, such court should recognize and give effect to the provisions thereof wherein the parties agree that such Transaction Document shall be governed by, and construed in accordance with, the laws of the State of New York. However, in the event that any such court shall determine that any of the Transaction Documents are governed by the laws of The Commonwealth of Massachusetts, each of the Transaction Documents constitutes the legal and valid obligation of, and is binding on and enforceable against, each of the Parent Group Members parties thereto.

October 16, 2008

6. General Qualifications. The opinions set forth in Section 5 are subject to the following qualifications:
     (a) The enforceability of the Transaction Documents may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws or other equitable principles relating to or affecting the rights of creditors or other obligees generally.
     (b) The enforceability of the Transaction Documents may be limited by applicable principles of equity, whether such principles are applied by a court of equity or a court of law, and I express no opinion on whether a court would grant specific performance, injunctive relief or any other equitable remedy.
     (c) The provisions regarding the remedies available to the Agent on default as set forth in the Transaction Documents may be subject to certain procedural requirements that are not expressly stated in the Transaction Documents, but neither the existence of these procedural requirements nor the failure to specify them in the Transaction Documents make the remedies unenforceable.
     (d) A court could refuse to permit the Agent to foreclose any security interest in favor of the Agent or enforce the Agent’s remedies under the Transaction Documents by reason of (i) a waiver by the Agent, (ii) unconscionable conduct by the Agent, (iii) the exercise of remedies by the Agent without providing adequate notice to FMCH, NMC or any of the Transferring Affiliates, as applicable of the default and a reasonable opportunity to cure the default, (iv) the court’s determination that FMCH, NMC or any of the Transferring Affiliates, as applicable are entitled to an opportunity to be heard by the court before the Agent is entitled to exercise any remedies, (v) the court’s determination that a remedy is a penalty or is unconscionable, (vi) the court’s determination that the Agent is seeking to exercise remedies with respect to a breach that is immaterial or that does not adversely affect the Agent or the Agent’s security, (vii) defenses arising from the Agent’s failure to act in accordance with the terms and conditions of the Transaction Documents, (viii) defenses arising as a consequence of the passage of time (e.g., laches or statutes of limitation), (ix) defenses arising as a result of the Agent’s failure to act in a commercially reasonable manner or in good faith or (x) public policy considerations.
     (e) I express no opinion with respect to any of the following provisions if they are contained in any of the Transaction Documents: (i) self-help, non-judicial remedies or provisions purporting to grant a right of possession without resort to judicial action to the extent inconsistent with the Uniform Commercial Code or other applicable law; (ii) any provisions that entitle the Agent, as a matter of right, to the appointment of a receiver; (iii) any provisions imposing penalties, forfeitures, increased interest/discount rates and/or late payment charges upon delinquency in payment or the occurrence of a default; (iv) any provisions under which FMCH, NMC or any of the Transferring Affiliates, as applicable, waive any of its legal or equitable rights except to the extent the waived rights are expressly waivable pursuant to a statute or constitution provision; (v) any provisions entitling the Agent to obtain reimbursement for attorneys’ fees and other costs incurred by the Agent; (vi) any provision permitting the Agent to accelerate the Obligations or exercise any remedies in the event of a transfer or encumbrancing of an immaterial portion of any collateral or immaterial changes in the beneficial ownership of FMCH, NMC or any of the Transferring Affiliates, as applicable; (vii) any provision exonerating or indemnifying the Agent (or any agent or employee of the Agent or any party acting on behalf of the Agent) from the consequences of its own acts or omissions; (viii) any severability provision; (ix) provisions relating to setoff rights; (x) any provision granting a power of attorney or similar right; (xi) any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of a particular remedy does

October 16, 2008

not preclude recourse to one or more other remedies; (xii) any provision pursuant to which a party has granted to another party any power to execute documents, settle claims or appear in judicial proceedings on behalf of such party or to take any other action on behalf of such party; (xiii) any provision which purports to affect jurisdiction or venue of any specified court or which purports to establish evidentiary standards, or which waives trial by jury; (xiv) choice of law provision (except as discussed in Section 5 above); (xv) any provision by which any party agrees to take action if that party’s ability to take the action in question is subject to conditions another party to the Transaction Documents controls; or (xvi) any provision that purports to grant the Agent relief from any provisions of the Bankruptcy Code.
7. No Violations of Other Contracts.
     (a) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (b) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (c) For purposes of this section, the term “Other Contract” means an indenture, mortgage, deed of trust, loan agreement, or other material agreement or instrument of which I have knowledge, to which, to the best of my knowledge, FMCH, NMC or any Transferring Affiliate is a party.
8. No Violations of Applicable Laws.
     (a) To the best of my knowledge, NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.
     (b) To the best of my knowledge, the Transferor’s and each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.
     (c) For purposes of this paragraph, the term Applicable Law means, subject to the following sentences, any provision of federal or Massachusetts law or regulation or Delaware General Corporation Law that is generally applicable to organizations such as FMCH, NMC or any Transferring Affiliate or that relates to transactions of this type. The term Applicable Law excludes federal and state securities and blue-sky laws, tax laws, healthcare laws and related rules and regulations.
9. No Violations of Court Decrees or Orders and other Matters.
     (a) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (b) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (c) For purposes of this paragraph, the term Court Decree or Order means a decree, order or other official action of any court or other governmental body that is, to the best of my knowledge, specifically applicable to FMCH, NMC or any Transferring Affiliate as a named party.

October 16, 2008

     (d) The execution, delivery and performance by each Parent Group Member of the Transaction Documents to which it is named as a party (a) to the best of my knowledge, does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of such Person’s properties (except as may be specifically contemplated in the Transaction Documents) and (b) does not require compliance with any bulk sales act or similar law.
     (e) To the best of my knowledge, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Parent Group Member of any Transaction Document to which it is named as a party.
     (f) To the best of my knowledge, there are no actions, suits, orders, decrees, investigations, or other proceedings pending or threatened at law, in equity, in arbitration or before any governmental agency, commission or official against or affecting any Parent Group Member or FME KGaA which challenges or affects the legality, validity or enforceability of any Transaction Document or, except as otherwise disclosed in Exhibit A attached hereto, which would otherwise be reasonably likely to have a Material Adverse Effect.
     (g) To the best of my knowledge and belief there are no governmental authorization, approvals, orders, licenses, certificates, franchises or permits of and from any governmental regulatory officials and bodies, that are necessary in order for any Parent Group Member to own its respective properties and to conduct its respective businesses as now being conducted, which have not been obtained, except where the failure to have so obtained any such authorization, approvals, orders, licenses, certificates franchises or permits, individually or in the aggregate, would not have a Material Adverse Effect.
10. Investment Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is or is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and therefore none of them is subject to registration as an “investment company.”
11. Public Utility Holding Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
12. The execution, delivery and performance of the TAA and the Amended Transferring Affiliate Letter (collectively, the “Amendments”) would not cause me to modify any of the opinions or legal conclusions set forth in my opinion dated October 23, 2003 (the “Original Opinion”), a copy of which is attached hereto as Exhibit B. Subject to all applicable assumptions, limitations and qualifications set forth in the Original Opinion and in this opinion, I hereby reaffirm such opinions and legal conclusions as of the date hereof, both before and after giving effect to the Amendments.
The foregoing opinion is subject in its entirety to the following qualifications:
     The opinions expressed in this letter are solely for the use of the Agent, the Conduit Investors, the Administrative Agents, and the Bank Investors and their permitted assignees and participants, and their legal counsel. These opinions may not be relied on by any other persons, may not be quoted in whole or in part, and may not be filed with any governmental agency, in each case without my express prior written approval; provided that these opinions may be disclosed to, and relied upon by, any rating agency then

October 16, 2008

rating obligations of Paradigm, GBFC, Liberty Street, the Related CP Issuer, any Credit Support Provider, any Liquidity Provider and Arent Fox PLLC.
     The opinions expressed in this letter are rendered as of the date hereof and I express no opinion as to circumstances or events that may occur in the future. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.
     This opinion is based and relies upon the current status of the laws of The Commonwealth of Massachusetts and the United States, and the General Corporation Law of the State of Delaware and in all respects this opinion is subject to and may be limited by amendments or other changes in such laws, rules and regulations, and any future laws, rules and regulations, as well as by developing case law.
[Signature page to follow]

October 16, 2008

     I have relied without investigation on certificates and other communications from public officials as to matters of fact. I have executed and delivered this opinion in my capacity as an officer of Fresenius Medical Care Holdings, Inc.
Very truly yours,

Douglas G. Kott
Vice President, Assistant Secretary and
Deputy General Counsel

SCHEDULE I
LIST OF TRANSFERRING AFFILIATES

Chief Executive Office for each	920 Winter Street
Transferring Affiliate:	Waltham, Massachusetts 02451

State of
Transferring Affiliates	Incorporation	FEIN
Angleton Dialysis, Inc.	Texas	*
Bio-Medical Applications Home Dialysis Services, Inc.	Delaware	*
Bio-Medical Applications Management Company, Inc	Delaware	*
Bio-Medical Applications of Aguadilla, Inc.	Delaware	*
Bio-Medical Applications of Alabama, Inc.	Delaware	*
Bio-Medical Applications of Anacostia, Inc.	Delaware	*
Bio-Medical Applications of Arecibo, Inc.	Delaware	*
Bio-Medical Applications of Arkansas, Inc.	Delaware	*
Bio-Medical Applications of Bayamon, Inc.	Delaware	*
Bio-Medical Applications of Blue Springs, Inc	Delaware	*
Bio-Medical Applications of Caguas, Inc.	Delaware	*
Bio-Medical Applications of California, Inc.	Delaware	*
Bio-Medical Applications of Camarillo, Inc.	Delaware	*
Bio-Medical Applications of Capitol Hill, Inc.	Delaware	*
Bio-Medical Applications of Carolina, Inc.	Delaware	*
Bio-Medical Applications of Carson, Inc.	Delaware	*
Bio-Medical Applications of Clinton, Inc.	Delaware	*
Bio-Medical Applications of Columbia Heights, Inc.	Delaware	*
Bio-Medical Applications of Connecticut, Inc.	Delaware	*
Bio-Medical Applications of Delaware, Inc.	Delaware	*
Bio-Medical Applications of Dover, Inc.	Delaware	*
Bio-Medical Applications of Eureka, Inc.	Delaware	*
Bio-Medical Applications of Fayetteville, Inc.	Delaware	*
Bio-Medical Applications of Florida, Inc.	Delaware	*
Bio-Medical Applications of Fremont, Inc.	Delaware	*
Bio-Medical Applications of Fresno, Inc.	Delaware	*
Bio-Medical Applications of Georgia, Inc.	Delaware	*
Bio-Medical Applications of Glendora, Inc.	Delaware	*
Bio-Medical Applications of Guayama, Inc.	Delaware	*
Bio-Medical Applications of Hoboken, Inc.	Delaware	*
Bio-Medical Applications of Humacao, Inc.	Delaware	*
Bio-Medical Applications of Illinois, Inc.	Delaware	*
Bio-Medical Applications of Indiana, Inc.	Delaware	*
Bio-Medical Applications of Kansas, Inc.	Delaware	*

State of
Transferring Affiliates	Incorporation	FEIN
Bio-Medical Applications of Kentucky, Inc.	Delaware	*
Bio-Medical Applications of Las Americas, Inc.	Delaware	*
Bio-Medical Applications of Long Beach, Inc.	Delaware	*
Bio-Medical Applications of Los Gatos, Inc.	Delaware	*
Bio-Medical Applications of Louisiana, LLC	Delaware	*
Bio-Medical Applications of Maine, Inc.	Delaware	*
Bio-Medical Applications of Manchester, Inc.	Delaware	*
Bio-Medical Applications of Maryland, Inc.	Delaware	*
Bio-Medical Applications of Massachusetts, Inc.	Delaware	*
Bio-Medical Applications of Mayaguez, Inc.	Delaware	*
Bio-Medical Applications of Michigan, Inc.	Delaware	*
Bio-Medical Applications of Minnesota, Inc.	Delaware	*
Bio-Medical Applications of Mission Hills, Inc.	Delaware	*
Bio-Medical Applications of Mississippi, Inc.	Delaware	*
Bio-Medical Applications of Missouri, Inc.	Delaware	*
Bio-Medical Applications of MLK, Inc.	Delaware	*
Bio-Medical Applications of Nevada, Inc	Nevada	*
Bio-Medical Applications of New Hampshire, Inc.	Delaware	*
Bio-Medical Applications of New Jersey, Inc.	Delaware	*
Bio-Medical Applications of New Mexico, Inc.	Delaware	*
Bio-Medical Applications of North Carolina, Inc.	Delaware	*
Bio-Medical Applications of Northeast, D.C., Inc.	Delaware	*
Bio-Medical Applications of Oakland, Inc.	Delaware	*
Bio-Medical Applications of Ohio, Inc.	Delaware	*
Bio-Medical Applications of Oklahoma, Inc.	Delaware	*
Bio-Medical Applications of Pennsylvania, Inc.	Delaware	*
Bio-Medical Applications of Ponce, Inc.	Delaware	*
Bio-Medical Applications of Puerto Rico, Inc.	Delaware	*
Bio-Medical Applications of Rhode Island, Inc.	Delaware	*
Bio-Medical Applications of Rio Piedras, Inc.	Delaware	*
Bio-Medical Applications of San Antonio, Inc.	Delaware	*
Bio-Medical Applications of San German, Inc.	Delaware	*
Bio-Medical Applications of San Juan, Inc.	Delaware	*
Bio-Medical Applications of South Carolina, Inc.	Delaware	*
Bio-Medical Applications of Southeast Washington, Inc.	Delaware	*
Bio-Medical Applications of Tennessee, Inc.	Delaware	*
Bio-Medical Applications of Texas, Inc.	Delaware	*
Bio-Medical Applications of The District of Columbia, Inc.	Delaware	*
Bio-Medical Applications of Ukiah, Inc.	Delaware	*
Bio-Medical Applications of Virginia, Inc.	Delaware	*
Bio-Medical Applications of West Virginia, Inc.	Delaware	*
Bio-Medical Applications of Wisconsin, Inc.	Delaware	*
Bio-Medical Applications of Woonsocket, Inc.	Delaware	*
Brazoria Kidney Center, Inc.	Texas	*

State of
Transferring Affiliates	Incorporation	FEIN
Conejo Valley Dialysis, Inc.	California	*
Con-Med Supply Company, Inc.	Illinois	*
Diabetes Care Group, Inc.	Delaware	*
Dialysis America Alabama, LLC	Delaware	*
Dialysis America Georgia, LLC	Delaware	*
Dialysis Associates of Northern New Jersey, L.L.C.	New Jersey	*
Dialysis Centers of America — Illinois, Inc.	Illinois	*
Dialysis Licensing Corp.	Delaware	*
Dialysis Management Corporation	Texas	*
Dialysis Services of Atlanta, Inc.	Georgia	*
Dialysis Services of Cincinnati, Inc.	Ohio	*
Dialysis Services, Inc.	Texas	*
Dialysis Specialists of Topeka, Inc.	Kansas	*
Dialysis Specialists of Tulsa, Inc.	Oklahoma	*
Du Page Dialysis, Ltd.	Illinois	*
Everest Healthcare Holdings, Inc.	Delaware	*
Everest Healthcare Indiana, Inc.	Indiana	*
Everest Healthcare Ohio, Inc.	Ohio	*
Everest Healthcare Rhode Island, Inc.	Delaware	*
Everest Healthcare Texas Holding Corp	Delaware	*
Everest Healthcare Texas, L.P.	Delaware	*
Everest Management, Inc.	Delaware	*
FMS New York, Inc.	Delaware	*
Fondren Dialysis Clinic, Inc.	Texas	*
Fort Scott Regional Dialysis Center, Inc.	Missouri	*
Four State Regional Dialysis Center, Inc.	Missouri	*
Fresenius Management Services, Inc.	Delaware	*
Fresenius Medical Care Dialysis Services — Oregon, LLC	Oregon	*
Fresenius Medical Care Dialysis Services Colorado LLC	Delaware	*
Fresenius USA Home Dialysis, Inc.	Delaware	*
Fresenius USA Marketing, Inc.	Delaware	*
Fresenius USA Sales, Inc.	Massachusetts	*
Fresenius USA, Inc.	Massachusetts	*
Gulf Region Mobile Dialysis, Inc.	Delaware	*
Haemo-Stat, Inc.	California	*
Henry Dialysis Center, LLC	Georgia	*
Holton Dialysis Clinic, LLC	Georgia	*
Home Dialysis of America, Inc.	Arizona	*
Home Dialysis of Muhlenberg County, Inc.	Kentucky	*
Home Intensive Care, Inc.	Delaware	*
Jefferson County Dialysis, Inc.	Arkansas	*
KDCO, Inc.	Missouri	*
Kentucky Renal Care Group, LLC	Delaware	*
Lawton Dialysis, Inc.	Arkansas	*

State of
Transferring Affiliates	Incorporation	FEIN
Little Rock Dialysis, Inc.	Arkansas	*
Maumee Dialysis Services, LLC	Delaware	*
Mercy Dialysis Center, Inc.	Wisconsin	*
Miami Regional Dialysis Center, Inc.	Missouri	*
Michigan Home Dialysis Center, Inc.	Michigan	*
Naples Dialysis Center, LLC	Florida	*
National Medical Care, Inc	Delaware	*
National Nephrology Associates Management Company of Texas, Inc.	Texas	*
National Nephrology Associates of Texas, L.P.	Texas	*
Neomedica, Inc	Delaware	*
NNA Management Company of Kentucky, Inc.	Kentucky	*
NNA Management Company of Louisiana, Inc.	Louisiana	*
NNA of Alabama, Inc.	Alabama	*
NNA of East Orange, L.L.C.	New Jersey	*
NNA of Florida, LLC	Florida	*
NNA of Georgia, Inc.	Delaware	*
NNA of Harrison, L.L.C.	New Jersey	*
NNA of Louisiana, LLC	Louisiana	*
NNA of Memphis, LLC	Tennessee	*
NNA of Nevada, Inc.	Nevada	*
NNA of Newark, L.L.C.	New Jersey	*
NNA of Oklahoma, Inc.	Nevada	*
NNA of Oklahoma, L.L.C.	Oklahoma	*
NNA of Rhode Island, Inc.	Rhode Island	*
NNA of Toledo, Inc.	Ohio	*
NNA Properties of Tennessee, Inc.	Tennessee	*
NNA Transportation Services Corporation	Tennessee	*
NNA-Saint Barnabas, L.L.C.	New Jersey	*
NNA-Saint Barnabas-Livingston, L.L.C.	New Jersey	*
Norcross Dialysis Center, LLC	Georgia	*
North Buckner Dialysis Center, Inc.	Delaware	*
Northeast Alabama Kidney Clinic, Inc.	Alabama	*
Northern New Jersey Dialysis, L.L.C.	Delaware	*
Northwest Dialysis, Inc.	Arkansas	*
Physicians Dialysis Company, Inc.	Pennsylvania	*
Qualicenters, Inc.	Colorado	*
RCG Arlington Heights, LLC	Delaware	*
RCG Bloomington, LLC	Delaware	*
RCG Credit Corporation	Tennessee	*
RCG East Texas, LLP	Delaware	*
RCG Finance, Inc.	Delaware	*
RCG Indiana, L.L.C.	Delaware	*
RCG Irving, LLP	Delaware	*

State of
Transferring Affiliates	Incorporation	FEIN
RCG Marion, LLC	Delaware	*
RCG Martin, LLC	Delaware	*
RCG Memphis East, LLC	Delaware	*
RCG Memphis, LLC	Delaware	*
RCG Mississippi, Inc.	Delaware	*
RCG PA Merger Corp.	Texas	*
RCG University Division, Inc.	Tennessee	*
RCG West Health Supply, L.C.	Arizona	*
RCG Whitehaven, LLC	Delaware	*
RCG/Saint Luke’s, LLC	Delaware	*
RCGIH, Inc.	Delaware	*
Renal Care Group Alaska, Inc.	Alaska	*
Renal Care Group Central Memphis, LLC	Delaware	*
Renal Care Group East, Inc.	Pennsylvania	*
Renal Care Group Michigan, Inc.	Delaware	*
Renal Care Group Northwest, Inc.	Delaware	*
Renal Care Group of the Midwest, Inc.	Kansas	*
Renal Care Group of the Ozarks, LLC	Delaware	*
Renal Care Group of the South, Inc.	Delaware	*
Renal Care Group of the Southeast, Inc.	Florida	*
Renal Care Group Ohio, Inc.	Delaware	*
Renal Care Group South New Mexico, LLC	Delaware	*
Renal Care Group Southwest Holdings, Inc.	Delaware	*
Renal Care Group Southwest, L.P.	Delaware	*
Renal Care Group Texas, Inc.	Texas	*
Renal Care Group Texas, LP	Delaware	*
Renal Care Group Westlake, LLC	Delaware	*
Renal Care Group, Inc.	Delaware	*
RenalNet Arizona, Inc.	Arizona	*
RenalNet, Inc.	Delaware	*
RenalPartners of Indiana, LLC	Indiana	*
RenalPartners, Inc.	Delaware	*
Renex Corp.	Florida	*
Renex Dialysis Clinic of Amesbury, Inc.	Massachusetts	*
Renex Dialysis Clinic of Bloomfield, Inc.	New Jersey	*
Renex Dialysis Clinic of Bridgeton, Inc.	Missouri	*
Renex Dialysis Clinic of Creve Coeur, Inc.	Missouri	*
Renex Dialysis Clinic of Doylestown, Inc.	Pennsylvania	*
Renex Dialysis Clinic of Maplewood, Inc.	Missouri	*
Renex Dialysis Clinic of North Andover, Inc.	Massachusetts	*
Renex Dialysis Clinic of Orange, Inc.	New Jersey	*
Renex Dialysis Clinic of Penn Hills, Inc.	Pennsylvania	*
Renex Dialysis Clinic of Philadelphia, Inc.	Pennsylvania	*
Renex Dialysis Clinic of Pittsburgh, Inc.	Pennsylvania	*

State of
Transferring Affiliates	Incorporation	FEIN
Renex Dialysis Clinic of Shaler, Inc.	Pennsylvania	*
Renex Dialysis Clinic of South Georgia, Inc.	Georgia	*
Renex Dialysis Clinic of St. Louis, Inc.	Missouri	*
Renex Dialysis Clinic of Tampa, Inc.	Florida	*
Renex Dialysis Clinic of Union, Inc.	Missouri	*
Renex Dialysis Clinic of University City, Inc.	Missouri	*
Renex Dialysis Clinic of Woodbury, Inc.	NewJersey	*
Renex Dialysis Facilities, Inc.	Mississippi	*
Renex Dialysis Homecare of Greater St. Louis, Inc.	Missouri	*
Renex Management Services, Inc.	Florida	*
San Diego Dialysis Services, Inc.	Delaware	*
Santa Barbara Community Dialysis Center, Inc.	California	*
Smyrna Dialysis Center, LLC	Georgia	*
Spectra East, Inc.	Delaware	*
Spectra Laboratories, Inc.	Nevada	*
SSKG, Inc.	Illinois	*
STAT Dialysis Corporation	Delaware	*
Stone Mountain Dialysis Center, LLC	Georgia	*
Stuttgart Dialysis, LLC	Arkansas	*
Terrell Dialysis Center, L.L.C.	Delaware	*
Three Rivers Dialysis Services, LLC	Delaware	*
West Palm Dialysis, LLC	Virginia	*
Wharton Dialysis, Inc.	Texas	*
WSKC Dialysis Services, Inc.	Illinois	*

Schedule II
1.	Amendment Agreement.

2.	Fourth Amended and Restated Transfer and Administration Agreement.

3.	Amended and Restated Parent Agreement, relating to changes in financial covenants and transfer of rights of Agent to WestLB.

4.	Amended and Restated Receivables Purchase Agreement.

5.	Amended and Restated Transferring Affiliate Letter.

6.	Opinion of Douglas G. Kott.

7.	Opinion of Arent Fox Kintner Plotkin & Kahn relating to corporate, UCC and other matters.

8.	True sale and non-consolidation opinion of Arent Fox Kintner Plotkin & Kahn.

9.	Opinion of German counsel.

10.	Certificate of the Secretary of the Transferor.

11.	Certificate of the Secretary of the Collection Agent.

12.	Certificate of the Secretary of each Transferring Affiliate.

13.	Good Standing Certificates for the Transferor from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

14.	Good Standing Certificates for the Collection Agent from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

15.	Good Standing Certificates for each Transferring Affiliate from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

16.	Fourth Amended and Restated Investor Fee Letter.

17.	Amended and Restated Agent Fee Letter.

18.	Amended and Restated Liquidity Asset Purchase Agreement for Paradigm Funding LLC.

19.	Third Amended and Restated Fee Letter (Helaba) relating to Paradigm LAPA.

20.	Amended and Restated Fee Letter (WestLB) relating to Paradigm LAPA.

21.	Bank of America Account Control Agreements.

22.	UCC summary.

EXHIBIT A
The following is an excerpt from the Form 6-K filing of Fresenius Medical Care G & Co. KGaA (the “Company”) with the Securities and Exchange Commission for the period ending June 30, 2008:
Legal Proceedings
Commercial Litigation
     The Company was originally formed as a result of a series of transactions it completed pursuant to the Agreement and Plan of Reorganization dated as of February 4,1996, by and between W.R. Grace & Co. and Fresenius SE (the “Merger”). At the time of the Merger, a W.R. Grace & Co. subsidiary known as W.R. Grace & Co.-Conn. had, and continues to have, significant liabilities arising out of product-liability related litigation (including asbestos-related actions), pre-Merger tax claims and other claims unrelated to National Medical Care, Inc. (“NMC”), which was W.R. Grace & Co.’s dialysis business prior to the Merger. In connection with the Merger, W.R. Grace & Co.-Conn. agreed to indemnify the Company, FMCH, and NMC against all liabilities of W.R. Grace & Co., whether relating to events occurring before or after the Merger, other than liabilities arising from or relating to NMC’s operations. W.R. Grace & Co. and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Grace Chapter 11 Proceedings”) on April 2, 2001.
     Prior to and after the commencement of the Grace Chapter 11 Proceedings, class action complaints were filed against W.R. Grace & Co. and FMCH by plaintiffs claiming to be creditors of W.R. Grace & Co.-Conn., and by the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate in the Grace Chapter 11 Proceedings, alleging among other things that the Merger was a fraudulent conveyance, violated the uniform fraudulent transfer act and constituted a conspiracy. All such cases have been stayed and transferred to or are pending before the U.S. District Court as part of the Grace Chapter 11 Proceedings.
     In 2003, the Company reached agreement with the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate and W.R. Grace & Co. in the matters pending in the Grace Chapter 11 Proceedings for the settlement of all fraudulent conveyance and tax claims against it and other claims related to the Company that arise out of the bankruptcy of W.R. Grace & Co. Under the terms of the settlement agreement as amended (the “Settlement Agreement”), fraudulent conveyance and other claims raised on behalf of asbestos claimants will be dismissed with prejudice and the Company will receive protection against existing and potential future W.R. Grace & Co. related claims, including fraudulent conveyance and asbestos claims, and indemnification against income tax claims related to the non-NMC members of the W.R. Grace & Co. consolidated tax group upon confirmation of a W.R. Grace & Co. bankruptcy reorganization plan that contains such provisions. Under the Settlement Agreement, the Company will pay a total of $115,000 without interest to the W.R. Grace & Co. bankruptcy estate, or as otherwise directed by the Court, upon plan confirmation. No admission of liability has been or will be made. The Settlement Agreement has been approved by the U.S. District Court. Subsequent to the Merger, W.R. Grace & Co. was involved in a multi-step transaction

1

involving Sealed Air Corporation (“Sealed Air,” formerly known as Grace Holding, Inc.). The Company is engaged in litigation with Sealed Air to confirm its entitlement to indemnification from Sealed Air for all losses and expenses incurred by the Company relating to pre-Merger tax liabilities and Merger-related claims. Under the Settlement Agreement, upon confirmation of a plan that satisfies the conditions of the Company’s payment obligation, this litigation will be dismissed with prejudice.
     In April 2008, W.R. Grace & Co. announced an agreement in principle with the asbestos creditors’ and equity security holders’ committees in the Grace Chapter 11 Proceedings to settle all present and future asbestos-related personal injury claims. The agreement in principle and W.R. Grace & Co.’s related bankruptcy reorganization plan are subject to conditions including resolution of claims of other creditors and Bankruptcy Court and District Court approvals.
     On April 4, 2003, FMCH filed a suit in the U. S. District Court for the Northern District of California, styled Fresenius USA, Inc., et al., v. Baxter International Inc., et al., Case No. C 03-1431, seeking a declaratory judgment that FMCH does not infringe on patents held by Baxter International Inc. and its subsidiaries and affiliates (“Baxter”), that the patents are invalid, and that Baxter is without right or authority to threaten or maintain suit against FMCH for alleged infringement of Baxter’s patents. In general, the alleged patents concern the use of touch screen interfaces for hemodialysis machines. Baxter filed counterclaims against FMCH seeking more than $140,000 in monetary damages and injunctive relief, and alleging that FMCH willfully infringed on Baxter’s patents. On July 17, 2006, a jury verdict was entered in favor of FMCH finding that all the asserted claims of the Baxter patents are invalid as obvious and/or anticipated in light of prior art. On February 13, 2007, the court granted Baxter’s motion to set aside the jury’s verdict in favor of FMCH and reinstated the patents and entered judgment of infringement. Following a retrial on damages, the court entered judgment on November 6, 2007 in favor of Baxter on a jury award of $14,300. On April 4, 2008, the court denied Baxter’s motion for a new trial, established a royalty payable to Baxter of 10% of the sales price for continuing sales of FMCH’s 2008K hemodialysis machines and 7% of the sales price of related disposables, parts and service beginning November 7, 2007, and enjoined sales of the 2008K machine effective January 1, 2009. We have appealed the court’s rulings to the Court of Appeals for the Federal Circuit. We are confident that we will prevail on appeal and have made no provision in our financial statements for any potential liability in this matter. If we are unsuccessful on all appeals, including any appeal of the royalty, the royalties payable to Baxter on the machines and disposable supplies that are subject to the court’s order are estimated to be in the range of $2 million to $4 million per month. In the interim period until our appeal is decided, we are funding a court-approved escrow account at the rate noted above. If we win the appeal, the escrowed funds will be returned to us with interest. We are pursuing design modifications to the 2008K machine that we expect will limit the scope of royalty payment exposure and permit the continued sale of the modified 2008K machine after the January 1, 2009 injunction effective date, irrespective of the outcome of our appeal.
     Gambro Pty Limited and Gambro Lundia AB (“Gambro AB” and, together with Gambro Pty Limited, “the Gambro Group”) commenced litigation against FMC AG & Co. KGaA’s Australian subsidiary, Fresenius Medical Care Australia Pty Limited (“Fresenius Medical Care Australia”) regarding infringement and damages with respect to a Gambro AB patent protecting

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intellectual property in relation to a system for preparation of dialysis or replacement fluid, the Gambro Bicart device in Australia (the “Gambro Patent”). As a result of the commercialization of a system for the preparation of dialysis fluid based on the Fresenius Medical Care Bibag device in Australia, the Australian courts concluded that Fresenius Medical Care Australia infringed the Gambro Patent. In May 2008, the Gambro Group and Fresenius Medical Care Australia and FMC AG & Co. KGaA entered into a Deed of Settlement and Release pursuant to which Fresenius Medical Care made certain cash payments to the Gambro Group and pursuant to which the proceedings and all claims under the Gambro Patent, including any claims for relief for losses alleged to have been incurred after the expiry of the Gambro Patent, were resolved.
     Two patent infringement actions have been pending in Germany between Gambro Industries (“Gambro”) on the one side and D-GmbH and FMC AG & Co. KGaA on the other side (hereinafter collectively “Fresenius Medical Care”). Gambro herein alleged patent infringements concerning a patent on a device for the preparation of medical solutions by Fresenius Medical Care. The first case was dismissed as being unfounded. Such decision has already become final. In the second case, the District Court of Mannheim rendered a judgement on June 27, 2008 deciding in favor of Gambro and declaring that Fresenius Medical Care has infringed a patent claim. Accordingly, the court ordered Fresenius Medical Care to pay compensation (to be determined in a separate court proceeding) for alleged infringement and to stop offering the alleged patent infringing technology in its current form in Germany. Such verdict could be enforced provisionally by way of security to be deposited by Gambro, however the Company has received no notice that Gambro has applied for provisional enforceability, as yet. D-GmbH brought an invalidity action in the Federal German Patent Court (“BPatG”) against Gambro’s patent. This case is currently pending with the Federal Court of Justice as the court of appeal. Fresenius Medical Care has also filed an appeal against the District Court’s verdict. Irrespective of the outcome of the appeal, Fresenius Medical Care pursues to develop design modifications to the concerned devices that Fresenius Medical Care expects will enable it to provide an alternative technical solution. In view of the pending appeal against BPatG’s verdict and Fresenius Medical Care’s appeal against the District Court’s verdict, Fresenius Medical Care continues to believe that the alleged patent infringing technology does not infringe any valid patent claims of Gambro. Therefore, the Company has made no provision in the financial statements for any potential liability in this matter.
Other Litigation and Potential Exposures
     Renal Care Group (“RCG”) was named as a nominal defendant in a second amended complaint filed September 13, 2006 in the Chancery Court for the State of Tennessee Twentieth Judicial District at Nashville against former officers and directors of RCG which purports to constitute a class action and derivative action relating to alleged unlawful actions and breaches of fiduciary duty in connection with the Company’s acquisition of RCG (the “RCG Acquisition”) and in connection with alleged improper backdating and/or timing of stock option grants. The amended complaint was styled Indiana State District Council of Laborers and Hod Carriers Pension Fund, on behalf of itself and all others similarly situated and derivatively on behalf of RCG, Plaintiff, vs. RCG, Gary Brukardt, William P. Johnston, Harry R. Jacobson, Joseph C. Hutts, William V. Lapham, Thomas A. Lowery, Stephen D. McMurray, Peter J. Grua, C.

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Thomas Smith, Ronald Hinds, Raymond Hakim and R. Dirk Allison, Defendants. The complaint sought damages against former officers and directors and did not state a claim for money damages directly against RCG. On August 30, 2007, this suit was dismissed by the trial court without leave to amend. Plaintiff subsequently appealed and the matter remains pending in the appellate court of Tennessee.
     In October 2004, FMCH and its subsidiaries, including RCG (prior to the RCG Acquisition), received subpoenas from the U.S. Department of Justice, Eastern District of New York in connection with a civil and criminal investigation, which requires production of a broad range of documents relating to FMCH’s and RCG’s operations, with specific attention to documents relating to laboratory testing for parathyroid hormone (“PTH”) levels and vitamin D therapies. The Company is cooperating with the government’s requests for information. The Company believes that it has fulfilled all requests for information made by government investigators in this matter, and that it has complied with applicable laws relating to PTH testing and use of vitamin D therapies.
     FMCH and its subsidiaries, including RCG (prior to the RCG Acquisition), received a subpoena from the U.S. Department of Justice, Eastern District of Missouri, in connection with a joint civil and criminal investigation. FMCH received its subpoena in April 2005. RCG received its subpoena in August 2005. The subpoenas require production of a broad range of documents relating to FMCH’s and RCG’s operations, with specific attention to documents related to clinical quality programs, business development activities, medical director compensation and physician relationships, joint ventures, and anemia management programs, RCG’s supply company, pharmaceutical and other services that RCG provides to patients, RCG’s relationships to pharmaceutical companies, and RCG’s purchase of dialysis equipment from FMCH. The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Attorney’s office for the Eastern District of Texas have also confirmed that they are participating in the review of the anemia management program issues raised by the U.S. Attorney’s office for the Eastern District of Missouri. On July 17, 2007, the U.S. Attorney’s office filed a civil complaint against RCG and FMCH in its capacity as RCG’s current corporate parent in United States District Court, Eastern District of Missouri. The complaint seeks monetary damages and penalties with respect to issues arising out of the operation of RCG’s Method II supply company through 2005, prior to the date of FMCH’s acquisition of RCG. The complaint is styled United States of America ex rel. Julie Williams et al. vs. Renal Care Group, Renal Care Group Supply Company and FMCH. The Company believes that RCG’s operation of its Method II supply company was in compliance with applicable law and will defend this litigation vigorously. We will continue to cooperate in the ongoing investigation.
     In May 2006, RCG received a subpoena from the U.S. Department of Justice, Southern District of New York in connection with an investigation into RCG’s administration of its stock option programs and practices, including the procedure under which the exercise price was established for certain of the option grants. The subpoena required production of a broad range of documents relating to the RCG stock option program prior to the RCG Acquisition. The Company believes that is has fulfilled all requests for information made by government investigators in this matter, and that RCG complied with applicable laws relating to the issuance of stock options.

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     In August 2007, the Sheet Metal Workers National Pension Fund filed a complaint in the United States District Court for the Central District of California, Western Division (Los Angeles), alleging that Amgen, Inc., the Company and DaVita Inc., marketed Amgen’s products, Epogen® and Aranesp®, to hemodialysis patients for uses not approved by the FDA and thereby caused a putative class of commercial insurers to pay for unnecessary prescriptions of these products. Although the court dismissed the original allegations against the Company, it granted plaintiff leave to amend and this litigation was subsequently consolidated with other cases against Epogen® and Aranesp® Off-Label Marketing and Sales Practices Multidistrict Litigation and assigned to the Central District of California. On July 2, 2008, a consolidated complaint was filed in the Multidistrict Litigation that renews allegations against the Company and DaVita, in addition to those against Amgen.
     On November 27, 2007, the United States District Court for the Western District of Texas (El Paso) unsealed and permitted service of two complaints previously filed under seal by a qui tam relator, a former FMCH local clinic employee (Qui tam is a legal provision under the United States False Claims Act, which allows for private individuals to bring suit on behalf of the U.S. federal government, as far as such individuals believe to have knowledge of presumable fraud committed by third parties). The first complaint alleges that a nephrologist unlawfully employed in his practice an assistant to perform patient care tasks that the assistant was not licensed to perform and that Medicare billings by the nephrologist and FMCH therefore violated the False Claims Act. The second complaint alleges that FMCH unlawfully retaliated against the relator by discharging her from employment constructively. The United States Attorney for the Western District of Texas has declined to intervene and to prosecute on behalf of the United States. Counsel for the nephrologist has asserted that a criminal investigation of the relator’s allegations is continuing and has moved the Court to stay all activity in the qui tam until the alleged criminal investigation has concluded. FMCH has received no other notice of the pendency of any criminal investigation related to this matter.
     From time to time, the Company is a party to or may be threatened with other litigation or arbitration, claims or assessments arising in the ordinary course of its business. Management regularly analyzes current information including, as applicable, the Company’s defenses and insurance coverage and, as necessary, provides accruals for probable liabilities for the eventual disposition of these matters.
     The Company, like other health care providers, conducts its operations under intense government regulation and scrutiny. It must comply with regulations which relate to or govern the safety and efficacy of medical products and supplies, the operation of manufacturing facilities, laboratories and dialysis clinics, and environmental and occupational health and safety. The Company must also comply with the Anti-Kickback Statute, the False Claims Act, the Stark Statute, and other federal and state fraud and abuse laws. Applicable laws or regulations may be amended, or enforcement agencies or courts may make interpretations that differ from the Company’s interpretations or the manner in which it conducts its business. Enforcement has become a high priority for the federal government and some states. In addition, the provisions of the False Claims Act authorizing payment of a portion of any recovery to the party bringing the suit encourage private plaintiffs to commence “whistle blower” actions. By virtue of this

5

regulatory environment, as well as the Company’s corporate integrity agreement with the U.S. federal government, the Company’s business activities and practices are subject to extensive review by regulatory authorities and private parties, and continuing audits, investigative demands, subpoenas, other inquiries, claims and litigation relating to the Company’s compliance with applicable laws and regulations. The Company may not always be aware that an inquiry or action has begun, particularly in the case of “whistle blower” actions, which are initially filed under court seal.
     The Company operates many facilities throughout the United States. In such a decentralized system, it is often difficult to maintain the desired level of oversight and control over the thousands of individuals employed by many affiliated companies. The Company relies upon its management structure, regulatory and legal resources, and the effective operation of its compliance program to direct, manage and monitor the activities of these employees. On occasion, the Company may identify instances where employees, deliberately or inadvertently, have submitted inadequate or false billings. The actions of such persons may subject the Company and its subsidiaries to liability under the Anti-Kickback Statute, the Stark Statute and the False Claims Act, among other laws.
     Physicians, hospitals and other participants in the health care industry are also subject to a large number of lawsuits alleging professional negligence, malpractice, product liability, worker’s compensation or related claims, many of which involve large claims and significant defense costs. The Company has been and is currently subject to these suits due to the nature of its business and expects that those types of lawsuits may continue. Although the Company maintains insurance at a level which it believes to be prudent, it cannot assure that the coverage limits will be adequate or that insurance will cover all asserted claims. A successful claim against the Company or any of its subsidiaries in excess of insurance coverage could have a material adverse effect upon it and the results of its operations. Any claims, regardless of their merit or eventual outcome, could have a material adverse effect on the Company’s reputation and business.
     The Company has also had claims asserted against it and has had lawsuits filed against it relating to alleged patent infringements or businesses that it has acquired or divested. These claims and suits relate both to operation of the businesses and to the acquisition and divestiture transactions. The Company has, when appropriate, asserted its own claims, and claims for indemnification. A successful claim against the Company or any of its subsidiaries could have a material adverse effect upon its business, financial condition, and the results of its operations. Any claims, regardless of their merit or eventual outcome, could have a material adverse effect on the Company’s reputation and business.
Accrued Special Charge for Legal Matters
     At December 31, 2001, the Company recorded a pre-tax special charge of $258,159 to reflect anticipated expenses associated with the defense and resolution of pre-Merger tax claims, Merger-related claims, and commercial insurer claims. The costs associated with the Settlement Agreement and settlements with insurers have been charged against this accrual. With the

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exception of the proposed $115,000 payment under the Settlement Agreement, all other matters included in the special charge have been resolved. While the Company believes that its remaining accrual reasonably estimates its currently anticipated costs related to the continued defense and resolution of this matter, no assurances can be given that its actual costs incurred will not exceed the amount of this accrual.

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EXHIBIT B

Fresenius Medical Care
October 23, 2003
Giro Multi-Funding Corporation
c/o Global Securitization Services
114 West 47th Street, Suite 1715
New York, NY 10036
Paradigm Funding LLC
c/o WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Asset One Securitization, LLC
c/o AMACAR Group, LLC
6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina 28211
Liberty Street Funding Corp.
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, NY 10036
WestLB AG, New York Branch, as Administrative Agent and as Agent
1211 Avenue of the Americas
New York, NY 10036
Bayerische Landesbank, New York Branch, as Administrative Agent
560 Lexington Avenue
New York, New York 10022
Société Générale, as Administrative Agent
1221 Avenue of the Americas
New York, NY 10020
The Bank of Nova Scotia, as Administrative Agent
One Liberty Plaza
New York, NY 10006
Each of the “Bank Investors”
(as defined in the Third Amended and Restated Transfer and
Administration Agreement described in this letter)
Arent Fox Kintner Plotkin & Kahn
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5339
Fresenius Medical Care North America
Corporate Headquarters 95 Hayden Avenue Lexington, MA 02420-9192 781-402-9000

October 23, 2003

RE:	Fresenius Medical Care Holdings, Inc., National Medical Care, Inc. and NMC Funding Corporation — Third Amended and Restated Transfer and Administration Agreement
Ladies and Gentlemen
     I have acted as counsel to Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”), and National Medical Care, Inc., a Delaware corporation (“NMC”), in connection with (a) the Receivables Purchase Agreement dated as of August 28, 1997 between NMC, as seller, and NMC Funding Corporation (the “Transferor”), as purchaser (as amended, the “Receivables Purchase Agreement”), (b) the Third Amended and Restated Transfer and Administration Agreement (as amended, the “TAA”) dated as of October 23, 2003 among the Transferor, NMC as initial Collection Agent, Paradigm Funding LLC (“Paradigm”), Giro Multi-Funding Corporation (“GMFC”), Asset One Securitization, LLC (“Asset One”), Liberty Street Funding Corp. (“Liberty Street”), the Bank Investors listed in such agreement, Bayerische Landesbank, New York Branch (“BayernLB”), Société Générale (“SG”), The Bank of Nova Scotia (“Scotiabank”) and WestLB AG, New York Branch (“WestLB”), as Administrative Agent and as Agent for the benefit of the Investors, (c) the Parent Agreement dated as of August 28, 1997 among FMCH and Fresenius Medical Care AG , a corporation organized and existing under the laws of the Federal Republic of Germany (“FMCAG”) in favor of the Transferor, and the Agent (as amended by amendments Nos. 1-6 and by Amendment No. 7 dated the date hereof, the “Parent Agreement”), (d) the Transferring Affiliate Letter dated as of August 28, 1997 between NMC, as Seller, and each of the Transferring Affiliates (as amended from time to time, the “Transferring Affiliate Letter”), (e) the Investor Fee Letter dated October 23, 2003 among the Transferor, WestLB, BLB, SG, and Scotiabank (the “Investor Fee Letter”), (f) the Agent Fee Letter among the Transferor and WestLB dated October 23, 2003 (the “Agent Fee Letter”), and (g) the Amendment Agreement among the Transferor, NMC, GMFC, Asset One, BayernLB, SG, WestLB, Bank of Ameirca, N.A., and the other-parties thereto, dated as of October 23, 2003 (the “Amendment Agreement”). I have also acted as counsel to (x) each of the corporations listed on Schedule I to this letter (each, a “Transferring Affiliate”, and collectively, the “Transferring Affiliates” and together with FMCH, NMC and the Transferor collectively, the “Parent Group Members”) and (y) for the limited purpose of rendering the opinion set forth in Section 9(g) hereof, FMCAG. The Receivables Purchase Agreement, the TAA, the Parent Agreement, the Transferring Affiliate Letter, the Investor Fee Letter, the Agent Fee Letter and the Amendment Agreement together with each of the other instruments and agreements listed on Schedule II hereto are collectively referred to herein as the “Transaction Documents.” I am a Deputy General Counsel, Vice President and the Assistant Secretary of FMCH. Capitalized terms not defined herein have the meanings assigned to them in the Transaction Documents, except as otherwise indicated herein.
     I have examined and relied upon such corporate records and certificates of officers of the Parent Group Members, certificates of public officials and the representations and warranties of the Parent Group Members in the relevant Transaction Documents, and have made such examination of law as I deemed relevant to the opinions set forth herein. Based upon the above, and subject to the qualifications set forth below, it is my opinion that:
1. Organization, Existence and Good Standing.
     (a) FMCH is a corporation duly formed, validly existing and in good standing under the laws of the State of New York, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a Material Adverse Effect on its business or operations.

October 23, 2003

     (b) NMC is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a Material Adverse Effect on its business or operations.
     (c) Except as set forth in Schedule 1(c) hereto, each Transferring Affiliate is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be in good standing or so qualified would have a Material Adverse Effect on the business or operations of such Transferring Affiliate.
2. Power and Authority.
     (a) FMCH has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (b) NMC has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (c) Each Transferring Affiliate has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
3. Due Authorization.
     (a) The execution, delivery and performance of the Parent Agreement by FMCH have been duly authorized by all necessary corporate action of FMCH.
     (b) The execution, delivery and performance of the Transaction Documents, to which it is a party, by NMC have been duly authorized by all necessary corporate action of NMC.
     (c) The execution, delivery and performance of the Transaction Documents, to which it is a party, by each Transferring Affiliate have been duly authorized by all necessary corporate action of each Transferring Affiliate.
4. No Violation of Organic Documents.
     (a) FMCH’s execution and delivery of, and its performance of its obligations under, the Parent Agreement will not violate its charter or by-laws.
     (b) NMC’s execution and delivery of, and its performance of its obligations under, the Transaction Documents to which it is a party will not violate its charter or by-laws.
     (c) Each Transferring Affiliate’s execution and delivery of, and its performance of its obligations under, the Transaction Documents to which it is a party will not violate its charter or by-laws.
5. Due Execution and Delivery; Validity; Binding Effect and General Enforceability
     (a) FMCH has duly executed and delivered the Parent Agreement.

October 23, 2003

     (b) NMC has duly executed and delivered each of the Transaction Documents to which it is a party.
     (c) Each Transferring Affiliate has duly executed and delivered each of the Transaction Documents to which it is a party.
     (d) The Parent Agreement constitutes the legal and valid obligation of, and is binding on and enforceable against, FMCH in accordance with its terms.
     (e) Assuming that the transactions contemplated by the Transaction Documents bear a reasonable relationship to the State of New York, in any action or proceeding arising out of or relating to any Transaction Document in any court of The Commonwealth of Massachusetts or in any federal court sitting in The Commonwealth of Massachusetts, such court should recognize and give effect to the provisions thereof wherein the parties agree that such Transaction Document shall be governed by, and construed in accordance with, the laws of the State of New York. However, in the event that any such court shall determine that any of the Transaction Documents are governed by the laws of The Commonwealth of Massachusetts, each of the Transaction Documents constitutes the legal and valid obligation of, and is binding on and enforceable against, each of the Parent Group Members parties thereto.
6. General Qualifications. The opinions set forth in Section 5 are subject to the following qualifications:
     (a) The enforceability of the Transaction Documents may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws or other equitable principles relating to or affecting the rights of creditors or other obligees generally.
     (b) The enforceability of the Transaction Documents may be limited by applicable principles of equity, whether such principles are applied by a court of equity or a court of law, and I express no opinion on whether a court would grant specific performance, injunctive relief or any other equitable remedy.
     (c) The provisions regarding the remedies available to the Agent on default as set forth in the Transaction Documents may be subject to certain procedural requirements that are not expressly stated in the Transaction Documents, but neither the existence of these procedural requirements nor the failure to specify them in the Transaction Documents make the remedies unenforceable.
     (d) A court could refuse to permit the Agent to foreclose any security interest in favor of the Agent or enforce the Agent’s remedies under the Transaction Documents by reason of (i) a waiver by the Agent, (ii) unconscionable conduct by the Agent, (iii) the exercise of remedies by the Agent without providing adequate notice to FMCH, NMC or any of the Transferring Affiliates, as applicable of the default and a reasonable opportunity to cure the default, (iv) the court’s determination that FMCH, NMC or any of the Transferring Affiliates, as applicable are entitled to an opportunity to be heard by the court before the Agent is entitled to exercise any remedies, (v) the court’s determination that a remedy is a penalty or is unconscionable, (vi) the court’s determination that the Agent is seeking to exercise remedies with respect to a breach that is immaterial or that does not adversely affect the Agent or the Agent’s security, (vii) defenses arising from the Agent’s failure to act in accordance with the terms and conditions of the Transaction Documents, (viii) defenses arising as a consequence of the passage of time (e.g., laches or statutes of limitation), (ix) defenses arising as a result of the Agent’s failure to act in a commercially reasonable manner or in good faith or (x) public policy considerations.

October 23, 2003

     (e) I express no opinion with respect to any of the following provisions if they are contained in any of the Transaction Documents: (i) self-help, non-judicial remedies or provisions purporting to grant a right of possession without resort to judicial action to the extent inconsistent with the Uniform Commercial Code or other applicable law; (ii) any provisions that entitle the Agent, as a matter of right, to the appointment of a receiver; (iii) any provisions imposing penalties, forfeitures, increased interest/discount rates and/or late payment charges upon delinquency in payment or the occurrence of a default; (iv) any provisions under which FMCH, NMC or any of the Transferring Affiliates, as applicable, waive any of its legal or equitable rights except to the extent the waived rights are expressly waivable pursuant to a statute or constitution provision; (v) any provisions entitling the Agent to obtain reimbursement for attorneys’ fees and other costs incurred by the Agent; (vi) any provision permitting the Agent to accelerate the Obligations or exercise any remedies in the event of a transfer or encumbrancing of an immaterial portion of any collateral or immaterial changes in the beneficial ownership of FMCH, NMC or any of the Transferring Affiliates, as applicable; (vii) any provision exonerating or indemnifying the Agent (or any agent or employee of the Agent or any party acting on behalf of the Agent) from the consequences of its own acts or omissions; (viii) any severability provision; (ix) provisions relating to setoff rights; (x) any provision granting a power of attorney or similar right; (xi) any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of a particular remedy does not preclude recourse to one or more other remedies; (xii) any provision pursuant to which a party has granted to another party any power to execute documents, settle claims or appear in judicial proceedings on behalf of such party or to take any other action on behalf of such party; (xiii) any provision which purports to affect jurisdiction or venue of any specified court or which purports to establish evidentiary standards, or which waives trial by jury; (xiv) choice of law provision (except as discussed in Section 5 above); (xv) any provision by which any party agrees to take action if that party’s ability to take the action in question is subject to conditions another party to the Transaction Documents controls; or (xvi) any provision that purports to grant the Agent relief from any provisions of the Bankruptcy Code.
7. No Violations of Other Contracts.
     (a) FMCH’s execution, delivery and performance of the Parent Agreement will not breach any Other Contract.
     (b) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (c) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (d) For purposes of this section, the term “Other Contract” means an indenture, mortgage, deed of trust, loan agreement, or other material agreement or instrument of which I have knowledge, to which, to the best of my knowledge, FMCH, NMC or any Transferring Affiliate is a party.
8. No Violations of Applicable Laws.
     (a) To the best of my knowledge, FMCH’s execution, delivery and performance of the Parent Agreement will not violate any Applicable Law.
     (b) To the best of my knowledge, NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.

October 23, 2003

     (c) To the best of my knowledge, the Transferor’s and each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.
     (d) For purposes of this paragraph, the term Applicable Law means, subject to the following sentences, any provision of federal or Massachusetts law or regulation or Delaware General Corporation Law that is generally applicable to organizations such as FMCH, NMC or any Transferring Affiliate or that relates to transactions of this type. The term Applicable Law excludes federal and state securities and blue-sky laws, tax laws, healthcare laws and related rules and regulations.
9. No Violations of Court Decrees or Orders and other Matters.
     (a) FMCH’s execution, delivery and performance of the Parent Agreement will not violate any Court Decree or Order.
     (b) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (c) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (d) For purposes of this paragraph, the term Court Decree or Order means a decree, order or other official action of any court or other governmental body that is, to the best of my knowledge, specifically applicable to FMCH, NMC or any Transferring Affiliate as a named party.
     (e) The execution, delivery and performance by each Parent Group Member of the Transaction Documents to which it is named as a party (a) to the best of my knowledge, does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of such Person’s properties (except as may be specifically contemplated in the Transaction Documents) and (b) does not require compliance with any bulk sales act or similar law.
     (f) To the best of my knowledge, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Parent Group Member of any Transaction Document to which it is named as a party.
     (g) To the best of my knowledge, there are no actions, suits, orders, decrees, investigations, or other proceedings pending or threatened at law, in equity, in arbitration or before any governmental agency, commission or official against or affecting any Parent Group Member or FMCAG which challenges or affects the legality, validity or enforceability of any Transaction Document or, except as otherwise disclosed in Exhibit A attached hereto, which would otherwise be reasonably likely to have a Material Adverse Effect.
     (h) To the best of my knowledge and belief there are no governmental authorization, approvals, orders, licenses, certificates, franchises or permits of and from any governmental regulatory officials and bodies, that are necessary in order for any Parent Group Member to own its respective properties and to conduct its respective businesses as now being conducted, which have not been obtained, except where the failure to have so obtained any such authorization, approvals, orders, licenses, certificates franchises or permits, individually or in the aggregate, would not have a Material Adverse Effect.

October 23, 2003

10. Investment Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is or is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and therefore none of them is subject to registration as an “investment company.”
11. Public Utility Holding Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
12. The execution, delivery and performance of the TAA and the Parent Agreement (collectively, the “Amendments”) would not cause me to modify any of the opinions or legal conclusions set forth in my opinion dated September 27, 1999 (the “Original Opinion”), a copy of which is attached hereto as Exhibit B. Subject to all applicable assumptions, limitations and qualifications set forth in the Original Opinion and in this opinion, I hereby reaffirm such opinions and legal conclusions as of the date hereof, both before and after giving effect to the Amendments.
The foregoing opinion is subject in its entirety to the following qualifications:
     The opinions expressed in this letter are solely for the use of the Agent, the Conduit Investors, the Administrative Agents, and the Bank Investors and their permitted assignees and participants, and their legal counsel. These opinions may not be relied on by any other persons, may not be quoted in whole or in part, and may not be filed with any governmental agency, in each case without my express prior written approval; provided that these opinions may be disclosed to, and relied upon by, any rating agency then rating obligations of Paradigm, Asset One, GMFC, Liberty Street, the Related CP Issuer, any Credit Support Provider, any Liquidity Provider and Arent, Fox, Kintner, Plotkin & Kahn.
     The opinions expressed in this letter are rendered as of the date hereof and I express no opinion as to circumstances or events that may occur in the future. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.
     This opinion is based and relies upon the current status of the laws of The Commonwealth of Massachusetts and the United States, and the General Corporation Law of the State of Delaware and in all respects this opinion is subject to and may be limited by amendments or other changes in such laws, rules and regulations, and any future laws, rules and regulations, as well as by developing case law.
     I have relied without investigation on certificates and other communications from public officials as to matters of fact. I have executed and delivered this opinion in my capacity as an officer of Fresenius Medical Care Holdings, Inc.
Very truly yours,

Douglas G. Kott
Vice President, Assistant Secretary and
Deputy General Counsel

October 23, 2003

Schedule 1(c)
Dialysis Specialists of Topeka, Inc. is currently not in good standing. The company did not file its 2003 Annual Report. The company is in the process of filing the report and will then be in good standing.
Santa Barbara Community Dialysis Services, Inc. is currently not in good standing. The company did not file a Statement of Information. The company is in the process of filing the statement and paying the necessary fees and will then be in good standing.

SCHEDULE I
LIST OF TRANSFERRING AFFILIATES

Chief Executive Office for each	95 Hayden Avenue
Transferring Affiliate:	Lexington, Massachusetts 02420-9192

Original Transferring Affiliates	State of
(before December 21, 2001)	Incorporation	FEIN
Bio-Medical Applications Management Company, Inc.	Delaware	*
Bio-Medical Applications of Aquadilla, Inc.	Delaware	*
Bio-Medical Applications of Alabama, Inc.	Delaware	*
Bio-Medical Applications of Anacostia, Inc.	Delaware	*
Bio-Medical Applications of Arecibo, Inc.	Delaware	*
Bio-Medical Applications of Arizona, Inc.	Delaware	*
Bio-Medical Applications of Arkansas, Inc.	Delaware	*
Bio-Medical Applications of Bayamon, Inc.	Delaware	*
Bio-Medical Applications of Caguas, Inc.	Delaware	*
Bio-Medical Applications of California, Inc.	Delaware	*
Bio-Medical Applications of Camarillo, Inc.	Delaware	*
Bio-Medical Applications of Capitol Hill, Inc.	Delaware	*
Bio-Medical Applications of Carolina, Inc.	Delaware	*
Bio-Medical Applications of Carson Inc.	Delaware	*
Bio-Medical Applications of Columbia Heights, Inc.	Delaware	*
Bio-Medical Applications of Connecticut, Inc.	Delaware	*
Bio-Medical Applications of Delaware, Inc.	Delaware	*
Bio-Medical Applications of East Orange, Inc.	Delaware	*
Bio-Medical Applications of Eureka, Inc.	Delaware	*
Bio-Medical Applications of Florida, Inc.	Delaware	*
Bio-Medical Applications of Fremont, Inc.	Delaware	*
Bio-Medical Applications of Fresno, Inc.	Delaware	*
Bio-Medical Applications of Georgia, Inc.	Delaware	*
Bio-Medical Applications of Glendora, Inc.	Delaware	*
Bio-Medical Applications of Guayama, Inc.	Delaware	*
Bio-Medical Applications of Hillside, Inc.	Delaware	*
Bio-Medical Applications of Humacao, Inc.	Delaware	*
Bio-Medical Applications of Illinois, Inc.	Delaware	*
Bio-Medical Applications of Indiana, Inc.	Delaware	*
Bio-Medical Applications of Irvington, Inc.	Delaware	*
Bio-Medical Applications of Jersey City, Inc.	Delaware	*
Bio-Medical Applications of Kansas, Inc.	Delaware	*
Bio-Medical Applications of Kentucky, Inc.	Delaware	*
Bio-Medical Applications of Las Americas, Inc.	Delaware	*

Original Transferring Affiliates	State of
(before December 21, 2001)	Incorporation	FEIN
Bio-Medical Applications of Long Beach, Inc.	Delaware	*
Bio-Medical Applications of Los Gatos, Inc.	Delaware	*
Bio-Medical Applications of Louisiana, LLC	Delaware	*
Bio-Medical Applications of Maine, Inc.	Delaware	*
Bio-Medical Applications of Maryland, Inc.	Delaware	*
Bio-Medical Applications of Massachusetts, Inc.	Delaware	*
Bio-Medical Applications of Mayaguez, Inc.	Delaware	*
Bio-Medical Applications of Michigan, Inc.	Delaware	*
Bio-Medical Applications of Minnesota, Inc.	Delaware	*
Bio-Medical Applications of Mission Hills, Inc.	Delaware	*
Bio-Medical Applications of Mississippi, Inc.	Delaware	*
Bio-Medical Applications of Missouri, Inc.	Delaware	*
Bio-Medical Applications of MLK, Inc.	Delaware	*
Bio-Medical Applications of New Hampshire, Inc.	Delaware	*
Bio-Medical Applications of New Jersey, Inc.	Delaware	*
Bio-Medical Applications of New Mexico, Inc.	Delaware	*
Bio-Medical Applications of North Carolina, Inc.	Delaware	*
Bio-Medical Applications of Northeast, D.C., Inc.	Delaware	*
Bio-Medical Applications of Oakland, Inc.	Delaware	*
Bio-Medical Applications of Ohio, Inc.	Delaware	*
Bio-Medical Applications of Oklahoma, Inc.	Delaware	*
Bio-Medical Applications of Pennsylvania, Inc.	Delaware	*
Bio-Medical Applications of Pine Brook, Inc.	Delaware	*
Bio-Medical Applications of Ponce, Inc.	Delaware	*
Bio-Medical Applications of Puerto Rico, Inc.	Delaware	*
Bio-Medical Applications of Rhode Island, Inc.	Delaware	*
Bio-Medical Applications of Rio Piedras, Inc.	Delaware	*
Bio-Medical Applications of San German, Inc.	Delaware	*
Bio-Medical Applications of San Juan, Inc.	Delaware	*
Bio-Medical Applications of South Carolina, Inc.	Delaware	*
Bio-Medical Applications of Southeast Washington, Inc.	Delaware	*
Bio-Medical Applications of Tennessee, Inc.	Delaware	*
Bio-Medical Applications of Texas, Inc.	Delaware	*
Bio-Medical Applications of The District of Columbia, Inc.	Delaware	*
Bio-Medical Applications of Trenton, Inc.	Delaware	*
Bio-Medical Applications of Ukiah, Inc.	Delaware	*
Bio-Medical Applications of Virginia, Inc.	Delaware	*
Bio-Medical Applications of West Virginia, Inc.	Delaware	*
Bio-Medical Applications of Wisconsin, Inc.	Delaware	*
Bio-Medical Applications of Woonsocket, Inc.	Delaware	*
FMC Dialysis Services — Oregon, LLC (f/k/a Willamette Valley Kidney Center, LLC)	Oregon	*
FMC Dialysis Services Colorado, LLC (f/k/a Bio-Medical Applications of Colorado, Inc.)	Delaware	*
Fresenius USA, Inc.	Massachusetts	*
Home Intensive Care, Inc.	Delaware	*

Original Transferring Affiliates	State of
(before December 21, 2001)	Incorporation	FEIN
National Medical Care, Inc	Delaware	*
Neomedica, Inc	Delaware	*
San Diego Dialysis Services, Inc.	Delaware	*
Spectra East, Inc.	Delaware	*
Spectra Laboratories, Inc.	Nevada	*

New Transferring Affiliates	State of
(added on or after December 21, 2001)	Incorporation	FEIN
Bio-Medical Applications Home Dialysis Services, Inc.	Delaware	*
Bio-Medical Applications of Blue Springs, Inc	Delaware	*
Bio-Medical Applications of Clinton, Inc.	Delaware	*
Bio-Medical Applications of Dover, Inc.	Delaware	*
Bio-Medical Applications of Essex, Inc.	Delaware	*
Bio-Medical Applications of Fayetteville, Inc.	Delaware	*
Bio-Medical Applications of Hoboken, Inc.	Delaware	*
Bio-Medical Applications of Manchester, Inc.	Delaware	*
Bio-Medical Applications of Nevada, Inc	Nevada	*
Bio-Medical Applications of New York, Inc.	Delaware	*
Bio-Medical Applications of San Antonio, Inc.	Delaware	*
Con-Med Supply Company, Inc.	Illinois	*
Conejo Valley Dialysis, Inc.	California	*
Dialysis America Alabama, LLC	Delaware	*
Dialysis America Georgia, LLC	Delaware	*
Dialysis Associates of Northern Now Jersey, LLC	New Jersey	*
Dialysis Services, Inc.	Texas	*
Dialysis Services of Cincinnati, Inc.	Ohio	*
Dialysis Specialists of Topeka, Inc.	Kansas	*
Dialysis Specialists of Tulsa, Inc.	Oklahoma	*
DuPage Dialysis Ltd.	Illinois	*
Everest Healthcare Holdings, Inc.	Delaware	*
Everest Healthcare Indiana, Inc.	Indiana	*
Everest Healthcare Ohio, Inc.	Ohio	*
Everest Healthcare Rhode Island, Inc.	Delaware	*
Everest Healthcare Texas Holding Corp	Delaware	*
Everest Healthcare Texas, LP	Delaware	*
Everest Management, Inc.	Delaware	*
Fresenius Management Services, Inc.	Delaware	*
Fresenius USA Home Dialysis, Inc.	Delaware	*
Fresenius USA Marketing, Inc.	Delaware	*
Fresenius USA of Puerto Rico, Inc.	Delaware	*
Fresenius USA Sales, Inc.	Massachusetts	*
Gulf Region Mobile Dialysis, Inc.	Delaware	*
Haemo-Stat, Inc.	California	*
Home Dialysis of America, Inc.	Arizona	*
Home Dialysis of Muhlenberg County, Inc.	Kentucky	*

Original Transferring Affiliates	State of
(before December 21, 2001)	Incorporation	FEIN
Mercy Dialysis Center, Inc.	Wisconsin	*
NMC A, LLC	Delaware	*
North Buckner Dialysis Center, Inc.	Delaware	*
Northern New Jersey Dialysis, LLC	Delaware	*
Prime Medical, Inc.	Massachusetts	*
Qualicenters, Inc.	Colorado	*
Renal Scientific Services, Inc.	Delaware	*
Santa Barbara Community Dialysis Center, Inc.	California	*
Terrell Dialysis Center, LLC	Delaware	*
WSKC Dialysis Services, Inc.	Illinois	*

Schedule II
1.	Amendment Agreement.

2.	Third Amended and Restated Transfer and Administration Agreement.

3.	Amended and Restated Transfer Certificate, reflecting transfer of rights of Agent to WestLB.

4.	Amendment to Concentration Account with JPMorgan Chase Bank, reflecting transfer of rights of Agent to WestLB.

5.	Amendment No. 7 to Parent Agreement, relating to changes in financial covenants and transfer of rights of Agent to WestLB.

6.	Amendment No. 4 to the Receivables Purchase Agreement, reflecting transfer of rights of Agent to WestLB.

7.	Amendment No. 3 to Transferring Affiliate Letter, reflecting transfer of rights of Agent to WestLB.

8.	Reaffirmation opinion of Douglas G. Kott.

9.	Reaffirmation opinion of Arent Fox Kintner Plotkin & Kahn.

10.	Certificate of the Secretary of the Transferor.

11.	Certificate of the Secretary of the Collection Agent.

12.	Good Standing Certificates for the Transferor from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

13.	Good Standing Certificates for the Collection Agent from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

14.	Investor Fee Letter.

15.	Agent Fee Letter.

16.	UCC financing statement assignments reflecting transfer of rights of Agent to WestLB.

17.	Certificate of the Secretary of NMC A, LLC.

18.	Good Standing Certificate for NMC A, LLC from the Secretary of State of Delaware.

19.	UCC-1 Financing Statement for NMC A, LLC.

20.	Amendment to UCC-1 for Bio-Medical Applications of Louisiana, Inc. (change of name to Bio-Medical Applications of Louisiana, LLC).

21.	Up-Front Fee Letter (WestLB).

22.	Up-Front Fee Letter (Scotiabank).

23.	Up-Front Fee Letter (SocGen).

24.	Up-Front Fee Letter (BayernLB).

2

EXHIBIT A
The following is an excerpt from the Form 10Q filing of Fresenius Medical Care Holdings, Inc. (the “Company”) with the Securities and Exchange Commission for the period ending June 30, 2003:
LEGAL PROCEEDINGS
     COMMERCIAL LITIGATION
     The Company was formed as a result of a series of transactions pursuant to the Agreement and Plan of Reorganization (the “Merger”) dated as of February 4, 1996 by and between W.R. Grace & Co. and Fresenius AG. At the time of the Merger, a W.R. Grace & Co. subsidiary known as W.R. Grace & Co.-Conn. had, and continues to have, significant potential liabilities arising out of product-liability related litigation, pre-Merger tax claims and other claims unrelated to NMC, which was Grace’s dialysis business prior to the Merger. In connection with the Merger, W.R. Grace & Co.-Conn. agreed to indemnify the Company, and NMC against all liabilities of W.R. Grace & Co., whether relating to events occurring before or after the Merger, other than liabilities arising from or relating to NMC’s operations. W.R. Grace & Co. and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Grace Chapter 11 Proceedings”) on April 2, 2001.
     Pre-Merger tax claims or tax claims that would arise if events were to violate the tax-free nature of the Merger, could ultimately be the obligation of the Company. In particular W. R. Grace & Co. has disclosed in its filings with the Securities and Exchange Commission that: its tax returns for the l993 to 1996 tax years are under audit by the Internal Revenue Service (the “Service”); W. R. Grace & Co. has received the Service’s examination report on tax periods 1993 to 1996; that during those years Grace deducted approximately $122.1 million in interest attributable to corporate owned life insurance (“COLI”) policy loans; that W.R. Grace & Co. has paid $21.2 million of tax and interest related to COLI deductions taken in tax years prior to 1993; that a U.S. District Court ruling has denied interest deductions of a taxpayer in a similar situation and that W.R. Grace Co. is seeking a settlement of the Service’s claims. Subject to certain representations made by W.R. Grace & Co., the Company and Fresenius AG, W.R. Grace & Co. and certain of its affiliates agreed to indemnify the Company against this and other pre-Merger and Merger related tax liabilities.
     Prior to and after the commencement of the Grace Chapter 11 Proceedings, class action complaints were filed against W.R. Grace & Co. and the Company by plaintiffs claiming to be creditors of W.R. Grace & Co.- Conn., and by the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate in the Grace Chapter 11 Proceedings, alleging among other things that the Merger was a fraudulent conveyance, violated the uniform fraudulent transfer act and constituted a conspiracy. All such cases have been stayed and transferred to or are pending before the U.S. District Court as part of the Grace Chapter 11 Proceedings.

     On February 6, 2003, the Company reached a definitive agreement with the asbestos creditors’ committees on behalf of the W.R. Grace and Co. bankruptcy estate in the matters pending in the Grace Chapter 11 Proceedings for the settlement of all fraudulent conveyance claims against it and other claims related to the Company that arise out of the bankruptcy of W.R. Grace & Co. Subsequently, the settlement agreement was amended and W.R. Grace was added as a settling party. Under the terms of the settlement agreement as amended (the “Settlement Agreement”), fraudulent conveyance and other claims raised on behalf of asbestos claimants will be dismissed with prejudice and the Company will receive protection against existing and potential future W.R. Grace & Co. related claims, including fraudulent conveyance and asbestos claims, and indemnification against income tax claims related to the non-NMC members of the W.R. Grace & Co. consolidated tax group upon confirmation of a W.R. Grace & Co. bankruptcy reorganization plan that contains such provisions. Under the Settlement Agreement, the Company will pay a total of $115 million to the W.R. Grace & Co. bankruptcy estate, or as otherwise directed by the Court, upon plan confirmation. No admission of liability has been or will be made. The Settlement Agreement has been approved by the U.S. District Court. Subsequent to the Merger, W.R. Grace & Co. was involved in a multi-step transaction involving Sealed Air Corporation (formerly known as Grace Holding, Inc.). The Company is engaged in litigation with Sealed Air Corporation (“Sealed Air”) to confirm the Company’s entitlement to indemnification from Sealed Air for all losses and expenses incurred by the Company relating to pre-Merger tax liabilities and Merger-related claims. Under the Settlement Agreement, upon confirmation of a plan that satisfies the conditions to the Company’s payment obligation, this litigation will be dismissed with prejudice.
     In April 2003, the Company, NMC, and the certain NMC subsidiaries agreed to settle all litigation filed by a group of insurance companies concerning allegations of inappropriate billing practices and misrepresentations and the Company’s counterclaims against the plaintiffs in these matters based on inappropriate claim denials and delays in claim payments. The costs of the settlement will be charged against previously established accruals. See “Accrued Special Charge for Legal Matters” below. Other private payors have contacted the Company regarding similar claims and may file their own lawsuit seeking reimbursement and other damages. Although the ultimate outcome on the Company of any such proceedings cannot be predicted at this time, an adverse result could have a material adverse effect on the Company’s business, financial condition and results of operations.
     On April 4, 2003, the Company filed a suit in the United States District Court for the Northern District of California, Fresenius USA, Inc., et al., v. Baxter International Inc., et al., Case No. C 03-1431, seeking a declaratory judgment that the Company does not infringe on patents held by Baxter International, Inc. and its subsidiaries and affiliates (“Baxter”), that the patents are invalid, and that Baxter is without right or authority to threaten or maintain suit against the Company for alleged infringement of Baxter’s patents. In general, the alleged patents concern touch screens, conductivity alarms, power failure data storages, and balance chambers for hemodialysis machines. Baxter has filed counterclaims against the Company seeking monetary damages and injunctive relief, and alleging that the Company willfully infringes on the Baxter’s patents. The Company believes its claims are meritorious, although the ultimate outcome of any such proceedings cannot be predicted at this time and an adverse result could have a material adverse effect on the Company’s business, financial condition, and results of operations.
     OTHER LITIGATION AND POTENTIAL EXPOSURES
     From time to time, the Company is a party to or may be threatened with other litigation arising in the ordinary course of its business. Management regularly analyzes current information including, as applicable, the Company’s defenses and insurance coverage and, as necessary, provides accruals for probable liabilities for the eventual disposition of these matters.
     The Company, like other health care providers, conducts its operations under intense government regulation and scrutiny. The Company must comply with regulations which relate to or govern the safety and efficacy of medical products and supplies, the operation of manufacturing facilities, laboratories and dialysis clinics, and environmental and occupational health and safety. The Company must also comply with the Anti-Kickback Statute, the False Claims Act, the Stark Statute, and other federal and state fraud and abuse laws. Applicable laws or regulations may be amended, or enforcement agencies or courts may make interpretations that differ from the Company’s or the manner in which the Company conduct its business. Enforcement has become a high priority for the federal government and some states. In addition, the provisions of the False Claims Act authorizing payment of a portion of any recovery to the party bringing the suit encourage private plaintiffs to commence “whistle blower” actions. By virtue of this regulatory environment, as well as our corporate integrity agreement with the government, the Company expects that its business activities and practices will continue to be subject to extensive review by regulatory authorities and private parties, and expects continuing inquiries, claims and litigation relating to its compliance with applicable laws and regulations. The Company may not always be aware that an inquiry or action has begun, particularly in the case of “whistle blower” actions, which are initially filed under court seal.
     The Company operates many facilities throughout the U.S. In such a decentralized system, it is often difficult to maintain the desired level of oversight and control over the thousands of individuals employed by many affiliated companies. The Company relies upon its management structure, regulatory and legal resources, and the effective operation of its compliance program to direct, manage and monitor the activities of these employees. On occasion, the Company may identify instances where employees, deliberately or inadvertently, have submitted inadequate or false billings. The actions of such persons may subject the Company and its subsidiaries to liability under the Anti-Kickback Statute, the Stark Statute and the False Claims Act, among other laws.
     Physicians, hospitals and other participants in the health care industry are also subject to a large number of lawsuits alleging professional negligence, malpractice,

product liability, worker’s compensation or related claims, many of which involve large claims and significant defense costs. The Company has been subject to these suits due to the nature of its business and the Company expects that those types of lawsuits may continue. Although the Company maintains insurance at a level which it believes to be prudent, the Company cannot assure that the coverage limits will be adequate or that insurance will cover all asserted claims. A successful claim against the Company or any of its subsidiaries in excess of insurance coverage could have a material adverse effect upon the Company and the results of its operations. Any claims, regardless of their merit or eventual outcome, also may have a material adverse effect on the Company’s reputation and business.
     The Company has also had claims asserted against it and has had lawsuits filed against it relating to businesses that it has acquired or divested. These claims and suits relate both to operation of the businesses and to the acquisition and divestiture transactions. The Company has asserted its own claims, and claims for indemnification. Although the ultimate outcome on the Company cannot be predicted at this time, an adverse result could have a material adverse effect upon the Company’s business, financial condition, and results of operations.
     ACCRUED SPECIAL CHARGE FOR LEGAL MATTERS
     At December 31, 2001, the Company recorded a pre-tax special charge of $258 million to reflect anticipated expenses associated with the continued defense and resolution of pre-Merger tax claims, Merger-related claims, and commercial insurer claims. The costs associated with the Settlement Agreement and settlement with insurers are charged against this accrual. While the Company believes that its remaining accruals reasonably estimate the Company’s currently anticipated costs related to the continued defense and resolution of the remaining matters, no assurances can be given that the actual costs incurred by the Company will not exceed the amount of these accruals.

September 27, 1999
Enterprise Funding Corporation
c/o Bank of America, N.A.
Bank of America, N.A. Corporate Center
Charlotte, NC 28255
Compass US Acquisition, LLC
c/o Westdeutsche Landesbank
Girozentrale, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Bank of America, N.A., as Administrative Agent and as Agent
Bank of America Corporate Center
Charlotte, North Carolina 28255
Westdeutsche Landesbank
Girozentrale, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Each of the “Bank Investors”
(as defined in the Amended and Restated Transfer and
Administration Agreement described in this letter)
Arent Fox Kintner Plotkin & Kahn
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5339

RE:	Fresenius Medical Care Holdings, Inc., National Medical Care, Inc. and NMC Funding Corporation — Amended and Restated Transfer and Administration Agreement
Ladies and Gentlemen
     I have acted as counsel to Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”), and National Medical Care, Inc., a Delaware corporation (“NMC”), in connection with (a) the Receivables Purchase Agreement dated as of
Fresenius Medical Care North America
Corporate Headquarters: Two Ledgemont Center 95 Hayden Avenue Lexington, MA 02420-9192 (781) 402-9000

September 27, 1999

August 28, 1997 between NMC, as seller, and NMC Funding Corporation (the “Transferor”), as purchaser (the “Receivables Purchase Agreement”), (b) the Amended and Restated Transfer and Administration Agreement (the “TAA”) dated as of the date hereof among the Transferor, NMC as initial Collection Agent, Enterprise Funding Corporation (“Enterprise”), Compass US Acquisition, LLC (“Compass”), the Bank Investors listed in such agreement, Westdeutsche Landesbank, Girozentrale, New York Branch and Bank of America, N.A., as Administrative Agent and as Agent for the benefit of Enterprise, Compass and the Bank Investors and (c) the Parent Agreement dated as of August 28, 1997 among FMCH and Fresenius Medical Care AG, a corporation organized and existing under the laws of the Federal Republic of Germany (“FMC AG”) in favor of the Transferor, Enterprise and the Agent, as amended by Amendment No. 1 to Parent Agreement dated as of the date hereof by FMCH and FMC AG (as amended, the “Parent Agreement”). I have also acted as counsel to (x) each of the corporations listed on Schedule I to this letter (each, a “Transferring Affiliate”, and collectively, the “Transferring Affiliates” and together with FMCH, NMC and the Transferor collectively, the “Parent Group Members”) and (y) for the limited purpose of rendering the opinion set forth in Section 9(g) hereof, FMC AG. The Receivables Purchase Agreement, the TAA, and the Parent Agreement together with each of the other instruments and agreements listed on Schedule II hereto are collectively referred to herein as the “Transaction Documents.” I am an Associate General Counsel, Vice President and Assistant Secretary of FMCH. Capitalized terms not defined herein have the meanings assigned to them in the Transaction Documents, except as otherwise indicated herein.
     I have examined and relied upon such corporate records and certificates of officers of the Parent Group Members, certificates of public officials and the representations and warranties of the Parent Group Members in the relevant Transaction Documents, and have made such examination of law as I deemed relevant to the opinions set forth herein. Based upon the above, and subject to the qualifications set forth below, it is my opinion that:
1. Organization, Existence and Good Standing.
     (a) FMCH is a corporation duly formed, validly existing and in good standing under the laws of the State of New York, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a material adverse effect on its business or operations.
     (b) NMC is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be so qualified would have a material adverse effect on its business or operations.

September 27, 1999

     (c) Each Transferring Affiliate is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified and in good standing in each other state in which the nature of the business it conducts or the assets it owns or leases requires such qualification and in which the failure to be in good standing or so qualified would have a material adverse effect on the business or operations of such Transferring Affiliate.
2. Power and Authority.
     (a) FMCH has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (b) NMC has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
     (c) Each Transferring Affiliate has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party.
3. Due Authorization.
     (a) The execution, delivery and performance of the Parent Agreement by FMCH have been duly authorized by all necessary corporate action of FMCH.
     (b) The execution, delivery and performance of the Transaction Documents by NMC have been duly authorized by all necessary corporate action of NMC.
     (c) The execution, delivery and performance of the Transaction Documents by each Transferring Affiliate have been duly authorized by all necessary corporate action of each Transferring Affiliate.
4. No Violation of Organic Documents.
     (a) FMCH’s execution and delivery of, and its performance of its obligations under, the Parent Agreement will not violate its charter or by-laws.
     (b) NMC’s execution and delivery of, and its performance of its obligations under, the Transaction Documents will not violate its charter or by-laws.
     (c) Each Transferring Affiliate’s execution and delivery of, and its performance of its obligations under, the Transaction Documents will not violate its charter or by-laws.

September 27, 1999

5. Due Execution and Delivery; Validity; Binding Effect and General Enforceability
     (a) FMCH has duly executed and delivered the Parent Agreement.
     (b) NMC has duly executed and delivered each of the Transaction Documents to which it is a party.
     (c) Each Transferring Affiliate has duly executed and delivered each of the Transaction Documents to which it is a party.
     (d) The Parent Agreement constitutes the legal and valid obligation of, and is binding on and enforceable against, FMCH in accordance with its terms.
     (e) In any action or proceeding arising out of or relating to any Transaction Document in any court of The Commonwealth of Massachusetts or in any federal court sitting in The Commonwealth of Massachusetts, such court should recognize and give effect to the provisions thereof wherein the parties agree that such Transaction Document shall be governed by, and construed in accordance with, the laws of the State of New York. However, in the event that any such court shall determine that any of the Transaction Documents are governed by the laws of The Commonwealth of Massachusetts, each of the Transaction Documents constitutes the legal and valid obligation of, and is binding on and enforceable against, each of the Parent Group Members parties thereto.
6. General Qualifications. The opinions set forth in Section 5 are subject to the following qualifications:
     (a) The enforceability of the Transaction Documents may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws or other equitable principles relating to or affecting the rights of creditors or other obligees generally.
     (b) The enforceability of the Transaction Documents may be limited by applicable principles of equity, whether such principles are applied by a court of equity or a court of law, and we express no opinion on whether a court would grant specific performance, injunctive relief or any other equitable remedy.
     (c) The provisions regarding the remedies available to the Agent on default as set forth in the Transaction Documents may be subject to certain procedural requirements that are not expressly staled in the Transaction Documents, but neither the existence of these procedural requirements nor the failure to specify them in the Transaction Documents make the remedies unenforceable.

September 27, 1999

     (d) A court could refuse to permit the Agent to foreclose any security interest in favor of the Agent or enforce the Agent’s remedies under the Transaction Documents by reason of (i) a waiver by the Agent, (ii) unconscionable conduct by the Agent, (iii) the exercise of remedies by the Agent without providing adequate notice to FMCH, NMC or any of the Transferring Affiliates, as applicable of the default and a reasonable opportunity to cure the default, (iv) the court’s determination that FMCH, NMC or any of the Transferring Affiliates, as applicable are entitled to an opportunity to be heard by the court before the Agent is entitled to exercise any remedies, (v) the court’s determination that a remedy is a penalty or is unconscionable, (vi) the court’s determination that the Agent is seeking to exercise remedies with respect to a breach that is immaterial or that does not adversely affect the Agent or the Agent’s security, (vii) defenses arising from the Agent’s failure to act in accordance with the terms and conditions of the Transaction Documents, (viii) defenses arising as a consequence of the passage of time (e.g., laches or statutes of limitation), (ix) defenses arising as a result of the Agent’s failure to act in a commercially reasonable manner or in good faith or (x) public policy considerations.
     (e) I express no opinion with respect to any of the following provisions if they are contained in any of the Transaction Documents: (i) self-help, non-judicial remedies or provisions purporting to grant a right of possession without resort to judicial action to the extent inconsistent with the Uniform Commercial Code or other applicable law; (ii) any provisions that entitle the Agent, as a matter of right, to the appointment of a receiver; (iii) any provisions imposing penalties, forfeitures, increased interest/discount rates and/or late payment charges upon delinquency in payment or the occurrence of a default; (iv) any provisions under which FMCH, NMC or any of the Transferring Affiliates, as applicable, waive any of its legal or equitable rights except to the extent the waived rights are expressly waivable pursuant to a statute or constitution provision; (v) any provisions entitling the Agent to obtain reimbursement for attorneys’ fees and other costs incurred by the Agent; (vi) any provision permitting the Agent to accelerate the Obligations or exercise any remedies in the event of a transfer or encumbrancing of an immaterial portion of any collateral or immaterial changes in the beneficial ownership of FMCH, NMC or any of the Transferring Affiliates, as applicable; (vii) any provision exonerating or indemnifying the Agent (or any agent or employee of the Agent or any party acting on behalf of the Agent) from the consequences of its own acts or omissions; (viii) any severability provision; (ix) provisions relating to setoff rights; (x) any provision granting a power of attorney or similar right; (xi) any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of a particular remedy does not preclude recourse to one or more other remedies; (xii) any provision pursuant to which a party has granted to another party any power to execute documents, settle claims or appear in judicial proceedings on behalf of such party or to take any other action on behalf of such party; (xiii) any provision which purports to affect jurisdiction or venue of any specified court or which purports to establish evidentiary standards, or which waives trial by jury; (xiv) choice of law provision (except as discussed in paragraph 5 above);

September 27, 1999

(xv) any provision by which any party agrees to take action if that party’s ability to take the action in question is subject to conditions another party to the Transaction Documents controls; or (xvi) any provision that purports to grant the Agent relief from any provisions of the Bankruptcy Code.
7. No Violations of Other Contracts.
     (a) FMCH’s execution, delivery and performance of the Parent Agreement and the Reaffirmation Agreement will not breach any Other Contract.
     (b) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (c) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not breach any Other Contract.
     (d) For purposes of this section, the term Other Contract means an indenture, mortgage, deed of trust, loan agreement, or other material agreement or instrument to which, to the best of my knowledge, FMCH, NMC or any Transferring Affiliate is a party.
8. No Violations of Applicable Laws.
     (a) To the best of my knowledge, FMCH’s execution, delivery and performance of the parent Agreement will not violate any Applicable Law.
     (b) To the best of my knowledge, NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.
     (c) To the best of my knowledge, the Transferor’s and each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Applicable Law.
     (d) For purposes of this paragraph, the term Applicable Law means, subject to the following sentences, any provision of federal or Massachusetts law or regulation or Delaware General Corporation Law that is generally applicable to organizations such as FMCH, NMC or any Transferring Affiliate or that relates to transactions of this type. The term Applicable Law excludes federal and state securities and blue-sky laws, tax laws, healthcare laws and related rules and regulations.
9. No Violations of Court Decrees or Orders and other Matters.
     (a) FMCH’s execution, delivery and performance of the Parent Agreement will not violate any Court Decree or Order.

September 27, 1999

     (b) NMC’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (c) Each Transferring Affiliate’s execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Court Decree or Order.
     (d) For purposes of this paragraph, the term Court Decree or Order means a decree, order or other official action of any court or other governmental body that is, to the best of my knowledge, specifically applicable to FMCH, NMC or any Transferring Affiliate as a named party.
     (e) The execution, delivery and performance by each Parent Group Member of the Transaction Documents to which it is named as a party (a) to the best of my knowledge, does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of such Person’s properties (except as may be specifically contemplated in the Transaction Documents) and (b) does not require compliance with any bulk sales act or similar law.
     (f) To the best of my knowledge, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Parent Group Member of any Transaction Document to which it is named as a party.
     (g) To the best of my knowledge, there are no actions, suits, orders, decrees, investigations, or other proceedings pending or threatened at law, in equity, in arbitration or before any governmental agency, commission or official against or affecting any Parent Group Member or FMC AG which challenges or affects the legality, validity or enforceability of any Transaction Document or, except as otherwise disclosed in Exhibit A attached hereto, which would otherwise be reasonably likely to have a Material Adverse Effect
     (h) To the best of my knowledge and belief there are no governmental authorization, approvals, orders, licenses, certificates, franchises or permits of and from any governmental regulatory officials and bodies, that are necessary in order for any Parent Group Member to own its respective properties and to conduct its respective businesses as now being conducted, which have not been obtained, except where the failure to have so obtained any such authorization, approvals, orders, licenses, certificates franchises or permits, individually or in the aggregate, would not have a Material Adverse Effect.
10. Investment Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is or is controlled by an “investment company” within the

September 27, 1999

meaning of the Investment Company Act of 1940, as amended, and therefore none of them is subject to registration as an “investment company.”
11. Public Utility Holding Company Act. Neither FMCH, NMC, the Transferor nor any Transferring Affiliate is a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
The foregoing opinion is subject in its entirety to the following qualifications:
     The opinions expressed in this letter are solely for the use of the Agent, Enterprise, Compass, the Administrative Agents and the Bank Investors, and their permitted assignees and participants, and their legal counsel. These opinions may not be relied on by any other persons, may not be quoted in whole or in part, and may not be filed with any governmental agency, in each case without my express prior written approval; provided that these opinions may be disclosed to, and relied upon by, any rating agency then rating obligations of Enterprise, Compass, the Related CP Issuer, any Credit Support Provider, any Liquidity Provider and Arent, Fox, Kintner, Plotkin & Kahn.
     The opinions expressed in this letter are rendered as of the date hereof and I express no opinion as to circumstances or events that may occur in the future. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.
     This opinion is based and relies upon the current status of the laws of The Commonwealth of Massachusetts and the United States, and the General Corporation Law of the State of Delaware and in all respects this opinion is subject to and may be limited by amendments or other changes in such laws, rules and regulations, and any future laws, rules and regulations, as well as by developing case law.
     I have relied without investigation on certificates and other communications from public officials as to matters of fact.
Very truly yours,

Douglas G. Kott
Vice President, Assistant Secretary and
Associate General Counsel

September _, 1999

SCHEDULE I
(LIST OF TRANSFERRING AFFILIATES)

Exhibit [  ]
EXHIBIT A
LIST OF TRANSFERRING AFFILIATES
Transferring Affiliates

Chief Executive Office for each	Two Ledgemont Center
Transferring Affiliation:	95 Hayden Avenue
Lexington, Massachusetts 02420-9192

Dialysis Services	State of Incorporation

Bio-Medical Applications Management Company, Inc	Delaware

Bio-Medical Applications of Aguadilla, Inc.	Delaware

Bio-Medical Applications of Alabama, Inc.	Delaware

Bio-Medical Applications of Alameda County, Inc.	Delaware

Bio-Medical Applications of Anacostia, Inc.	Delaware

Bio-Medical Applications of Arecibo, Inc.	Delaware

Bio-Medical Applications of Arizona, Inc.	Delaware

Bio-Medical Applications of Arkansas, Inc.	Delaware

Bio-Medical Applications of Bayamon, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Blue Springs, Inc	Delaware

Bio-Medical Applications of Caguas, Inc.	Delaware

Bio-Medical Applications of California, Inc.	Delaware

Bio-Medical Applications of Camarillo, Inc.	Delaware

Bio-Medical Applications of Capitol Hill, Inc.	Delaware

Bio-Medical Applications of Carolina, Inc.	Delaware

Bio-Medical Applications of Carson, Inc.	Delaware

Bio-Medical Applications of Clinton, Inc.	Delaware

Bio-Medical Applications of Colorado, Inc.	Delaware

Bio-Medical Applications of Columbia Heights, Inc.	Delaware

Bio-Medical Applications of Connecticut, Inc.	Delaware

Bio-Medical Applications of Delaware, Inc.	Delaware

Bio-Medical Applications of Dover, Inc.	Delaware

Bio-Medical Applications of East Orange, Inc	Delaware

Bio-Medical Applications of Essex, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Eureka, Inc.	Delaware

Bio-Medical Applications of Fayetteville, Inc.	Delaware

Bio-Medical Applications of Florida, Inc.	Delaware

Bio-Medical Applications of Fremont, Inc.	Delaware

Bio-Medical Applications of Fresno, Inc.	Delaware

Bio-Medical Applications of Georgia, Inc.	Delaware

Bio-Medical Applications of Glendora, Inc.	Delaware

Bio-Medical Applications of Guayama, Inc.	Delaware

Bio-Medical Applications of Hillside, Inc.	Delaware

Bio-Medical Applications of Hoboken, Inc.	Delaware

Bio-Medical Applications Home Dialysis Services, Inc.	Delaware

Bio-Medical Applications of Humacao, Inc.	Delaware

Bio-Medical Applications of Illinois, Inc.	Delaware

Bio-Medical Applications of Indiana, Inc.	Delaware

Bio-Medical Applications of Irvington, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Jersey City, Inc.	Delaware

Bio-Medical Applications of Kansas, Inc.	Delaware

Bio-Medical Applications of Kentucky, Inc.	Delaware

Bio-Medical Applications of Las Americas, Inc.	Delaware

Bio-Medical Applications of Long Beach, Inc.	Delaware

Bio-Medical Applications of Los Angeles, Inc.	Delaware

Bio-Medical Applications of Los Gatos, Inc.	Delaware

Bio-Medical Applications of Louisiana, Inc.	Delaware

Bio-Medical Applications of Maine, Inc.	Delaware

Bio-Medical Applications of Manchester, Inc.	Delaware

Bio-Medical Applications of Maryland, Inc.	Delaware

Bio-Medical Applications of Massachusetts, Inc.	Delaware

Bio-Medical Applications of Mayaguez, Inc.	Delaware

Bio-Medical Applications of Michigan, Inc.	Delaware

Bio-Medical Applications of Minnesota, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Mission Hills, Inc.	Delaware

Bio-Medical Applications of Mississippi, Inc.	Delaware

Bio-Medical Applications of Missouri, Inc.	Delaware

Bio-Medical Applications of MLK, Inc.	Delaware

Bio-Medical Applications of Nevada, Inc.	Delaware

Bio-Medical Applications of New Hampshire, Inc.	Delaware

Bio-Medical Applications of New Jersey, Inc.	Delaware

Bio-Medical Applications of New Mexico, Inc.	Delaware

Bio-Medical Applications of New York, Inc.	Delaware

Bio-Medical Applications of North Carolina, Inc.	Delaware

Bio-Medical Applications of Northeast, D.C., Inc.	Delaware

Bio-Medical Applications of Oakland, Inc.	Delaware

Bio-Medical Applications of Ohio, Inc.	Delaware

Bio-Medical Applications of Oklahoma, Inc.	Delaware

Bio-Medical Applications of Pennsylvania, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Pine Brook, Inc.	Delaware

Bio-Medical Applications of Ponce, Inc.	Delaware

Bio-Medical Applications of Port Orange, Inc.	Delaware

Bio-Medical Applications of Puerto Rico, Inc.	Delaware

Bio-Medical Applications of Rhode Island, Inc.	Delaware

Bio-Medical Applications of Rio Piedras, Inc.	Delaware

Bio-Medical Applications of San Antonio, Inc.	Delaware

Bio-Medical Applications of San German, Inc.	Delaware

Bio-Medical Applications of San Juan, Inc.	Delaware

Bio-Medical Applications of South Carolina, Inc.	Delaware

Bio-Medical Applications of South Queens, Inc.	Delaware

Bio-Medical Applications of Southeast Washington, Inc.	Delaware

.Bio-Medical Applications of Tennessee, Inc.	Delaware

Bio-Medical Applications of Texas, Inc.	Delaware

Bio-Medical Applications of The District of Columbia, Inc.	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Bio-Medical Applications of Torrance, Inc.	Delaware

Bio-Medical Applications of Trenton, Inc.	Delaware

Bio-Medical Applications of Ukiah, Inc.	Delaware

Bio-Medical Applications of Union City, Inc.	Delaware

Bio-Medical Applications of Virginia, Inc.	Delaware

Bio-Medical Applications of West Virginia, Inc.	Delaware

Bio-Medical Applications of Wisconsin, Inc.	Delaware

Bio-Medical Applications of Whittier, Inc.	Delaware

Bio-Medical Applications of Woonsocket, Inc.	Delaware

Conejo Valley Dialysis, Inc.	Delaware

Dialysis Services, Inc.	Delaware

Dialysis America, LLC.	Alabama Georgia

FMC Dialysis Services — Oregon, LLC	Oregon

Gulf Region Mobile Dialysis, Inc.	Delaware

Fresenius Management Services, Inc.	Delaware

Haemo-Stat, Inc.	California

Home Intensive Care, Inc.	Delaware

National Medical Care, Inc	Delaware

Exhibit [   ]

Dialysis Services	State of Incorporation

Neomedica, Inc	Delaware

Qualicenters, Inc.	Colorado

San Diego Dialysis Services, Inc.	Delaware

Santa Barbara Community Dialysis Center, Inc	Delaware

Willamette Valley Kidney Center, LLC	Oregon

Exhibit Q

Dialysis Products

Fresenius USA, Inc	Massachusetts

Fresenius USA Home Dialysis, Inc	Delaware

Fresenius USA Marketing, Inc	Delaware

Fresenius USA of Puerto Rico, Inc.	Delaware

Fresenius USA Sales, Inc	Massachusetts

Life Assist Medical Products Corp	Puerto Rico

NMC Medical Products, Inc	Delaware

Prime Medical, Inc.	Delaware

Renal Scientific Services, Inc.	Delaware

September       , 1999

SCHEDULE II
(LIST OF TRANSACTION DOCUMENTS)

AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of September 27, 1999
NMC FUNDING CORPORATION,
as Transferor
LIST OF CLOSING DOCUMENTS
A. Transfer and Sale Documentation
          1. Amended and Restated Transfer and Administration Agreement (the “Amended and Restated TAA”) dated as of September 27, 1999 among Enterprise Funding Corporation (“Enterprise”), Compass US Acquisition LLC (“Compass”), NMC Funding Corporation (the “Transferor”), National Medical Care, Inc., as collection agent (the “Collection Agent”), the Bank Investors, Westdeutsche Landesbank Girozentrale, New York Branch (“WestLB”), as Administrative Agent, and Bank of America, N.A. (“Bank of America”), as Administrative Agent and as Agent (#127126).
          2. Fee Letter among the Transferor, Bank of America and Enterprise (#128368).
          3. Fee Letter among the Transferor, WestLB and Compass (#129611).
          4. Amendment to the Parent Agreement (#129357).
          5. Assignment Agreement between Compass and Enterprise (#129431).
B. Opinions
          6. Opinion of Douglas G. Kott.
          7. Opinion of Arent Fox Kintner Plotkin & Kahn, Special Counsel to the Transferor.
          8. Opinion of Nutter McClennen & Fish, LLP, special Massachusetts counsel.
          9. Opinion of Rainer Runte, General Counsel of FMC.

C. Corporate Documents
          10. Good Standing Certificates for the Transferor from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.
          11. Good Standing Certificates for the Collection Agent from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.
          12. A Certificate of the Secretary of the Transferor substantially in the form of Exhibit L of the TAA.
          13. A Certificate of the Secretary of the Collection Agent substantially in the form of Exhibit L of the TAA.
          14. UCC-3 Amendments to the financing statements filed against the Transferor, filed in the offices of the Town Clerk of Massachusetts and the Secretary of the Commonwealth of Massachusetts (#130060).

2

September      , 1999

EXHIBIT A
(LEGAL PROCEEDINGS)

EXHIBIT A

LIST OF ACTIONS AND SUITS
Exhibit A

[Excerpted from Fresenius Medical Care Holdings. Inc.’s Report filed on Form 10-Q filed with the Securities Exchange Commission for the quarter ended June 30, 1999 (the “10-Q”). Defined terms not capitalized herein have the meaning given to them in the 10-Q]
NOTE 5. COMMITMENTS AND CONTINGENCIES
     Contingent Non-NMC Liabilities of Grace New York (Now Known as Fresenius Medical Care Holdings, Inc.)
     In connection with the Merger, Grace Chemicals has agreed to indemnify the Company and NMC against all liabilities of the Company and its successors, whether relating to events occurring before or after the Merger, other than liabilities arising from or relating to NMC operations. After the Merger the Company will remain contingently liable for certain liabilities with respect to pre-Merger matters that are not related to NMC operations. The Company believes that in view of the nature of the non-NMC liabilities and the expected impact of the Merger on Grace Chemicals’ financial position, the risk of significant loss from non-NMC liabilities is remote.
     Were events to violate the tax-free nature of the Merger, the resulting tax liability would be the obligation of the Company. Subject to representations by Grace Chemicals, the Company, and Fresenius AG, Grace Chemicals has agreed to indemnify the Company for such a tax liability. If the Company was not able to collect on the indemnity, the tax liability would have a material adverse effect on the Company’s business, the financial condition of the Company and the results of operations.
Legal Proceedings
     Government Investigations
     OIG Investigative Subpoenas
     In October 1995, NMC received five investigative subpoenas from the Office of the Inspector General (“OIG”) of the Department of Health and Human Services. The subpoenas were issued in connection with an investigation being conducted by the OIG, the U.S. Attorney for the District of Massachusetts and others concerning possible violations of federal laws, including the anti-kickback statutes and the False Claims Act (the “OIG Investigation”). The subpoenas call for extensive document production relating to various aspects of NMC’s business.
     In connection with the OIG Investigation, the Company continues to receive additional subpoenas directed to NMC or the Company to obtain supplemental information and documents regarding the above-noted issues, or to clarify the scope of the original subpoenas.
     The Company is cooperating with the OIG Investigation in providing supplemental information and documents. The Company believes that the government continues to review and evaluate the voluminous information the Company has provided. As
Exhibit A

indicated above, the government continues, from time to time, to seek supplementing and/or clarifying information from the Company. The Company understands that the government has utilized a grand jury to investigate these matters. The Company expects that this process will continue while the government completes its evaluation of the issues.
     The OIG Investigation covers the following areas: (a) NMC’s dialysis services business (“Dialysis Services”), principally relating to its Medical Director contracts and compensation; (b) NMC’s treatment of credit balances resulting from overpayments received under the Medicare, Medicaid, CHAMPUS and other government and commercial payors, its billing for home dialysis services, and its payment of supplemental medical insurance premiums on behalf of indigent patients; (c) NMC’s LifeChem laboratory subsidiary’s (“LifeChem”) business, including testing procedures, marketing, customer relationships, competition, overpayments totaling approximately $4.9 million that were received by LifeChem from the Medicare program with respect to laboratory services rendered between 1989 and 1993, a 1997 review of dialysis facilities’ standing orders, and the provision of discounts on products from NMC’s products division, grants, equipment and entertainment to customers; and (d) NMC’s homecare division (“Homecare”) and, in particular, information concerning intradialytic parenteral nutrition (“IDPN”) utilization, documentation of claims and billing practices including various services, equipment and supplies and payments made to third parties as compensation for administering IDPN therapy.
     The government has indicated that the areas identified above are not exclusive, and that it may pursue additional areas. As noted, the penalties applicable under the anti-kickback statutes, the U.S. Federal False Claims Act (the “False Claims Act”) and other federal and state statutes and regulations applicable to NMC’s business can be substantial. While NMC asserts that it is able to offer legal and/or factual defenses with respect to many of the areas the government has identified, it is expected that the government will assert that NMC has violated multiple statutory and regulatory provisions. Additionally, qui tam actions alleging that NMC submitted false claims to the government have been filed under seal by former or current NMC employees or other individuals who may have familiarity with one or more of the issues under investigation. As noted, under the False Claims Act, any such private plaintiff could pursue an action against NMC in the name of the U.S. at his or her own expense if the government declines to do so.
     Since October 1995 when the initial subpoenas were served NMC and the government have met periodically to discuss issues in connection with the OIG Investigation, including theories of liability. NMC and the government have been exploring the possibility of settling the matters which are encompassed by the OIG Investigation and, as referenced below, have settled the diagnostics investigation matter. There can be no assurance that any of the other matters subject to the OIG Investigation will be settled. If however, one or more of the matters encompassed by the OIG Investigation is settled, it may result in NMC acknowledging that its past practices violated federal statutes, as well as NMC incurring substantial civil and criminal financial penalties which could have a material adverse effect on the Company. If one or more of these matters is not settled, the government may be expected to seek
Exhibit A

substantial civil and criminal financial penalties and other sanctions including the suspension of payments by, and the exclusion of NMC and its subsidiaries from, the Medicare program, Medicaid program and other federal health care programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contingencies.”
     Diagnostics Subpoena
     In October 1996, Biotrax International, Inc. (“Biotrax”) and NMC Diagnostics, Inc., (“DSI”) both of which are subsidiaries of NMC, received a civil investigative subpoena from the OIG concerning the possible submission of false or improper claims to, and their payment by, the Medicare program. In May, 1999 the Company and the government entered into a settlement agreement pursuant to which, among other things, the government has agreed to release the Company with respect to this matter in exchange for a payment of approximately $16.8 million from the Company.
     Medical Director Compensation
     The government is investigating whether Dialysis Services compensation arrangements with its Medical Directors constitute payments to induce referrals, which would be illegal under the anti-kickback statutes, rather than payment for services rendered. Dialysis Services compensated the substantial majority of its Medical Directors on the basis of a percentage of the earnings of the dialysis center for which the Medical Director was responsible from the inception of NMC’s predecessor in 1972 until January 1, 1995, the effective date of Stark II. Under the arrangements in effect prior to January 1, 1995, the compensation paid to Medical Directors was adjusted to include “add backs.” which represented a portion of the profit earned by NMC’s Medical Products Group (“MPG”) on products purchased by the Medical Director’s facility from MPG and (until January 1, 1992) a portion of the profit earned by LifeChem on laboratory services provided to patients at the Medical Director’s facility. These adjustments were designed to allocate a profit factor to each dialysis center relating to the profits that could have been realized by the center if it had provided the items and services directly rather than through a subsidiary of NMC. The percentage of profits paid to any specific Medical Director was reached through negotiation, and was typically a provision of a multi-year consulting agreement.
     To comply with provisions of OBRA 93 (as hereinafter defined) known as “Stark II” if Designated Health Services (as defined in Stark II) are involved, Medical Director compensation must not exceed fair market value and may not take into account the volume or value of referrals or other business generated between the parties. Since January 1, 1995, Dialysis Services has compensated its Medical Directors on a fixed compensation arrangement intended to comply with the requirements of Stark II. In renegotiating its Medical Director compensation arrangements in connection with Stark II, Dialysis Services took and continues to take account of the compensation levels paid to its Medical Directors in prior years.
Exhibit A

     Certain government representatives have expressed the view in meetings with counsel for NMC that arrangements where the Medical Director was or is paid amounts in excess of the “fair market value” of the services rendered may evidence illegal payments to induce referrals, and that hourly compensation is a relevant measure for evaluating the “fair market value” of the services. Dialysis Services does not compensate its Medical Directors on an hourly basis and has asserted to the government that hourly compensation is not a determinative measure of fair market value. Although the Company believes that the compensation paid to its Medical Directors is generally reflective of fair market value, there can be no assurances that the government will agree with this position or that the Company ultimately will be able to defend its position successfully. Because of the wide variation in local market factors and in the profit percentage contractually negotiated between Dialysis Services and its Medical Directors prior to January 1, 1995, there is a wide variation in the amounts that have been paid to Medical Directors.
     As a result, the compensation that Dialysis Services has paid and is continuing to pay to a material number of its Medical Directors could be viewed by the government as being in excess of “fair market value,” both in absolute terms and in terms of hourly compensation. NMC has asserted to the government that its compensation arrangements do not constitute Illegal payments to induce referrals. NMC has also asserted to the government that OIG auditors repeatedly reviewed NMC’s compensation arrangements with its Medical Directors in connection with their audits of the costs claimed by Dialysis Services that the OIG stated in its audit reports that, with the exception of certain technical issues, NMC had complied with applicable Medicare laws and regulations pertaining to the ESRD program; and that NMC reasonably relied on these audit reports in concluding that its program for or compensating Medical Directors was lawful. There has been no indication that the government will accept NMC’s assertions concerning the legality of NMC’s arrangements generally or NMC’s assertion that NMC reasonably relied on OIG audits, or that the government will not focus on specific arrangements that Dialysis Services has made with one or more Medical Directors and assert that those specific arrangements were or are unlawful.
     The government is also investigating whether Dialysis Services profit sharing arrangements with its Medical Directors influenced them to order unnecessary ancillary services and items. NMC has asserted to the government that the rate of utilization of ancillary services and items by its Medical Directors is reasonable and that it did not provide illegal inducements to Medical Directors to order ancillary services and items.
     Credit Balances
     In the ordinary course of business, medical service providers like Dialysis Services receive overpayments from Medicare intermediaries and other payors for services that they provide to patients. Medicare intermediaries commonly direct such providers to notify them of the overpayment and not remit such amounts to the intermediary by check or otherwise unless specifically requested to do so. In 1992, the Health Care Financing Administration (“HCFA”) adopted a regulation requiring certain Medicare providers, including dialysis centers, to file a quarterly form listing unrecouped overpayments with the Medicare intermediary responsible for reimbursing the provider.
Exhibit A

The first such filing was required to be made as of June 30, 1992 for the period beginning with the initial date that the provider participated in the Medicare program and ending on June 30, 1992.
     The government is investigating whether Dialysis Services intentionally understated the Medicare credit balance reflected on its books, and records for the period ending June 30, 1992 by reversing entries out of its credit balance account and taking overpayments into income in anticipation of the institution of the new filing requirement. Dialysis Services policy was to notify Medicare intermediaries in writing of overpayments upon receipt and to maintain unrecouped Medicare overpayments as credit balances on the books and records of Dialysis Services for four years; overpayments not recouped by Medicare within four years would be reversed from the credit balance account and would be available to be taken into income. NMC asserts that Medicare overpayments that have not been recouped by Medicare within four years are not subject to recovery under applicable regulations and that its initial filing with the intermediaries disclosed the credit balance on the books and records of Dialysis Services as shown in accordance with its policy, but there can be no assurance that the government will accept NMC’s views. The government has inquired whether other divisions including Homecare, LifeChem and DSI have appropriately treated Medicare credit balances as well as credit balances of other payors.
     The government is also investigating whether Dialysis Services failed to disclose Medicare overpayments that resulted from Dialysis Services obligation to rebill commercial payors for amounts originally billed to Medicare under HCFA’s Initial implementation of the Omnibus Budget Reconciliation Act of 1993 (“OBRA 93”) amendments to the secondary payor provisions of the Medicare Act. Dialysis Services experienced delays in reporting a material amount of overpayments after the Implementation of the OBRA 93 amendments. NMC asserts that most of these delays were the result of the substantial administrative burdens placed on Dialysis Services as a consequence of the changing and inconsistent instructions issued by HCFA with respect to the OBRA 93 amendments and were not intentional. Substantially all overpayments resulting from the rebilling effort associated with the OBRA 93 amendments have now been reported. Procedures are in place that are designed to ensure that subsequent overpayments resulting from the OBRA 93 amendments will be reported on a timely basis.
Exhibit A

     LifeChem made these disclosures to the government as part of an application to be admitted to a voluntary disclosure program begun by the government in mid-1995. At the time of the disclosures, LifeChem tendered repayment to the government of the $4.9 million in overpayments. After the OIG Investigation was announced, the government indicated that LifeChem had not been accepted into its voluntary disclosure program. The government has deposited the $4.9 million check with NMC’s approval. The matters disclosed in LifeChem’s September 22, 1995 voluntary disclosure are a subject of the OIG Investigation.
     On June 7, 1996, LifeChem voluntarily disclosed an additional billing problem to the government that had resulted in LifeChem’s receipt of between $40,000 and $160,000 in overpayments for laboratory services rendered in 1991. LifeChem advised the government that this overpayment resulted from the submission for payment of a computer billing tape that had not been subjected to a “billing rules” program designed to eliminate requests for payments for laboratory tests that are included in the Composite Rate and that were not eligible for separate reimbursement. LifeChem also advised the government that there may have been additional instances during the period from 1990 to 1992 when other overpayments were received as a result of the submission of computer billing tapes containing similar errors and that it was in the process of determining whether such additional overpayments were received. On June 21, 1996, LifeChem advised the government that the 1991 billing problem disclosed on June 7, 1996 resulted in an overpayment of approximately $112,000. LifeChem also advised the government that certain records suggested instances in July 1990 and August 31 through September 11, 1990, when billing tapes may have been processed without rules processing. LifeChem continued its effort to determine whether any other overpayments occurred relating to the “billing rules” problem and, in March 1997, advised the government that an additional overpayment of approximately $260,000 was made by Medicare.
     On April 6, 1999, LifeChem voluntarily disclosed an additional billing problem to the government that resulted in LifeChem’s receipt of overpayments for laboratory services rendered between 1994 and 1999. In 1994, as a result of the advice of a billing consultant, LifeChem began to bill for platelet testing performed in connection with complete blood counts. This advice was confirmed by the consultant in 1997 as part of a review performed by the consultant under the auspices of LifeChem’s then outside counsel. In 1999, however, an internal inquiry resulted in a reexamination of this advice and LifeChem determined that the prior advice was incorrect. As a result LifeChem voluntarily disclosed and repaid the overpayment to the government in the amount of $8.6 million. LifeChem also has notified the government of the disclosure. There can be no assurances that the government will agree that LifeChem’s disclosure should not result in a sanction beyond repayment of the overpayment amount.
     Capitation for routine tests and panel design. In October 1994, the OIG issued a special fraud alert in which it stated its view that the industry practice of offering to perform or performing the routine tests covered by the composite rate payment method (the “Composite Rate”) at a price below fair market value, coupled with an agreement by a dialysis center to refer all or most of its non-Composite Rate tests to the laboratory,
Exhibit A

     Supplemental Medical Insurance
     Dialysis Services provided grants or loans for the payment of premiums for supplemental medical insurance (under which Medicare Part B coverage is provided) on behalf of a small percentage of its patients who are financially needy. The practice of providing loans or grants for the payment of supplemental medical insurance premiums by NMC was one of the subjects of review by the government as part of the OIG Investigation.
     The Government, however, advised the Company orally that it is no longer pursuing this issue. Furthermore, as a result of the passage of HIPAA, the Company terminated making such payments on behalf of its patients. Instead, the Company, together with other representatives of the industry, obtained an advisory opinion from the OIG, whereby, consistent with specified conditions, the Company and other similarly situated providers may make contributions to a non-profit organization that has volunteered to make these payments on behalf of indigent ESRD patients, Including patients of the Company. In addition, the government has indicated that it is investigating the method by which NMC made Medigap payments on behalf of its indigent patients.
     Overpayments for Home Dialysis Services
     NMC acquired Home Intensive Care, Inc. (“HIC”), an in-center and home dialysis service provider, in 1993. At the time of the acquisition, HIC was the subject of a claim by HCFA that HIC had received payments for home dialysis services in excess of the Medicare reasonable charge for services rendered prior to February 1, 1990. NMC settled the HCFA claim against HIC in 1994. The government is investigating whether the settlement concerning the alleged overpayments made to HIC resolved all issues relating to such alleged overpayments. The government is also investigating Whether an NMC subsidiary, Home Dialysis Services, Inc. (“HDS”), received payments similar to the payments that HIC received, and whether HDS improperly billed for home dialysis services in excess of the monthly cost cap for services rendered on or after February 1, 1990. The government is investigating whether NMC was overpaid for services rendered. NMC asserts that the billings by HDS were proper, but there can be no assurance that the government will accept NMC’s view.
     LifeChem
     Overpayments. On September 22, 1995, LifeChem voluntarily disclosed certain billing problems to the government that had resulted In LifeChem’s receipt of approximately $4.9 million in overpayments from the Medicare program for laboratory services rendered between 1989 and 1993. LifeChem asserts that most of these overpayments relate to errors caused by a change in LifeChem’s computer systems and that the remainder of the overpayments were the result of the incorrect practice of billing for a complete blood count with differential when only a complete blood count was ordered and performed, and of the incorrect practice of billing for a complete blood count when only a hemoglobin or hematocrit test was ordered. LifeChem asserts that the overpayments it received were not caused by fraudulent activity, but there can be no assurance that the government will accept LifeChem’s view.
Exhibit A

violates the anti-kickback statutes. In response to this alert, LifeChem changed its practices with respect to testing covered by the Composite Rate to increase the amount charged to both Dialysis Services and third-party dialysis centers and reduce the number of tests provided for the fixed rate. The government is investigating LifeChem’s practices with respect to these tests.
     Benefits provided to dialysis centers and persons associated with dialysis centers. The government is investigating whether Dialysis Services or any third-party dialysis center or any person associated with any such center was provided with benefits in order to induce them to use LifeChem services. Such benefits could include, for example, discounts on products or supplies, the provision of computer equipment, the provision of money for the purchase of computer equipment, the provision of research grants and the provision of entertainment to customers. NMC has identified certain instances in which benefits were provided to customers who purchased medical products from NMC Medical Products, Inc., NMC’s products company, and used LifeChem’s laboratory services. The government may assert that the provision of such benefits violates, among other things, the anti-kickback statutes. In December 1998, the former Vice President of Sales responsible for NMC’s laboratory and products divisions plead guilty to the payment of illegal kickbacks to obtain laboratory business for LifeChem. In February 1999, the former President of NMC Medical Products, Inc. was indicted by the government for the payment of these same and/or similar kickbacks.
     Business and testing practices. As noted above, the government has identified a number of specific categories of documents that it is requiring NMC to produce in connection with LifeChem business and testing practices. In addition to documents relating to the areas discussed above, the government has also required LifeChem to produce documents relating to the equipment and systems used by LifeChem in performing and billing for clinical laboratory blood tests, the design of the test panels offered and equisition forms used by LifeChem, the utilization rate for certain tests performed by LifeChem, recommendations concerning diagnostic codes to be used in ordering tests for patients with given illnesses or conditions, internal and external audits and Investigations relating to LifeChem’s billing and testing. Subsequently, the government served an investigative subpoena for documents concerning the Company’s 1997 review of dialysis facilities’ standing orders, and responsive documents were provided. The government has served investigative subpoenas requiring NMC to update its production on the above issues and to produce contract files for twenty-three identified dialysis clinic customers. The government is investigating each of these areas, and asserts that LifeChem and/or NMC have violated the False Claims Act and/or the Anti-Kickback Statute through the test ordering, paneling, requisitioning, utilization, coding, billing and auditing practices described above. In June 1999, a former Vice President of Marketing of NMC Medical Products, Inc. plead guilty to a charge of conspiracy to defraud Medicare in connection with the marketing of certain hepatitis tests.
     Intradialytic Parenteral Nutrition
     Administration kits. One of the activities of SRM is to provide IDPN therapy to dialysis patients at both NMC-owned facilities and at facilities owned by other providers.
Exhibit A

IDPN therapy was provided by Homecare prior to its divestiture. IDPN therapy is typically provided to the patient 12-13 times per month during dialysis treatment. Bills are submitted to Medicare on a monthly basis and include separate claims for reimbursement for supplies, including, among other things, nutritional solutions, administration kits and infusion pumps. In February 1991, the Medicare carrier responsible for processing Homecare’s IDPN claims issued a Medicare advisory to all parenteral and enteral nutrition suppliers announcing a coding change for reimbursement of administration kits provided in connection with IDPN therapy for claims filed for items provided on or after April 1, 1991. The Medicare allowance for administration kits during this period was approximately $625 per month per patient. The advisory stated that IDPN providers were to indicate the “total number of actual days” when administration kits were “used,” instead of indicating that a one-month supply of administration kits had been provided. In response, Homecare billed for administration kits on the basis of the number of days that the patient was on an IDPN treatment program during the billing period, which typically represented the entire month, as opposed to the number of days the treatment was actually administered. During the period from April 1991 to June 1992, Homecare had an average of approximately 1,200 IDPN patients on service.
     In May 1992, the carrier issued another Medicare advisory to all PEN suppliers in which it stated that it had come to the carrier’s attention that some IDPN suppliers had not been prorating their billing for administration kits used by IDPN patients and that providers should not bill for administration kits on the basis of the number of days that the patient was on an IDPN treatment program during the billing period. The advisory stated further that the carrier would be conducting “a special study to determine whether or not overpayments have occurred as a result of incorrect billing” and that “if overpayments have resulted, providers that have incorrectly billed” would “be contacted so that refunds can be recovered.” Homecare revised its billing practices in response to this advisory for claims filed for items provided or after July 1, 1992. Home care was not asked to refund any amounts relating to its billings for administration kits following the issuance of the second advisory.
     The government asserts that NMC submitted false claims for administration kits during the period from 1988 to June 30, 1996, and that Homecare’s billing for administration kits during this period violated, among other things, the False Claims Act.
     Infusion Pumps and IV Poles. During the time period covered by the subpoenas, Medicare regulations permitted IDPN providers to bill Medicare for the infusion pumps and, until 1992, for IV poles provided to IDPN patients in connection with the administration of IDPN treatments. These regulations do not expressly specify that a particular pump and IV pole be dedicated to a specific patient, and NMC asserts that these regulations permitted Homecare to bill Medicare for an infusion pump and IV pole so long as the patient was infused using a pump and IV pole. Despite the absence of an express regulatory specification, Homecare developed a policy to deliver to a dialysis center a dedicated infusion pump and IV pole for each patient, although the Company cannot represent that Homecare followed this policy in every instance. The government is investigating the propriety of Homecare’s billings for infusion pumps and IV poles and asserts that Homecare’s billings violate the False Claims Act.
Exhibit A

     As noted above, under the new policies published by HCFA with respect to IDPN therapy, the Company has not been able to bill for infusion pumps after July 1, 1996. The government discontinued reimbursement for IV poles in 1992.
     “Hang fees” and other payments. IDPN therapy is typically provided to the patient during dialysis by personnel employed by the dialysis center treating the patient with supplies provided and billed to Medicare by Homecare in accordance with the Medicare parenteral nutrition supplier rules. In order to compensate dialysis centers for the costs incurred in administering IDPN therapy and monitoring the patient during therapy, Homecare followed the practice common in the industry of paying a “hang fee” to the center. Dialysis centers are responsible for reporting such fees to HCFA on their cost reports. For Dialysis Services dialysis centers, the fee was $30 per administration, based upon internal Dialysis Services cost calculations. For third-party dialysis centers, the fee was negotiated with each center, typically pursuant to a written contract, and ranged from $15 to $65 per administration. The Company has identified instances in which other payments and amounts beyond that reflected in a contract were paid to these third-party centers. The Company has stopped paying “hang fees” to both Dialysis Services and third-party facilities.
     In July 1993, the OIG issued a management advisory alert to HCFA in which it stated that “hang fees” and other payments made by suppliers of IDPN to dialysis centers “appear to be illegal as well as unreasonably high.” The government is investigating the nature and extent of the “hang fees” and other payments made by Homecare as well as payments by Homecare to physicians whose patients have received IDPN therapy. The government asserts that the payments by Homecare to dialysis centers violate, among other things, the anti-kickback statutes.
     Utilization of IDPN. Since 1984, when HCFA determined that Medicare should cover IDPN and other parenteral nutrition therapies, the Company has been an industry leader in identifying situations in which IDPN therapy is beneficial to end-stage renal disease (“ESRD”) patients. It is the policy of the Company to seek Medicare reimbursement for IDPN therapy only when it is prescribed by a patient’s treating physician and when it believes that the circumstances satisfy the requirements published by HCFA and its carrier agents. Prior to 1994, HCFA and its carriers approved for payment more than 90% of the IDPN claims submitted by Homecare. After 1993, the rate of approval for Medicare reimbursement for IDPN claims submitted by Homecare for new patients and by the infusion industry in general, fell to approximately 9%. The Company contends that the reduction in rates of approval occurred because HCFA and its carriers implemented an unauthorized change in coverage policy without giving notice to providers. While NMC continued to offer IDPN to patients pursuant to the prescription of the patients’ treating physicians and to submit claims for Medicare reimbursement when it believed the requirements stated in HCFA’s published regulations were satisfied, other providers responded to the drop in the approval rate for new Medicare IDPN patients by abandoning the Medicare IDPN business, cutting back on the number of Medicare patients to whom they provide IDPN, or declining to add new Medicare patients. Beginning in 1994 the number of patients to whom NMC provided IDPN increased as a result.

Exhibit A

     The government is investigating the utilization rate of IDPN therapy among NMC patients, whether NMC submitted IDPN claims to Medicare for patients who were not eligible for coverage, and whether documentation of eligibility was adequate. NMC asserts that the utilization rate of IDPN therapy among its dialysis patients, which, in 1995, averaged less than 3.5%, is the result of the factors discussed above and that it is the policy of Homecare to seek Medicare reimbursement for IDPN therapy prescribed by the patients’ treating physician in accordance with the requirements published by HCFA and its carrier agents. There can be no assurance that the government will accept NMC’s view. The government asserts that Homecare submitted IDPN claims for individuals who were not eligible for coverage and/or with inadequate documentation of eligibility.
     The Company believes that it has presented to the government substantial defenses which support NMC’s interpretation of coverage rules of IDPN as HCFA and its carriers published and explained them, and which demonstrated that HCFA and its carriers improperly implemented unpublished, more restrictive criteria after 1993. Nevertheless, the government is expected to assert in the OIG Investigation that, on a widespread basis, NMC submitted and received payments on claims for IDPN to Medicare for patients who were not eligible for coverage, and for whom the documentation of eligibility was inadequate.
     In addition, the government asserts that, in a substantial number of cases, documentation of eligibility was false or inaccurate. With respect to some claims, the Company has determined that false or inaccurate documentation was submitted, deliberately or otherwise. The government continues to investigate the IDPN claims.
     Qui Tam Actions
     The Company and NMC is aware that certain qui tam actions have been filed in various jurisdictions. Each of these actions is under seal and in each action, pursuant to court order the seal has been modified to permit the Company, NMC and other affiliated defendants to disclose the complaint to any relevant investors, financial institutions and/or underwriters, their successors and assigns and their respective counsel and to disclose the allegations in the complaints in their respective U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and New York Stock Exchange (“NYSE”) periodically required filings.
     A qui tam action was filed in the United States District Court for the Southern District of Florida in June 1994, amended on July 8, 1996 and disclosed to the Company on July 10, 1996. It alleges, among other things, that Grace Chemicals and NMC violated the False Claims Act in connection with certain billing practices regarding IDPN and the administration of EPO and that as a result of this allegedly wrongful conduct, the United States suffered actual damages in excess of $200 million. The Amended Complaint also seeks the imposition of a constructive trust on the proceeds of the NMC dividend to Grace Chemicals for the benefit of the United States on the ground that the Merger constitutes a fraudulent conveyance that will render NMC unable to satisfy the claims asserted in the Amended Complaint.

Exhibit A

     A qui tam action was filed in the United States District Court for the Southern District of Florida in December 1994 and disclosed to the Company on April 16, 1999. It alleges, among other things, that NMC violated the False Claims Act in connection with certain billing practices regarding IDPN and the cost relating thereto. The second qui tam was filed by the same relator which filed the first qui tam and covers the same services covered by the first qui tam complaint.
     A qui tam action was filed in the United States District Court for the Middle District of Florida in 1995 and disclosed to the Company on or before November 7, 1996. It alleges, among other things, that NMC and certain NMC subsidiaries violated the False Claims Act in connection with the alleged retention of over-payments made under the Medicare program, the alleged submission of claims in violation of applicable cost caps and the payment of supplemental Medicare insurance premiums as an alleged inducement to patients to obtain dialysis products and services from NMC. The complaint alleges that as a result of this allegedly wrongful conduct, the United States suffered damages in excess of $10 million including applicable fines.
     A qui tam action was filed in the United States District Court for the Eastern District of Pennsylvania in May 1995 and was disclosed to the Company in August 1997. It alleges, among other things, that Biotrax violated the False Claims Act in connection with its submission of claims to the Medicare program for diagnostic tests and induced overutilization of such tests in the medical community through improper marketing practices also in violation of the False Claims Act. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Note 5 -Commitments and Contingencies — Diagnostics Subpoena.
     A qui tam action was filed in the United States District Court for the Eastern District of Pennsylvania in August 1996 and was disclosed to the Company in August 1997. It alleges, among other things, that Biotrax and NMC Diagnostic Services induced overutilization of diagnostic tests by several named and unnamed physician defendants in the local medical community, through improper marketing practices and fee arrangements, in violation of the False Claims Act. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Note 5 — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the Eastern District of Pennsylvania in November 1996 and was disclosed to the Company in August 1997. It alleges, among other things, that NMC, DSI and Biotrax violated the False Claims Act in connection with the submission of claims to the Medicare program by improperly upcoding and otherwise billing for various diagnostic tests. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Note 5 — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the District of Delaware in January 1997 and was disclosed to the Company in September 1997. It alleges, among other things, that NMC and Biotrax violated the False Claims Act in connection with the submission of claims to the Medicare program for diagnostic tests,

Exhibit A

and induced overutilization of such tests through improper marketing practices which provided impermissible incentives to health care providers to order these tests. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Note 5 — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the District of New Jersey in February 1997 and was disclosed to the Company in September 1997. It alleges, among other things, that DSI and NMC violated the False Claims Act in connection with the submission of claims to the Medicare program for reimbursement for diagnostic tests, by causing unnamed physicians to overutilize these tests though a variety of fee arrangements and other impermissible inducements. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Note 5 — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam was filed in the United States District Court for the District of Massachusetts in 1994 and was disclosed to the Company in February 1999. It alleges among other things that NMC violated the False Claims Act and the Anti-Kickback Statute in connection with certain billing and documentation practices regarding IDPN therapy, home oxygen therapy and certain medical billings in NMC’s Chicago office.
     Each of the qui tam complaints asserts that as a result of the allegedly wrongful conduct, the United States suffered damages and that the defendants are liable to the United States for three times the amount of the alleged damages plus civil penalties of up to $10,000 per false claim. An adverse result in any of the qui tam actions could have a material adverse effect on the Company’s business, financial condition or results of operations.
OIG Agreements
     As a result of discussions with representatives of the United States in connection with the OIG Investigation, certain agreements (the “OIG Agreements”) have been entered into to guarantee the payment of any obligations of NMC to the United States (an “Obligation”) relating to or arising out of the OIG Investigation and the qui tam action filed in the Southern District of Florida (the “Government Claims”). For the purposes of the OIG Agreements, an Obligation is (a) a liability or obligation of NMC to the United States in respect of a Government Claim pursuant to a court order (i) which is final and nonappealable or (ii) the enforcement of which has not been stayed pending appeal or (b) a liability or obligation agreed to be an Obligation in a settlement agreement executed by Fresenius Medical Care, the Company or NMC, on the one hand, and the United States, on the other hand. As stated elsewhere herein, the outcome of the OIG Investigation cannot be predicted.
     Pursuant to the OIG Agreements, upon consummation of the Merger, FMC, the Company and NMC provided the United States with a joint and several unconditional guarantee of payment when due of all Obligations (the “Primary Guarantee”). As credit support for this guarantee, NMC delivered an irrevocable standby letter of credit in the amount of $150 million. The United States will return such letter of credit (or any renewal

Exhibit A

or replacement) for cancellation when all Obligations have been paid in full or it is determined that NMC has no liability in respect of the Government Claims. Under the terms of the Merger, any potential resulting monetary liability has been retained by NMC, and the Company has indemnified Grace Chemicals against all potential liability arising from or relating to the OIG Investigation.
     FMC and the Company and the United States state in the OIG Agreements that they will negotiate in good faith to attempt to arrive at a consensual resolution of the Government Claims and, in the context of such negotiations, will negotiate in good faith as to the need for any restructuring of the payment of any Obligations arising under such resolution, taking into account the ability of FMC and the Company to pay the Obligations. The OIG Agreements state that the foregoing statements shall not be construed to obligate any person to enter into any settlement of the Government Claims or to agree to a structured settlement. Moreover, the OIG Agreements state that the statements described in the first sentence of this paragraph are precatory and statements of intent only and that (a) compliance by the United States with such provisions is not a condition or defense to the obligations of FMC and the Company under the OIG Agreements and (b) breach of such provisions by the United States cannot and will not be raised by FMC and the Company to excuse performance under the OIG Agreements. Neither the entering into of the OIG Agreements nor the providing of the Primary Guarantee and the $150 million letter of credit is an admission of liability by any party with respect to the OIG Investigation, nor does it indicate the liability, if any, which may result therefrom.
     The foregoing describes the material terms of the OIG Agreements, copies of which were previously filed with the Commission and copies of which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and Room 1300, 7 World Trade Center, New York, New York 10048. Copies of such material will also be made available by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The foregoing description does not purport to be complete and is qualified in its entirety by reference to such agreements.
     An adverse determination with respect to any of the issues addressed by the subpoenas, or any of the other issues that have been or may be identified by the government, could result in the payment of substantial fines, penalties and forfeitures, the suspension of payments or exclusion of the Company or one or more of its subsidiaries from the Medicare program and other federal programs, and changes in billing and other practices that could adversely affect the Company’s revenues. Any such result could have a material adverse effect on the Company’s business, financial condition and results of operations.
     Omnibus Budget Reconciliation Act of 1993
     OBRA 93 affected the payment of benefits under Medicare and employer health plans for certain eligible ESRD patients. In July 1994, HCFA issued an instruction to

Exhibit A

Medicare claims processors to the effect that Medicare benefits for the patients affected by OBRA 93 would be subject to a new 18-month “coordination of benefits” period. This instruction had a positive impact on NMC’s dialysis revenues because, during the 18-month coordination of benefits period, patients’ employer health plans were responsible for payment, which was generally at rates higher than that provided under Medicare.
     In April 1995, HCFA issued a new instruction, reversing its original instruction in a manner that would substantially diminish the positive effect of the original instruction on NMC’s dialysis business. HCFA further proposed that its new instruction be effective retroactive to August 1993, the effective date of OBRA 93.
     NMC ceased to recognize the incremental revenue realized under the original Program Memorandum as of July 1, 1995, but it continued to bill employer health plans as primary payors for patients affected by OBRA 93 through December 31, 1995. As of January 1, 1996, NMC commenced billing Medicare as primary payor for dual eligible ESRD patients affected by OBRA 93, and then began to rebill in compliance with the revised policy for services rendered between-April 24 and December 31, 1995.
     On May 5, 1995, NMC filed a complaint in the U.S. District Court for the District of Columbia (National Medical Care, Inc. and Bio-Medical Applications of Colorado, Inc. d/b/a Northern Colorado Kidney Center v. Shalala, C.A. No. 95-0860 (WBB)) seeking to preclude HCFA from retroactively enforcing its April 24, 1995 implementation of the OBRA 93 provisions relating to the coordination of benefits for dual eligible ESRD patients. On May 9, 1995, NMC moved for a preliminary injunction to preclude HCFA from enforcing its new policy retroactively, that is, to billings for services provided between August 10, 1993 and April 23, 1995. On June 6, 1995, the court granted NMC’s request for a preliminary injunction and in December of 1996, NMC moved for partial summary judgment seeking a declaration from the Court that HCFA’s retroactive application of the April 1995 rule was legally invalid. HCFA cross moved for summary judgment on the grounds that the April 1995 rule was validly applied prospectively. In January 1998, the court granted NMC’s motion for partial summary judgment and entered a declaratory judgment in favor of NMC, holding HCFA’s retroactive application of the April 1995 rule legally invalid, and based on its finding, the Court also permanently enjoined HCFA from enforcing and applying the April 1995 rule retroactively against NMC. The Court took no action on HCFA’s motion for summary judgment pending completion of outstanding discovery. On October 5, 1998 NMC filed it’s own motion for summary judgment requesting that the Court declare HCFA’s prospective application of the April 1995 rule invalid and permanently enjoin HCFA from prospectively enforcing and applying the April 1995 rule. The Court has not yet ruled on the parties’ motions. HCFA elected not to appeal from the Court’s June 1995 and January 1998 orders. HCFA may, however, appeal all rulings at the conclusion of the litigation. If HCFA should successfully appeal so that the revised interpretation would be applied retroactively, Dialysis Services may be required to refund the payments received from employer health plans for services provided after August 10, 1993 under HCFA’s original implementation, and to re-bill Medicare for the same services, which would result in a net loss to Dialysis Services of approximately $120 million attributable to all periods prior to December 31, 1995. Also, in such event, the Company’s business, financial position and results of operations would be materially adversely affected.

Exhibit A

     Intradialytic Parenteral Nutrition Coverage Issues
     SRM administers IDPN therapy to chronic dialysis patients who suffer from severe gastrointestinal malfunctions. IDPN therapy was provided by Homecare prior to its divestiture. After 1993, Medicare claims processors sharply reduced the number of IDPN claims approved for payment as compared to prior periods. NMC believes that the reduction in IDPN claims represented an unauthorized policy coverage change. Accordingly, NMC and other IDPN providers pursued various administrative and legal remedies, including administrative appeals, to address this reduction.
     In November 1995, NMC filed a complaint in the U.S. District Court for the Middle District of Pennsylvania seeking a declaratory judgment and injunctive relief to prevent the implementation of this policy coverage change. (National Medical Care, Inc. v. Shalala, 3:CV-95-1922 (RPC)). Subsequently, the District Court affirmed a prior report of the magistrate judge dismissing NMC’s complaint, without considering any substantive claims, on the grounds that the underlying cause of action should be submitted fully to the administrative review processes available under the Medicare Act. NMC decided not to appeal the Court’s decision, but rather, to pursue the claims through the available administrative processes.
     NMC was successful in pursuing these claims through the administrative process, receiving favorable decisions from Administrative Law Judges in more than 80% of its cases. In early 1998, a group of claims which had been ruled on favorably were remanded by the Medicare Appeals Council to a single Administrative Law Judge (the “ALJ”) with extensive instructions concerning the review of these decisions. A hearing was scheduled on the remanded claims to take place in July, but later postponed until October 1998.
     Prior to the July hearing date, the United States Attorney for the District of Massachusetts requested that the hearing be stayed pending resolution of the OIG Investigation, on the basis that proceeding could adversely effect the government’s investigation as well as the government’s efforts to confirm its belief that these claims are false. Prior to the ALJ issuing a decision on the stay request, the U.S. Attorney’s Office requested that NMC agree to a stay in the proceedings in order to achieve a potential resolution of the IDPN claims subject to the OIG Investigation as well as those which are subject to the administrative appeals process. NMC agreed to this request, and together with the U.S. Attorney’s Office requested a stay. The ALJ agreed to this request in order to allow the parties the opportunity to resolve both the IDPN claims which are the subject of the OIG Investigation and the IDPN claims which are the subject of the administrative proceedings. In March 1999 negotiations between NMC and the U.S. Attorney’s Office failed to progress and NMC requested that the stay be lifted. The ALJ agreed to NMC’s request and on April 19, 1999 the ALJ hearing began. The hearing process is expected to proceed for several months. At the same time, NMC and the U.S. Attorney’s Office are continuing to discuss potential settlement of both the claims relating to the OIG Investigation and the claims which are subject to administrative appeals. At this time, it is not possible to determine whether NMC and

Exhibit A

the government will be able to resolve issues surrounding the IDPN claims. Further proceedings on other administrative appeals related to unpaid claims remain stayed.

Exhibit A

     Although NMC management believes that those unpaid IDPN claims were consistent with published Medicare coverage guidelines and ultimately will be approved for payment, there can be no assurance that the claims on appeal will be approved for payment or, to the extent approved, collected in full. Such claims represent substantial accounts receivable of NMC, amounting to approximately $150 million as of June 30, 1999.
     If NMC is unable to collect its IDPN receivable, either through the administrative appeal process or through negotiation, or if IDPN coverage is reduced or eliminated, depending on the amount of the receivable that is not collected and/or the nature of the coverage change, the Company’s business, financial condition and results of operations could be materially adversely affected. NMC’s IDPN receivables are included in the net assets of the Company’s discontinued operations. However, these receivables have not been sold and will remain classified as discontinued operations until they have been settled. See Notes to Consolidated Financial Statements Note 4 -“Discontinued Operations.”
     Other Legal Proceedings
     District of New Jersey Investigation
     NMC has received multiple subpoenas from a federal grand jury in the District of New Jersey investigating, among other things, whether NMC sold defective products, the manner in which NMC handled customer complaints and certain matters relating to the development of a new dialyzer product line. NMC is cooperating with this investigation and has provided the grand jury with extensive documents. In February, 1996, NMC received a letter from the U.S. Attorney for the District of New Jersey indicating that it is the target of a federal grand jury investigation into possible violations of criminal law-in connection with Its efforts to persuade the FDA to lift a January 1991 import hold issued with respect to NMC’s Dublin, Ireland, manufacturing facility. In June 1996, NMC received a letter from the U.S. Attorney for the District of New Jersey indicating that the U.S. Attorney had declined to prosecute NMC with respect to a submission related to NMC’s effort to lift the import hold. The letter added that NMC remains a subject of a federal grand jury’s investigation into other matters. NMC has produced documents in response to a June 1996 subpoena from the federal grand jury requesting certain documents in connection with NMC’s imports of the FOCUS(R) dialyzer from January 1991 to November 1995. The government investigators and the Company have narrowed the issues with respect to which the government has previously expressed concerns and are continuing discussions in order to resolve this investigation. However, the outcome and impact, if any, of these discussions and potential resolution on the Company’s business, financial condition or results of operations cannot be predicted at this time.
     Commercial Insurer Litigation
     In 1997, the Company, NMC and certain named NMC subsidiaries, were served with a civil complaint filed by Aetna Life Insurance Company in the U.S. District Court for the Southern District of New York (Aetna Life Insurance Company v. National Medical Care,

Exhibit A

Inc. et al, 97-Civ-9310). In April 1999, Aetna amended its complaint to include its affiliate, Aetna U.S. Healthcare, Inc., as an additional plaintiff, and to make certain other limited changes in its pleading. Based in large part on information contained in prior securities filings, the lawsuit alleges inappropriate billing practices for nutritional therapy, diagnostic and clinical laboratory tests and misrepresentations. The amended complaint seeks unspecified damages and costs. This matter is at a relatively early stage in the litigation process, with substantial discovery just beginning and its outcome and impact on the Company cannot be predicted at this time. However, the Company, NMC and its subsidiaries believe that they have substantial defenses to the claims asserted, and intend to continue to vigorously defend the lawsuit. Other private payors have contacted the Company and may assert that NMC received excess payments and similarly, may join the lawsuit and seek reimbursement and other damages from NMC. An adverse result could have a material adverse effect on the Company’s business, financial condition or results of operations.
     In May 1999, the Company filed counter-claims against Aetna Life Insurance Company and Aetna U.S. Healthcare, Inc. based on inappropriate claim denials and delays in claim payments. The Company is also investigating similar counter-claims against the other private payors which have contacted the Company.
     Administrative Appeals
     The Company regularly pursues various administrative appeals relating to reimbursement issues in connection with its dialysis facilities. One such appeal consists of a challenge to the Medicare regulation which capped reimbursement for the bad debts incurred by dialysis facilities. In 1998, the United States Court of Appeals for the District of Columbia ruled in favor of the Company in connection with the bad debt Issue, holdinig that the Secretary of Health & Human Services had not adequately justified the bad debt regulation and ruling that the government’s order adopting the rule was arbitary and capricious. The Court of Appeals remanded the matter to the Secretary to provide a more adequate explanation of the bad debt cap or to abandon It. Subsequently, the Court modified its holding to continue the bad debt regulation in effect pending remand. The Company is continuing settlement discussions with the government in an attempt to recover reimbursement for disallowed bad debt expenses. The Company cannot predict the outcome of these discussions.

Exhibit A

ITEM 1. LEGAL PROCEEDINGS
     As discussed in greater detail below, most aspects of NMC’s U.S. businesses are the subject of criminal or civil investigations by several federal agencies and authorities, the outcome of which cannot be predicted. If the government were successfully to pursue claims arising from any of these investigations, NMC and one or more of its subsidiaries could be subject to civil or criminal penalties, including substantial fines, suspension of payments or exclusion from the Medicare and Medicaid programs as well as other federal health care benefit programs, which provide over 60% of NMC’s revenues. In addition, NMC could be required to change billing or other practices which could adversely affect NMC’s revenues. In addition, as discussed below, NMC has become aware that it is the subject of qui tam or “whistleblower” actions with respect to some or all of the issues raised by the government investigations, which whistleblower actions are filed under seal as a matter of law in the first instance, thereby preventing disclosure to the Company and to the public except by court order. In the process of unsealing federal whistleblower complaints, it is not unusual for courts to allow the government to inform the Company and its counsel of a complaint prior to the time the Company may be legally permitted to disclose it to the public. NMC may be the subject of other “whistleblower” actions not known to the Company. Fresenius Medical Care and the Company have guaranteed NMC’s obligations relating to or arising out of the OIG Investigation and the qui tam proceedings, and indemnified Grace Chemicals for any such liabilities.
     An adverse determination with respect to any of the issues addressed by the subpoenas, or any of the other issues that have been or may be identified by the government, could result in the payment of substantial fines, penalties and forfeitures, the suspension of payments or exclusion of the Company or one or more of its subsidiaries from the Medicare program and other federal programs, and changes in billing and other practices that could adversely affect the Company’s revenues. Any such result could have a material adverse effect on the Company’s business, financial condition and results of operations.
     OIG Investigation
     In October 1995, NMC received five investigative subpoenas from the OIG. The subpoenas were issued in connection with an investigation being conducted by the OIG, the U.S. Attorney for the District of Massachusetts and others concerning possible violations of federal laws, including the anti-kickback statutes and the False Claims Act. The subpoenas call for extensive document production relating to various aspects of NMC’s business.
     In connection with the OIG Investigation, the Company continues to receive additional subpoenas directed to NMC or the Company to obtain supplemental
Exhibit A

information and documents regarding the above-noted issues, or to clarify the scope of the original subpoenas.
     The Company is cooperating with the OIG Investigation in providing supplemental information and documents. The Company believes that the government continues to review and evaluate the voluminous information the Company has provided. As indicated above, the government continues, from time to time, to seek supplementing and/or clarifying information from the Company. The Company understands that the government has utilized a grand jury to investigate these matters. The Company expects that this process will continue while the government completes its evaluation of the issues.
     The OIG Investigation covers the following areas: (a) NMC’s dialysis services business (“Dialysis Services”), principally relating to its Medical Director contracts and compensation; (b) NMC’s treatment of credit balances resulting from overpayments received under the Medicare, Medicaid, CHAMPUS and other government and commercial payors, its billing for home dialysis services, and its payment of supplemental medical insurance premiums on behalf of indigent patients; (c) LifeChem’s laboratory business, including testing procedures, marketing, customer relationships, competition, overpayments totaling approximately $4.9 million that were received by LifeChem from the Medicare program with respect to laboratory services rendered between 1989 and 1993, a 1997 review of dialysis facilities’ standing orders, and the provision of discounts on products from NMC’s products division, grants, equipment and entertainment to customers; and (d) Homecare and, in particular, information concerning IDPN utilization, documentation of claims and billing practices including various services, equipment and supplies and payments made to third parties as compensation for administering IDPN therapy.
     The government has indicated that the areas identified above are not exclusive, and that it may pursue additional areas. As noted, the penalties applicable under the anti-kickback statutes, the False Claims Act and other federal and state statutes and regulations applicable to NMC’s business can be substantial. While NMC asserts that it is able to offer legal and/or factual defenses with respect to many of the areas the government has identified, it is expected that the government will assert that NMC has violated multiple statutory and regulatory provisions. Additionally, qui tam actions alleging that NMC submitted false claims to the government have been filed under seal by former or current NMC employees or other individuals who may have familiarity with one or more of the issues under investigation. As noted, under the False Claims Act, any such private plaintiff could pursue an action against NMC in the name of the U.S. at his or her own expense if the government declines to do so.
     Since October 1995 when the initial subpoenas were served NMC and the government have met periodically to discuss issues in connection with the OIG Investigation, including theories of liability. NMC and the government have been exploring the possibility of settling the matters which are encompassed by the OIG Investigation and, as referenced below, have settled the diagnostics investigation matter. There can be no assurance that any of the other matters subject to the OIG Investigation will be settled. If, however, one or more of the matters encompassed by the OIG Investigation is settled, it may result in NMC acknowledging that its past
Exhibit A

practices violated federal statutes, as well as NMC incurring substantial civil and criminal financial penalties which could have a material adverse effect on the Company. If one or more of these matters is not settled, the government may be expected to seek substantial civil and criminal financial penalties and other sanctions including the suspension of payments by, and the exclusion of NMC and its subsidiaries from, the Medicare program, Medicaid program and other federal health care programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contingencies.”
     An adverse determination with respect to any of the issues addressed by the subpoenas, or any of the other issues that have been or may be identified by the government, could result in the payment of substantial fines, penalties and forfeitures, the suspension of payments or exclusion of the Company or one or more of its subsidiaries from the Medicare program and other federal programs, and changes in billing and other practices that could adversely affect the Company’s revenues. Any such result could have a material adverse effect on the Company’s business, financial condition and results of operations. Under the terms of the Merger, any potential resulting monetary liability has been retained by NMC, and the Company has indemnified Grace Chemicals against all potential liability arising from or relating to the OIG Investigation. The Company has provided the U.S. government with a guarantee of payment of the obligations, if any, arising from the OIG Investigation. In support of this guarantee, the Company has delivered to the U.S. government a standby letter of credit in the amount of
$150 million.
     Medical Director Compensation
     The government is investigating whether Dialysis Services, compensation arrangements with its Medical Directors constitute payments to induce referrals, which would be illegal under the anti-kickback statutes, rather than payment for services rendered. Dialysis Services compensated the substantial majority of its Medical Directors on the basis of a percentage of the earnings of the dialysis center for which the Medical Director was responsible from the inception of NMC’s predecessor in 1972 until January 1, 1995, the effective date of Stark II. Under the arrangements in effect prior to January 1, 1995, the compensation paid to Medical Directors was adjusted to include “add backs,” which represented a portion of the profit earned by MPG on products purchased by the Medical Director’s facility from MPG and (until January 1, 1992) a portion of the profit earned by LifeChem on laboratory services provided to patients at the Medical Director’s facility. These adjustments were designed to allocate a profit factor to each dialysis center relating to the profits that could have been realized by the center if it had provided the items and services directly rather than through a subsidiary of NMC. The percentage of profits paid to any specific Medical Director was reached through negotiation, and was typically a provision of a multi-year consulting agreement.
     To comply with Stark II if Designated Health Services are involved, Medical Director compensation must not exceed fair market value and may not take into account the volume or value of referrals or other business generated between the parties. Since January 1, 1995, Dialysis Services has compensated its Medical Directors on a fixed
Exhibit A

compensation arrangement intended to comply with the requirements of Stark II. In renegotiating its Medical Director compensation arrangements in connection with Stark II, Dialysis Services took and continues to take account of the compensation levels paid to its Medical Directors in prior years.
     Certain government representatives have expressed the view in meetings with counsel for NMC that arrangements where the Medical Director was or is paid amounts in excess of the “fair market value” of the services rendered may evidence illegal payments to induce referrals, and that hourly compensation is a relevant measure for evaluating the “fair market value” of the services. Dialysis Services does not compensate its Medical Directors on an hourly basis and has asserted to the government that hourly compensation is not a determinative measure of fair market value. Although the Company believes that the compensation paid to its Medical Directors is generally reflective of fair market value, there can be no assurances that the government will agree with this position or that the Company ultimately will be able to defend its position successfully. Because of the wide variation in local market factors and in the profit percentage contractually negotiated between Dialysis Services and its Medical Directors prior to January 1, 1995, there is a wide variation in the amounts that have been paid to Medical Directors.
     As a result, the compensation that Dialysis Services has paid and is continuing to pay to a material number of its Medical Directors could be viewed by the government as being in excess of “fair market value,” both in absolute terms and in terms of hourly compensation. NMC has asserted to the government that its compensation arrangements do not constitute illegal payments to induce referrals. NMC has also asserted to the government that OIG auditors repeatedly reviewed Dialysis Services’ compensation arrangements with its Medical Directors in connection with their audits of the costs claimed by Dialysis Services; that the OIG stated in its audit reports that, with the exception of certain technical issues, Dialysis Services had complied with applicable Medicare laws and regulations pertaining to the ESRD program; and that Dialysis Services reasonably relied on these audit reports in concluding that its program for compensating Medical Directors was lawful. There has been no indication that the government will accept NMC’s assertions concerning the legality of its arrangements generally or NMC’s assertion that it reasonably relied on OIG audits, or that the government will not focus on specific arrangements that DSD has made with one or more Medical Directors and assert that those specific arrangements were or are unlawful.
     The government is also investigating whether Dialysis Services’ profit sharing arrangements with its Medical Directors influenced them to order unnecessary ancillary services and items. NMC has asserted to the government that the rate of utilization of ancillary services and items by its Medical Directors is reasonable and that it did not provide illegal inducements to Medical Directors to order ancillary services and items.
     Credit Balances
     In the ordinary course of business, medical service providers like Dialysis Services receive overpayments from Medicare intermediaries and other payors for
Exhibit A

services that they provide to patients. Medicare intermediaries commonly direct such providers to notify them of the overpayment and not remit such amounts to the intermediary by check or otherwise unless specifically requested to do so. In 1992, HCFA adopted a regulation requiring certain Medicare providers, including dialysis centers, to file a quarterly form listing unrecouped overpayments with the Medicare intermediary responsible for reimbursing the provider. The first such filing was required to be made as of June 30, 1992 for the period beginning with the initial date that the provider participated in the Medicare program and ending on June 30, 1992.
     The government is investigating whether DSD intentionally understated the Medicare credit balance reflected on its books and records for the period ending June 30, 1992 by reversing entries out of its credit balance account and taking overpayments into income in anticipation of the institution of the new filing requirement. Dialysis Services policy was to notify Medicare intermediaries in writing of overpayments upon receipt and to maintain unrecouped Medicare overpayments as credit balances on the books and records of Dialysis Services for four years; overpayments not recouped by Medicare within four years would be reversed from the credit balance account and would be available to be taken into income. NMC asserts that Medicare overpayments that have not been recouped by Medicare within four years are not subject to recovery under applicable regulations and that its initial filing with the intermediaries disclosed the credit balance on the books and records of Dialysis Services as shown in accordance with its policy, but there can be no assurance that the government will accept NMC’s views. The government has inquired whether other divisions including Homecare, LifeChem and DSI have appropriately treated Medicare credit balances as well as credit balances of other payors.
     The government is also investigating whether Dialysis Services failed to disclose Medicare overpayments that resulted from Dialysis Services, obligation to rebill commercial payors for amounts originally billed to Medicare under HCFA’s initial implementation of the OBRA 93 amendments to the secondary payor provisions of the Medicare Act. Dialysis Services experienced delays in reporting a material amount of overpayments after the implementation of the OBRA 93 amendments. NMC asserts that most of these delays were the result of the substantial administrative burdens placed on Dialysis Services as a consequence of the changing and inconsistent instructions issued by HCFA with respect to the OBRA 93 amendments and were not intentional. Substantially all overpayments resulting from the rebilling effort associated with the OBRA 93 amendments have now been reported. Procedures are in place that are designed to ensure that subsequent overpayments resulting from the OBRA 93 amendments will be reported on a timely basis.
     Supplemental Medical Insurance
     Dialysis Services provided grants or loans for the payment of premiums for supplemental medical insurance (under which Medicare Part B coverage is provided) on behalf of a small percentage of its patients who are financially needy. The practice of providing loans or grants for the payment of supplemental medical insurance premiums by NMC was one of the subjects of review by the government as part of the OIG Investigation.
Exhibit A

     The Government, however, advised the Company orally that it is no longer pursuing this issue. Furthermore, as a result of the passage of HIPAA, the Company terminated making such payments on behalf of its patients. Instead, the Company, together with other representatives of the industry, obtained an advisory opinion from the OIG, whereby, consistent with specified conditions, the Company and other similarly situated providers may make contributions to a non-profit organization that has volunteered to make these payments on behalf of indigent ESRD patients, including patients of the Company. In addition, the government has indicated that it is investigating the method by which NMC made Medigap payments on behalf of its indigent patients.
     Overpayments for Home Dialysis Services
     NMC acquired HIC, an in-center and home dialysis service provider, in 1993. At the time of the acquisition, HIC was the subject of a claim by HCFA that HIC had received payments for home dialysis services in excess of the Medicare reasonable charge for services rendered prior to February 1, 1990. NMC settled the HCFA claim against HIC in 1994. The government is investigating whether the settlement concerning the alleged overpayments made to HIC resolved all issues relating to such alleged overpayments. The government is also investigating whether HDS received payments similar to the payments that HIC received, and whether HDS improperly billed for home dialysis services in excess of the monthly cost cap for services rendered on or after February 1, 1990. The government is investigating whether NMC was overpaid for services rendered. NMC asserts that the billings by HDS were proper, but there can be no assurance that the government will accept NMC’s view.
     LifeChem
     Overpayments. On September 22, 1995, LifeChem voluntarily disclosed certain billing problems to the government that had resulted in LifeChem’s receipt of approximately $4.9 million in overpayments from the Medicare program for laboratory services rendered between 1989 and 1993. LifeChem asserts that most of these overpayments relate to errors caused by a change in LifeChem’s computer systems and that the remainder of the overpayments were the result of the incorrect practice of billing for a complete blood count with differential when only a complete blood count was ordered and performed, and of the incorrect practice of billing for a complete blood count when only a hemoglobin or hematocrit test was ordered. LifeChem asserts that the overpayments it received were not caused by fraudulent activity, but there can be no assurance that the government will accept LifeChem’s view.
     LifeChem made these disclosures to the government as part of an application to be admitted to a voluntary disclosure program begun by the government in mid-1995. At the time of the disclosures, LifeChem tendered repayment to the government of the $4.9 million in overpayments. After the OIG Investigation was announced, the government indicated that LifeChem had not been accepted into its voluntary disclosure program. The government has deposited the $4.9 million check with NMC’s approval. The matters
Exhibit A

disclosed in LifeChem’s September 22, 1995 voluntary disclosure are a subject of the OIG Investigation.
     On June 7, 1996, LifeChem voluntarily disclosed an additional billing problem to the government that had resulted in LifeChem’s receipt of between $40,000 and $160,000 in overpayments for laboratory services rendered in 1991. LifeChem advised the government that this overpayment resulted from the submission for payment of a computer billing tape that had not been subjected to a “billing rules” program designed to eliminate requests for payments for laboratory tests that are included in the Composite Rate and that were not eligible for separate reimbursement. LifeChem also advised the government that there may have been additional instances during the period from 1990 to 1992 when other overpayments were received as a result of the submission of computer billing tapes containing similar errors and that it was in the process of determining whether such additional overpayments were received. On June 21, 1996, LifeChem advised the government that the 1991 billing problem disclosed on June 7, 1996 resulted in an overpayment of approximately $112,000. LifeChem also advised the government that certain records suggested instances in July 1990 and August 31 through September 11, 1990, when billing tapes may have been processed without rules processing. LifeChem continued its effort to determine whether any other overpayments occurred relating to the “billing rules” problem and, in March 1997, advised the government that an additional overpayment of approximately $260,000 was made by Medicare.
     On April 6, 1999, LifeChem voluntarily disclosed an additional billing problem to the government that resulted in LifeChem’s receipt of overpayments for laboratory services rendered between 1994 and 1999. In 1994, as a result of the advice of a billing consultant, LifeChem began to bill for platelet testing performed in connection with complete blood counts. This advice was confirmed by the consultant in 1997 as part of a review performed by the consultant under the auspices of LifeChem’s then outside counsel. In 1999, however, an internal inquiry resulted in a reexamination of this advice and LifeChem determined that the prior advice was incorrect. As a result LifeChem voluntarily disclosed and repaid the overpayment to the government in the amount of $8.6 million. LifeChem also has notified the government of the disclosure. There can be no assurances that the government will agree that LifeChem’s disclosure should not result in a sanction beyond repayment of the overpayment amount.
     Capitation for routine tests and panel design. In October 1994, the OIG issued a special fraud alert in which it stated its view that the industry practice of offering to perform or performing the routine tests covered by the Composite Rate at a price below fair market value, coupled with an agreement by a dialysis center to refer all or most of its non-Composite Rate tests to the laboratory, violates the anti-kickback statutes. In response to this alert, LifeChem changed its practices with respect to testing covered by the Composite Rate to increase the amount charged to both Dialysis Services and third-party dialysis centers and reduce the number of tests provided for the fixed rate. The government is investigating LifeChem’s practices with respect to these tests.
     Benefits provided to dialysis centers and persons associated with dialysis centers. The government is investigating whether Dialysis Services or any third-party
Exhibit A

dialysis center or any person associated with any such center was provided with benefits in order to induce them to use LifeChem services. Such benefits could include, for example, discounts on products or supplies, the provision of computer equipment, the provision of money for the purchase of computer equipment, the provision of research grants and the provision of entertainment to customers. NMC has identified certain instances in which benefits were provided to customers who purchased medical products from NMC Medical Products, Inc., NMC’s products company, and used LifeChem’s laboratory services. The government asserts that the provision of such benefits violates, among other things, the anti-kickback statutes. In December 1998, the former Vice President of Sales responsible for NMC’s laboratory and products divisions plead guilty to the payment of illegal kickbacks to obtain laboratory business for LifeChem. In February 1999, the former President of NMC Medical Products, Inc., was indicted by the government for the payment of these same and/or similar kickbacks.
     Business and testing practices. As noted above, the government has identified a number of specific categories of documents that it is requiring NMC to produce in connection with LifeChem business and testing practices. In addition to documents relating to the areas discussed above, the government has also required LifeChem to produce documents relating to the equipment and systems used by LifeChem in performing and billing for clinical laboratory blood tests, the design of the test panels offered and requisition forms used by LifeChem, the utilization rate for certain tests performed by LifeChem, recommendations concerning diagnostic codes to be used in ordering tests for patients with given illnesses or conditions, Internal and external audits and investigations relating to LifeChem’s billing and testing. Subsequently, the government served an investigative subpoena for documents concerning the Company’s 1997 review of dialysis facilities standing orders, and responsive documents were provided. The government has served investigative subpoenas requiring NMC to update its production on the above issues and to produce contract files for twenty-three identified dialysis clinic customers. The government is investigating each of these areas, and asserts that LifeChem and/or NMC have violated the False Claims Act and/or the Anti-Kickback Statute through the test ordering, paneling, requisitioning, utilization, coding, billing and auditing practices described above. In June 1999, a former Vice President of Marketing of NMC Medical Products, Inc. plead guilty to a charge of conspiracy to defraud Medicare in connection with the marketing of certain hepatitis tests.
     IDPN
     Administration kits. As discussed above, one of the activities of SRM is to provide IDPN therapy to dialysis patients at both NMC-owned facilities and at facilities owned by other providers. IDPN therapy was provided by Homecare prior to its divestiture. IDPN therapy is typically provided to the patient 12-13 times per month during dialysis treatment. Bills are submitted to Medicare on a monthly basis and include separate claims for reimbursement for supplies, including, among other things, nutritional solutions, administration kits and infusion pumps. In February 1991, the Medicare carrier responsible for processing Homecare’s IDPN claims issued a Medicare advisory to all parenteral and enteral nutrition suppliers announcing a coding change for reimbursement of administration kits provided in connection with IDPN therapy for
Exhibit A

claims filed for items provided on or after April 1, 1991. The Medicare allowance for administration kits during this period was approximately $625 per month per patient. The advisory stated that IDPN providers were to indicate the “total number of actual days” when administration kits were “used,” instead of indicating that a one-month supply of administration kits had been provided. In response, Homecare billed for administration kits on the basis of the number of days that the patient was on an IDPN treatment program during the billing period, which typically represented the entire month, as opposed to the number of days the treatment was actually administered. During the period from April 1991 to June 1992, Homecare had an average of approximately 1,200 IDPN patients on service.
     In May 1992, the carrier issued another Medicare advisory to all PEN suppliers in which it stated that it had come to the carrier’s attention that some IDPN suppliers had not been prorating their billing for administration kits used by IDPN patients and that providers should not bill for administration kits on the basis of the number of days that the patient was on an IDPN treatment program during the billing period. The advisory stated further that the carrier would be conducting “a special study to determine whether or not overpayments have occurred as a result of incorrect billing” and that “if overpayments have resulted, providers that have incorrectly billed” would “be contacted so that refunds can be recovered.” Homecare revised its billing practices in response to this advisory for claims filed for items provided on or after July 1, 1992. Homecare was not asked to refund any amounts relating to its billings for administration kits following the issuance of the second advisory.
     The government asserts that NMC submitted false claims for administration kits during the period from 1998 to June 30, 1996, and that Homecare’s billing for administration kits during this period violated, among other things, the False Claims Act.
     Infusion Pumps and IV Poles. During the time period covered by the subpoenas, Medicare regulations permitted IDPN[ providers to bill Medicare for the infusion pumps and, until 1992, for IV poles provided to IDPN patients in connection with the administration of IDPN treatments. These regulations do not expressly specify that a particular pump and IV pole be dedicated to a specific patient, and NMC asserts that these regulations permitted Homecare to bill Medicare for an infusion pump and IV pole so long as the patient was infused using a pump and IV pole. Despite the absence of an express regulatory specification, Homecare developed a policy to deliver to a dialysis center a dedicated infusion pump and IV pole for each patient, although the Company cannot represent that Homecare followed this policy in every instance. The government is investigating the propriety of Homecare’s billings for infusion pumps and IV poles and asserts that Homecare’s billings violate the False Claims Act.
     As noted above, under the new policies published by HCFA with respect to IDPN therapy, the Company has not been able to bill for infusion pumps after July 1, 1996. The government discontinued reimbursement for IV poles in 1992.
     “Hang fees” and other payments. IDPN therapy is typically provided to the patient during dialysis by personnel employed by the dialysis center treating the patient with supplies provided and billed to Medicare by Homecare in accordance with the
Exhibit A

Medicare parenteral nutrition supplier rules. In order to compensate dialysis centers for the costs incurred in administering IDPN therapy and monitoring the patient during therapy, Homecare followed the practice common in the industry of paying a “hang fee” to the center. Dialysis centers are responsible for reporting such fees to HCFA on their cost reports. For Dialysis Services dialysis centers, the fee was $30 per administration, based upon internal Dialysis Services cost calculations. For third-party dialysis centers, the fee was negotiated with each center, typically pursuant to a written contract, and ranged from $15 to $65 per administration. The Company has identified instances in which other payments and amounts beyond that reflected in a contract were paid to these third-party centers. The Company has stopped paying “hang fees” to both Dialysis Services and third-party facilities.
     In July 1993, the OIG issued a management advisory alert to HCFA in which it stated that “hang fees” and other payments made by suppliers of IDPN to dialysis centers “appear to be illegal as well as unreasonably high.” The government is investigating the nature and extent of the “hang fees” and other payments made by Homecare as well as payments by Homecare to physicians whose patients have received IDPN therapy. The government asserts that the payments by Homecare to dialysis centers violate, among other things, the anti-kickback statutes.
     Utilization of IDPN. Since 1984, when HCFA determined that Medicare should cover IDPN and other parenteral nutrition therapies, the Company has been an industry leader in identifying situations in which IDPN therapy is beneficial to ESRD patients. It is the policy of the Company to seek Medicare reimbursement for IDPN therapy only when it is prescribed by a patient’s treating physician and when it believes that the circumstances satisfy the requirements published by HCFA and its carrier agents. Prior to 1994, HCFA and its carriers approved for payment more than 90% of the IDPN claims submitted by Homecare. After 1993, the rate of approval for Medicare reimbursement for IDPN claims submitted by Homecare for new patients, and by the infusion industry in general, fell to approximately 9%. The Company contends that the reduction in rates of approval occurred because HCFA and its carriers implemented an unauthorized change in coverage policy without giving notice to providers. While NMC continued to offer IDPN to patients pursuant to the prescription of the patients’ treating physicians and to submit claims for Medicare reimbursement when it believed the requirements stated in HCFA’s published regulations were satisfied, other providers responded to the drop in the approval rate for new Medicare IDPN patients by abandoning the Medicare IDPN, business, cutting back on the number of Medicare patients to whom they provide IDPN, or declining to add new Medicare patients. Beginning in 1994 the number of patients to whom NMC provided IDPN increased as a result.
     The government is investigating the utilization rate of IDPN therapy among the NMC patients, whether the NMC submitted IDPN claims to Medicare for patients who were not eligible for coverage, and whether documentation of eligibility was adequate. NMC asserts that the utilization rate of IDPN therapy among its dialysis patients, which, in 1995, averaged less than 3.5%, is the result of the factors discussed above and that it is the policy of Homecare to seek Medicare reimbursement for IDPN therapy prescribed by the patients’ treating physician in accordance with the requirements published by HCFA and its carrier agents. There can be no assurance that the government will
Exhibit A

accept the NMC’s view. The government asserts that Homecare submitted IDPN claims for individuals who were not eligible for coverage and/or with inadequate documentation of eligibility.
     The Company believes that it has presented to the government substantial defenses which support NMC’s interpretation of coverage rules of IDPN as HCFA and its carriers published and explained them, and which demonstrated that HCFA and its carriers improperly implemented unpublished, more restrictive criteria after 1993. Nevertheless, the government is expected to assert in the OIG Investigation that, on a widespread basis, NMC submitted and received payments on claims for IDPN to Medicare for patients who were not eligible for coverage, and for whom the documentation of eligibility was inadequate.
     In addition, the government asserts that, in a substantial number of cases, documentation of eligibility was false or inaccurate. With respect to some claims, the Company has determined that false or inaccurate documentation was submitted, deliberately or otherwise. The government continues to investigate the IDPN claims.
     Qui Tam Actions
     The Company and NMC is aware that certain qui tam actions have been filed in various jurisdictions. Each of these actions is under seal and in each action, pursuant to court order the seal has been modified to permit the Company, NMC and other affiliated defendants to disclose the complaint to any relevant investors, financial institutions and/or underwriters, their successors and assigns and their respective counsel and to disclose the allegations in the complaints in their respective U.S. Securities and Exchange Commission (the “SEC” or the Commission”) and New York Stock Exchange (“NYSE”) periodically required filings.
     A qui tam action was filed in the United States District Court for the Southern District of Florida in June 1994, amended on July 8, 1996 and disclosed to the Company on July 10, 1996. It alleges, among other things, that Grace Chemicals and NMC violated the False Claims Act in connection with certain billing practices regarding IDPN and the administration of EPO and that as a result of this allegedly wrongful conduct, the United States suffered actual damages in excess of $200 million. The Amended Complaint also seeks the imposition of a constructive trust on the proceeds of the NMC dividend to Grace Chemicals for the benefit of the United States on the ground that the Merger constitutes a fraudulent conveyance that will render NMC unable to satisfy the claims asserted in the Amended Complaint.
     A qui tam action was filed in the United States District Court for the Southern District of Florida in December 1994 and disclosed to the Company on April 16, 1999. It alleges, among other things, that NMC violated the False Claims Act in connection with certain billing practices regarding IDPN and the cost relating thereto. The second qui tam was filed by the same relator which filed the first qui tam and covers the same services covered by the first qui tam complaint.
Exhibit A

     A qui tam action was filed in the United States District Court for the Middle District of Florida in 1995 and disclosed to the Company on or before November 7, 1996. It alleges, among other things, that NMC and certain NMC subsidiaries violated the False Claims Act in connection with the alleged retention of over-payments made under the Medicare program, the alleged submission of claims in violation of applicable cost caps and the payment of supplemental Medicare insurance premiums as an alleged inducement to patients to obtain dialysis products and services from NMC. The complaint alleges that as a result of this allegedly wrongful conduct, the United States suffered damages in excess of $10 million including applicable fines.
     A qui tam action was filed in the United States District Court for the Eastern District of Pennsylvania in May 1995 and was disclosed to the Company in August 1997. It alleges, among other things, that Biotrax violated the False Claims Act in connection with its submission of claims to the Medicare program for diagnostic tests and induced overutilization of such tests in the medical community through improper marketing practices also in violation of the False Claims Act. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Part II, Item 1, Legal Proceedings — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the Eastern District of Pennsylvania in August 1996 and was disclosed to the Company in August 1997. It alleges, among other things, that Biotrax and NMC Diagnostic Services induced overutilization of diagnostic tests by several named and unnamed physician defendants in the local medical community, through improper marketing practices and fee arrangements, in violation of the False Claims Act. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Part II, Item 1. Legal Proceedings — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the Eastem District of Pennsylvania in November 1996 and was disclosed to the Company in August 1997. It alleges, among other things, that NMC, DSI and Biotrax violated the False Claims Act in connection with the submission of claims to the Medicare program by improperly upcoding and otherwise billing for various diagnostic tests. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Part II, Item 1, Legal Proceedings — Commitments and Contingencies — Diagnostics Subpoena.”
     A qui tam action was filed in the United States District Court for the District of Delaware in January 1997 and was disclosed to the Company in September 1997. It alleges, among other things, that NMC and Biotrax violated the False Claims Act in connection with the submission of claims to the Medicare program for diagnostic tests, and induced overutilization of such tests through improper marketing practices which provided impermissible incentives to health care providers to order these tests. This qui tam action was dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Part II, Item 1, Legal Proceedings — Commitments and Contingencies — Diagnostics Subpoena.”
Exhibit A

     A qui tam action was filed in the United States District Court for the District of New Jersey in February 1997 and was disclosed to the Company in September 1997. It alleges, among other things, that DSI and NMC violated the False Claims Act in connection with the submission of claims to the Medicare program for reimbursement for diagnostic tests, by causing unnamed physicians to overutilize these tests though a variety of fee arrangements and other impermissible inducements. This qui tam action dismissed as part of the diagnostics civil investigation settlement reached in May 1999. See “Part II, Item 1, Legal Proceedings — Commitments and Contingencies —Diagnostics Subpoena.”
     A qui tam was filed in the United States District Court for the District of Massachusetts in 1994 and was disclosed to the Company in February 1999. It alleges among other things that NMC violated the False Claims Act and the Anti-Kickback Statute in connection with certain billing and documentation practices regarding IDPN therapy, home oxygen therapy and certain medical billings in NMC’s Chicago office.
     Each of the qui tam complaints asserts that as a result of the allegedly wrongful conduct, the United States suffered damages and that the defendants are liable to the United States for three times the amount of the alleged damages plus civil penalties of up to $10,000 per false claim. An adverse result in any of the qui tam actions could have a material adverse effect on the Company’s business, financial condition or results of operations.
     OIG Agreements
     As a result of discussions with representatives of the United States in connection with the OIG Investigation, certain agreements (the “OIG Agreements”) have been entered into to guarantee the payment of any obligations of NMC to the United States (an “Obligation”) relating to or arising out of the OIG Investigation and the qui tam action filed in the Southern District of Florida (the “Government Claims”). For the purposes of the OIG Agreements, an Obligation is (a) a liability or obligation of NMC to the United States in respect of a Government Claim pursuant to a court order (i) which is final and nonappealable or (ii) the enforcement of which has not been stayed pending appeal or (b) a liability or obligation agreed to be an Obligation in a settlement agreement executed by Fresenius Medical Care, the Company or NMC, on the one hand, and the United States, on the other hand. As stated elsewhere herein, the outcome of the OIG Investigation cannot be predicted.
     Pursuant to the OIG Agreements, upon consummation of the Merger, Fresenius Medical Care, the Company and NMC provided the United States with a joint and several unconditional guarantee of payment when due of all Obligations (the “Primary Guarantee”). As credit support for this guarantee, NMC delivered an irrevocable standby letter of credit in the amount of $150 million. The United States will return such letter of credit (or any renewal or replacement) for cancellation when all Obligations have been paid in full or it is determined that NMC has no liability in respect of the Government Claims. Under the terms of the Merger, any potential resulting monetary
Exhibit A

liability has been retained by NMC, and the Company has indemnified Grace Chemicals against all potential liability arising from or relating to the OIG Investigation.
     FMC and the Company and the United States state in the OIG Agreements that they will negotiate in good faith to attempt to arrive at a consensual resolution of the Government Claims and, in the context of such negotiations, will negotiate in good faith as to the need for any restructuring of the payment of any Obligations arising under such resolution, taking into account the ability of FMC and the Company to pay the Obligations. The OIG Agreements state that the foregoing statements shall not be construed to obligate any person to enter into any settlement of the Government Claims or to agree to a structured settlement. Moreover, the OIG Agreements state that the statements described in the first sentence of this paragraph are precatory and statements of intent only and that (a) compliance by the United States with such provisions is not a condition or defense to the obligations of FMC and the Company under the OIG Agreements and (b) breach of such provisions by the United States cannot and will not be raised by FMC and the Company to excuse performance under the OIG Agreements. Neither the entering into of the OIG Agreements nor the providing of the Primary Guarantee and the $150 million letter of credit is an admission of liability by any party with respect to the OIG Investigation, nor does it indicate the liability which may result therefrom.
     The foregoing describes the material terms of the OIG Agreements, copies of which were previously filed with the Commission and copies of which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and Room 1300, 7 World Trade Center, New York, New York 10048. Copies of such material will also be made available by mail from the Public Reference Branch of the commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The foregoing description does not purport to be completes and is qualified in its entirety by reference to such agreements.
     Diagnostics Subpoena
     In October 1996, Biotrax International, Inc. (“Biotrax”) and NMC Diagnostics, Inc., (“DSl”) both of which are subsidiaries of NMC, received a civil investigative subpoena from the OIG concerning the possible submission of false or improper claims to, and their payment by, the Medicare program. In May, 1999 the Company and the government entered into a settlement agreement pursuant to which, among other things, the government has agreed to release the Company with respect to this matter in exchange for a payment of approximately $16.8 million from the Company.
     District of New Jersey Investigation
     NMC has received multiple subpoenas from a federal grand jury in the District of New Jersey investigating, among other things, whether NMC sold defective products, the manner in which NMC handled customer complaints and certain matters relating to the development of a new dialyzer product line NMC is cooperating with this
Exhibit A

investigation and has provided the grand jury with extensive documents. In February, 1996, NMC received a letter from the U.S. Attorney for the District of New Jersey indicating that it is the target of a federal grand jury investigation into possible violations of criminal law in connection with its efforts to persuade the FDA to lift a January 1991 import hold issued with respect to NMC’s Dublin, Ireland manufacturing facility. In June 1996, NMC received a letter from the U.S. Attorney for the District of New Jersey indicating that the U.S. Attorney had declined to prosecute NMC with respect to a submission related to NMC’s effort to lift the import hold. The letter added that NMC remains a subject of a federal grand jury’s investigation into other matters. NMC has produced documents in response to a June 1996 subpoena from the federal grand jury requesting certain documents in connection with NMC’s imports of the FOCUS(R) dialyzer from January 1991 to November 1995. The government investigators and the Company have narrowed the issues with respect to which the government has previously expressed concerns and are continuing discussions in order to resolve this investigation. However, the outcome and impact, if any, of these discussions and potential resolution on the Company’s business, financial condition or results of operations cannot be predicted at this time.
Exhibit A

     Commercial Insurer Litigation
     In 1997, the Company, NMC, and certain named NMC subsidiaries, were served with a civil complaint filed by Aetna Life Insurance Company in the U.S. District Court for the Southern District of New York (Aetna Life Insurance Company v. National Medical Care, Inc. et al, 97-Civ-9310). In April 1999, Aetna amended its complaint to include its affiliate, Aetna U.S. Healthcare, Inc., as an additional plaintiff, and to make certain other limited changes in its pleading. Based in large part on information contained in prior securities filings, the lawsuit alleges inappropriate billing practices for nutritional therapy, diagnostic and clinical laboratory tests and misrepresentations. The amended complaint seeks unspecified damages and costs. This matter is at a relatively early stage in the litigation process, with substantial discovery just beginning, and its outcome and impact on the Company cannot be predicted at this time. However, the Company, NMC and its subsidiaries believe that they have substantial defenses to the claims asserted, and intend to continue to vigorously defend the lawsuit. Other private payors have contacted the Company and may assert that NMC received excess payments and similarly, may join the lawsuit and seek reimbursement and other damages from NMC. An adverse result could have a material adverse effect on the Company’s business, financial condition or results of operations.
     In May 1999, the Company filed counter-claims against Aetna Life Insurance Company and Aetna U.S. Healthcare, Inc. based on inappropriate claim denials and delays in claim payments. The Company is also investigating similar counter-claims against two other private payors which have contacted the Company.
     OBRA 93
     OBRA 93 affected the payment of benefits under Medicare and employer health plans for certain eligible ESRD patients. In July 1994, HCFA issued an instruction to Medicare claims processors to the effect that Medicare benefits for the patients affected by OBRA 93 would be subject to a new 18-month “coordination of benefits” period. This instruction had a positive impact on NMC’s dialysis revenues because, during the 18-month coordination of benefits period, patients’ employer health plans were responsible for payment, which was generally at rates higher than that provided under Medicare.
     In April 1995, HCFA issued a new instruction, reversing its original instruction in a manner that would substantially diminish the positive effect of the original instruction on NMC’s dialysis business. HCFA further proposed that its new instruction be effective retroactive to August 1993, the effective date of OBRA 93.
     NMC ceased to recognize the incremental revenue realized under the original Program Memorandum as of July 1, 1995, but it continued to bill employer health plans as primary payors for patients affected by OBRA 93 through December 31, 1995. As of January 1, 1996, NMC commenced billing Medicare as primary payor for dual eligible ESRD patients affected by OBRA 93, and then began to rebill in compliance with the revised policy for services rendered between April 24 and December 31,1995.
Exhibit A

     On May 5, 1995, NMC filed a complaint in the U.S. District Court for the District of Columbia (National Medical Care, Inc. and Bio-Medical Applications of Colorado, Inc. d/b/a Northern Colorado Kidney Center v. Shalala, C.A. No. 95-0860 (WBB)) seeking to preclude HCFA from retroactively enforcing its April 24, 1995 implementation of the OBRA 93 provisions relating to the coordination of benefits for dual eligible ESRD patients. On May 9, 1995, NMC moved for a preliminary injunction to preclude HCFA from enforcing its new policy retroactively, that is, to billings for services provided between August 10, 1993 and April 23, 1995. On June 6, 1995, the court granted NMC’s request for a preliminary injunction and in December of 1996, NMC moved for partial summary judgment seeking a declaration from the Court that HCFA’s retroactive application of the April 1995 rule was legally invalid. HCFA cross-moved for summary judgment on the grounds that the April 1995 rule was validly applied prospectively. In January 1998, the court granted NMC’s motion for partial summary judgment and entered a declaratory judgment in favor of NMC, holding HCFA’s retroactive application of the April 1995 rule legally invalid, and based on its finding, the Court also permanently enjoined HCFA from enforcing and applying the April 1995 rule retroactively against NMC. The Court took no action on HCFA’s motion for summary judgment pending completion of the outstanding discovery. On October 5, 1998 NMC filed it’s own motion for summary judgment requesting that the Court declare HCFA’s prospective application of the April 1995 rule invalid and permanently enjoin HCFA from prospectively enforcing and applying the April 1995 rule. The Court has not yet ruled on the parties’ motions. HCFA elected not to appeal from the Court’s June 1995 and January 1998 orders. HCFA may, however, appeal all rulings at the conclusion of the litigation. If HCFA should successfully appeal so that the revised interpretation would be applied retroactively NMC may be required to refund the payments received from employer health plans for services provided after August 10, 1993 under HCFA’s original implementation, and to re-bill Medicare for the same services, which would result in a net loss to NMC of approximately $120 Million attributable to all periods prior to December 31,1995. Also, in such event, the Company’s business, financial position and results of operations would be materially adversely affected.
     IDPN Coverage Issues
     SRM administers IDPN therapy to chronic dialysis patients who suffer from severe gastrointestinal malfunctions. IDPN therapy was provided by Homecare prior to its divestiture. After 1993, Medicare claims processors sharply reduced the number of IDPN claims approved for payment as compared to prior periods. NMC believes that the reduction in IDPN claims represented an unauthorized policy coverage change. Accordingly, NMC and other IDPN providers pursued various administrative and legal remedies, including administrative appeals, to address this reduction.
     In November 1995, NMC filed a complaint in the U.S. District Court for the Middle District of Pennsylvania seeking a declaratory judgment and injunctive relief to prevent the implementation of this policy coverage change. (National Medical Care, Inc. v. Shalala, 3:CV-95-1922 (RPC)). Subsequently, the District Court affirmed a prior report of the magistrate judge dismissing NMC’s complaint, without considering any substantive claims, on the grounds that the underlying cause of action should be
Exhibit A

submitted fully to the administrative review processes available under the Medicare Act. NMC decided not to appeal the Court’s decision, but rather, to pursue the claims through the available administrative processes.
     NMC was successful in pursuing these claims through the administrative process, receiving favorable decisions from Administrative Law Judges in more than 80% of its cases. In early 1998, a group of claims which had been ruled on favorably were remanded by the Medicare Appeals Council to a single Administrative Law Judge (the “ALJ”) with extensive instructions concerning the review of these decisions. A hearing was scheduled on the remanded claims to take place in July, but later postponed until October 1998.
     Prior to the July hearing date, the United States Attorney for the District of Massachusetts requested that the hearing be stayed pending resolution of the OIG Investigation, on the basis that proceeding could adversely effect the government’s investigation as well as the government’s efforts to confirm it belief that these claims are false. Prior to the ALJ issuing a decision on the stay request, the U.S. Attorney’s Office requested that NMC agree to a stay in the proceedings in order to achieve a potential resolution of the IDPN claims subject to the OIG Investigation as well as those which are subject to the administrative appeals process. NMC agreed to this request, and together with the U.S. Attorney’s Office requested a stay. The ALJ agreed to this request in order to allow the parties the opportunity to resolve both the IDPN claims which are the subject of the OIG Investigation and the IDPN claims which are the subject of the administrative proceedings. In March 1999 negotiations between NMC and the U.S. Attorney’s Office failed to progress and NMC requested that the stay be lifted. The ALJ agreed to NMC’s request and on April 19, 1999 the ALJ hearing began. The hearing process is expected to proceed for several months. At the same time, NMC and the U.S. Attorney’s Office are continuing to discuss potential settlement of both the claims relating to the OIG investigation and the claims which are subject to administrative appeals. At this time, it is not possible to determine whether NMC and the government will be able to resolve issues surrounding the IDPN claims. Further proceedings on other administrative appeals related to unpaid claims remain stayed.
     Although NMC management believes that those unpaid IDPN claims were consistent with published Medicare coverage guidelines and ultimately will be approved for payment, there can be no assurance that the claims on appeal will be approved for payment in full or, to the extent approved, collected in full. Such claims represent substantial accounts receivable of NMC, amounting to approximately $150 million as of June 30, 1999.
     If NMC is unable to collect its IDPN receivable, either through the administrative appeal process or through negotiation, or if IDPN coverage is reduced or eliminated, depending on the amount of the receivable that is not collected and/or the nature of the coverage change, NMC’s business, financial condition and results of operations could be materially adversely affected. NMC’s IDPN receivables are included in the net assets of the Company’s discontinued operations. However, these receivables have not been sold and will remain classified as discontinued operations until they have been
Exhibit A

settled. See Notes to Consolidated Financial Statements, Note 4 — “Discontinued Operations.”
     Administrative Appeals
     The Company regularly pursues various administrative appeals relating to reimbursement issues in connection with its dialysis facilities. One such appeal consists of a challenge to the Medicare regulation which capped reimbursement for the bad debts incurred by dialysis facilities. In 1998, the United States Court of Appeals for the District of Columbia ruled in favor of the Company in connection with the bad debt issue, holding that the Secretary of Health & Human Services had not adequately justified the bad debt regulation, and ruling that the government’s order adopting the rule was arbitrary and capricious. The Court of Appeals remanded the matter to the Secretary to provide a more adequate explanation of the bad debt cap or to abandon it. Subsequently, the Court modified its holding to continue the bad debt regulation in effect pending remand. The Company is continuing settlement discussions with the government in an attempt to recover reimbursement for disallowed bad debt expenses. The Company cannot predict the outcome of these discussions.
     Spectra Corporate Integrity Agreement
     Spectra was acquired by the Company in June 1997. Prior to Spectra’s acquisition by the Company, Spectra settled an investigation by the government and entered into a Corporate Integrity Agreement (the “Agreement”). In February 1999 the government advised Spectra that it may be in breach of the Agreement and on March 15, 1999 issued a subpoena to Spectra requesting certain documents related to the Agreement. Spectra has complied with the subpoena and is currently working with the government to determine if any corrective action is necessary. While there can be no assurances, the Company does not believe the outcome of this matter will have a material adverse effect on the company.
     Other Litigation and Potential Exposures
     In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging professional negligence, malpractice, product liability, workers’ compensation or related claims, many of which involve large claims and significant defense costs. The Company and NMC and their subsidiaries have been, and the Company can be expected to continue from time to time to be, subject to such suits due to the nature of the Company’s business. Although the Company maintains insurance at a level which it believes to be prudent, there can be no assurance that the coverage limits will be adequate or that all asserted claims will be covered by insurance. In addition, there can be no assurance that liability insurance will continue to be available at acceptable costs. A successful claim against the Company or any of its subsidiaries in excess of insurance coverage could have a material adverse effect upon the Company and the results of its operations. Any claims, regardless of their merit or eventual outcome, also may have a material adverse effect on the reputation and business of the Company. The Company, NMC and their subsidiaries operate a large number and wide variety of facilities throughout the U.S. in
Exhibit A

such a decentralized system it is often difficult to maintain the desired level of oversight and control over the thousands of individuals employed by many affiliate companies. The Company relies upon its management structure, regulatory and legal resources, and the effective operation of its compliance program to direct, manage and monitor the activities of these employees. However, on occasion, the Company, NMC and their subsidiaries have identified instances where employees, deliberately or inadvertently, have submitted inadequate or false billings while employed by an affiliated company. The illegal actions of such persons may subject NMC to liability under the False Claims Act, among other laws, and the Company cannot predict whether such law enforcement authorities may use such information to initiate further investigations of the business practices disclosed or any other business activities of the Company. In addition, the Company asserts claims and suits arising in the ordinary course of business, the ultimate resolution of which would not, in the opinion of the Company, have a material adverse effect on its financial condition.
Exhibit A

EXHIBIT L
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORMS OF SECRETARY’S CERTIFICATE

Certificate of Secretary
I, the undersigned, being the Secretary of NMC Funding Corporation, a Delaware corporation (the “Company”), DO HEREBY CERTIFY that:
The person named below has been duly appointed, is duly qualified as and is on the date hereof an officer of the Company, and the signature below set opposite his name is his genuine signature.

Name	Office	Signature

Mark Fawcett	Treasurer	/s/ Mark Fawcett

Attached hereto as Exhibit A is a true and complete copy of the Company’s Certificate/Articles of Incorporation, or its equivalent, as filed in the Office of the Secretary of State, or its equivalent, of the State of incorporation, together with all amendments thereto adopted through the date hereof.
Attached hereto as Exhibit B is a true and complete copy of the Company’s by-laws as in effect on the date hereof, together with all amendments thereto adopted through the date hereof.
Attached hereto as Exhibit C are true and correct copies of the resolutions duly adopted by the Company’s board of directors on October 16, 2008 by written consent, which resolutions have not been revoked, modified, amended, or rescinded and are in full force and effect as of the date hereof. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Company’s board of directors which deal with matters set forth in Exhibit C.
IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of October, 2008.

/s/ Douglas G. Kott
Douglas G. Kott
Secretary

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “NMC FUNDING CORPORATION”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF AUGUST, A.D. 1997, AT 12:15 O’CLOCK P.M.
     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

	/s/ Edward J. Freel

	Edward J. Freel, Secretary of State

2785199 8100	AUTHENTICATION:	8606253

971272145	DATE:	08-14-97

CERTIFICATE OF INCORPORATION
of
NMC FUNDING CORPORATION
     FIRST: This corporation’s name is “NMC Funding Corporation” (hereinafter called the“Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company
     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are:
     (a) to enter into, perform and comply with a receivables purchase agreement (the “Purchase Agreement”) with National Medical Care, Inc. (“Seller”), pursuant to which agreement the Corporation may, among other things, purchase from Seller some or all of its accounts receivable and related security interests and rights (the “Receivables”);
     (b) to own, hold and service (or arrange for an agent to service) the Receivables;
     (c) to fund the Corporation’s purchases of Receivables by selling interests in the Receivables to, or borrowing from, one or more trusts, banks, financial institutions, commercial paper issuers, insurance companies or similar entities (collectively, “Financial Entities”), and, in connection with any such financing arrangements (whether a sale or a borrowing, a “Financial Transaction”), to sell, or pledge as security, all or substantially all of the Corporation’s assets, including all of its right, title and interest to and in the Receivables;
     (d) to invest the proceeds derived from the sale or ownership of the Receivables as determined by the Corporation’s board of directors (the “Board”); and
     (e) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”) that, in either case, are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes.
     FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is One Thousand (1,000) shares, all of which shares shall be common stock, par value $.10 per share (“Common Stock”). All Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.
          a. Voting Rights. Except as set forth herein or as otherwise required by law, all outstanding Common Stock shall be entitled to vote on each matter on which the Corporation’s stockholders shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.
          b. Dividends and Other Distributions. The Board may cause dividends to be paid to holders of Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution on the Common Stock shall be payable on all Common Stock share and share alike.
          c. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the Corporation’s debts and other liabilities, the holders of Common Stock shall be entitled to share ratably, share alike, in the Corporation’s remaining net assets.
          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to alter, amend, repeal or adopt the Corporation’s bylaws (the “Bylaws”); provided, however, that any such alteration, amendment, repeal or adoption that relates to or affects in any way the criteria for, qualifications of, or requirement that the Corporation maintain at least one “Independent Director” (as defined in the Seventh Article), must receive the prior affirmative vote or written consent of each Independent Director.
          SIXTH: Elections of directors need not be by written ballot unless, and to the extent, so provided in the Bylaws.
          SEVENTH: The Corporation shall at all times (except as noted hereafter in the event of death, incapacity, resignation or removal) have at least one director (an “Independent Director”) who (a) is not and has not, during the past five years, been a stockholder (whether direct, indirect or beneficial), customer, advisor or supplier of Seller or any of its affiliates (provided that indirect stock ownership of Seller or of any affiliate by any person through a mutual fund or similar diversified investment pool shall not disqualify such person from being an Independent Director unless such person maintains direct or indirect control of the investment decisions of such mutual fund or similar diversified investment pool); (b) is not and has not, during the past five years, been a director, officer, employee, affiliate or associate of Seller or any of its affiliates (other than the Corporation) (Seller and its affiliates other than the Corporation being hereinafter referred to as the “Corporate Group”); (c) is not a person related to any person referred to in clauses (a) and (b); (d) is not and has not, during the past five years, been a trustee, conservator or receiver for any member of the Corporate Group; and (e) has (i) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the

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institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The Corporation shall cause each Independent Director to be paid a fee of at least $ 1,000 per year. In the event of the death, incapacity, resignation or removal of any Independent Director, the Board shall promptly appoint a replacement Independent Director. The Board shall not vote on any matter requiring the vote of an Independent Director under this Certificate of Incorporation unless at least one Independent Director is then serving on the Board.
          EIGHTH: To the extent permitted under the Delaware General Corporation Law, none of the Corporation’s directors shall be liable to the Corporation or its stockholders for monetary damages as a result of breaching any fiduciary duty as a director. Any repeal or modification of this Eighth Article by the Corporation’s stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation existing at the time of such repeal or modification.
          NINTH: Subject to the limitations of an Independent Director in the Seventh Article, to the extent permitted under the Delaware General Corporation Law, any person (including stockholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and neither the Corporation nor its stockholders shall have any right in or to such independent ventures or to the income or profits derived therefrom.
          TENTH: Notwithstanding any other provision of this Certificate of Incorporation and any provision of law, the Corporation shall not do any of the following:
     (a) engage in any business or activity other than as set forth in the Third Article hereof;
     (b) without the affirmative vote of all of the Board members (which must include the affirmative vote of at least one duly appointed Independent Director), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph;

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     (c) without the affirmative vote of all of the Board members (which must include the affirmative vote of at least one duly appointed Independent Director) merge or consolidate with any other corporation, company or entity or, except to the extent contemplated by the Third Article hereof, sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity; or
     (d) without the affirmative vote of all of the Board members (which must include the affirmative vote of at least one duly appointed Independent Director), incur or assume any indebtedness for borrowed money except (i) indebtedness contemplated by paragraph (c) of the Third Article hereof or (ii) indebtedness to Seller for the purchase of Receivables on a deferred payment basis and incurred pursuant to the Purchase Agreement.
          When voting on whether the Corporation will take any action described in paragraph (b), (c) or (d) above, each Director shall owe its primary fiduciary duty or other obligation to the Corporation (including the Corporation’s creditors) and not to the stockholders (except as may otherwise be required by the Delaware General Corporation Law). Every stockholder of the Corporation shall be deemed to have consented to the foregoing by virtue of such stockholder’s consent to this Certificate of Incorporation.
     ELEVENTH: The Corporation shall ensure at all times that (a) it conducts its business from an office that is separate and distinct from those of each member of the Corporate Group, even if such office space is subleased from, or is on or near premises occupied by, a Corporate Group member, (b) it maintains separate corporate records and books of account from those of each member of the Corporate Group, (c) none of the Corporation’s assets will be commingled with those of any member of the Corporate Group; (d) any employee, consultant or agent of the Corporation or any other operating expense incurred by the Corporation, will be paid from the assets of the Corporation; and (e) it maintains an arm’s length relationship with Seller and each other member of the Corporate Group.
     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of the Third, Fifth, Seventh, Tenth, Eleventh, or Twelfth Article of this Certificate of Incorporation (the “Restricted Articles”) without the affirmative vote of all (which shall be at least one) Independent Directors, and provided, further, that the Corporation shall not amend or change any provision of any Article other than the Restricted Articles so as to be inconsistent with the Restricted Articles.

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     THIRTEENTH: The sole incorporator’s name and mailing address are as follows:

Carter Strong	1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5339
          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, makes this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 14th day of August 1997

/s/ Carter Strong
Carter Strong
Incorporator

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BYLAWS
OF
NMC FUNDING CORPORATION*
ARTICLE I
OFFICES
     Section 1. The registered office of NMC Funding Corporation (the “Corporation”) shall be in the City of Wilmington, State of Delaware.
     Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors (the “Board”) may from time to time determine or the Corporation’s business may require.
     Section 3. The Corporation shall maintain a business office through which its business will be conducted separate from those of National Medical Care, Inc. and its affiliates.
ARTICLE II
MEETINGS OF STOCKHOLDERS
     Section 1. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.
     Section 2. The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board. At each annual meeting, directors shall be elected and any other proper business may be transacted.
     Section 3. A majority of the Corporation’s capital stock outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a

*	As duly adopted by the Corporation’s sole incorporator on August 14, 1997 and by the Board as of August 15, 1997.

quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.
     Section 4. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.
     Section 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Corporation’s Secretary at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the Corporation’s books on the record date set by the Board as provided in Article V, Section 6 hereof. All elections shall be had and all questions decided by a plurality vote.
     Section 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority in amount of the Corporation’s capital stock outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
     Section 7. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not fewer than 10 nor more than 60 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the Corporation’s records.
     Section 8. The officer who has charge of the Corporation’s stock ledger shall prepare and make, at least 10 days before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

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Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
     Section 9. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE III
DIRECTORS
     Section 1. The number of directors which shall constitute the whole Board shall be not fewer than two nor more than six. The directors need not be stockholders or citizens of the United States or residents of the State of Delaware. The Corporation shall at all times, except as noted hereafter, have at least one Independent Director (as such term is defined in the Certificate of Incorporation). In the event of the death, incapacity, resignation or removal of any Independent Director, or if any director acting as an Independent Director shall cease to satisfy the eligibility conditions for an Independent Director, the Board shall promptly appoint a replacement Independent Director; provided, however, that the Board shall not vote on any matter requiring the vote of an Independent Director unless and until at least one Independent Director has been duly appointed to serve on the Board. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified; provided, however that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to wrote thereat.
     Section 2. Vacancies on the Board by reason of death, resignation, retirement, disqualification, or increase in the authorized number of directors may, subject to Section 1 above, be filled by a majority of the directors then office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall quality, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner

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provided by statute. If, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
     Section 3. The Corporation’s property and business shall be managed by or under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
MEETING OF THE BOARD
     Section 4. The directors may hold their meetings and have one or more offices, and keep the Corporation’s books outside of the State of Delaware.
     Section 5. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.
     Section 6. Special meetings of the Board may be called by the President on forty-eight hours’ notice to each director, either personally, by telegram or by telecopy. Special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.
     Section 7. At all meetings of the Board, one-half of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws and except that one Independent Director must be present to form a quorum for any matter which, pursuant to the Certificate of Incorporation or these Bylaws, requires the vote of each Independent Director. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such director shall constitute quorum.
     Section 8. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee designated by the Board (“Committee”) may be taken without a meeting, if all

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members of the Board or Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or Committee.
     Section 9. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any Committee designated by the Board, may participate in a meeting of the Board or any Committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
COMMITTEES OF DIRECTORS
     Section 10. The Board may, by resolution passed by a majority of the whole Board, designate one or more Committees, each such Committee to consist of one or more of the Board members. The Board may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the Committee. In the absence or disqualification of a member of a Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Board member to act at the meeting in the place of any absent or disqualified member. Any such Committee, to the extent provided in the resolution of the Board, and subject to the requirements of Article III, shall have and may exercise all the powers and authority of the Board in the management of the Corporation’s business and affairs, and may authorize the seal for the Corporation to be affixed to all papers which say require it; but no such Committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending the Bylaws, or taking any other action which, pursuant to the Certificate of Incorporation, requires the vote of each Independent Director; and, unless the resolution or the Certificate of Incorporation expressly so provides, no such Committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
     Section 11. Each Committee shall keep regular minutes of its meetings and report the same to the Board when required.
COMPENSATION OF DIRECTORS
     Section 12. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each Board meeting and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director; provided, however, that services provided by any director which are determined by the Board to

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be ministerial and of negligible value will not be compensated. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing Committees may be allowed like compensation for attending Committee meetings.
INDEMNIFICATION
     Section 13. The Corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.
ARTICLE IV
OFFICERS
     Section 1. The Corporation’s officers shall be chosen by the Board and shall include a President, a Secretary, and a Treasurer. The Corporation may also have at the Board’s discretion such other officers as are desired, including a chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 2 hereof. If there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.
     Section 2. The Board may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties, as shall be determined from time to time by the Board.
     Section 3. The salaries of all officers and agents of the Corporation shall be fixed by the Board.
     Section 4. The Corporation’s officers shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board.

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CHAIRMAN OF THE BOARD
     Section 5. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Corporation’s Chief Executive Officer and shall have the powers and duties prescribed in Section 6 of this Article IV.
PRESIDENT
     Section 6. Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, if there be such an officer, the President shall be the Corporation’s Chief Executive Officer and shall, subject to the Board’s control, have general supervision, direction and control of the Corporation’s business and officers. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all Board meetings. He shall be an ex-officio member of all Committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.
VICE PRESIDENTS
     Section 7. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board, or if not ranked, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board.
     Section 8. The Secretary shall attend all Board meetings and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing Committees when required by the Board. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board, and shall perform such other duties as may be prescribed by the Board or these Bylaws. He shall keep in safe custody the seal of the Corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.
     Section 9. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board, or if there be no such determination, the Assistant Secretary designated by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

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TREASURER AND ASSISTANT TREASURER
     Section 10. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects, in the name and to the credit of the Corporation, in such depositories as may be designated by the Board. He shall disburse the Corporation’s funds as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board, at its regular meetings, or when the Board so requires, an account of all his transactions as Treasurer and of the Corporation’s financial condition. If required by the Board, he shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board, for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.
SECRETARY AND ASSISTANT TREASURER
     Section 11. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board, or if there be no such determination, the Assistant Treasurer designated by the Board, shall, in the absence or disability of the Treasurer, performs the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
ARTICLE V
CERTIFICATES OF STOCK
     Section 1. Every holder of stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Corporation, certifying the number of shares represented by the certificate owned by such stockholder in the Corporation.
     Section 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
     Section 3. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full

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or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate, which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
LOST, STOLEN OR DESTROYED CERTIFICATES
     Section 4. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the miking of an affidavit of that fact by the a person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
TRANSFER OF STOCK
     Section 5. Upon surrender to the Corporation, or the Corporation’s transfer agent, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
FIXING RECORD DATE
     Section 6. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date which shall not be more than 60 nor fewer than 10 days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

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REGISTERED STOCKHOLDERS
     Section 7. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.
ARTICLE VI
GENERAL PROVISIONS
DIVIDENDS
     Section 1. Dividends upon the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in capital stock, subject to the provisions of the Certificate of Incorporation.
     Section 2. Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may abolish any such reserve. The Corporation will not pay dividends out of funds other than retained earnings unless the Board determines that the funds to be paid as dividends are no longer needed by the Corporation in the operations of its business and that the Corporation will not require any additional capital contributions after the payment of such dividend.
CHECKS
     Section 3. All checks, drafts or other orders for the payment of money issued in the name of the Corporation shall be signed by such officers, employees or agents of the Corporation as shall from time to time be designated by the Chairman of the Board, the President, the Vice President-Finance, the Treasurer or an Assistant Treasurer.
     All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as shall from time to time be designated by the Chairman of the Board, the President, the Vice President-Finance, the Treasurer or an Assistant Treasurer; and such officers may designate any type of depository arrangement (including but not limited to depository arrangements resulting in net debits against the Corporation) as from time to time offered or available.

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FISCAL YEAR
     Section 4. The Corporation’s fiscal year shall be fixed by resolution of the Board.
SEAL
     Section 5. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
NOTICES
     Section 6. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.
     Section 7. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed to be equivalent.
ANNUAL STATEMENT
     Section 8. The Board shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the Corporation’s business and condition.
ARTICLE VII
AMENDMENTS
     Section 1. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board, when such power is conferred upon the Board by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of such alteration, amendment, repeal or adoption of new Bylaws is contained in the notice of such special meeting; provided, however, that any such alteration, amendment, repeal or adoption that relates to or effects in any way the criteria for, qualifications of, or requirement that the Corporation maintain

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one Independent Director and one Independent Officer must receive the prior affirmative vote or written consent of each Independent Director. If the power to adopt, amend or repeal Bylaws is conferred upon the Board by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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NMC FUNDING CORPORATION
Action by Unanimous Written Consent of the Board of Directors
In Lieu of a Meeting
October 16, 2008
     The undersigned, being all the Directors of NMC Funding Corporation, a Delaware corporation (the “Corporation”), hereby consent to the adoption of the following resolutions, which shall be treated as resolutions for all purposes and as fully as if said resolutions were adopted at a duly called and held meeting of the Board of Directors, effective as of the date set forth above:
     RESOLVED: That the Fourth Amended and Restated Transfer and Administration Agreement by and among the Corporation, as Transferor, National Medical Care, Inc., as Collection Agent, the entities party thereto as Conduit Investors, the financial institutions party thereto as Bank Investors, the financial institutions party thereto as Administrative Agents, and WestLB AG, New York Branch, as Agent (the “Agreement”), as previously provided to the Board, be and the same hereby is approved and adopted, and that each officer of the Corporation be and each hereby is authorized and directed, acting in the name of and on behalf of the Corporation to execute and deliver the Agreement, or one or more instruments evidencing the Agreement, with such changes as any such officer shall, in his sole discretion, deem necessary or advisable, the execution and delivery of the same to be conclusive evidence of the authority granted hereunder.
     RESOLVED: That each officer of the Corporation be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Corporation, to (a) negotiate, execute and deliver such other instruments, agreements and/or documents required by, in furtherance of, or in connection with the Agreement (collectively with the Agreement, the “Transaction Documents”) with such changes or additions thereto as such officers may approve, the execution by any of such officers of any such Transaction Documents or the doing by such officer of any action in connection with the foregoing establishing conclusively such officer’s approval and the approval of the Board of Directors, and (b) cause the Corporation to perform its obligations thereunder.
     RESOLVED: That all action taken and/or any resolutions adopted by the Corporation’s current Board of Directors and officers in connection with the negotiation and execution of the Transaction Documents be, and hereby are, ratified, affirmed and approved.
[Signature page to follow]

          IN WITNESS WHEREOF, the undersigned have executed this consent effective as of the date set forth above.

/s/ Michael Brosnan
Michael Brosnan

/s/ Mark Fawcett
Mark Fawcett

Jill A. Gordon

          IN WITNESS WHEREOF, the undersigned have executed this consent effective as of the date set forth above.

Michael Brosnan

Mark Fawcett

/s/ Jill A. Russo
Jill A. Russo

Certificate of Secretary
I, the undersigned, being the Secretary of National Medical Care, Inc, a Delaware corporation (the “Company”), DO HEREBY CERTIFY that:
The person named below has been duly appointed, is duly qualified as and is on the date hereof an officer of the Company, and the signature below set opposite his name is his genuine signature.

Name	Office	Signature

Mark Fawcett	Treasurer	/s/ Mark Fawcett

Attached hereto as Exhibit A is a true and complete copy of the Company’s Certificate/Articles of Incorporation, or its equivalent, as filed in the Office of the Secretary of State, or its equivalent, of the State of incorporation, together with all amendments thereto adopted through the date hereof.
Attached hereto as Exhibit B is a true and complete copy of the Company’s by-laws as in effect on the date hereof, together with all amendments thereto adopted through the date hereof.
Attached hereto as Exhibit C are true and correct copies of the resolutions duly adopted by the Company’s board of directors on October 16, 2008 by written consent, which resolutions have not been revoked, modified, amended, or rescinded and are in full force and effect as of the date hereof. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Company’s board of directors which deal with matters set forth in Exhibit C.
IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of October, 2008.

/s/ Douglas G. Kott
Douglas G. Kott
Secretary

     I, GLENN C. KENTON, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED 19 A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF NMC HOLDING CORP, FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A. D. 1984, AT 10 O’CLOCK A.M.

	/s/ Glenn C. Kenton

	Glenn C. Kenton, Secretary of State

	AUTHENTICATION:	10301820
734219006	DATE:	08/06/1984

CERTIFICATE OF INCORPORATION of NMC HOLDING CORP.
     FIRST. The name of the Corporation is: NMC Holding Corp.
     SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH. (A) The Corporation shall have the authority to issue two classes of stock to be designated, respectively, “Common Stock” and “preferred stock”. The total number of shares which the Corporation is authorized to issue is 22,000,000 shares, $.01 par value per share, of which 17,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.
                        (B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, powers, privileges and the restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares then constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     FIFTH. The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Paul P. Brountas	60 State Street
Boston, MA 02109

     SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:
          1. Election of directors need not be by written ballot.
          2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.
     SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
     EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     EXECUTED at Boston, Massachusetts on August 3, 1984.

/s/ Paul P. Brountas
Paul P. Brountas
Incorporator

2

     I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF “NMC HOLDING CORP.” FILED IN THIS OFFICE ON THE NINETEENTH DAY OF DECEMBER, A.D. 1984, AT 10 O’CLOCK A.M.
* * * * * * * * * *

921895304	/s/ Michael Ratchford

SECRETARY OF STATE
	AUTHENTICATION:	*3511612
	DATE:	07/08/1992

RESTATED CERTIFICATE OF INCORPORATION OF NMC HOLDING CORP.
Pursuant to Section 242 and 245 of the General
Corporation Law of the State of Delaware
          The undersigned, Constantine L. Hampers, M.D. and Ellen B. Corenswet, President and Assistant Secretary, respectively, of NMC Holding Corp., a corporation organized and existing under the the General Corporation Law of the State of Delaware (the “Corporation”), the Certificate of Incorporation of which was filed in the Office of the Secretary of State of Delaware on August 6, 1984, do hereby certify that this Restated certificate of incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
          FIRST. The name of the Corporation is NMC Holding Corp.
          SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD. The nature of the business or purposes to be conducted or promoted is as follows:
          To acquire and hold, directly or indirectly, all of the outstanding shares of capital stock of Rational Medical Care, Inc.
          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          FOURTH. (A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 20,000,000 shares, $.01 par value per share, of which 15,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.
                             (B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to determine or alter the rights, preferences, powers, privileges and the restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series which have been issued. In case the number of shares constituting any series shall be so decreased, the shares then constituting such decrease shall resure the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
                    (C) Three Million Five Hundred Eighty Thousand (3,580,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Convertible Preferred Stock” (hereinafter referred to as “Series A Stock”). Nine Hundred Seventeen Thousand (917,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” (hereinafter referred to as “Series B Stock”). The “Series A Stock and the series B Stock” are hereinafter referred to collectively as the “Series Preferred Stock.” Four Hundred Fifty Thousand (450,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “12% Cumulative Redeemable Preferred Stock” (the “12% Preferred Stock”). The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to or imposed upon the shares of Series Preferred Stock and the 12% Preferred Stock shall be as follows:
     1. Dividends.
          (a) (i) In each fiscal year of the Corporation, the holders of the 12% Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of the funds legally available for that purpose, dividends payable in cash at the rate of twelve per cent (12%) per annum on the Liquidation Value (as defined in subsection 2(a) hereof) of such shares, and no more, payable quarterly on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Date”). The dividends on shares of the 12% Preferred Stock shall be cumulative and shall commence to accrue from the date of issue of such shares, so that if in any year dividends on the 12% Preferred Stock at the rate of twelve per cent (12%) per annum of the Liquidation Value thereof shall not have been paid or declared and set apart, the deficiency shall, except as otherwise provided in paragraph (ii) of this subsection 1(a), remain payable by the Corporation to the holders of the 12% Preferred Stock. Until all outstanding shares of the 12% Preferred Stock have been redeemed by the Corporation in accordance with Sections 6 and 7 hereof, no dividend or other distribution payable in cash shall be paid on any shares of the Corporation’s Series A Stock, Series B Stock or Common Stock.

               (ii) In the event that the Corporation shall, for any reason, be unable to pay or declare and set apart any dividend on the 12% Preferred Stock as provided in paragraph (i) of this subsection l(a) (“Defaulted Dividend”), the Corporation shall, to the extent it may lawfully do so, issue in lieu of the Defaulted Dividend, a stock dividend of additional shares of the 12% Preferred Stock having a Liquidation Value equal to the amount of the Defaulted Dividend (rounded to the nearest whole share with one-half share rounded upward).
          (b) Subject to subsection 1(a), in each fiscal year of the Corporation the holders of shares of Series B Stock shall be entitled to receive before any cash dividends shall be declared and paid upon or set aside for the Series A Stock or the Common Stock in such fiscal year, when, as and if declared by the Board of Directors of the Corporation out of the funds legally available for that purpose, dividends payable in cash in an amount per share for such fiscal year at least equal to the product of (a) $.65, multiplied by (b) the number of whole shares of Common Stock into which each such share of Series B Stock is then convertible.
          (c) Subject to subsection 1(a), in each fiscal year of the Corporation, after payment shall have been made to the holders of shares of Series B Stock of the full amount to which they are entitled as aforesaid, the holders of the shares of Series A Stock and Series B Stock shall be entitled to receive, before any cash dividends shall be paid upon or set aside for the Common Stock in such fiscal year, when, as and if declared by the Board of Directors of the Corporation out of the funds legally available for that purpose, dividends payable in cash in an amount per share for such fiscal year at least equal to the product of (a) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock during such fiscal year, multiplied by (b) the number of whole shares of Common Stock into which each such share of Series A Stock and Series B Stock is then convertible.
     2. Liquidation, Dissolution or Winding Up.
          (a) (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of 12% Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the 12% Preferred Stock by reason of their ownership thereof, an amount equal to $600 (the “Liquidation Value”) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus accrued but unpaid dividends (and, in the event that such payment shall be made on a date other than a Quarterly Dividend Date, together with an additional dividend, at the rate of twelve percent (12%) per annum on the Liquidation Value thereof, in respect of the period from the last Quarterly Dividend Date to and including the date of such payment). If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of 12% Preferred Stock the full amount to which they shall be entitled, the holders of shares of 12% Preferred Stock and any class or series of stock ranking on liquidation on a parity with the 12% Preferred Stock shall share ratably in any distribution of such assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               (ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of 12% Preferred Stock of the full amount to which they are entitled as aforesaid, the holders of the shares of Series B Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series A Stock or Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Stock by reason of their ownership thereof, an amount equal to $6.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus accrued but unpaid dividends. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Stock the full amount to which they shall be entitled, the holders of shares of Series B Stock and any class or series of stock ranking on liquidation on a parity with the Series B Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               (iii) In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the shares of 12% Preferred Stock and Series B Stock of the full amount to which they are entitled as aforesaid, the holders of the shares of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Stock (such

Common Stock and other stock being collectively referred to as “Junior Stock”) an amount equal to $1.40 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus accrued but unpaid dividends. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Stock the full amount to which they shall be entitled, the holders of shares of Series A Stock and any class or series of stock ranking on liquidation on a parity with the Series A Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (b) After the payment of all preferential amounts required to be paid to the holders of the 12% Preferred Stock, and the Series Preferred Stock, upon the liquidation, dissolution or winding up of the Corporation, the holders of the shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.
          (c) The merger or consolidation of the Corporation into or with another corporation (except if the Corporation is the surviving entity and is not owned or controlled by any other corporation or entity), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2 unless such merger or consolidation is not intended to effect a change in the ownership or control of the Corporation or of its assets and is not intended to alter materially the business or assets of the Corporation.
     3. Voting
          (a) Except as provided by law, by the provisions of subsections 3(b) and 3(c) below or by the provisions establishing any other series of Preferred Stock, (i) each holder of outstanding shares of Series Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and for written actions of stockholders in lien of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration and (ii) the holders of 12% Preferred Stock shall not be entitled to vote with respect to any matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

          (b) For so long as any shares of the 12% Preferred Stock shall remain outstanding, the holders of shares of the 12% Preferred Stock, voting separately as a class, shall be entitled to elect one-half of the number of directors which the Corporation would have (fixed by or in accordance with the By-Laws of the Corporation) if there were no vacancies and shall be entitled to remove any director so elected. Except as required by law or as set forth in subsection 3(c) below, the holders of shares of the 12% Preferred Stock shall not be entitled to vote on any other matter on which stockholders are entitled or permitted to vote; provided, however, that so long as any shares of the 12% Preferred Stock shall be outstanding, affirmative action by the holders of the 12% Preferred Stock, voting separately as a class, shall be required to amend this Restated Certificate of Incorporation so as to increase or decrease the aggregate number of authorized shares of the 12% Preferred Stock, increase or decrease the par value of the shares of the 12% Preferred Stock or alter or change the powers, preferences or special rights of the shares of the 12% Preferred Stock so as to affect them adversely. At all meetings of stockholders of the Corporation at which the holders of the 12% Preferred Stock are entitled to vote, the presence in person or by proxy of holders of a majority of the 12% Preferred Stock issued and outstanding as of the record date for such meeting shall be required to constitute a quorum for the transaction of the business with respect to which the holders of the 12% Preferred Stock are entitled to vote, and at all such meetings (and for written actions of the holders of the 12% Preferred Stock in lieu of meetings) the vote, in person or by proxy (or given in writing), of holders of a majority of the 12% Preferred Stock issued and outstanding as of the record date for such meeting (or as of the date of such written action) shall constitute the action of the holders of the 12% Preferred Stock.
          (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of any series of Preferred Stock outstanding so as to affect adversely such series without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of such series, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or-issuance of any series of Preferred Stock with preference or priority over such series as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely such series. The number of authorized shares of any series of Preferred Stock outstanding may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of such series of Preferred Stock voting as a separate class.
     4. Optional Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”) :

          (a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.40 in the case of the Series A Stock and $6.50 in the case of the Series B Stock by the respective Conversion Prices of the Series A Stock and the Series B Stock (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $1.40 in the case of the Series A Stock and $6.50 in the case of the Series B Stock. Such initial Conversion Price, and the rate at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
     In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series Preferred Stock.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.
          (c) Mechanics of Conversion.
               (i) In order for a holder of Series Preferred Stock to convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock, at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Series Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
               (iv) All shares of Series Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series Preferred Stock accordingly.
          (d) Adjustments to Conversion Price for Diluting Issues:
               (i) Special Definitions. For purposes of this Subsection 4(d), the following definition shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding (1) options and/or stock awards granted to employees or consultants of the Corporation pursuant to any employee option plan and/or employee stock purchase plan adopted by the Board of Directors, and (2) an option granted to W.R. Grace & Co. to purchase 3,070,430 shares of Common Stock at an exercise price of $1.09 per share (subject, in the case of any options or shares excluded hereunder to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares).
                    (B) “Original Issue Date” shall mean the date on which a share of Series Preferred Stock was first issued.
                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common stock and Series Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:
(I)	upon conversion of shares of Series Preferred Stock outstanding on the Original Issue Date;

(II)	as a dividend or distribution on Series Preferred Stock;

(III)	by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III); or

(IV)	upon the exercise of options or stock awards excluded from the definition of “Option” in Subsection 4(d)(i)(A).
               (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 66 2/3% of the then outstanding shares of Series Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
                    (A) Options and Convertible Securities. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                         (I) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                         (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (III) no readjustment pursuant to clause (II) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                         (IV) upon the expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price.
                    (B) Stock Dividends and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then Additional Shares of Common Stock shall be deemed to have been issued:
                         (I) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or
                         (II) in the case of any subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.
     If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 4(d)(iii) as of the time of actual payment of such dividend.
(iv)	Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.
          In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of shares of Series Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii) (whether or not excluded from the definition of “Additional Shares of Common Stock” by virtue of clauses (II), (III) and (IV) of Subsection 4(d)(i)(D)), such Additional Shares of Common Stock shall be deemed to be outstanding; provided further, that in the event the Corporation, without receiving any consideration, declares a dividend on Common Stock payable in Common Stock or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such stock dividend or subdivision shall, on the date that Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii)(B), be decreased proportionately; and provided further, that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.
               (v) Datermination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property. Such consideration shall:
                         (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;
                         (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
                         (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing
                         (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
                    (C) Stock Dividends and Stock Subdivisions. Any Additional Shares of Common Stock deemed to have been issued pursuant to Subsecticn 4(d)(iii)(B), relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration.
               (vi) Adjustment for Combinations or Consolidation of Common Stock.
          In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be increased proportionately.
          (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

          (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series Preferred Stock.
          (g) Notice of Record Date. In the event:
(i)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)	that the Corporation subdivides or combines its outstanding shares of Common Stock; or

(iii)	of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;
then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series Preferred Stock, and shall cause to be mailed to the holders of the Series Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating
(A)	the record date of such dividend, distribution or subdivision, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or subdivision are to be determined, or

(B)	the date on which such dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding up.

     5. Mandatory Conversion.
          (a) The Corporation may, at its option, require all (and not less than all) holders of shares of Series B stock then outstanding to convert their shares of Series B Stock into shares of Common Stock, at the than effective Conversion Price pursuant to Section 4, at any time on or after the closing of the sale of shares of Common Stock in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross proceeds.
          (b) The Corporation may, at its option, require all (and not less than all) holders of shares of Series B Stock then outstanding to convert their shares of Series B Stock into shares of Common Stock, at the then effective Conversion Price pursuant to Section 4, upon the satisfaction by the Corporation of either of the two financial tests set forth below and receipt of a written certificate from the Corporation’s independent auditors stating that the applicable financial test has been satisfied, the date such test was satisfied (the “Determination Date”) and the calculation used in determining such satisfaction. The Corporation shall have the rights specified in this subsection 5(b) if Test No. 1 below is satisfied at any time after the date of this Restated Certificate of Incorporation or if Test No. 2 below is satisfied on or before December 31, 1988. If Test No. 2 is not satisfied on or before December 31, 1988, the Corporation shall have the rights specified herein only if and when Test No. 1 is satisfied. The calculations of Debt, Total Capital Employed, Excess Cash and Cash on Hand (as such terms are defined below) shall be made with respect to the Corporation and its subsidiaries on a consolidated basis, except as specifically noted.
     Test No. 1:
     On the Determination Date, Debt as a percentage of Total Capital Employed shall not exceed 50%, where:
     A. “Debt” is defined as the sum of (i) indebtedness for borrowed money (including short- and long-term portions); (ii) obligations under leases which are recorded as capital leases (including short– and long–term portions); (iii) any additional funds provided to the Corporation by W. R. Grace & Co. from the date on which the first shares of 12% Preferred Stock were issued (the “Issue Date”) until the Determination Date, including funds provided under the terms of the Capitalization Agreement, dated the Issue Date, between W. R. Grace & Co. and Manufacturers Hanover Trust Company, as Agent (“MHTC”), but excluding any funds paid to Holding upon exercise of an option to purchase 3,070,430 shares of Common Stock of Holding granted to Grace on the Issue Date; and (iv) an amount equal to the difference between (x) the cumulative dividend on the 12% Preferred Stock from the Issue Date until the Determination Date (the “Preferred Dividend”), and (y) the amount of the Preferred Dividend actually paid in cash or in additional shares of 12% Preferred Stock by the Corporation prior to the Determination Date.
     B. “Total Capital Employed” is defined as the sum of (i) Debt; plus (ii) the aggregate capital of the Corporation at the Issue Date; plus (iii) cumulative net income (excluding net gains from the sale of assets but including losses from the sale of assets); minus (iv) the Preferred Dividend.
     Test No. 2:
     Excess Cash on the Determination Date shall equal or exceed $100 million, where “Excess Cash” is defined as an amount equal to (i) the cumulative net income (excluding net gains from the sale of assets but including losses from the sale of assets) from the Issue Date until the Determination Date; (ii) plus depreciation, amortization and deferred taxes for such period; (iii) adjusted for changes in working capital during such period (increases constituting a deduction from net income and decreases constituting an addition to net income); (iv) minus capital expenditures and capitalized acquisition costs during such period; (v) plus Cash on Hand (as defined below) on the Issue Date. “Cash on Hand” is defined as the difference between the total cash, deposits and marketable securities of the Corporation (including for this purpose the $315,000,000 available to the Corporation under the Credit Agreement, dated as of December 14, 1984, among the Corporation, MHTC and the banks named therein (the “Credit Agreement”)) and an amount equal to the sum of the following : (A) the net proceeds from the sale of capital assets of the Corporation between August 23, 1984 and the Issue Date; (E) the fees and expenses incurred or contracted for at or before the Issue Date In connection with the merger of National Medical Care, Inc. (“NMC”) into NMC Acquisition Corp., Including (by way of example but not limitation) legal, accounting, printing and certain banking fees due at or before the Issue Date and the total contribution to be made to Dartmouth College, but not including banking fees to be incurred under the Credit Agreement after such time and not including fees and expenses paid by NMC prior to the Issue Date; (C) the cash payments (whether or not payable at the Issue Date) to be made for shares of, and retirement of options to acquire shares of, NMC; (D) the amount of indebtedness of NMC outstanding immediately prior to the Issue Date which is repaid at or before the Issue Date; (E) the cash, deposits and marketable securities of Dartmouth Insurance Company LTD. on the Issue Date; and (F) $24,000,000.
          (c) The Corporation shall not have the right to require the holders of shares of Series A Stock to convert their shares into Common Stock.
          (d) All holders of record of shares of Series B Stock will be given at least 10 days’ prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Series B Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Stock at such holder’s address last shown on the records of the transfer agent for the Series B Stock (or the records of the Corporation, if it serves as its own transfer agent). On or before the date fixed for conversion, each holder of shares of Series B Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of common Stock to which such holder is entitled pursuant to this Section 5. On the date fixed for conversion, all rights with respect to the Series B Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Stock has been converted, and payment of any accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series B Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (d) All certificates evidencing shares of Series B Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series B Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series B Stock accordingly.
     6. Optional Redemption.
          (a) The Corporation may, at the option of its Board of Directors, redeem, out of the assets of the Corporation legally available for that purpose, on any Quarterly Dividend Date, all or any part of the outstanding shares of the 12% Preferred Stock, upon notice duly given as hereinafter provided, by paying for each such share, in cash, an amount equal to the Liquidation Value there of (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalizations affecting such shares) together with an amount equal to any accrued but unpaid dividends on such shares (hereinafter referred to as the “Redemption Price”); provided, however, that any such redemption of less than all of the shares of the 12% Preferred Stock then outstanding, shall be of 1,700 shares of the 12% Preferred Stock or of any whole multiple of 1,700 shares.
          (b) In the event of any redemption of only a part of the then outstanding 12% Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the number of shares of 12% Preferred Stock held by such holders on the date of the Redemption Notice (as defined below).
          (c) At least 30 days prior to the date fixed for any redemption of 12% Preferred Stock (hereinafter referred to as the “Redemption Date”), written notice shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of 12% Preferred Stock to be redeemed, at his or its address last shown on the records of the transfer agent of the 12% Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of the election of the Corporation to redeem such shares, specifying the Redemption Date and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the “Redemption Notice”). On or prior to the Redemption Date, each holder of 12% Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the 12% Preferred Stock designated for redemption in the Redemption Notice as holders of 12% Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
          (d) On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of 12% Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his or its share certificate to the Corporation. The balance of any monies deposited by the Corporation pursuant to this Subsection 6(d) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.
          (e) Subject to the provisions hereof, the Board of Directors of the Corporation shall have authority to prescribe the manner in which 12% Preferred Stock shall be redeemed from time to time. Any shares of 12% Preferred Stock so redeemed shall permanently be retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized 12% Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the 12% Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.
     7. Mandatory Redemption.
          (a) Irrespective of the provisions of Section 6, the Corporation shall redeem, out of the assets of the Corporation legally available for that purpose, in installments on December 1 of 1992, 1993 and 1994 (each such date being referred to herein as a “Mandatory Redemption Date”), the outstanding shares of 12% Preferred Stock, upon notice duly given as hereinafter provided, by paying for each such share, in cash, an amount equal to the Liquidation Value thereof (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) together with an amount equal to any accrued but unpaid dividends on such share (the “Mandatory Redemption Price”). The number of shares of the 12% Preferred Stock to be redeemed in each such installment shall be equal to one-third of the aggregate number of shares of the 12% Preferred Stock issued prior to the first Mandatory Redemption Date (the first two such installments to be rounded, if necessary, upward to the next whole share and the third such installment to be equal to the remaining balance).
          (b) If the funds of the Corporation legally available for redemption of 12% Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of 12%

Preferred Stock required under this Section 7 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of 12% Preferred Stock ratably on the basis of the number of shares of 12% Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of 12% Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of 12% preferred Stock, such funds will be used, on the next succeeding Quarterly Dividend Date to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.
          (c) The Corporation shall be entitled, at its option, to credit against the number of shares of 12% Preferred Stock required to be redeemed from any holder on any Mandatory Redemption Date any shares of 12% Preferred Stock previously redeemed from such holder pursuant to Section 6 and not previously so credited.
          (d) The Corporation shall provide notice of any redemption of 12% Preferred Stock pursuant to this Section 7 specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of 12% Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all 12% Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all 12% Preferred Stock specified therein. In case less than all 12% Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 7, a new certificate will be issued representing the unredeemed 12% Preferred Stock without cost to the holder thereof.
          (e) No share of 12% Preferred Stock as to which notice of redemption has been given is entitled to any dividends declared after its redemption on the Mandatory Redemption Date, and after such redemption all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after redemption on such Mandatory Redemption Date be deemed to be outstanding.

          (f) Any 12% Preferred Stock redeemed pursuant to this Section 7 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized 12% Preferred Stock accordingly.
                    (D) Each share of Common Stock issued and outstanding shall have one vote. Except as otherwise provided in this Article FOURTH or by law, holders of Series Preferred Stock and holders of Common Stock shall vote together as a single class. All rights accruing to the outstanding shares of capital stock of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock, including the right, in the event of liquidation, dissolution or winding up of the Corporation, of the holders of Common Stock to participate in the net assets of the Corporation remaining after the distribution to holders of 12% Preferred Stock and Series Preferred Stock in accordance with the provisions of Part (C) of this Article FOURTH.
          FIFTH. In furtherance and not in limitation of powers conferred by statute, it is further provided:
               1. Election of directors need not be by written ballot.
               2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.
          SIXTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

          SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
           IN WITNESS WHEREOF, we have hereunto subscribed our names and have affixed the seal of the Corporation this 18thday of December, 1984.
[Seal]

/s/ Constantine L. Hampers
Constantine L. Hampers, M.D.
President

ATTEST:

/s/ Ellen B. Corenswet Ellen B. Corenswet,
Assistant Secretary

COMMONWEALTH OF MASSACHUSETTS	)
COUNTY OF	) )	ss. :
          BE IT REMEMBERED, that on this 18th day of December, 1984, personally came before me, [ILLEGIBLE] Notary Public in and for the County and Commonwealth aforesaid , Constantine L. Haxpers, President of NMC Holding Corp., a Delaware corporation, the person who executed the foregoing certificate, known to me personally to be such and he, the said Constantine L. Hampers as such President, duly executed said certificate before me and acknowledged that said certificate was his act and deed, that the facts stated therein are true, that the seal affixed to said certificate is the corporate seal of said NMC Holding Corp., and that the execution, acknowledgment, filing and recording of said certificate have been duly authorized by resolution of the Board of Directors of the said corporation.
          GIVEN under my hand and seal of office, the day and year aforesaid.

Notary Public
My Commission Expires:

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF OWNERSHIP OF THE “NMC HOLDING CORP.” A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, MERGING “NATIONAL MEDICAL CARE, INC.” A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, PURSUANT TO SECTION 253 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AS RECEIVED AND FILED IN THIS OFFICE THE THE NINETEENTH DAY OF JUNE, A.D. 1985, AT 1 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CORPORATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE
     AND I DO HEREBY FURTHER CERTIFY THAT THE SAID “NMC HOLDING CORP.”, HAS RELINQUISHED ITS CORPORATE TITLE AND ASSUMED IN PLACE

	/s/ Michael Harkins

	Michael Harkins, Secretary of State

	AUTHENTICATION:	10554722

851700123	DATE:	07/03/1985
CONTINUED ON PAGE 2

THEREOF “NATIONAL MEDICAL CARE, INC.”
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	/s/ Michael Harkins

	Michael Harkins, Secretary of State

	AUTHENTICATION:	10554722

851700123	DATE:	07/03/1985

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
NATIONAL MEDICAL CARE, INC.
INTO
NMC HOLDING CORP.
**********

     NMC Holding Corp., a corporation organized and existing under the laws of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 6th day of August, 1984, pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares of the stock of National Medical Care, Inc., a corporation incorporated on the 25th day of July, 1969, pursuant to the General Corporation Law of the State of Delaware;
     THIRD: That this corporation, by the following resolutions of its Board of Directors, adopted at a meeting held on the 9th day of May, 1985, voted to merge into itself National Medical Care, Inc.:

RESOLVED:	That, pursuant to section 253 of the Delaware General Corporation Law, this Corporation merge into itself National Medical Care, Inc., a Delaware corporation, all of whose stock is owned by this Corporation and that this Corporation succeed to all the assets of National Medical Care, Inc., and assume all of the obligations of National Medical Care, Inc.; and

FURTHER RESOLVED:
That the proper officers of this Corporation be and they hereby are directed to execute and acknowledge a Certificate of Ownership and Merger setting forth (1) a copy of the resolutions authorizing the merger into this Corporation of National Medical Care, Inc. and the assumption by this Corporation of the liabilities and obligations of National Medical Care, Inc. and (2) a provision changing the name of this

2

Corporation to “National Medical Care, Inc.”, and the date of adoption thereof, and to cause the same to be filed and recorded, all in accordance with sections 103 and 253 of the Delaware General Corporation Law, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.
     FOURTH: Such merger shall become effective upon the date of filing of such documents with the Secretary of the State of Delaware.
     FIFTH: The name of the surviving corporation shall be “NATIONAL MEDICAL CARE, INC.”.
     IN WITNESS WHEREOF, said NMC HOLDING CORP., has caused this certificate to be signed by Constantine L. Hampers, M.D., its President, and attested by Timothy I. McFeeley, its Secretary, this 14th day of June, 1985.

NMC HOLDING CORP.
By:	/s/ Constantine L. Hampers
Constantine L. Hampers, M.D. President
ATTEST:

By:	/s/ Timothy I. McFeeley
Timothy I. McFeeley
Secretary

RECEIVED FOR RECORD
JUN 19 1985
LEO J. DUGAN, Jr., Recorder

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF NATIONAL MEDICAL CARE, INC. FILED IN THIS OFFICE ON THE NINTH DAY OF OCTOBER, A.D. 1986, AT 10 O’CLOCK A.M.
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726282062

/s/ Michael Harkins

Michael Harkins, Secretary of State

AUTHENTICATION:	| 0973312

DATE:	10/14/1986

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
(Pursuant to Section 242)
* * * *

     National Medical Care, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors and Stockholders of said corporation, at meetings duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED:	That the Restated Certificate of Incorporation of National Medical Care, Inc. be amended by deleting Test No. 2 in subsection 5(b) of section (C) on page 16 of the Fourth Article and substituting therefore the following Test No. 2:

Test No. 2

Excess Cash on the Determination Date shall equal or exceed $100 million, where “Excess Cash” is defined as an amount equal to (i) the cumulative net income (excluding net gains from the sale of assets but including losses from the sale of assets) from the Issue Date until the Determination Date; (ii) plus depreciation, amortization and deferred taxes for such period; (iii) adjusted for changes in working capital during such period (increases constituting a deduction from net income and decreases constituting an addition to net income); (iv) minus capital expenditures and capitalized acquisition costs during such period; (v) plus Cash on Hand (as defined below) on the Issue Date. For purposes of calculating Excess Cash, capitalized acquisition costs (which shall be deemed to include the costs of start-up facilities in lieu of acquisitions) on a cumulative basis shall not exceed: (a) $23,000,000 if the Determination Date occurs during 1986, or (b) $31,900,000 if the Determination Date occurs during 1987 or 1988. These limits will be prorated if the Determination Date occurs at a time other than at year end. For purposes of calculating changes in working capital as referred to in clause (iii) above, working capital (beginning and ending balances) shall exclude the following: (x) all cash

(including cash, deposits and marketable securities of domestic and foreign subsidiaries and cash, deposits and marketable securities of Dartmouth Insurance Company, Ltd.) and (y) the current portion of all debt and capitalized lease obligations. Working capital as of the Determination Date shall include as a current liability an accrual for swap C interest expense, this accrual representing an amount equal to one-half of the maximum accrual for swap C interest expense reported as a current liability over the 12-month period immediately preceding the Determination Date. “Cash on Hand” is defined as the difference between the total cash, deposits and marketable securities of the Corporation (including for this purpose the $315,000,000 available to the Corporation under the Credit Agreement, dated as of December 14, 1984, among the Corporation, MHTC and the banks named therein (the “Credit Agreement”) ) and an amount equal to the sum of the following (A) the net proceeds from the sale of capital assets of the Corporation between August 23, 1984 and the Issue Date; (B) the fees and expenses incurred or contracted for at or before the Issue Date in connection with the merger of National Medical Care, Inc. (“NMC”) into NMC Acquisition Corp., including (by way of example but not limitation) legal, accounting, printing and certain banking fees due at or before the Issue Date and the total contribution to be made to Dartmouth College, but not including banking fees to be incurred under the Credit Agreement after such time and not including fees and expenses paid by NMC prior to the Issue Date; (C) the cash payments (whether or not payable at the Issue Date) to be made for shares of, and retirement of options to acquire shares of, NMC; (D) $20,000,000, representing the amount of indebtedness of NMC outstanding prior to the Issue Date; (E) $3,500,000, representing the cash, deposits and marketable securities of Dartmouth Insurance Company, Ltd., on the Issue Date; and (F) $24,000,000.
     IN WITNESS WHEREOF, said National Medical Care, Inc., has caused this certificate to be signed by Constantine L. Hampers, its President and Chairman of the Board of Directors, and attested by Timothy I. McFeeley, its Secretary, this 26th day of September, 1986.

ATTEST:	NATIONAL MEDICAL CARE, INC.

/s/ Timothy I. McFeeley	By:	/s/ Constantine L. Hampers

Timothy I. McFeeley		Constantine L. Hampers, M.D. President and Chairman of the Board of Directors

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF NATIONAL MEDICAL CARE, INC. FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF MAY, A.D. 1987, AT 10 O’CLOCK A.M.
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727146052	/s/ Michael Harkins

Michael Harkins, Secretary of State

	AUTHENTICATION:	| 1288202

	DATE:	06/23/1987

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
(Pursuant to Section 242)
* * * * * * * * * * *

     National Medical Care, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors and Stockholders of said corporation, at meetings duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED:	That the corporation’s Certificate of Incorporation be amended by inserting therein a new Article EIGHTH immediately following Article SEVENTH which new Article shall state:

“No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article

Eighth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”
     IN WITNESS WHEREOF, said National Medical Care, Inc., has caused this certificate to be signed by Constantine L. Hampers, its President and Chairman of the Board of Directors, and attested by Timothy I. McFeeley, its Secretary, this 19th day of May, 1987.

ATTEST:	NATIONAL MEDICAL CARE, INC.

/s/ Timothy I. McFeeley	By:	/s/ Constantine L. Hampers
Timothy I. McFeeley		Constantine L. Hampers, M.D.
Secretary		President and Chairman of
the Board of Directors
RECEIVED FOR RECORD
JUN 24 1987
William M. Honey, Recorder

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP OF NATIONAL MEDICAL CARE, INC., A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, MERGING GLUCO—MED, INC. AND HUMAN RESOURCE INSTITUTE, INC. AND INSTITUTE FOR HEALTH MAINTENANCE, INC. AND NATIONAL MEDICAL CARE OF NORFOLK, INC. AND NATIONAL MEDICAL CARE OF PORTLAND, INC. CORPORATIONS ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, PURSUANT TO SECTION 253 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-FIRST DAY OF JUNE, A.D. 1988, AT 10:01 O’CLOCK A.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CORPORATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF

881730109

/s/ Michael Harkins

Michael Harkins, Secretary of State

AUTHENTICATION:	| 1764464

DATE:	06/27/1988

CONTINUED ON PAGE 2

DELAWARE.
|     |     |     |     |     |     |     |     |     |

881730109

/s/ Michael Harkins

Michael Harkins, Secretary of State

AUTHENTICATION:	| 1764464

DATE:	06/27/1988

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
GLUCO-MED, INC.
INSTITUTE FOR HEALTH MAINTENANCE, INC.
HUMAN RESOURCE INSTITUTE, INC.
NATIONAL MEDICAL CARE OF NORFOLK, INC.
AND
NATIONAL MEDICAL CARE OF PORTLAND, INC.
INTO
NATIONAL MEDICAL CARE, INC.
*****
     National Medical Care, Inc., a corporation organized and existing under the laws of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 6th day of August, 1984, pursuant to the Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares of the stock of Gluco-Med, Inc., a corporation incorporated on the 12th day of November, 1980, pursuant to the Corporation Law of the State of Delaware;
     That this corporation owns all of the outstanding shares of the stock of Institute for Health Maintenance, Inc., a corporation incorporated on the 3rd day of November, 1972, pursuant to the Corporation Law of the State of Delaware;
     That this corporation owns all of the outstanding shares of the stock of Human Resource Institute, Inc., a corporation incorporated on the 19th day of January, 1970, pursuant to the Corporation Law of the State of Delaware;
     That this corporation owns all of the outstanding shares of the stock of National Medical Care of Norfolk, Inc., a corporation incorporated on the 31st day of January, 1969, pursuant to the Corporation Law of the State of Delaware;
     That this corporation owns all of the outstanding shares of the stock of National Medical Care of Portland, Inc., a corporation incorporated on the 17th day of March, 1969, pursuant to the Corporation Law of the State of Delaware;
     THIRD: That this corporation, by the following resolutions of its Board of Directors, by the unanimous written consent of its members, filed with the minutes of the board, at a meeting held on the 14th day of June, 1988, determined to and did merge into itself said:

GLUCO-MED, INC.
INSTITUTE FOR HEALTH MAINTENANCE, INC.
HUMAN RESOURCE INSTITUTE, INC.
NATIONAL MEDICAL CARE OF NORFOLK, INC.
AND
NATIONAL MEDICAL CARE OF PORTLAND, INC.
     RESOLVED, that National Medical Care, Inc. merge, and it hereby does merge into itself said:
GLUCO-MED, INC.
INSTITUTE FOR HEALTH MAINTENANCE, INC.
HUMAN RESOURCE INSTITUTE, INC.
NATIONAL MEDICAL CARE OF NORFOLK, INC.
AND
NATIONAL MEDICAL CARE OF PORTLAND, INC.
assuming all of their obligations; and
     FURTHER RESOLVED, that the merger is to be effective upon the date of filing with the Secretary of the State of Delaware.
     FURTHER RESOLVED, that the proper officers of this corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said:
GLUCO-MED, INC.
INSTITUTE FOR HEALTH MAINTENANCE, INC.
HUMAN RESOURCE INSTITUTE, INC.
NATIONAL MEDICAL CARE OF NORFOLK, INC.
AND
NATIONAL MEDICAL CARE OF PORTLAND, INC.
assuming their liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and a certified copy recorded in the office of the Recorder of Deeds of New Castle county and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.
     IN WITNESS WHEREOF, said National Medical Care, Inc., has caused this certificate to be signed by Constantine L. Hampers, M.D., President, and attested by Timothy I. McFeeley, its Secretary, this 14th day of June, 1988.

Attest:		NATIONAL MEDICAL CARE, INC.

By:	/s/ Timothy I. McFeeley	By:	/s/ Constantine L. Hampers
	Timothy I. McFeeley Secretary		Constantine L. Hampers, M.D. President

     I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CHANGE OF REGISTERED AGENT/OFFICE OF “NATIONAL MEDICAL CARE, INC.” FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MARCH, A.D. 1992, AT 9 O’CLOCK A.M.
*     *     *     *     *     *     *     *     *     *

/s/ Michael Ratchford Michael Ratchford, Secretary of State
AUTHENTICATION: *3595347
DATE:

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
1. The name of the corporation (hereinafter called the “corporation”) is
NATIONAL MEDICAL CARE, INC.
2. The registered office of the corporation within the State of Delaware is hereby changed to 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent.
3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on Feb. 21, 1992

/s/ Jo Ellen Ojeda Jo Ellen Ojeda, Vice-President
Attest:

/s/ John Whiting John Whiting, Secretary

STATE OF DELAWARE	DE dcertificate of change 4/91
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/11/1992
920715122 — 2041428

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “NATIONAL MEDICAL CARE, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JANUARY, A.D. 1993, AT 12:15 O’CLOCK P.M.

/s/ Edward J. Freel Edward J. Freel, Secretary of State

2041428 8100	AUTHENTICATION: 7621611
950191973	DATE: 08-28-95

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:15 PM 01/11/1993
930115319 — 2041428
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE CERTIFICATE OF CHANCE OF LOCATION OF
REGISTERED OFFICE AND OF REGISTERED AGENT
OF NATIONAL MEDICAL CARE, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON MARCH 11, 1992
     National Medical Care, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
1.) The name of the corporation is National Medical Care, Inc.
2.) That a Certificate of Change of Location of Registered Office and of Registered Agent was filed by the Secretary of State of Delaware on March 11, 1992, which requires correction as permitted by subsection (F) of § 103 of the General Corporation Law of the State of Delaware.
3.) The inaccuracy or defect in said certificate to be corrected is the typewritten name of John Whiting as the Secretary of National Medical Care, Inc., located below the signature which attests to the document. The said signature being that of Robert B. Lamm, Secretary of National Medical Care, Inc.
4.) The certificate should be amended in accordance with Exhibit A annexed hereto which substitutes the typewritten name of Robert B. Lamm for the typewritten name of John Whiting and should read as follows:
“Attest:

Robert B. Lamm, secretary”

     IN WITNESS WHEREOF, said National Medical Care, Inc. has caused this certificate to be signed by Jo Ellen Ojeda, its Vice President and attested to by Dennis J. LaCroix, its Assistant Secretary, this 6th day of January, 1993.

NATIONAL MEDICAL CARE, INC.

/s/ Jo Ellen Ojeda Jo Ellen Ojeda
Vice President
ATTEST:

By:	/s/ Dennis J. LaCroix Dennis J. LaCroix, Assistant Secretary

EXHIBIT “A”
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
1. The name of the corporation (hereinafter called the “corporation”) is
NATIONAL MEDICAL CARE, INC.
2. The registered office of the corporation within the State of Delaware is hereby changed to 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent.
3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on Feb 21, 1992

/s/ Jo Ellen Ojeda,
Jo Ellen Ojeda, Vice - President
Attest:

/s/ Robert B. Lamm
Robert B. Lamm, Secretary

DE dcertificate of change 4/91

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CHANGE OF REGISTERED AGENT OF “NATIONAL MEDICAL CARE, INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 1993, AT 10 O’CLOCK A.M.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

2041428 8100	AUTHENTICATION:	8380821

971090064	DATE:	03-19-97

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE
* * * * *
     National Medical Care, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of Kent.
     The Board of Directors of National Medical Care, Inc. adopted the following resolution on the 27th day of August, 1993.
     Resolved, that the registered office of Home Intensive Care, Inc., in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.
     IN WITNESS WHEREOF, National Medical Care, Inc. has caused this statement to be signed by Charles W. Meyer, its Vice President and attested by Salvina Amenta-Gray, its Assistant Secretary this 28th day of October, 1993.

By	/s/ Charles W. Meyer
Vice President
ATTEST:

By:	/s/ Salvina Amenta-Gray
Assistant secretary

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:
     “RENAL CARE CENTERS CORPORATION”, A PENNSYLVANIA CORPORATION,
     WITH AND INTO “NATIONAL MEDICAL CARE, INC.” UNDER THE NAME OF “NATIONAL MEDICAL CARE, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-NINTH DAY OF SEPTEMBER, A.D. 1995, AT 9:30 O’CLOCK A.M.
     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

2041428 8100M	AUTHENTICATION:	7659752

	DATE:	09-29-95
950223876

CERTIFICATE OF OWNERSHIP AND
MERGING
RENAL CARE CENTERS CORPORATION
INTO
NATIONAL MEDICAL CARE, INC.
     National Medical Care, Inc., a corporation organized and existing under the laws of Delaware,
DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 6th day of August, 1984, pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares of the stock of Renal Care Centers Corporation, a corporation incorporated on the 25th day of January, 1983, pursuant to the Business Corporation Law of the State of Pennsylvania.
     THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent of directors, filed with the minutes of the Board, on the 27th day of September, 1995, determined to and did merge into itself said Renal Care Centers Corporation:
RESOLVED, that National Medical Care, Inc. merge, and it hereby does merge into itself said Renal Care Centers Corporation and assumes all of its liabilities and obligations; and
     FURTHER RESOLVED, that the merger shall be effective on September 30, 1995; and
FURTHER RESOLVED, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Renal Care Centers Corporation and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.

     IN WITNESS WHEREOF, said National Medical Care, Inc. has caused this Certificate to be signed by Norman C. Alt, its Vice President, this 27th day of September, 1995.

/s/ Norman C. Alt
Norman C. Alt, Vice President

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NATIONAL MEDICAL CARE, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 1997, AT 11:30 O’CLOCK A.M.
     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

2041428 8100	AUTHENTICATION:	8342909

	DATE:	02-24-97
971057913

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NATIONAL MEDICAL CARE, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
********************
     National Medical Care, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation, acting pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting, declared it advisable to amend the Restated Certificate of Incorporation of the Corporation as described hereinafter and, to effect such amendments, the sole stockholder of the Corporation, by written consent pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, approved and adopted the following resolutions:
     RESOLVED, that the Corporation effect a reverse stock split such that the 10,268,701 shares of common stock of the Corporation, $.01 par value per share, issued and outstanding immediately prior to the time this amendment becomes effective shall be and are automatically combined and changed (without any further act) into 100 fully-paid and non-assessable shares of the common stock of the Corporation, $.01 par value per share.
     RESOLVED, that immediately after the effective date of the amendment combining and changing the shares of the common stock of the Corporation, the sole stockholder of the Corporation shall surrender to the Corporation its certificate(s) representing shares of common stock for cancellation and re-issuance in accordance with the provisions of such amendment.
     RESOLVED, that the Corporation amend its Restated Certificate of Incorporation by deleting Article Fourth thereof in its entirety and inserting in place thereof the following:
     “FOURTH. The Corporation is authorized to issue 3,000 shares of Common Stock, $.01 par value per share.”

SECOND:	That the foregoing amendments were duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said National Medical Care, Inc. has caused this certificate to be signed by Ben J. Lipps, Ph.D., its President, this 11th day of February, 1997.

NATIONAL MEDICAL CARE, INC.
/s/ Ben J. Lipps
Ben J. Lipps, Ph.D.
President

2

Change of Name Only [—] June 19,1985
Pursuant to Merger
By-laws remained the same since 6/19/85
BY-LAWS
OF
NATIONAL MEDICAL CARE, INC.
(Formerly NMC HOLDING CORP. )

BY-LAWS

-i-

-ii-

-iii-

BY-LAWS
OF
NATIONAL MEDICAL CARE, INC.
(Formerly NMC HOLDING CORP.)
ARTICLE 1 — Stockholders
          1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the registered office of the corporation.
          1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on the third Tuesday in May in each year, at a time fixed by the Board of Directors or the President. If this date shall fall upon a legal holiday at the place of the meeting, then such meeting shall be held on the next succeeding business day at the same hour. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.
          1.3 Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, President or by the Board of Directors and shall be called by the Chairman, the President or the Secretary at the written request of stockholders holding shares entitled to cast not less than twenty-five per cent of the votes at the meeting. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

          1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.
          1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.
          1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of such number of shares of stock issued and outstanding and entitled to vote at the meeting as shall constitute fifty-five per cent (55%) of the votes entitled to be cast thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business.
          1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

          1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent and delivered to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.
          1.9 Action at Meeting. When a quorum is present at any meeting, the holders of fifty-five percent (55%) of the shares of stock issued and outstanding and entitled to vote at the meeting shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws.
          1.10 Action without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE 2 — Directors
          2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law and subject to Section 2.10, may exercise the powers of the full Board until the vacancy is filled.
          2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be eight or such other number as shall be fixed from time to time by the Board of Directors. The number of directors may be decreased at any time and from time to time by a majority of the total number of authorized directors to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.
          2.3 Tenure. Each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal.
          2.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of the stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.
          2.5 Resignation. Any director may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
          2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

          2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, President, two or more directors, or by one director in the event that there is only a single director in office.
          2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 48 hours in advance of the meeting, (ii) by sending a telegram or telex, or delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
          2.9 Meetings by Telephone Conference Calls. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
          2.10 Quorum. A majority of the total number of directors shall constitute a quorum at all meetings of the Board of Directors. The total number of directors shall mean the number of directors the corporation would have if there were no vacancies. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
          2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the total number of directors shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.
          2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board (provided that a majority of the total number of directors shall then be in office) or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.
          2.13 Removal. Any one or more or all of the directors may be removed, with or without cause, by such stockholders as have the right to vote for the election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed only by vote of the holders of the outstanding shares of such class or series required to elect such directors.
          2.14 Committees. The Board of Directors may, by resolution passed by a majority of the total number of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The number of members which shall constitute a quorum for the transaction of business by the committee and the vote which shall constitute the act of the committee shall be provided in the resolution establishing such committee. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.
          2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3 — Officers
          3.1 Enumeration. The officers of the corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including a Chairman of the Board, a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.
          3.2 Election. The President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.
          3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.
          3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.
          3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
          Any officer may be removed at any time, with or without cause, by vote of a majority of the total number of directors.
          Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.

          3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified, or until his earlier death, resignation or removal.
          3.7 Chairman of the Board and Vice-Chairman of the Board. The Board of Directors shall appoint a Chairman of the Board who shall serve as Chief Executive Officer, shall preside at all meetings of Stockholders and directors and shall perform such duties and possess such powers as are assigned to him by the Board of Directors.
          3.8 President. The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the corporation. The President shall perform such duties and shall have such other powers as the Board of Directors may from time to time prescribe.
          3.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.
          3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

          Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
          In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.
          3.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors or the President. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.
          The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer, (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.
          3.12 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4 — Capital Stock
          4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.
          4.2 Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.
          Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
          4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.
          4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.
          4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.
          If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.
          A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 — Indemnification
          The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation’s obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.
          To assure indemnification under this Article of all such persons who are determined by the corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

ARTICLE 6 — General Provisions
          6.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January in each year and end on the last day of December in each year.
          6.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.
          6.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.
          6.4 Voting of Securities. As directed by the Board of Directors, the President or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.
          6.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
          6.6 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended or restated and in effect from time to time.
          6.7 Transactions with Interested Parties. No contract or transaction between the corporation and one or more of the directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:
     (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;
     (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
     (3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.
          Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
          6.8 Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.
          6.9 Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE 7 — Amendments
          7.1 By the Board of Directors. These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the total number of directors, except that no provision affecting the rights, powers, qualifications or requirements regarding the voting of stock pursuant to Article 1 of these By-Laws may be amended unless approved by the stockholders of the corporation.
          7.2 By the Stockholders. These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of such percentage of the stock entitled to vote as is provided in Article 1 hereof, provided that in the case of an annual or special meeting of stockholders notice of such proposal to alter, amend or repeal these By-Laws or adopt new by-laws shall have been stated in the notice of meeting of stockholders.
ARTICLE 8 — Right of First Refusal
          8.1 Restrictions on Transfer. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of stock of the corporation or any right or interest therein, whether voluntarily or by operation of law, or otherwise except for a transfer in accordance with this Article 8 or a transfer excepted from the provisions of this Article 8, provided, however, that said prohibition shall not apply to: (i) any shares of Series A Convertible Preferred Stock, $.01 par value, of the corporation; (ii) any shares of Common Stock of the corporation into which such shares of Series A Convertible Preferred Stock have been converted; (iii) any shares of the 12% Cumulative Redeemable Preferred Stock, $.01 par value, of the corporation; and (iv) any shares of the capital stock of the corporation issued with respect to any of the foregoing, by way of a stock dividend, stock split, recapitalization or otherwise. Any sale or transfer, or purported sale or transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this By-Law are strictly observed and followed.
          8.2 First Refusal Notice. If a stockholder receives from anyone a bona fide offer acceptable to the stockholder to purchase any of his shares of stock, then the stockholder shall first give written notice (the “First Refusal Notice”) thereof to the corporation (attention of the Secretary of the corporation). The First Refusal Notice shall name and describe the proposed transferee (including a description of any relationship or affiliation with the holder) and state the number of shares to be transferred, the price per share and all other terms and conditions of the offer.
          8.3 Corporation’s Right to Purchase. For thirty (30) business days following receipt of the First Refusal Notice, the corporation shall have the option to purchase all or any lesser number of the shares specified in such Notice at the price and upon the terms set forth in such bona fide offer (subject to Section 8.5 below). The corporation may assign its rights hereunder to any other person or business entity.
          8.4 Stockholders’ Right to Purchase. In the event the corporation or its assignee or assignees do not elect to acquire all of the shares specified in the First Refusal Notice, the Secretary of the corporation shall, within fifteen (15) business days of receipt of the First Refusal Notice, give written notice thereof to the stockholders of the corporation, other than the selling stockholder and other than the holders of 12% Preferred Stock. Said written notice shall state the number of shares that the corporation has elected to purchase and that the balance of the shares covered by the First Refusal Notice are available for purchase. Each of such other stockholders shall have the right to purchase that proportion of the shares available for purchase as the number of shares of Common Stock owned by each of said other stockholders bears to the total issued and outstanding shares of the Corporation, excepting those shares owned by the selling stockholder and excepting the shares of 12% Preferred Stock. For purposes of the foregoing sentence, all shares of the corporation’s capital stock that are convertible into Common Stock (other than the shares issuable from time to time upon an option held by W. R. Grace & Co. to purchase up to 3,070,430 shares of the corporation’s Common Stock) shall be deemed to equal that number of shares of Common Stock into which such convertible securities are then convertible. A stockholder electing to exercise such right to purchase shall, within ten (10) business days after mailing of the corporation’s notice, give written notice to the corporation specifying the number of shares such stockholder will purchase. Within such ten-day period, each of said other stockholders shall also give written notice stating how many additional shares such stockholder will purchase (including such additional number of shares as such stockholder wishes to purchase in the event that the number of shares available for purchase exceeds his pro rata allotment) if additional shares are made available. Failure to respond in writing within said ten-day period to the notice given by the Secretary of the corporation shall be deemed a rejection of such stockholder’s right to acquire a proportionate part of the shares of the selling stockholder. In the event one or more stockholders do not elect to acquire the shares availabe to them, said shares shall be allocated on a pro rata basis to the stockholders who requested shares in addition to their pro rata allotment.
          8.5 Settlement. In the event the corporation and/or stockholders, other than the selling stockholder, elect to acquire any of the shares of the selling stockholder as specified in the First Refusal Notice, the Secretary of the corporation shall so notify the selling stockholder and settlement thereof shall be made in cash within thirty (30) business days after the date on which the Secretary of the corporation received the First Refusal Notice; provided, however, that if the terms of payment set forth in the First Refusal Notice are other than cash against delivery the corporation shall pay for said shares on the same terms and conditions set forth in the First Refusal Notice or, at the option of the corporation, shall pay for such shares in cash in an amount equal to the fair market value thereof, as determined by an independent appraiser selected by the corporation whose determination of fair market value shall be conclusive.
          8.6 Sale by Selling Stockholder. In the event the corporation and stockholders do not elect to acquire all of the shares specified in the First Refusal Notice, the selling stockholder may, within the sixty-day period following the expiration of the rights granted to the corporation, sell elsewhere the shares specified in the First Refusal Notice which were not acquired by the corporation and stockholders in accordance with the provisions of this Article 8; provided, that said sale shall not be on terms and conditions more favorable to the purchaser than those contained in the First Refusal Notice. All shares so sold by said selling stockholder shall continue to be subject to the provisions of this Article 8 in the same manner as before said transfer.
          8.7 Exceptions. Anything to the contrary contained herein notwithstanding, a stockholder’s transfer by gift of any or all shares held either during such stockholder’s lifetime, or a transfer on death by will or intestacy, in either case to such stockholder’s immediate family shall be exempt from the provisions of this Article 8. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother or sister of the stockholder making such transfer or any trust established for the benefit of any of such persons.
               In any such case, the transferee, assignee or other recipient shall receive and hold such stock subject to the provisions of this Article 8, and there shall be no further transfer of such stock except in accordance with this Article 8.
          8.8 Waiver. Any or all of the provisions of this Article 8 may be waived with respect to any transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of not less than 55% of the shares of Capital Stock of the Corporation issued and outstanding and entitled to vote thereon (excluding the votes represented by those shares to be sold by the selling stockholder). This Article 8 may be amended or repealed only by the express written consent of the owners of not less than 55% of the then issued and outstanding shares of the capital stock of the corporation entitled to vote thereon.
          8.9 Legend. The certificates representing shares of the corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:
     “The shares represented by this certificate are subject to a right of first refusal option in favor of the corporation and its stockholders, as provided in the By-laws of the corporation.”
          8.10 Termination of Right of First Refusal. This Article 8 shall terminate in its entirety and cease to be in effect on the first to occur of the following:
               (a) the closing of the first firm underwritten public offering of equity securities of the corporation; and
               (b) December 31, 1992.

NATIONAL MEDICAL CARE, INC.
Action by Unanimous Written Consent of the Board of Directors
In Lieu of a Meeting
October 16, 2008
     The undersigned, being all the Directors of National Medical Care, Inc., a Delaware corporation (the “Corporation”), hereby consent to the adoption of the following resolutions, which shall be treated as resolutions for all purposes and as fully as if said resolutions were adopted at a duly called and held meeting of the Board of Directors, effective as of the date set forth above:
     RESOLVED: That the Fourth Amended and Restated Transfer and Administration Agreement by and among the Corporation, as Collection Agent, NMC Funding Corporation, as Transferor, the entities party thereto as Conduit Investors, the financial institutions party thereto as Bank Investors, the financial institutions party thereto as Administrative Agents, and WestLB AG, New York Branch, as Agent (the “Agreement”), as previously provided to the Board, be and the same hereby is approved and adopted, and that each officer of the Corporation be and each hereby is authorized and directed, acting in the name of and on behalf of the Corporation to execute and deliver the Agreement, or one or more instruments evidencing the Agreement, with such changes as any such officer shall, in his sole discretion, deem necessary or advisable, the execution and delivery of the same to be conclusive evidence of the authority granted hereunder.
     RESOLVED: That each officer of the Corporation be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Corporation, to (a) negotiate, execute and deliver such other instruments, agreements and/or documents required by, in furtherance of, or in connection with the Agreement (collectively with the Agreement, the “Transaction Documents”) with such changes or additions thereto as such officers may approve, the execution by any of such officers of any such Transaction Documents or the doing by such officer of any action in connection with the foregoing establishing conclusively such officer’s approval and the approval of the Board of Directors, and (b) cause the Corporation to perform its obligations thereunder.
     RESOLVED: That all action taken and/or any resolutions adopted by the Corporation’s current Board of Directors and officers in connection with the negotiation and execution of the Transaction Documents be, and hereby are, ratified, affirmed and approved.
[Signature page to follow]

     IN WITNESS WHEREOF, the undersigned have executed this consent effective as of the date set forth above.

/s/ Mats Wahlstrom Mats Wahlstrom

/s/ Ronald J. Kuerbitz Ronald J. Kuerbitz

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FORM OF CERTIFICATE

FORM OF
CERTIFICATE
THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE TRANSFERRED, ASSIGNED, EXCHANGED OR CONVEYED EXCEPT IN ACCORDANCE WITH THE TRANSFER AND ADMINISTRATION AGREEMENT REFERRED TO HEREIN. THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND NO TRANSFER HEREOF MAY BE MADE EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED AND ANY OTHER APPLICABLE LAWS.

No. 1 August 28, 1997	One Unit
Evidencing an undivided interest in a pool of accounts receivables generated or otherwise acquired from time to time in the ordinary course of business by NATIONAL MEDICAL CARE, INC. and acquired by NMC FUNDING CORPORATION (the “Transferor”).
(Not an interest in or obligation of TRANSFEROR)
          This certifies that NATIONSBANK, N.A., on behalf of and as agent for Enterprise Funding Corporation and the Bank Investors (as defined in the Agreement), as their respective interests may appear from time to time, is the registered owner of an undivided interest in a pool of accounts receivables (the “Receivables”) pursuant to a Transfer and Administration Agreement among the Transferor, National Medical Care Inc, as initial “Collection Agent”, Enterprise Funding Corporation, NationsBank, N.A. and certain financial institutions named therein, dated as of August 28, 1997 (the “Agreement”). The Receivables consist of all accounts receivables generated under the Contracts from time to time hereafter, all monies due or to become due in payment of the Receivables and the other assets and interests as provided in the Agreement.
          To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement, as amended from time to time, the holder hereof by virtue of the acceptance hereof assents and by which the holder hereof is bound. In the event of any inconsistency or conflict between the terms of this Certificate and the terms of the Agreement shall control.

          This Certificate represents an undivided interest in the Receivables, including the right to receive Collections and other amounts at the times and in the amounts specified in the Agreement. The aggregate interest in the Receivables represented by this Certificate at any time shall equal the Percentage Factor as determined in accordance with the Agreement.
          IN WITNESS WHEREOF, the Transferor has caused this Certificate to be duly executed.

NMC FUNDING CORPORATION
By:
Name:
Title:

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LIST OF APPROVED FISCAL INTERMEDIARIES

Fresenius Medical Services Fiscal Intermediary List 10/10/08

LEGAL NAME	Fiscal Intermediary
Bio-Medical Applications of Aguadilla, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Alabama, Inc.	Riverbend Govt Benefits

Bio-Medical Applications of Anacostia, Inc.	National Government Services

Bio-Medical Applications of Arecibo, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Arkansas, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Bayamon, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Blue Springs, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Caguas, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of California, Inc.	TrailBlazers Hlth Enterprises Palmetto Govt Svcs

Bio-Medical Applications of Camarillo, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Capitol Hill, Inc.	National Government Services

Bio-Medical Applications of Carolina, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Carson, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Clinton, Inc.	CAHABA

Bio-Medical Applications of Columbia Heights, Inc.	National Government Services

Bio-Medical Applications of Connecticut, Inc.	National Government Services

Bio-Medical Applications of Delaware, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Dover, Inc.	National Government Services

Bio-Medical Applications of Eureka, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Fayetteville, Inc.	CAHABA

Bio-Medical Applications of Florida, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Fremont, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Fresno, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Georgia, Inc.	Riverbend Govt Benefits

Bio-Medical Applications of Guayama, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Humacao, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Illinois, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Indiana, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Kansas, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Kentucky, Inc.	National Government Services

Bio-Medical Applications of Long Beach, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Los Gatos, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Louisiana, LLC	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Maine, Inc.	National Government Services

Bio-Medical Applications of Manchester, Inc.	National Government Services

Bio-Medical Applications of Maryland, Inc.	National Government Services

Bio-Medical Applications of Massachusetts, Inc.	National Government Services

Bio-Medical Applications of Mayaguez, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Michigan, Inc.	TrailBlazers Hlth Enterprises

Fresenius Medical Services Fiscal Intermediary List 10/10/08

LEGAL NAME	Fiscal Intermediary
Bio-Medical Applications of Minnesota, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Mission Hills, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Mississippi, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Missouri, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Nevada, Inc.	Noridian

Bio-Medical Applications of New Hampshire, Inc.	National Government Services

Bio-Medical Applications of New Jersey, Inc.	National Government Services

Bio-Medical Applications of New Mexico, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of North Carolina, Inc.	CAHABA Palmetto Govt Svcs

Bio-Medical Applications of Northeast D.C., Inc.	National Government Services

Bio-Medical Applications of Oakland, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Ohio, Inc.	TrailBlazers Hlth Enterprises National Government Services

Bio-Medical Applications of Oklahoma, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Pennsylvania, Inc.	National Government Services National Government Services

Bio-Medical Applications of Ponce, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Puerto Rico, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of Rio Piedras, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of San Antonio, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of San German, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of San Juan, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of South Carolina, Inc.	Palmetto Govt Svcs

Bio-Medical Applications of Southeast Washington, Inc.	National Government Services

Bio-Medical Applications of Tennessee, Inc.	National Government Services Riverbend Govt Benefits TrailBlazers Hlth Enterprises

Bio-Medical Applications of Texas, Inc.	TrailBlazers Hlth Enterprises

Bio-Medical Applications of the District of Columbia, Inc.	National Government Services

Bio-Medical Applications of Virginia, Inc.	National Government Services

Bio-Medical Applications of West Virginia, Inc.	National Government Services

Bio-Medical Applications of Wisconsin, Inc.	TrailBlazers Hlth Enterprises

Brazoria Kidney Center, Inc.	Trailblazer

Brevard County Dialysis, LLC	First Coast

Clayton County Dialysis, LLC	BC of Georgia

Clermont Dialysis Center, LLC	First Coast

Columbus Area Renal Alliance, LLC	National Government Services

Conejo Valley Dialysis, Inc.	TrailBlazers Hlth Enterprises

Dialysis America Georgia, LLC	Riverbend Govt Benefits

Dialysis Associates of Northern New Jersey, L.L.C.	TrailBlazers Hlth Enterprises

Dialysis Associates, LLC	BC of Georgia

Fresenius Medical Services Fiscal Intermediary List 10/10/08

LEGAL NAME	Fiscal Intermediary
Dialysis Centers of America — Illinois, Inc.	National Government Services

Dialysis Management Corporation	Trailblazer

Dialysis Specialists of Topeka, Inc.	TrailBlazers Hlth Enterprises

Dialysis Specialists of Tulsa, Inc.	TrailBlazers Hlth Enterprises

Douglas County Dialysis, LLC	BC of Georgia

Du Page Dialysis, Ltd.	TrailBlazers Hlth Enterprises

Everest Healthcare Indiana, Inc.	TrailBlazers Hlth Enterprises National Government Services

Everest Healthcare Ohio, Inc.	TrailBlazers Hlth Enterprises

Everest Healthcare Rhode Island, Inc.	National Government Services

Everest Healthcare Texas, L.P.	TrailBlazers Hlth Enterprises

Fondren Dialysis Clinic, Inc.	Trailblazer

Fort Scott Regional Dialysis Center, Inc.	Trailblazer

Four State Regional Dialysis Center, Inc.	Trailblazer

Fresenius Medical Care Dialysis Services — Oregon, LLC	TrailBlazers Hlth Enterprises

Fresenius Medical Care Dialysis Services Colorado LLC	TrailBlazers Hlth Enterprises

Henry Dialysis Center, LLC	BC of Georgia

Holton Dialysis Clinic, LLC	BC of Georgia

Home Dialysis of Muhlenburg County, Inc.	National Government Services

Jefferson County Dialysis, Inc.	Trailblazer

KDCO, Inc.	Trailblazer

Kentucky Renal Care Group, LLC	National Government Services

Lawton Dialysis, Inc.	Trailblazer

Little Rock Dialysis, Inc.	Trailblazer

Maumee Dialysis Services, LLC	National Government Services

Miami Regional Dialysis Center, Inc.	Trailblazer

Michigan Home Dialysis Center, Inc.	Riverbend Govt Benefits

National Medical Care, Inc.	TrailBlazers Hlth Enterprises National Government Services Riverbend Govt Benefits

National Nephrology Associates of Texas, L.P.	BC of Georgia

NNA of Alabama, Inc.	BC of Georga

NNA of East Orange, L.L.C.	BC of Georgia

NNA of Florida, LLC	BC of Georga

NNA of Georgia, Inc.	BC of Georgia

NNA of Harrison, L.L.C.	BC of Georgia

NNA of Louisiana, LLC	BC of Georga

NNA of Oklahoma, L.L.C.	BC of Georgia

NNA of Rhode Island, Inc.	BC of Georgia

NNA of Toledo, Inc.	BC of Georgia

NNA-Saint Bamabas, L.L.C.	BC of Georgia

Fresenius Medical Services Fiscal Intermediary List 10/10/08

LEGAL NAME	Fiscal Intermediary
NNA-Saint Bamabas-Livingston, L.L.C.	BC of Georgia

Norcross Dialysis Center, LLC	BC of Georgia

Northern New Jersey Dialysis, LLC	TrailBlazers Hlth Enterprises

Physicians Dialysis Company, Inc.	National Government Services Riverbend

QUALICENTERS ALBANY, LTD.	TrailBlazers Hlth Enterprises

QUALICENTERS BEND, LLC	TrailBlazers Hlth Enterprises

QUALICENTERS COOS BAY, LTD.	TrailBlazers Hlth Enterprises

QUALICENTERS EUGENE-SPRINGFIELD, LTD.	TrailBlazers Hlth Enterprises

QUALICENTERS INLAND NORTHWEST, LLC	TrailBlazers Hlth Enterprises

QUALICENTERS PUEBLO, LLC	TrailBlazers Hlth Enterprises

QUALICENTERS SALEM, LLC	TrailBlazers Hlth Enterprises

QUALICENTERS SIOUX CITY, LLC	TrailBlazers Hlth Enterprises

QUALITY CARE DIALYSIS CENTER OF VEGA BAJA, INC.	TrailBlazers Hlth Enterprises

RCG Bloomington, LLC	National Government Services

RCG East Texas, LLP	Trailblazer

RCG Indiana, L.L.C.	National Government Services

RCG Irving, LLP	Trailblazer

RCG Martin, LLC	Riverbend

RCG Memphis East, LLC	Riverbend

RCG Mississippi, Inc.	Trailblazer Trispan

RCG University Division, Inc.	National Government Services Riverbend

Renal Care Group Alaska, Inc.	Noridian

Renal Care Group East, Inc.	Highmark Medicare Services

Renal Care Group Northwest, Inc.	Noridian

Renal Care Group of the Midwest, Inc.	Riverbend Trailblazer

Renal Care Group of the Ozarks, LLC	Trailblazer

Renal Care Group of the South, Inc.	Riverbend

Renal Care Group of the Southeast, Inc.	Riverbend

Renal Care Group South New Mexico, LLC	Trailblazer

Renal Care Group Texas, Inc.	Trailblazer

Renal Care Group Westlake, LLC	National Government Services

Renex Dialysis Clinic of Bloomfield, Inc.	BC of Georgia

Renex Dialysis Clinic of Bridgeton, Inc.	BC of Georgia

Renex Dialysis Clinic of Creve Coeur, Inc.	BC of Georgia

Renex Dialysis Clinic of Doylestown, Inc.	BC of Georgia

Renex Dialysis Clinic of Maplewood, Inc.	BC of Georgia

Renex Dialysis Clinic of Orange, Inc.	BC of Georgia

Fresenius Medical Services Fiscal Intermediary List 10/10/08

LEGAL NAME	Fiscal Intermediary
Renex Dialysis Clinic of Penn Hills, Inc.	BC of Georgia

Renex Dialysis Clinic of Pittsburgh, Inc.	Riverbend BC of Georgia

Renex Dialysis Clinic of Shaler, Inc.	BC of Georgia

Renex Dialysis Clinic of South Georgia, Inc.	BC of Georgia

Renex Dialysis Clinic of St. Louis, Inc.	BC of Georgia

Renex Dialysis Clinic of Union, Inc.	BC of Georgia

Renex Dialysis Clinic of University City, Inc.	BC of Georgia

Renex Dialysis Clinic of Woodbury, Inc.	BC of Georgia

Renex Dialysis Facilities, Inc.	BC of Georgia

San Diego Dialysis Services, Inc.	TrailBlazers Hlth Enterprises

Santa Barbara Community Dialysis Center, Inc.	TrailBlazers Hlth Enterprises

Smyma Dialysis Center, LLC	BC of Georgia

SSKG, Inc.	National Government Services

STAT Dialysis Corporation	Trailblazer

Stone Mountain Dialysis Center, LLC	BC of Georgia

Stuttgart Dialysis, LLC	Trailblazer

Terrell Dialysis Center, LLC	TrailBlazers Hlth Enterprises

Three Rivers Dialysis Services, LLC	National Government Services

West Palm Dialysis, LLC	First Coast

Wharton Dialysis, Inc.	Trailblazer

WSKC Dialysis Services, Inc.	TrailBlazers Hlth Enterprises

EXHIBIT O
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF TRANSFERRING AFFILIATE LETTER

EXECUTION COPY
AMENDED AND RESTATED TRANSFERRING AFFILIATE LETTER
Dated as of October 16, 2008
NATIONAL MEDICAL CARE, INC.
920 Winter Street
Waltham, MA 02451
Attention: Mark Fawcett
Dear Sirs:
We refer to the Amended and Restated Receivables Purchase Agreement dated as of October 16, 2008 between National Medical Care, Inc. (the “Seller”) and NMC Funding Corporation (the “Purchaser”) (such Agreement, as it may be amended, supplemented or otherwise modified from time to time being the “Agreement”). The undersigned Transferring Affiliates are parties to that certain Transferring Affiliate Letter dated as of August 28, 1997 (as amended prior to the date hereof, the “Existing Transferring Affiliate Letter’). The undersigned Transferring Affiliates hereby desire to amend and restate the Existing Transferring Affiliate Letter. Capitalized terms used and not otherwise defined in this Amended and Restated Transferring Affiliate Letter (this “Transferring Affiliate Letter”) have the meanings specified in the Agreement or, if not defined in the Agreement, in the Transfer and Administration Agreement referred to therein.
Effective as of the date hereof, this Transferring Affiliate Letter amends, restates and supersedes the Existing Transferring Affiliate Letter. This Transferring Affiliate Letter is not intended to constitute a novation of any obligations under the Existing Transferring Affiliate Letter. Upon the effectiveness of this Transferring Affiliate Letter, each reference to the Existing Transferring Affiliate Letter in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Transferring Affiliate Letter.
1. Each of the undersigned Transferring Affiliates will from time to time forthwith sell to the Seller, and the Seller will from time to time forthwith purchase from such Transferring Affiliate, all of the present and future Receivables, and all Related Security, if any, with respect thereto, which are owed from time to time to such Transferring Affiliate for an amount equal to the face amount of such Receivables, which amount the Seller shall pay to such Transferring Affiliate in cash or by way of a credit to such Transferring Affiliate in the appropriate intercompany account by the last Business Day of the month following the month in which such purchase was made; it being further agreed that (a) that each such purchase of each such Receivable and Related Security with respect thereto shall be deemed to be made on the date such Receivable is created, and (b) the Seller shall settle from time to time each such credit to the account of such Transferring Affiliate, by way of payments in cash or by way of credits in amounts equal to cash expended, obligations incurred or the value of services or property provided by or on behalf of the Seller, in each case for the benefit of such Transferring Affiliate in accordance with the Seller’s and such Transferring Affiliate’s cash management and accounting policies.
It is the intention of the Seller and the Purchaser that each Purchase under the Agreement shall constitute a sale of such Receivables, together with the Related Assets with respect thereto, from the Seller to the Purchaser, conveying good title thereto free and clear of any Adverse Claims, and that such Receivables and Related Assets not be part of the Seller’s estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated under the Agreement should be deemed a financing, the Seller and the Purchaser intend that the Seller shall be deemed to have granted to the Purchaser a first priority perfected and continuing security interest in all of the Seller’s right, title and interest in, to and under the Receivables, together with the Related Assets with respect thereto, and together with all of the Seller’s rights hereunder, under the BMA Transfer Agreement and all other Transaction Documents with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables, and that the Agreement shall constitute a security agreement under applicable law. The Seller under the Agreement has assigned to the Purchaser all of its rights and remedies hereunder and under the BMA Transfer Agreement (and all instruments, documents and agreements executed in connection therewith) with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables.
2. Each Transferring Affiliate hereby severally agrees as follows:
(a) Such Transferring Affiliate shall make each such sale strictly in accordance with the terms of this Transferring Affiliate Letter, without regard to whether any other Transferring Affiliate has performed or failed to perform any of such other Transferring Affiliate’s obligations hereunder.
(b) Such Transferring Affiliate will instruct all Obligors to cause all Collections to be deposited directly into a Special Account.
(c) Such Transferring Affiliate will act as the Seller’s agent for any Collections received by such Transferring Affiliate with respect to Receivables sold by such Transferring Affiliate to the Seller and such Collections will be held in trust and segregated from the other funds of such Transferring Affiliate until the same are delivered to the Seller. Such Transferring Affiliate agrees that such Collections constitute the Seller’s property and shall be promptly deposited directly to a Special Account.
(d) Such Transferring Affiliate will not add or terminate any bank as a Special Account Bank to or from those listed in Exhibit C to the Agreement, nor make any change in its instructions to Obligors regarding payments to be made to any Special Account Bank; provided that a Transferring Affiliate may (A) add any bank as a Special Account Bank for purposes of this Transferring Affiliate Letter at any time following delivery to the Seller and its assigns of written notice of such addition and a Special Account Letter duly executed by such bank, and (B) terminate any Special Account Bank at any time following delivery to the Seller and its assigns of written notice of such termination and evidence satisfactory to the Seller and its assigns that

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the affected Obligors shall have been instructed to remit all subsequent Collections to another Special Account.
(e) In the event any Transferring Affiliate has instructed its Obligors to remit Collections to a Special Account that is maintained in the name of any Person other than such Transferring Affiliate, such Transferring Affiliate shall at all times ensure that such Person qualifies as a Designated Account Agent, including, without limitation, by causing such Person to execute and deliver to the Seller an Account Agent Agreement and by causing such Account Agent Agreement to remain in effect at all times. In furtherance of the foregoing, each such Transferring Affiliate hereby authorizes and directs each Person maintaining a Special Account on behalf of such Transferring Affiliate to (i) execute, and deliver to the Seller and its assigns, an Account Agent Agreement, (ii) execute and deliver a Special Account Letter in respect of each such Special Account maintained by such Person, and (iii) otherwise take all actions, or omit to take all actions, required to be taken, or required to be omitted to be taken, by such Transferring Affiliate with respect to such Special Accounts in accordance with the terms of this Transferring Affiliate Letter.
3. Each Transferring Affiliate shall provide (or, if applicable, shall cause its Designated Account Agents to provide) standing instructions to each Special Account Bank (which standing instructions shall be maintained in full force and effect at all times) to transfer, prior to the close of business each banking day (i) all Collections on deposit during such banking day in the Special Accounts at such Special Account Bank to the Concentration Account or an Intermediate Concentration Account and (ii) if an Intermediate Concentration Account has been established at such Special Account Bank, all Collections on deposit during such banking day in such Intermediate Concentration Account to the Concentration Account; provided, however, that if the Collections on deposit in any Special Account during such banking day shall be less than $20,000.00 (the “Minimum Amount”), the Special Account Bank shall transfer such Collections to the Concentration Account, or to the Intermediate Concentration Account, as applicable, on the next succeeding banking day in which Collections in such Special Account first exceed the Minimum Amount.
4. Each Transferring Affiliate hereby authorizes the Seller and its assigns, to the extent permitted by applicable law, to take any and all steps in such Transferring Affiliate’s name and on behalf of such Transferring Affiliate to collect all amounts due under such Receivables and Related Security, including, without limitation, endorsing such Transferring Affiliate’s name on checks and other instruments representing collections and enforcing such Receivables and Related Security and the related Contracts; provided, however, neither that the Seller nor any of its assigns shall have the power or authority to direct Obligors of Receivables or Related Security payable under the CHAMPUS/VA, Medicare or Medicaid program to make payments of amounts due or to become due to such Transferring Affiliate in respect of such Receivables or Related Security directly either to the Intermediate Concentration Account or the Concentration Account or to the Seller, the Seller’s assigns or any of their respective designees, except for any such payment in respect of such Receivables or Related Security or any assignment thereof that is established by, or made pursuant to, the order of a court of competent jurisdiction.

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5. Each Transferring Affiliate agrees that from time to time, to the extent permitted by applicable law, it will promptly execute and deliver all further instruments and documents, and take all further action that the Seller or its assigns may reasonably request in order to perfect, protect or more fully evidence the ownership interest of the Seller in the Receivables, Related Security and Collections, and any interest therein acquired by any assignee of the Seller, or to enable the Seller or its assigns to exercise or enforce any of their respective rights hereunder or under the Agreement or the Certificate. Without limiting the generality of the foregoing, each Transferring Affiliate will, upon the request of the Seller or its assigns: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate in order to perfect, protect or evidence the ownership interest of the Seller or the interest of any assignee thereof; (ii) mark conspicuously each of its records evidencing each Receivable and Related Security and the related Contract with a legend, acceptable to the Seller and its assigns, evidencing that such Receivable and Related Security have been sold in accordance with this Transferring Affiliate Letter, the Agreement or any document, instrument or agreement made in favor of any assignee; and (iii) mark its master data processing records evidencing such Receivables and Related Security and related Contracts with such legend. Each Transferring Affiliate hereby authorizes the Seller to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to the Receivables and Related Security sold by it to the Seller or any assignee now existing or hereafter arising without the signature of such Transferring Affiliate where permitted by law. If any Transferring Affiliate fails to perform any of its agreements or obligations under this Letter, the Seller or any of its assigns may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Seller or any of its assigns incurred in connection therewith shall be payable by such Transferring Affiliate.
6. Each Transferring Affiliate hereby severally represents and warrants as to itself as follows:
(a) Such Transferring Affiliate is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and existing and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to so qualify would materially and adversely affect the business, condition, operations or properties of such Transferring Affiliate.
(b) The execution, delivery and performance by such Transferring Affiliate of this Transferring Affiliate Letter are within such Transferring Affiliate’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Transferring Affiliate’s charter or by-laws, (ii) any law, rule or regulation, including, without limitation the Social Security Act, any CHAMPUS Regulation, any Medicaid Regulation or any Medicare Regulation or (iii) any contractual or legal restriction binding on or affecting such Transferring Affiliate or its properties, and do not result in or require the creation of any Adverse Claim (other than pursuant hereto) upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

4

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Transferring Affiliate of this Transferring Affiliate Letter or for the perfection of or the exercise by the Seller or any assignee thereof of their respective rights and remedies under this Transferring Affiliate Letter, except for the filings of the financing statements referred to in Article IV of the TAA, all of which, on or prior to the date of the initial purchase thereunder, will have been duly made and be in full force and effect.
(d) This Transferring Affiliate Letter is the legal valid and binding obligation of such Transferring Affiliate enforceable against such Transferring Affiliate in accordance with its terms, except as may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
(e) Such Transferring Affiliate will be, at the time of each sale hereunder, the legal and beneficial owner of each Receivable, and any Related Security with respect thereto, originally owed to such Transferring Affiliate and sold from time to time to the Seller hereunder, free and clear of any Adverse Claim except as created by the Agreement (or any subsequent assignment by the assignee thereunder). Upon each such sale of each such Receivable and Related Security hereunder, the Seller will acquire all right, title and interest in and to, and a valid and perfected first priority 100% ownership interest in, such Receivable and Related Security, and Collections with respect thereto, free and clear of any Adverse Claim except as created by the Agreement (or any subsequent assignment by the assignee thereunder). No effective financing statement or other instrument similar in effect covering any such Receivable or Related Security, or Collections with respect thereto, is on file in any recording office, except those filed in favor of the Seller relating to the Agreement (or any subsequent assignment by the assignee thereunder).
(f) Each Investor Report (to the extent that information contained therein is supplied by such Transferring Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by such Transferring Affiliate to the Seller or any of its assigns in connection the Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Seller or the applicable assignee, as the case may be, at such time) as of the date so furnished, and no such document (if not prepared by or under the direction of such Transferring Affiliate or to the extent that the information contained therein is not supplied by such Transferring Affiliate, to the best of such Transferring Affiliate’s knowledge) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
(g) (i) The chief executive office of such Transferring Affiliate, except NMC Medical Products, Inc., is located at 920 Winter Street, Waltham, Massachusetts 02451, and (ii) the office where such Transferring Affiliate keeps its records concerning the Receivables is located at the address specified for such Transferring Affiliate in Exhibit J to the Agreement (or, in the case of each of clauses (i) or (ii) above, at such other locations, notified to the Seller and its assigns in

5

accordance with Section 2.6 of the Agreement, in jurisdictions where all action required by Section 2.6 of the Agreement has been taken and completed).
(h) The names and addresses of all the Special Account Banks, together with the account numbers of the Special Accounts and the account numbers of the Intermediate Concentration Account, at such Special Account Banks and, if applicable, the name of each Designated Account Agent, are specified in Exhibit C to the Agreement (or at such other Special Account Banks, with such other Special Accounts, Intermediate Concentration Account or with such other Designated Account Agents in respect of which all of the requirements set forth in Section 5.2(e) of the Agreement have been satisfied).
Each Transferring Affiliate acknowledges that it has received a copy of the Agreement and hereby severally represents and warrants that each representation and warranty made by the Seller under the Agreement in respect of such Transferring Affiliate, or in respect of any of the assets or properties of such Transferring Affiliate, is true and correct and shall be true and correct on each date under the Agreement on which the Seller is required to remake (or is deemed to have remade) any such representation and warranty for the benefit of the Purchaser. In addition, with respect to any covenant or undertaking required to be performed by the Seller under the Agreement which relates to any Transferring Affiliate or the assets or properties of such Transferring Affiliate, such Transferring Affiliate severally agrees to take all action, or if applicable to omit to take any action, the taking (or omission to take) of which enables the Seller to comply fully and on a timely basis with the terms and conditions of such covenant or undertaking.
7. Anything to the contrary herein notwithstanding, all CHAMPUS/VA, Medicare or Medicaid payments which are made by an Obligor with respect to any Receivables shall be collected from such Obligor only by (i) the Transferring Affiliate which furnished the services for which such payments are made or (ii) an agent of such Transferring Affiliate, except to the extent that an Obligor may be required to submit any such payments directly to a Person other than a Transferring Affiliate pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable federal and state CHAMPUS/VA, Medicare and Medicaid laws, rules and regulations; and this Transferring Affiliate Letter shall not be construed to permit any other Person, in violation of applicable federal and state CHAMPUS/VA, Medicare or Medicaid laws, rules and regulations to collect or receive, or to be entitled to collect or receive, any such payments prior to a Transferring Affiliate’s or such agent’s receipt thereof.
8. No amendment or waiver of any provision of this Transferring Affiliate Letter, and no consent to any departure by any Transferring Affiliate herefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller, each assignee of the Seller and the Transferring Affiliate or Transferring Affiliates to be bound thereby (or, in the case of waiver, by the party or parties waiving the provision hereof), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, as to each party hereto, at its

6

address set forth, in the case of each Transferring Affiliate, as its chief executive office on Exhibit J to the Agreement; in the case of the Seller, under its name on the signature pages of the Agreement; in the case of any assignee of the Seller, such address as shall have been notified by such assignee to the Transferring Affiliates; or, in the case of each party hereto (or any such assignee), at such other address as shall be designated by such party in a written notice to the Seller and its assignees. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.
10. This Transferring Affiliate Letter shall be binding upon, and inure to the benefit of, and be enforceable by, each Transferring Affiliate, the Seller and their respective successors and assigns, except that no Transferring Affiliate shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Seller and its assigns.
11. The Seller may assign at any time any or all of its rights and obligations hereunder and interests herein to any other Person without the consent of the any Transferring Affiliate. Without limiting the foregoing, each Transferring Affiliate acknowledges that (i) the Seller, pursuant to the Agreement, shall assign to the Purchaser all of its right, title and interest in and to the Receivables and the Related Security, together with all of its rights, remedies, powers and privileges hereunder, (ii) the Purchaser, pursuant to that certain Fourth Amended and Restated Transfer and Administration Agreement dated as of October 16, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “TAA”) among the Purchaser, as “Transferor”, the Seller, as the initial “Collection Agent” thereunder, the Persons parties thereto as “Conduit Investors”, the Persons parties thereto as “Bank Investors” (together with the Conduit Investors, the “Investors”), the Persons parties thereto as “Administrative Agents” and WestLB AG, New York Branch, as agent (in such capacity, the “Agent”), shall assign to the Agent, for the benefit of the Investors, an undivided percentage ownership interest in all of the Purchaser’s right, title and interest in and to the Receivables and the Related Security, together with all of the Purchaser’s rights, remedies, powers and privileges hereunder, and (iii) the Agent or any Investor may further assign such rights, interests, remedies, powers and privileges to the extent permitted in the TAA. Each Transferring Affiliate agrees that the Agent, as the assignee of the Seller, shall, subject to the terms of the TAA, have the right to enforce this Transferring Affiliate Letter and to exercise directly all of the Seller’s rights and remedies under this Transferring Affiliate Letter (including, without limitation, the right to give or withhold any consents or approvals of the Seller to be given or withheld hereunder) and each Transferring Affiliate agrees to cooperate fully with the Agent and the Collection Agent in the exercise of such rights and remedies. Each Transferring Affiliate agrees to give to the Agent copies of all notices it is required to give to the Seller hereunder and to permit the Agent and the Investors (and their assignees) to inspect the books and records of such Transferring Affiliate relating to the Receivables and the Related Security at any time, upon reasonable notice given by the Agent or such Investor to the Seller and such Transferring Affiliate. Each Transferring Affiliate agrees that, to the extent the Seller is herein permitted to take any action or to provide any information or report, the Agent and the Investors (and their assignees) may similarly so direct and require (with or without the concurrence of the Seller) such Transferring Affiliate to take such action or

7

to provide such information or report. This Transferring Affiliate Letter shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date (the “Collection Date”) that the TAA shall be terminated in accordance with its terms and all “Aggregate Unpaids” thereunder paid in full; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any Transferring Affiliate hereunder shall be continuing and shall survive any termination of this Transferring Affiliate Letter.
12. Each Transferring Affiliate hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any Conduit Investor, it will not institute against, or join any other Person in instituting against, such Conduit Investor any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. Each Transferring Affiliate further covenants and agrees that, prior to the date which is one year and one day after the Collection Date, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
13. No failure on the part of the Seller or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
14. This Transferring Affiliate Letter shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the perfection of the interests of the Seller and its assigns, or remedies hereunder, in respect of the Receivables, any Related Security or any Collections in respect thereof, are governed by the laws of a jurisdiction other than the State of New York.
15. The Seller and each of its assignees (including the Agent) is hereby authorized by each of the Transferring Affiliates and the Seller to demand specific performance of this Transferring Affiliate Letter at any time when any of the Transferring Affiliates or the Seller shall have failed to comply with any of the provisions of this Transferring Affiliate Letter applicable to any such Transferring Affiliate or the Seller. Each of the Transferring Affiliates and the Seller hereby irrevocable waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
16. This Transferring Affiliate Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8

[Remainder of page intentionally left blank]

9

Very truly yours,
ANGLETON DIALYSIS, INC.
ARIZONA RENAL INVESTMENTS, LLC
BIO-MEDICAL APPLICATIONS HOME DIALYSIS SERVICES, INC.
BIO MEDICAL APPLICATIONS MANAGEMENT COMPANY, INC.
BIO-MEDICAL APPLICATIONS OF ALABAMA, INC.
BIO-MEDICAL APPLICATIONS OF ANACOSTIA, INC.
BIO-MEDICAL APPLICATIONS OF AQUADILLA, INC.
BIO-MEDICAL APPLICATIONS OF ARECIBO, INC.
BIO-MEDICAL APPLICATIONS OF ARKANSAS, INC.
BIO-MEDICAL APPLICATIONS OF BAYAMON, INC.
BIO-MEDICAL APPLICATIONS OF BLUE SPRINGS, INC
BIO-MEDICAL APPLICATIONS OF CAGUAS, INC.
BIO-MEDICAL APPLICATIONS OF CALIFORNIA, INC.
BIO-MEDICAL APPLICATIONS OF CAMARILLO, INC.
BIO-MEDICAL APPLICATIONS OF CAPITOL HILL, INC.
BIO-MEDICAL APPLICATIONS OF CAROLINA, INC.
BIO-MEDICAL APPLICATIONS OF CARSON, INC.
BIO-MEDICAL APPLICATIONS OF CLINTON, INC.
BIO-MEDICAL APPLICATIONS OF COLUMBIA HEIGHTS, INC.
BIO-MEDICAL APPLICATIONS OF CONNECTICUT, INC.
BIO-MEDICAL APPLICATIONS OF DELAWARE, INC.
BIO-MEDICAL APPLICATIONS OF DOVER, INC.
BIO-MEDICAL APPLICATIONS OF EAST ORANGE, INC
BIO-MEDICAL APPLICATIONS OF ESSEX, INC.
BIO-MEDICAL APPLICATIONS OF EUREKA, INC.
BIO-MEDICAL APPLICATIONS OF FAYETTEVILLE, INC.
BIO-MEDICAL APPLICATIONS OF FLORIDA, INC.
BIO-MEDICAL APPLICATIONS OF FREMONT, INC.
BIO-MEDICAL APPLICATIONS OF FRESNO, INC.
BIO-MEDICAL APPLICATIONS OF GEORGIA, INC.
BIO-MEDICAL APPLICATIONS OF GLENDORA, INC.
BIO-MEDICAL APPLICATIONS OF GUAYAMA, INC.
BIO-MEDICAL APPLICATIONS OF HILLSIDE, INC.
BIO-MEDICAL APPLICATIONS OF HOBOKEN, INC.
BIO-MEDICAL APPLICATIONS OF HUMACAO, INC.

10

BIO-MEDICAL APPLICATIONS OF ILLINOIS, INC.
BIO-MEDICAL APPLICATIONS OF INDIANA, INC.
BIO-MEDICAL APPLICATIONS OF IRVINGTON, INC.
BIO-MEDICAL APPLICATIONS OF JERSEY CITY, INC.
BIO-MEDICAL APPLICATIONS OF KANSAS, INC.
BIO-MEDICAL APPLICATIONS OF KENTUCKY, INC.
BIO-MEDICAL APPLICATIONS OF LAS AMERICAS, INC.
BIO-MEDICAL APPLICATIONS OF LONG BEACH, INC.
BIO-MEDICAL APPLICATIONS OF LOS GATOS, INC.
BIO-MEDICAL APPLICATIONS OF LOUISIANA, LLC
BIO-MEDICAL APPLICATIONS OF MAINE, INC.
BIO-MEDICAL APPLICATIONS OF MANCHESTER, INC.
BIO-MEDICAL APPLICATIONS OF MARYLAND, INC.
BIO-MEDICAL APPLICATIONS OF MASSACHUSETTS, INC.
BIO-MEDICAL APPLICATIONS OF MAYAGUEZ, INC.
BIO-MEDICAL APPLICATIONS OF MICHIGAN, INC.
BIO-MEDICAL APPLICATIONS OF MINNESOTA, INC.
BIO-MEDICAL APPLICATIONS OF MISSION HILLS, INC.
BIO-MEDICAL APPLICATIONS OF MISSISSIPPI, INC.
BIO-MEDICAL APPLICATIONS OF MISSOURI, INC.
BIO-MEDICAL APPLICATIONS OF MLK, INC.
BIO-MEDICAL APPLICATIONS OF NEVADA, INC
BIO-MEDICAL APPLICATIONS OF NEW HAMPSHIRE, INC.
BIO-MEDICAL APPLICATIONS OF NEW JERSEY, INC.
BIO-MEDICAL APPLICATIONS OF NEW MEXICO, INC.
BIO-MEDICAL APPLICATIONS OF NORTH CAROLINA, INC.
BIO-MEDICAL APPLICATIONS OF NORTHEAST, D.C., INC.
BIO-MEDICAL APPLICATIONS OF OAKLAND, INC.
BIO-MEDICAL APPLICATIONS OF OHIO, INC.
BIO-MEDICAL APPLICATIONS OF OKLAHOMA, INC.
BIO-MEDICAL APPLICATIONS OF PENNSYLVANIA, INC.
BIO-MEDICAL APPLICATIONS OF PINE BROOK, INC.
BIO-MEDICAL APPLICATIONS OF PONCE, INC.
BIO-MEDICAL APPLICATIONS OF PUERTO RICO, INC.
BIO-MEDICAL APPLICATIONS OF RHODE ISLAND, INC.
BIO-MEDICAL APPLICATIONS OF RIO PIEDRAS, INC.
BIO-MEDICAL APPLICATIONS OF SAN ANTONIO, INC.
BIO-MEDICAL APPLICATIONS OF SAN GERMAN, INC.

11

BIO-MEDICAL APPLICATIONS OF SAN JUAN, INC.
BIO-MEDICAL APPLICATIONS OF SOUTH CAROLINA, INC.
BIO-MEDICAL APPLICATIONS OF SOUTH QUEENS, INC.
BIO-MEDICAL APPLICATIONS OF SOUTHEAST WASHINGTON, INC.
BIO-MEDICAL APPLICATIONS OF TENNESSEE, INC.
BIO-MEDICAL APPLICATIONS OF TEXAS, INC.
BIO-MEDICAL APPLICATIONS OF THE DISTRICT OF COLUMBIA, INC.
BIO-MEDICAL APPLICATIONS OF TRENTON, INC.
BIO-MEDICAL APPLICATIONS OF UKIAH, INC.
BIO-MEDICAL APPLICATIONS OF VIRGINIA, INC.
BIO-MEDICAL APPLICATIONS OF WEST VIRGINIA, INC.
BIO-MEDICAL APPLICATIONS OF WISCONSIN, INC.
BIO-MEDICAL APPLICATIONS OF WOONSOCKET, INC.
BRAZORIA KIDNEY CENTER, INC.
BREVARD COUNTY DIALYSIS, LLC
CARTERSVILLE DIALYSIS CENTER, LLC
CLAYTON COUNTY DIALYSIS, LLC
CLERMONT DIALYSIS CENTER, LLC
COBB COUNTY DIALYSIS, LLC
COLUMBUS AREA RENAL ALLIANCE, LLC
CON MED SUPPLY COMPANY, INC.
CONEJO VALLEY DIALYSIS, INC.
COVINGTON DIALYSIS CENTER, LLC
DIABETES CARE GROUP, INC.
DIALYSIS AMERICA ALABAMA, LLC
DIALYSIS AMERICA GEORGIA, LLC
DIALYSIS ASSOCIATES OF NORTHERN NEW JERSEY, L.L.C.
DIALYSIS ASSOCIATES, LLC
DIALYSIS CENTERS OF AMERICA ILLINOIS, INC.
DIALYSIS LICENSING CORP.
DIALYSIS MANAGEMENT CORPORATION
DIALYSIS SERVICES OF ATLANTA, INC.
DIALYSIS SERVICES OF CINCINNATI, INC.
DIALYSIS SERVICES, INC.
DIALYSIS SPECIALISTS OF TOPEKA, INC.
DIALYSIS SPECIALISTS OF TULSA, INC.
DOUGLAS COUNTY DIALYSIS, LLC
DOYLESTOWN ACUTE RENAL SERVICES, L.L.C.
DU PAGE DIALYSIS, LTD.

12

EVEREST HEALTHCARE HOLDINGS, INC.
EVEREST HEALTHCARE INDIANA, INC.
EVEREST HEALTHCARE OHIO, INC.
EVEREST HEALTHCARE RHODE ISLAND, INC.
EVEREST HEALTHCARE TEXAS HOLDING CORP
EVEREST HEALTHCARE TEXAS, LP
EVEREST MANAGEMENT, INC.
FRESENIUS MEDICAL CARE DIALYSIS SERVICES
COLORADO LLC (F/K/A BIO MEDICAL APPLICATIONS OF COLORADO, INC.)
FRESENIUS MEDICAL CARE DIALYSIS SERVICES OREGON, LLC
FMC DIALYSIS SERVICES-OREGON, LLC (F/K/A WILLAMETTE VALLEY KIDNEY CENTER, LLC)
FMS NEW YORK, INC.
FONDREN DIALYSIS CLINIC, INC.
FORT SCOTT REGIONAL DIALYSIS CENTER, INC.
FOUR STATE REGIONAL DIALYSIS CENTER, INC.
FRESENIUS MANAGEMENT SERVICES, INC.
FRESENIUS USA HOME DIALYSIS, INC.
FRESENIUS USA MARKETING, INC.
FRESENIUS USA SALES, INC.
FRESENIUS USA, INC.
GULF REGION MOBILE DIALYSIS, INC.
HAEMO STAT, INC.
HENRY DIALYSIS CENTER, LLC
HOLTON DIALYSIS CLINIC, LLC
HOME DIALYSIS OF AMERICA, INC.
HOME DIALYSIS OF MUHLENBERG COUNTY, INC.
HOME INTENSIVE CARE, INC.
JEFFERSON COUNTY DIALYSIS, INC.
KDCO, INC.
KENTUCKY RENAL CARE GROUP, LLC
LAWTON DIALYSIS, INC.
LITTLE ROCK DIALYSIS, INC.
MAUMEE DIALYSIS SERVICES, LLC
MERCY DIALYSIS CENTER, INC.
MIAMI REGIONAL DIALYSIS CENTER, INC.
MICHIGAN HOME DIALYSIS CENTER, INC.
NAPLES DIALYSIS CENTER, LLC
NATIONAL MEDICAL CARE, INC.
NATIONAL NEPHROLOGY ASSOCIATES
MANAGEMENT COMPANY OF TEXAS, INC.
NATIONAL NEPHROLOGY ASSOCIATES OF TEXAS, L.P.

13

NEOMEDICA, INC
NNA MANAGEMENT COMPANY OF KENTUCKY, INC.
NNA MANAGEMENT COMPANY OF LOUISIANA, INC.
NNA OF ALABAMA, INC.
NNA OF EAST ORANGE, L.L.C.
NNA OF FLORIDA, LLC
NNA OF GEORGIA, INC.
NNA OF HARRISON, L.L.C.
NNA OF LOUISIANA, LLC
NNA OF MEMPHIS, LLC
NNA OF NEVADA, INC.
NNA OF NEWARK, L.L.C.
NNA OF OKLAHOMA, INC.
NNA OF OKLAHOMA, L.L.C.
NNA OF RHODE ISLAND, INC.
NNA OF TOLEDO, INC.
NNA PROPERTIES OF TENNESSEE, INC.
NNA-SAINT BARNABAS LIVINGSTON, L.L.C.
NNA-SAINT BARNABAS, L.L.C.
NNA TRANSPORTATION SERVICES CORPORATION
NORCROSS DIALYSIS CENTER, LLC
NORTH BUCKNER DIALYSIS CENTER, INC.
NORTHEAST ALABAMA KIDNEY CLINIC, INC.
NORTHERN NEW JERSEY DIALYSIS, L.L.C.
NORTHWEST DIALYSIS, INC.
PHYSICIANS DIALYSIS COMPANY, INC.
PRIME MEDICAL, INC.
QUALICENTERS, INC.
RCG ARLINGTON HEIGHTS, LLC
RCG BLOOMINGTON, LLC
RCG CREDIT CORPORATION
RCG EAST TEXAS, LLP
RCG FINANCE, INC.
RCG INDIANA, L.L.C.
RCG IRVING, LLP
RCG MARION, LLC
RCG MARTIN, LLC
RCG MEMPHIS EAST, LLC
RCG MEMPHIS, LLC
RCG MISSISSIPPI, INC.
RCG PA MERGER CORP.
RCG UNIVERSITY DIVISION, INC.
RCG WEST HEALTH SUPPLY, L.C.
RCG WHITEHAVEN, LLC
RCG/SAINT LUKE’S, LLC

14

RCGIH, INC.
RENAL CARE GROUP ALASKA, INC.
RENAL CARE GROUP CENTRAL MEMPHIS, LLC
RENAL CARE GROUP EAST, INC.
RENAL CARE GROUP MICHIGAN, INC.
RENAL CARE GROUP NORTHWEST, INC.
RENAL CARE GROUP OF THE MIDWEST, INC.
RENAL CARE GROUP OF THE OZARKS, LLC
RENAL CARE GROUP OF THE SOUTH, INC.
RENAL CARE GROUP OF THE SOUTHEAST, INC.
RENAL CARE GROUP OHIO, INC.
RENAL CARE GROUP SOUTH NEW MEXICO, LLC
RENAL CARE GROUP SOUTHWEST HOLDINGS, INC.
RENAL CARE GROUP SOUTHWEST, L.P.
RENAL CARE GROUP TEXAS, INC.
RENAL CARE GROUP TEXAS, LP
RENAL CARE GROUP WESTLAKE, LLC
RENAL CARE GROUP, INC.
RENAL SCIENTIFIC SERVICES, INC.
RENALNET ARIZONA, INC.
RENALNET, INC.
RENALPARTNERS OF INDIANA, LLC
RENALPARTNERS, INC.
RENEX CORP.
RENEX DIALYSIS CLINIC OF AMESBURY, INC.
RENEX DIALYSIS CLINIC OF BLOOMFIELD, INC.
RENEX DIALYSIS CLINIC OF BRIDGETON, INC.
RENEX DIALYSIS CLINIC OF CREVE COEUR, INC.
RENEX DIALYSIS CLINIC OF DOYLESTOWN, INC.
RENEX DIALYSIS CLINIC OF MAPLEWOOD, INC.
RENEX DIALYSIS CLINIC OF NORTH ANDOVER, INC.
RENEX DIALYSIS CLINIC OF ORANGE, INC.
RENEX DIALYSIS CLINIC OF PENN HILLS, INC.
RENEX DIALYSIS CLINIC OF PHILADELPHIA, INC.
RENEX DIALYSIS CLINIC OF PITTSBURGH, INC.
RENEX DIALYSIS CLINIC OF SHALER, INC.
RENEX DIALYSIS CLINIC OF SOUTH GEORGIA, INC.
RENEX DIALYSIS CLINIC OF ST. LOUIS, INC.
RENEX DIALYSIS CLINIC OF TAMPA, INC.
RENEX DIALYSIS CLINIC OF UNION, INC.
RENEX DIALYSIS CLINIC OF UNIVERSITY CITY, INC.
RENEX DIALYSIS CLINIC OF WOODBURY, INC.
RENEX DIALYSIS FACILITIES, INC.
RENEX DIALYSIS HOMECARE OF GREATER ST. LOUIS, INC.

15

RENEX MANAGEMENT SERVICES, INC.
SAN DIEGO DIALYSIS SERVICES, INC.
SANTA BARBARA COMMUNITY DIALYSIS CENTER
SMYRNA DIALYSIS CENTER, LLC
SPECTRA EAST, INC.
SPECTRA LABORATORIES, INC.
SSKG, INC.
STAT DIALYSIS CORPORATION
STONE MOUNTAIN DIALYSIS CENTER, LLC
STUTTGART DIALYSIS, LLC
TERRELL DIALYSIS CENTER, L.L.C.
THREE RIVERS DIALYSIS SERVICES, LLC
WEST PALM DIALYSIS, LLC
WHARTON DIALYSIS, INC.
WSKC DIALYSIS SERVICES, INC.

By
Name:
Title:

16

Acknowledged and accepted: NATIONAL MEDICAL CARE, INC.

By
Name:
Title:

NMC FUNDING CORPORATION

By
Name:
Title:
The undersigned acknowledges and accepts the foregoing, and hereby gives notice to each Transferring Affiliate that, for purposes of Section 9 of the Transferring Affiliate Letter, the address of the undersigned is WestLB AG, New York Branch.

WestLB AG, New York Branch as Agent

By
Name:
Title:

By
Name:
Title:

17

EXHIBIT P
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF PARENT AGREEMENT

EXECUTION COPY
AMENDED AND RESTATED PARENT AGREEMENT
          This AMENDED AND RESTATED PARENT AGREEMENT (this “Agreement”), dated as of October 16, 2008, made by FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation (“FMCH”), and FRESENIUS MEDICAL CARE AG & CO. KGaA, formerly known as Fresenius Medical Care AG, a partnership limited by shares organized and existing under the laws of the Federal Republic of Germany, and its successors and permitted assigns (“FME KGaA”) (FMCH and FME KGaA being hereinafter referred to, collectively, as the “Companies” and, each individually, as a “Company”), in favor of NMC FUNDING CORPORATION (“NMC Funding”) and WESTLB AG, NEW YORK BRANCH, as agent (the “Agent”) for the Investors under (as defined in) the Transfer and Administration Agreement referred to below.
PRELIMINARY STATEMENTS:
          (1) National Medical Care, Inc., a Delaware corporation (“NMC”) has entered into that certain Amended and Restated Transferring Affiliate Letter (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Transferring Affiliate Letter”) dated as of even date herewith with each of the “Transferring Affiliates” named therein, under which each such Transferring Affiliate has agreed to sell and assign on each day hereafter all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein) to NMC in accordance with the terms thereof.
          (2) NMC has entered into that certain Receivables Purchase Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “BMA Transfer Agreement”) dated as of August 28, 1997 with Bio-Medical Management Company, Inc., a Delaware corporation (“BMA”), under which BMA has agreed to sell and assign on the date hereof all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein) to NMC in accordance with the terms thereof.
          (3) NMC has entered into that certain Amended and Restated Receivables Purchase Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Receivables Agreement”) dated as of even date herewith with NMC Funding, under which NMC has agreed to sell and assign on each day hereafter all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein), including, without limitation, all Receivables and Related Security acquired by NMC from the Transferring Affiliates under the Transferring Affiliate Letter and from BMA under the BMA Transfer Agreement, to NMC Funding in accordance with the terms thereof.
          (4) NMC Funding has entered into that certain Fourth Amended and Restated Transfer and Administration Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “TAA”) dated as of even date herewith with NMC Funding, as “Transferor”, NMC, as the “Collection Agent” thereunder, certain “Bank Investors” from time to time party thereto and the Agent, under which NMC Funding shall from time to time sell and assign undivided percentage ownership interests in all “Receivables” and “Related Security” (each as defined therein), including, without limitation, in all Receivables and

Related Security acquired by NMC Funding from NMC under the Receivables Agreement, to the Agent for the benefit of the Investors in accordance with the terms thereof. For purposes of this Agreement, the terms “Agent”, “Administrative Agent”, “Conduit Investor” and “Investor” shall have the meanings assigned to such terms under the TAA.
          (5) Certain Affiliates (each, a “Designated Account Agent”) of the Transferring Affiliates have entered, or may hereafter enter, into that certain Account Agent Agreement dated as of August 28, 1997 or an agreement in substantially the form of such Account Agent Agreement (collectively, and as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Account Agent Agreement”), under which such Designated Account Agents agree to certain matters relating to the handling of Collections on Receivables originated by Transferring Affiliates and remitted to “Special Accounts” maintained by such Designated Account Agents.
          (6) FME KGaA owns all of the issued and outstanding common stock of FMCH, and FME KGaA or one of its wholly-owned Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each Transferring Affiliate, BMA, each Designated Account Agent and NMC. It is a condition precedent to the effectiveness of each of the Receivables Agreement and the TAA that each of FME KGaA and FMCH enters into this Agreement.
          (7) NMC, the Transferring Affiliates (as such group is from time to time comprised), BMA and the Designated Account Agents (as such group is from time to time comprised) are herein sometimes referred to collectively as the “Parent Group Members” or any such Person individually as a “Parent Group Member”. The Receivables Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, the Account Agent Agreement and each of the other instruments, documents and agreements executed in connection therewith are herein sometimes referred to collectively as the “Transaction Documents”. The terms “Receivable” and “Related Security”, and other terms that are used herein and not otherwise defined herein, shall have the meanings assigned under the Receivables Agreement.
          (8) FMCH and FME KGaA are parties to that certain Parent Agreement dated as of August 28, 1997 (as amended prior to the date hereof, the “Existing Parent Agreement”), which the parties hereto desire to amend and restate in its entirety.
          NOW, THEREFORE, the parties hereby agree as follows:
          SECTION 1. Unconditional Undertaking. Each Company hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of NMC Funding, the Investors, the Administrative Agents and the Agent to cause the due and punctual performance and observance by each of the Parent Group Members with each of such Parent Group Member’s obligations under the Transaction Documents, including, without limitation: (i) by NMC and its successors and assigns of all of the terms, covenants, conditions, agreements and undertakings on the part of NMC (whether as seller, collection agent or otherwise) to be performed or observed by it under the Receivables Agreement or any other document delivered in connection with the Receivables Agreement, (ii) by each Transferring Affiliate and its successors and assigns of all of the terms, covenants, conditions, agreements and undertakings on

2

the part of such Transferring Affiliate to be performed and observed under the Transferring Affiliate Letter, (iii) by BMA, and its successors and assigns of all of the terms, covenants, conditions, agreements and undertakings on the part of BMA to be performed and observed under the BMA Transfer Agreement, and (iv) by each Designated Account Agent and its successors and assigns of all of the terms, covenants, conditions, agreements and undertakings on the part of such Designated Account Agent to be performed under the Account Agent Agreement, in each case under clauses (i), (ii), (iii) and (iv) above in accordance with the terms thereof, including, without limitation, each indemnity and each other agreement of any Parent Group Member to pay or deposit any money under any Transaction Document (all such terms, covenants, conditions, agreements and undertakings on the part of the Parent Group Members to be performed or observed being, collectively, the “Obligations”).
          In the event that any Parent Group Member shall fail to perform or observe any of the Obligations when the same shall be required to be performed or observed under any Transaction Document, then each Company will itself (to the fullest extent permitted by law) duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Obligation, and it shall not be a condition to the accrual of the obligation of any Company hereunder to perform or observe, or cause the performance or observance of, any Obligation that NMC Funding, any Investor, any Administrative Agent or the Agent shall have first made any request of or demand upon or given any notice to any Company or to any Parent Group Member or their respective successors or assigns, or have instituted any action or proceeding against any Company or any Parent Group Member or their respective successors or assigns in respect thereof; provided that no Company shall be required to make any payment hereunder without ten days prior notice from NMC Funding, an Investor or the Agent.
          SECTION 2. Obligation Absolute. Each Company will perform its obligations under this Agreement regardless of any law, rule, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of any Transaction Document, or the rights of NMC Funding, any Investor, any Administrative Agent or the Agent with respect thereto. The obligations of each Company under this Agreement are independent of the Obligations, and a separate action or actions may be brought and prosecuted against any Company to enforce this Agreement, irrespective of whether any action is brought against any Parent Group Member or whether any Parent Group Member is joined in any such action or actions. The liability of each Company under this Agreement shall be absolute and unconditional irrespective of:
     (i) any lack of validity or enforceability of any Transaction Document;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Transaction Documents;
     (iii) any taking, exchange, release or non-perfection of any security interest, or any taking, release or amendment or waiver of or consent to departure from any Related Security or other agreement relating to all or any of the Obligations;
     (iv) any manner of application by any Parent Group Member or any subsidiary or affiliate thereof of any Collections to all or any of the Obligations, or any manner of

3

collection from or disposition of any Receivable or Related Security or any interest therein;
     (v) any change, restructuring or termination of the corporate structure or existence of any Company or any Parent Group Member;
     (vi) any failure of any Parent Group Member or any Company to obtain any authorization or approval from or other action by, or to notify or file with, any governmental authority or regulatory body required in connection with this Agreement, the Receivables Agreement or any Transaction Document;
     (vii) any impossibility or impracticality of performance, illegality, force majeure, any act of any government, or any other circumstance which might constitute a defense available to, or a discharge of any Parent Group Member or any Company;
     (viii) with respect to any Company, the release by NMC Funding, any Investor, any Administrative Agent or the Agent of the other Company from any or all of its obligations hereunder, the unenforceability of this Agreement as against such other Company or the release of any other guarantor in respect of its obligations; or
     (ix) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Parent Group Member or a guarantor.
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment by any Parent Group Member under any Transaction Document is rescinded or must otherwise be returned by NMC Funding, any Investor, any Administrative Agent or the Agent, upon the insolvency, bankruptcy or reorganization of any Parent Group Member or otherwise, all as though such payment had not been made. The obligations of each Company under this Agreement shall not be subject to reduction, termination or other impairment by reason of any set-off, recoupment, counterclaim or defense or for any other reason. The obligations of each Company under this Agreement shall not be discharged except by performance as herein provided.
          SECTION 3. Waiver. Each Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement or any Transaction Document and any requirement that NMC Funding, any Investor, any Administrative Agent or the Agent protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Company or any Parent Group Member or any security interest.
          SECTION 4. Waiver of Subrogation and Contribution. Each Company hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against any Parent Group Member that arise from the existence, payment, performance or enforcement of such Company’s obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of NMC Funding, any Investor, any Administrative Agent or the Agent against any Parent Group Member or any security interest that NMC Funding, any Investor, any Administrative Agent or the Agent hereafter acquires, whether or not such claim,

4

remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Parent Group Member, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security in account of such claim, remedy or right. If any amount shall be paid to any Company in violation of the preceding sentence at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Agreement and (y) the payment in full of all “Aggregate Unpaids” (as defined in the TAA), following the “Termination Date” (as defined in the TAA), such amount shall be held in trust for the benefit of NMC Funding, each Investor, each Administrative Agent and the Agent and shall forthwith be paid to the Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the TAA, the applicable Transaction Document and this Agreement, or to be held by the Agent as collateral security for any Obligations or other amounts payable under this Agreement thereafter arising. Each Company acknowledges that it will receive direct and indirect benefits from the receivables purchase arrangements contemplated by the Transaction Documents and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.
          SECTION 5. Representations and Warranties. Each Company hereby represents and warrants as follows:
     (a) Such Company is, in the case of FMCH, a corporation duly incorporated and, in the case of FME KGaA, an entity duly organized, in each case validly existing and in good standing under the laws of the jurisdiction in which it is organized and existing, and is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
     (b) The execution, delivery and performance by such Company of this Agreement (i) are within such Company’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (A) such Company’s charter or by-laws or similar organizational documents or (B) any law, rule or regulation applicable to such Company, or any of its subsidiaries or properties, and (iv) do not contravene or require any consent, approval or notice under any provision of any indenture, loan agreement or credit agreement or any other agreement, lease or instrument to which such Company or any of its subsidiaries is a party or by which such Company or any of its subsidiaries or properties may be bound or affected, except for any such consents and approvals that have been obtained and notices that have been given.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Company of this Agreement.
     (d) This Agreement constitutes the legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms, except as may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

5

     (e) Except as set forth in Exhibit F to the Receivables Agreement, there is no pending or threatened action or proceeding against or affecting such Company or its properties before any court, governmental agency or arbitrator which would have a Material Adverse Effect.
     (f) The consolidated balance sheet of FME KGaA and its subsidiaries as at December 31, 2007, and the related consolidated statements of income and of cash flow of FME KGaA and its subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of FME KGaA and its subsidiaries as at such date and the results of the operations of FME KGaA and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2007, no event has occurred which would have a Material Adverse Effect.
     (g) Each financial statement and financial book, record, or report or information (collectively, “Financial Documents”) or other document, book, record or report or information (collectively, “Other Documents”) furnished or to be furnished in writing at any time by such Company to NMC Funding, any Investor or the Agent, in connection with this Agreement is or will be (i) in the case of each such Financial Document, prepared in accordance with generally accepted accounting principles consistently applied, except as stated therein and subject in the case of any quarterly financial statement to year-end audit adjustments and to the abbreviation of any such financial statement and incompleteness of the footnotes contained therein, or (ii) in the case of such Other Documents, accurate in all material respects, in each case, as of its date or (except as otherwise disclosed to NMC Funding, the Investors or the Agent, as the case may be, at such time) as of the date so furnished, and no such Financial Document or Other Document, to the best of such Company’s knowledge, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
     (h) All of the issued and outstanding common stock of (such stock being more than 80% of all voting stock of) FMCH is and will continue to be owned directly or indirectly by FME KGaA.
     (i) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.
     (j) No Termination Event or Potential Termination Event (each as defined in the TAA) has occurred and is continuing.
     (k) The execution, delivery and performance by each Parent Group Member of each Transaction Document to which it is named as a party and the transactions contemplated thereby do not contravene any provision of any indenture, loan agreement, credit agreement, or other agreement, lease or instrument to which any Company is a party or by which such Company or its properties may be bound or affected.

6

     (1) Each representation and warranty from time to time made or deemed made by any Parent Group Member under or in connection with any Transaction Document with respect to such Company or any Parent Group Member shall be true and correct in all material respects.
          SECTION 6. Covenants. (a) Each Company covenants and agrees that, as long as any Aggregate Unpaids shall be outstanding under the TAA, it will, unless the Agent and each Administrative Agent shall otherwise consent in writing:
     (i) Compliance with Laws, Etc. Comply with the applicable laws, rules, regulations and orders with respect to it, its business and properties other than such provisions noncompliance with which would not have a Material Adverse Effect.
     (ii) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.
     (iii) Maintenance of Ownership. FME KGaA will maintain ownership, directly or indirectly, free and clear of any Adverse Claim, (other than a pledge made pursuant to the FME KGaA Credit Facility and put/call agreements, forward agreements or other similar arrangements among FME KGaA and its subsidiaries), of 100% of the common stock of, and more than 80% of the outstanding voting stock of, FMCH and FMCH will maintain ownership, directly or indirectly, of all of the outstanding shares of stock of each Parent Group Member; provided that FME KGaA may own directly or indirectly stock that is not Voting Stock in subsidiaries of FMCH.
     (iv) Reporting Requirements. Furnish to the Agent and each Administrative Agent:
     (A) As soon as available, but in the event within 95 days after the end of each fiscal year of such Company, audited consolidated balance sheets of such Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such fiscal year, in each case audited by KPMG Peat Marwick LLP, KPMG Deutsche Treuhand Gesellschaft or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent and each Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;
     (B) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of such Company, (1) in the case of FMCH, a company-prepared consolidated balance sheet of such Company and its

7

Subsidiaries as of the end of such quarter and the related company-prepared consolidated statements of income and retained earnings for such quarterly period and cash flows for the fiscal year to date and (2) in the case of FME KGaA, company-prepared consolidated balance sheet of FME KGaA and its Subsidiaries as of the end of the quarter and the related company-prepared consolidated statements of income and retained earnings for such quarterly period setting forth in each case in comparative form the figures for the previous year for such period;
in each case setting forth in comparative form the consolidated (and consolidating, if applicable) figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable (but not for any period prior to September 27, 1996), in each case subject to normal recurring year-end audit adjustments. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein);
     (C) Promptly upon the furnishing thereof to the shareholders of such Company, copies of all financial statements, reports and proxy statements so furnished;
     (D) Promptly upon the filing thereof, copies of all registration statements and annual , quarterly, monthly or other regular reports which such Company or any Subsidiary files with the Securities and Exchange Commission;
     (E) Within five (5) Business Days after the date of any change in its public or private debt ratings, if any, a written certification of its public and private debt ratings after giving effect to such change; and
     (F) such other information respecting the conditions or operations, financial or otherwise, of such Company or any of its subsidiaries as the Agent or any Administrative Agent may from time to time reasonably request.
(v) Financial Covenants. Ensure that:
(A) Consolidated Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Leverage Ratio will not exceed:

8

Maximum
Consolidated
Fiscal Quarters Ending	Leverage Ratio

December 31, 2007 and December 30, 2008	4.00:1.00
December 31, 2008 and December 30, 2009	3.50:1.00
December 31, 2009 and thereafter	3.00:1.00
(B) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio will not be less than 1.20:1.00.
For purposes of this Section 6(a)(v), the terms “Consolidated Leverage Ratio,” and “Consolidated Fixed Charge Coverage Ratio” shall have the meanings specified in the FME KGaA Credit Facility (as defined in the TAA) as in effect on the initial effective date thereof, but without giving effect to any amendment, waiver, termination, renewal, refunding, replacement, refinancing or other modification to the FME KGaA Credit Facility made after such effective date.”
          (b) Each Company acknowledges that the Investors, the Administrative Agents and the Agent are entering into the transactions contemplated by the TAA in reliance upon the identity of NMC Funding as a separate legal entity from each Parent Group Member, the Companies and their other subsidiaries and affiliates (collectively, excluding NMC Funding, the “Parent Group”). Each Company shall, and shall cause the Parent Group to, refrain from taking any action that would suggest to any creditor of any entity within the Parent Group that NMC Funding and such entity within the Parent Group are anything other than separate legal entities. Neither Company shall hold out any entity within the Parent Group to third parties as liable for the debts of NMC Funding, and neither Company shall at any time represent to any Person that any entity within the Parent Group owns any interest in the Receivables or any of the other assets intended to have been acquired by NMC Funding under the Receivables Agreement.
          SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Company herefrom, shall in any event be effective unless the same shall be in writing and signed by NMC Funding, the Agent, each Administrative Agent and each Company (or, in the case of waiver, by the party or parties waiving any such provision) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 8. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered to it, if to (i) FME KGaA, at its address at Else-Kröner-Strasse 1, 61352 Bad Homburg v.d.H., Germany, Attention: Dr. Rainer Runte, (ii) FMCH, at its address at 920 Winter Street, Waltham, Massachussetts 02451, Attention: Mark Fawcett, (iii) NMC Funding, at its address at 920 Winter Street, Waltham, Massachusetts 02451 and (iv) if to the Agent, at its address specified in the TAA or, as to any party, at such other address as shall be designated by such party in a written notice to each

9

other party. All such notices and other communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively.
          SECTION 9. No Waiver, Remedies. No failure on the part of NMC Funding, any Investor or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 10. Continuing Agreement; Assignments under Agreement. This Agreement is a continuing agreement and shall (i) remain in full force an effect until the later of the Termination Date under the TAA and the date on which no Aggregate Unpaids thereunder shall be outstanding and no amount owed by NMC under the Receivables Agreement shall remain unpaid, (ii) be binding upon each Company and its successors and assigns and (iii) inure to the benefit of, and be enforceable by each of NMC Funding, each Investor and the Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Investor, any Administrative Agent or the Agent may assign any of its rights under this Agreement to any assignee, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Investor or the Agent, as applicable, herein or otherwise.
          SECTION 11. Joint and Several Liability. The liabilities and obligations of the Companies under this Agreement shall be joint and several.
          SECTION 12. Taxes. (a) Any and all payments by any of the Companies hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholding and liabilities being hereinafter referred to as “Taxes”). If any of the Companies shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12) NMC Funding, any affected Investor and the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Company shall make such deductions and (iii) such Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).
          (c) Each Company will indemnify NMC Funding, any affected Investor, any affected Administrative Agent and the Agent, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction or amounts

10

payable under this Section 12) paid by NMC Funding, any affected Investor, any affected Administrative Agent and the Agent or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.
          SECTION 13. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in lawful money of the United States (“Dollars”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures that the Agent would purchase Dollars with such other currency in New York, New York on the Business Day preceding that on which final judgment is given.
          (b) The obligation of each Company in respect of any sum due from it to NMC Funding, any Investor, any Administrative Agent or the Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by NMC Funding, such Investor, such Administrative Agent or the Agent, as applicable, of any sum adjudged to be so due in such other currency such Person may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than the sum originally due to such Person in Dollars, such Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the Dollars so purchased exceed the sum originally due to such Person in Dollars, such Person agrees to remit to such Company such excess.
          (c) To the extent that any Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect it or its property, such Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, each Company agrees that the waivers set forth in this Agreement shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
          SECTION 14. Consent to Jurisdiction. (a) Each Company hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and each Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Company hereby irrevocably appoints Arent Fox LLP, located at 1675 Broadway, New York, New York 10019 (the “Process Agent”), as its agent to receive on behalf of such Company and its property service of copies of the summons and compliant and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to each Company in care of the Process Agent at the Process Agent’s above address, and each Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Company also irrevocably consents to the services of any and all process in any such action or proceeding

11

by the mailing of copies of such process to such Company at its address specified in Section 8. Each Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, to the extent permitted by law.
          (b) Nothing in this Section 14 shall affect the right of NMC Funding, any Investor or the Agent, to serve legal process in any other manner permitted by law or affect the right of NMC Funding, any Investor or the Agent, to bring any action or proceeding against any Company or its property in the courts of other jurisdictions.
          SECTION 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 16. Covenant not to Institute Bankruptcy Proceedings. Each Company agrees that, so long as any commercial paper notes or other indebtedness issued by a Conduit Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding, it will not institute against a Conduit Investor any proceeding seeking to adjudicate a Conduit Investor a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of a Conduit Investor or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.
          SECTION 17. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 18. Amendment and Restatement. This Agreement amends and restates the Existing Parent Agreement in its entirety. This Agreement is not intended to constitute a novation of the Existing Parent Agreement. Upon the effectiveness of this Agreement (the “Effective Date”), each reference to the Existing Parent Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.
[Remainder of Page Intentionally Left Blank]

12

          IN WITNESS WHEREOF, each Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

FRESENIUS MEDICAL CARE AG & Co. KGaA By Fresenius Medical Care Management AG (General Partner)
By:
Name:
Title:

FRESENIUS MEDICAL CARE HOLDINGS, INC.
By:
Name:
Title:

Accepted and Agreed as of
the date first above written:
NMC FUNDING CORPORATION

By:
Name:
Title:

WESTLB AG, NEW YORK BRANCH,
as Agent

By:
Name:
Title:

By:
Name:
Title:
Signature Page to the Amended and Restated
Parent Agreement dated as of October 16, 2008

EXHIBIT Q
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
LIST OF TRANSFERRING AFFILIATES

Chief Executive Office for each Transferring Affiliate:	920 Winter Street Waltham, Massachusetts 02451-1457

Original Transferring Affiliates	State of Incorporation
(before October 19, 2006)
Bio-Medical Applications Home Dialysis Services, Inc.	Delaware
Bio-Medical Applications Management Company, Inc	Delaware
Bio-Medical Applications of Alabama, Inc.	Delaware
Bio-Medical Applications of Anacostia, Inc.	Delaware
Bio-Medical Applications of Aquadilla, Inc.	Delaware
Bio-Medical Applications of Arecibo, Inc.	Delaware
Bio-Medical Applications of Arkansas, Inc.	Delaware
Bio-Medical Applications of Bayamon, Inc.	Delaware
Bio-Medical Applications of Blue Springs, Inc	Delaware
Bio-Medical Applications of Caguas, Inc.	Delaware
Bio-Medical Applications of California, Inc.	Delaware
Bio-Medical Applications of Camarillo, Inc.	Delaware
Bio-Medical Applications of Capitol Hill, Inc.	Delaware
Bio-Medical Applications of Carolina, Inc.	Delaware
Bio-Medical Applications of Carson, Inc.	Delaware
Bio-Medical Applications of Clinton, Inc.	Delaware
Bio-Medical Applications of Columbia Heights, Inc.	Delaware
Bio-Medical Applications of Connecticut, Inc.	Delaware
Bio-Medical Applications of Delaware, Inc.	Delaware
Bio-Medical Applications of Dover, Inc.	Delaware
Bio-Medical Applications of Eureka, Inc.	Delaware
Bio-Medical Applications of Fayetteville, Inc.	Delaware
Bio-Medical Applications of Florida, Inc.	Delaware
Bio-Medical Applications of Fremont, Inc.	Delaware
Bio-Medical Applications of Fresno, Inc.	Delaware
Bio-Medical Applications of Georgia, Inc.	Delaware
Bio-Medical Applications of Glendora, Inc.	Delaware
Bio-Medical Applications of Guayama, Inc.	Delaware

Original Transferring Affiliates	State of Incorporation
(before October 19, 2006)
Bio-Medical Applications of Hoboken, Inc.	Delaware
Bio-Medical Applications of Humacao, Inc.	Delaware
Bio-Medical Applications of Illinois, Inc.	Delaware
Bio-Medical Applications of Indiana, Inc.	Delaware
Bio-Medical Applications of Kansas, Inc.	Delaware
Bio-Medical Applications of Kentucky, Inc.	Delaware
Bio-Medical Applications of Las Americas, Inc.	Delaware
Bio-Medical Applications of Long Beach, Inc.	Delaware
Bio-Medical Applications of Los Gatos, Inc.	Delaware
Bio-Medical Applications of Louisiana, LLC	Delaware
Bio-Medical Applications of Maine, Inc.	Delaware
Bio-Medical Applications of Manchester, Inc.	Delaware
Bio-Medical Applications of Maryland, Inc.	Delaware
Bio-Medical Applications of Massachusetts, Inc.	Delaware
Bio-Medical Applications of Mayaguez, Inc.	Delaware
Bio-Medical Applications of Michigan, Inc.	Delaware
Bio-Medical Applications of Minnesota, Inc.	Delaware
Bio-Medical Applications of Mission Hills, Inc.	Delaware
Bio-Medical Applications of Mississippi, Inc.	Delaware
Bio-Medical Applications of Missouri, Inc.	Delaware
Bio-Medical Applications of MLK, Inc.	Delaware
Bio-Medical Applications of Nevada, Inc	Nevada
Bio-Medical Applications of New Hampshire, Inc.	Delaware
Bio-Medical Applications of New Jersey, Inc.	Delaware
Bio-Medical Applications of New Mexico, Inc.	Delaware
Bio-Medical Applications of North Carolina, Inc.	Delaware
Bio-Medical Applications of Northeast, D.C., Inc.	Delaware
Bio-Medical Applications of Oakland, Inc.	Delaware
Bio-Medical Applications of Ohio, Inc.	Delaware
Bio-Medical Applications of Oklahoma, Inc.	Delaware
Bio-Medical Applications of Pennsylvania, Inc.	Delaware
Bio-Medical Applications of Ponce, Inc.	Delaware
Bio-Medical Applications of Puerto Rico, Inc.	Delaware
Bio-Medical Applications of Rhode Island, Inc.	Delaware
Bio-Medical Applications of Rio Piedras, Inc.	Delaware
Bio-Medical Applications of San Antonio, Inc.	Delaware
Bio-Medical Applications of San German, Inc.	Delaware
Bio-Medical Applications of San Juan, Inc.	Delaware
Bio-Medical Applications of South Carolina, Inc.	Delaware
Bio-Medical Applications of Southeast Washington, Inc.	Delaware
Bio-Medical Applications of Tennessee, Inc.	Delaware
Bio-Medical Applications of Texas, Inc.	Delaware

Original Transferring Affiliates	State of Incorporation
(before October 19, 2006)
Bio-Medical Applications of The District of Columbia, Inc.	Delaware
Bio-Medical Applications of Ukiah, Inc.	Delaware
Bio-Medical Applications of Virginia, Inc.	Delaware
Bio-Medical Applications of West Virginia, Inc.	Delaware
Bio-Medical Applications of Wisconsin, Inc.	Delaware
Bio-Medical Applications of Woonsocket, Inc.	Delaware
Dialysis America Alabama, LLC	Delaware
Dialysis America Georgia, LLC	Delaware
Dialysis Associates of Northern New Jersey, L.L.C.	New Jersey
Everest Healthcare Holdings, Inc.	Delaware
Everest Healthcare Indiana, Inc.	Indiana
Everest Healthcare Rhode Island, Inc.	Delaware
Everest Healthcare Texas Holding Corp	Delaware
Everest Healthcare Texas, LP	Delaware
Everest Management, Inc.	Delaware
Fresenius Medical Care Dialysis Services Colorado LLC	Delaware
Fresenius Medical Care Dialysis Services-Oregon, LLC	Oregon
FMS New York, Inc.	Delaware
Fresenius Management Services, Inc.	Delaware
Fresenius USA Home Dialysis, Inc.	Delaware
Fresenius USA Marketing, Inc.	Delaware
Fresenius USA, Inc.	Massachusetts
Gulf Region Mobile Dialysis, Inc.	Delaware
Home Dialysis of America, Inc.	Arizona
Home Dialysis of Muhlenberg County, Inc.	Kentucky
Home Intensive Care, Inc.	Delaware
Mercy Dialysis Center, Inc.	Wisconsin
National Medical Care, Inc.	Delaware
Neomedica, Inc	Delaware
North Buckner Dialysis Center, Inc.	Delaware
Northern New Jersey Dialysis, L.L.C.	Delaware
Qualicenters, Inc.	Colorado
San Diego Dialysis Services, Inc.	Delaware
Spectra East, Inc.	Delaware
Spectra Laboratories, Inc.	Nevada
Terrell Dialysis Center, L.L.C.	Delaware
Conejo Valley Dialysis, Inc.	California
Dialysis Services of Cincinnati, Inc.	Ohio
Dialysis Services, Inc.	Texas
Dialysis Specialists of Topeka, Inc.	Kansas
Dialysis Specialists of Tulsa, Inc.	Oklahoma
Everest Healthcare Ohio, Inc.	Ohio

Original Transferring Affiliates	State of Incorporation
(before October 19, 2006)
Fresenius USA Sales, Inc.	Massachusetts
Haemo-Stat, Inc.	California
Santa Barbara Community Dialysis Center, Inc.	California
Con-Med Supply Company, Inc.	Illinois
WSKC Dialysis Services, Inc.	Illinois
Du Page Dialysis, Ltd.	Illinois

Additional Transferring Affiliates	State of Incorporation
(added October 19, 2006)
Angleton Dialysis, Inc.	Texas
Arizona Renal Investments, LLC	Delaware
Brazoria Kidney Center, Inc.	Texas
Brevard County Dialysis, LLC	Florida
Cartersville Dialysis Center, LLC	Georgia
Clayton County Dialysis, LLC	Georgia
Clermont Dialysis Center, LLC	Georgia
Cobb County Dialysis, LLC	Georgia
Columbus Area Renal Alliance, LLC	Delaware
Covington Dialysis Center, LLC	Georgia
Diabetes Care Group, Inc.	Delaware
Dialysis Associates, LLC	Tennessee
Dialysis Centers of America — Illinois, Inc.	Illinois
Dialysis Licensing Corp.	Delaware
Dialysis Management Corporation	Texas
Dialysis Services of Atlanta, Inc.	Georgia
Douglas County Dialysis, LLC	Georgia
Doylestown Acute Renal Services, L.L.C.	Pennsylvania
Fondren Dialysis Clinic, Inc.	Texas
Fort Scott Regional Dialysis Center, Inc.	Missouri
Four State Regional Dialysis Center, Inc.	Missouri
Henry Dialysis Center, LLC	Georgia
Holton Dialysis Clinic, LLC	Georgia
Jefferson County Dialysis, Inc.	Arkansas
KDCO, Inc.	Missouri
Kentucky Renal Care Group, LLC	Delaware
Lawton Dialysis, Inc.	Arkansas
Little Rock Dialysis, Inc.	Arkansas
Maumee Dialysis Services, LLC	Delaware
Miami Regional Dialysis Center, Inc.	Missouri
Michigan Home Dialysis Center, Inc.	Michigan

Additional Transferring Affiliates	State of Incorporation
(added October 19, 2006)
Naples Dialysis Center, LLC	Florida
National Nephrology Associates Management Company of Texas, Inc.	Texas
National Nephrology Associates of Texas, L.P.	Texas
NNA Management Company of Kentucky, Inc.	Kentucky
NNA Management Company of Louisiana, Inc.	Louisiana
NNA of Alabama, Inc.	Alabama
NNA of East Orange, L.L.C.	New Jersey
NNA of Florida, LLC	Florida
NNA of Georgia, Inc.	Delaware
NNA of Harrison, L.L.C.	New Jersey
NNA of Louisiana, LLC	Louisiana
NNA of Memphis, LLC	Tennessee
NNA of Nevada, Inc.	Nevada
NNA of Newark, L.L.C.	New Jersey
NNA of Oklahoma, Inc.	Nevada
NNA of Oklahoma, L.L.C.	Oklahoma
NNA of Rhode Island, Inc.	Rhode Island
NNA of Toledo, Inc.	Ohio
NNA Properties of Tennessee, Inc.	Tennessee
NNA Transportation Services Corporation	Tennessee
NNA-Saint Barnabas, L.L.C.	New Jersey
NNA-Saint Barnabas-Livingston, L.L.C.	New Jersey
Norcross Dialysis Center, LLC	Georgia
Northeast Alabama Kidney Clinic, Inc.	Alabama
Northwest Dialysis, Inc.	Arkansas
Physicians Dialysis Company, Inc.	Pennsylvania
RCG Arlington Heights, LLC	Delaware
RCG Bloomington, LLC	Delaware
RCG Credit Corporation	Tennessee
RCG East Texas, LLP	Delaware
RCG Finance, Inc.	Delaware
RCG Indiana, L.L.C.	Delaware
RCG Irving, LLP	Delaware
RCG Marion, LLC	Delaware
RCG Martin, LLC	Delaware
RCG Memphis East, LLC	Delaware
RCG Memphis, LLC	Delaware
RCG Mississippi, Inc.	Delaware
RCG PA Merger Corp.	Texas
RCG University Division, Inc.	Tennessee
RCG West Health Supply, L.C.	Arizona

Additional Transferring Affiliates	State of Incorporation
(added October 19, 2006)
RCG Whitehaven, LLC	Delaware
RCG/Saint Luke’s, LLC	Delaware
RCGIH, Inc.	Delaware
Renal Care Group Alaska, Inc.	Alaska
Renal Care Group Central Memphis, LLC	Delaware
Renal Care Group East, Inc.	Pennsylvania
Renal Care Group Michigan, Inc.	Delaware
Renal Care Group Northwest, Inc.	Delaware
Renal Care Group of the Midwest, Inc.	Kansas
Renal Care Group of the Ozarks, LLC	Delaware
Renal Care Group of the South, Inc.	Delaware
Renal Care Group of the Southeast, Inc.	Florida
Renal Care Group Ohio, Inc.	Delaware
Renal Care Group South New Mexico, LLC	Delaware
Renal Care Group Southwest Holdings, Inc.	Delaware
Renal Care Group Southwest, L.P.	Delaware
Renal Care Group Texas, Inc.	Texas
Renal Care Group Texas, LP	Delaware
Renal Care Group Westlake, LLC	Delaware
Renal Care Group, Inc.	Delaware
RenalNet Arizona, Inc.	Arizona
RenalNet, Inc.	Delaware
RenalPartners of Indiana, LLC	Indiana
RenalPartners, Inc.	Delaware
Renex Corp.	Florida
Renex Dialysis Clinic of Amesbury, Inc.	Massachusetts
Renex Dialysis Clinic of Bloomfield, Inc.	New Jersey
Renex Dialysis Clinic of Bridgeton, Inc.	Missouri
Renex Dialysis Clinic of Creve Coeur, Inc.	Missouri
Renex Dialysis Clinic of Doylestown, Inc.	Pennsylvania
Renex Dialysis Clinic of Maplewood, Inc.	Missouri
Renex Dialysis Clinic of North Andover, Inc.	Massachusetts
Renex Dialysis Clinic of Orange, Inc.	New Jersey
Renex Dialysis Clinic of Penn Hills, Inc.	Pennsylvania
Renex Dialysis Clinic of Philadelphia, Inc.	Pennsylvania
Renex Dialysis Clinic of Pittsburgh, Inc.	Pennsylvania
Renex Dialysis Clinic of Shaler, Inc.	Pennsylvania
Renex Dialysis Clinic of South Georgia, Inc.	Georgia
Renex Dialysis Clinic of St. Louis, Inc.	Missouri
Renex Dialysis Clinic of Tampa, Inc.	Florida
Renex Dialysis Clinic of Union, Inc.	Missouri
Renex Dialysis Clinic of University City, Inc.	Missouri

Additional Transferring Affiliates	State of Incorporation
(added October 19, 2006)
Renex Dialysis Clinic of Woodbury, Inc.	New Jersey
Renex Dialysis Facilities, Inc.	Mississippi
Renex Dialysis Homecare of Greater St. Louis, Inc.	Missouri
Renex Management Services, Inc.	Florida
Smyrna Dialysis Center, LLC	Georgia
SSKG, Inc.	Illinois
STAT Dialysis Corporation	Delaware
Stone Mountain Dialysis Center, LLC	Georgia
Stuttgart Dialysis, LLC	Arkansas
Three Rivers Dialysis Services, LLC	Delaware
West Palm Dialysis, LLC	Georgia
Wharton Dialysis, Inc.	Texas

EXHIBIT R
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
FORM OF ACCOUNT AGENT AGREEMENT

ACCOUNT AGENT AGREEMENT
          ACCOUNT AGENT AGREEMENT (this “Agreement”), dated as of August 28, 1997, made by each of the parties identified on the signature pages hereto as being a “Titleholder”, for the benefit of NMC Funding Corporation, a Delaware corporation (“NMC Funding”) and NationsBank, N.A., as agent (the “Agent” ) for certain “Investors” (as defined below).
PRELIMINARY STATEMENTS:
          (1) National Medical Care, Inc., a Delaware corporation (“NMC”) has entered into that certain Transferring Affiliate Letter (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Transferring Affiliate Letter”) dated as of even date herewith with each of the “Transferring Affiliates” named therein, under which each Such Transferring Affiliate has agreed to sell and assign on each day hereafter all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein) to NMC in accordance with the terms thereof.
          (2) NMC has entered into that certain Receivables Purchase Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “BMA Transfer Agreement”) dated as of even date herewith with Bio-Medical Applications Management Company, Inc., a Delaware corporation (“BMA”), under which BMA has agreed to sell and assign on the date hereof all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein) to NMC in accordance with the terms thereof.
          (3) NMC has entered into that certain Receivables Purchase Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Receivables Agreement”) dated as of even date herewith with NMC Funding, under which NMC has agreed to sell and assign on each day hereafter all of its right, title and interest in and to each “Receivable” and all “Related Security” (each as defined therein), including, without limitation, all Receivables and Related Security acquired by NMC from the Transferring Affiliates under the Transferring Affiliate Letter and from BMA under the BMA Transfer Agreement, to NMC Funding in accordance with the terms thereof.

          (4) NMC Funding has entered into that certain Transfer and Administration Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “TAA”) dated as of even date herewith with Enterprise Funding Corporation (“Enterprise”), NMC, as the “Collection Agent” thereunder, certain “Bank Investors” from time to time party thereto (together with Enterprise, the “Investors”) and the Agent, under which NMC Funding shall from time to time sell and assign undivided percentage ownership interests in all “Receivables” and “Related Security” (each as defined therein), including, without limitation, in all Receivables and Related Security acquired by NMC Funding from NMC under the Receivables Agreement, to the Agent for the benefit of the Investors in accordance with the terms thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned under the TAA.
          (5) Each Titleholder maintains, for the benefit of certain of the Transferring Affiliates, one or more deposit accounts (each, a “Remittance Account”) to which Obligors on Receivables that have been originated by such Transferring Affiliate have been directed to remit payment on such Receivables.
          (6) NMC Funding, as a condition to its entering into the Receivables Agreement, and the Investors and the Agent, as a condition to their entering into the TAA, have required that the Titleholders enter into this Agreement.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the sufficiency and receipt of which are acknowledged), each Titleholder agrees as follows:
          SECTION 1. Representations and Warranties. Each Titleholder represents and warrants that:
     (a) Such Titleholder maintains one or more Remittance Accounts for the benefit of one or more Transferring Affiliates. In each case, such Titleholder is acting exclusively in its capacity as agent for such Transferring Affiliate in the establishment and maintenance of each Remittance Account, and acts exclusively at the direction of such Transferring Affiliate in respect of the handling and disposition of all monies, checks, instruments, collections, remittances or other payment items received in the Remittance Accounts (the “Payment Items”). Each Remittance Account exists solely for the administrative convenience of the applicable Transferring Affiliate.

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     (b) Such Titleholder does not hold or claim any lien, security interest, charge or encumbrance, or other right or claim in, of or on (i) any Receivables originated by any Transferring Affiliate, (ii) any Payment Items in respect of any such Receivables or (iii) any Related Security with respect to any of the foregoing (collectively, the “Affected Assets”). To the extent that the Titleholder at any time comes into possession, whether by reason of a remittance to a Remittance Account or otherwise, of any Affected Assets, such Titleholder holds such Affected Assets in trust for the benefit of the applicable Transferring Affiliate.
     (c) Such Titleholder satisfies, upon execution and delivery of this Agreement, the requirements set forth in the Receivables Agreement and the TAA for being a “Designated Account Agent” for purposes of those agreements.
     (d) Such Titleholder is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. Such Titleholder is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
     (e) The maintenance of each Remittance Account for the benefit of the applicable Transferring Affiliates, and the execution, delivery and performance by such Titleholder of this Agreement, are within such Titleholder’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation) or of the Certificate of Incorporation or By-laws of such Titleholder or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon such Titleholder.
     (f) This Agreement constitutes the legal, valid and binding obligation of such Titleholder enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

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     (g) Each Remittance Account meets the requirements for being a Special Account under the terms of each of the Receivables Agreement and the TAA, and a Special Account Letter is in effect with respect thereto. The names and addresses of each Remittance Account, together with the account numbers thereof and the Special Account Banks with respect thereto, are specified in Exhibit C to the Receivables Agreement (as the same may be amended from time to time in accordance with the terms of the Receivables Agreement). Neither such Titleholder nor, to the best of such Titleholder’s knowledge, any Transferring Affiliate has granted to any Person dominion and control over any Remittance Account or the right to take dominion and control over any Remittance Account at a future time or upon the occurrence of a future event and each Remittance Account is otherwise free and clear of any Adverse Claim.
On each day that a “Purchase” is made under the Receivables Agreement, each Titleholder shall be deemed to have certified that all representations and warranties described in this Section 1 are correct on and as of such day as though made on and as of such day.
          SECTION 2. Acknowledgment of Interest. Each Titleholder acknowledges (i) that it has received a copy of each of the Transferring Affiliate Letter, the Receivables Agreement and the TAA, (ii) the ownership and related interests transferred to each of NMC, NMC Funding and the Agent, for the benefit of the Investors, thereunder and (iii) that for purposes of Uniform Commercial Code Section 9-305, it has received adequate notice of each of such interests.
          SECTION 3. Covenants. At all times from the date hereof to the Collection Date, unless each of NMC Funding and the Agent shall otherwise consent in writing, each Titleholder agrees that:
     (a) Such Titleholder shall take all action, or omit to take all action, required to be taken (or to be omitted) by each Transferring Affiliate as it may relate to the Remittance Accounts under the Transferring Affiliate Letter, the Receivables Agreement, or the TAA, including, without limitation any such action that relates to any covenant or undertaking on the part of such Transferring Affiliate or any of its assigns in respect of “Special Accounts,” the “Concentration Account” or any “Designated Account Agent” thereunder.

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     (b) Such Titleholder will furnish to each of NMC Funding and the Agent from time to time such information with respect to the activity in the Remittance Accounts as NMC Funding or the Agent may reasonably request, and will at any time and from time to time during regular business hours permit NMC Funding and the Agent, or any of their respective agents or representatives, (i) to examine and make copies of and take abstracts from records of such Titleholder in respect of the Remittance Accounts and (ii) to visit the offices and properties of such Titleholder for the purpose of examining such records.
     (c) Such Titleholder will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse claim upon (or the filing of any financing statement against) or with respect to any of the Affected Assets or any of the Remittance Accounts. The Payment Items mailed to, and funds deposited to or otherwise available in, the Remittance Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of such Titleholder, all of which such Titleholder hereby waives. To the extent there are any amounts due to any Titleholder in respect of its fees and expenses for the maintenance and operation of any of the Remittance Accounts, or in respect of any other claim such Titleholder may from time to time hold against any Transferring Affiliate or any affiliate thereof, such claims shall be settled separately as between such Titleholder and such Transferring Affiliate (or other affiliate), by disbursement from the general operating funds of the applicable Transferring Affiliate (or other affiliate), by disbursement from the general operating funds of the applicable Transferring Affiliate (or other affiliate) and not by way of set-off against, or otherwise from, funds at any time available in the Remittance Accounts.
     SECTION 4. Miscellaneous.
     (a) This Agreement may not be terminated at any time by or as to any Titleholder except in accordance with the terms of the Receivables Agreement.
     (b) Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by NMC Funding and the Agent.
     (c) No Titleholder may assign or transfer any of its rights or obligations hereunder without the prior written consent of NMC Funding and the Agent. Subject to the

5

preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, NMC Funding, the Agent, each of the Titleholders and their respective successors and assigns.
[Remainder of page intentionally left blank]

6

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Titleholders:	BIO-MEDICAL APPLICATIONS MANAGEMENT COMPANY, INC.
By
Title:

HOME NUTRITIONAL SERVICES, INC.
By
Title:

Accepted and agreed as of
the date first above written:
NMC FUNDING CORPORATION

By
Title:

NATIONSBANK, N.A., as Agent

By
Title:
Signature Page to Account Agent Agreement
Dated as of August 28, 1997

7

EXHIBIT S
to
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
LIST OF CLOSING DOCUMENTS

FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of October 16, 2008
NMC FUNDING CORPORATION,
as Transferor
List of Closing Documents
1.	Amendment Agreement.

2.	Fourth Amended and Restated Transfer and Administration Agreement.

3.	Amended and Restated Parent Agreement, relating to changes in financial covenants and transfer of rights of Agent to WestLB.

4.	Amended and Restated Receivables Purchase Agreement.

5.	Amended and Restated Transferring Affiliate Letter.

6.	Opinion of Douglas G. Kott.

7.	Opinion of Arent Fox Kintner Plotkin & Kahn relating to corporate, UCC and other matters.

8.	True sale and non-consolidation opinion of Arent Fox Kintner Plotkin & Kahn.

9.	Opinion of German counsel.

10.	Certificate of the Secretary of the Transferor.

11.	Certificate of the Secretary of the Collection Agent.

12.	Certificate of the Secretary of each Transferring Affiliate.

13.	Good Standing Certificates for the Transferor from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

14.	Good Standing Certificates for the Collection Agent from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.

15.	Good Standing Certificates for each Transferring Affiliate from the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware.
          (FRESENIUS)

16.	Fourth Amended and Restated Investor Fee Letter.

17.	Amended and Restated Agent Fee Letter.

18.	Amendment to Liquidity Asset Purchase Agreement for Liberty Street Funding LLC.

19.	Amended and Restated Liquidity Asset Purchase Agreement for Paradigm Funding LLC.

20.	Third Amended and Restated Fee Letter (Helaba) relating to Paradigm LAPA.

21.	Amended and Restated Fee Letter (WestLB) relating to Paradigm LAPA.

22.	Bank of America Account Control Agreements.

23.	UCC summary.

2

EXHIBIT T
To
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
Agreed Upon Procedures
Procedures performed and findings are presented as follows. For purposes of reporting our findings, in those instances in which one or both the compared amounts were rounded to the same degree, we have nevertheless stated that we found the compared amounts to be in agreement. Minor or insignificant differences, as determined by management of the company (“management), between source or testing data and the Investor Report are not discussed herein and are noted as such in the body of the report, as indicated by the tickmark “P”. All testing is performed on the monthly Investor Report for the period ending January 2008.
1A. For Dialysis Products Division (DPD) and Fresenius Medical Services (FMS), obtain the January 2008 Monthly Investor Reports (IR) from management and compare gross receivables (line item 1), all components of the Net Receivables Balance calculation (line items 6-19b), Self-Pay Receivables (line items 26-31) and all components of the Monthly Activity calculation (line items 32-37) to the general ledger (GL) and aged trial balance (ATB). Obtain and document management’s reconciliation of differences in the Agreed Upon Procedures Report (the “Report”).
1B. For FMS, obtain from management a list of void & rebills issued in January 2008, select 60 and complete the following:
➢	Document management’s explanation of credit memos and void & rebills.

➢	Obtain from management a list of each obligor, amount and reason for the issuance of the void & rebill. Document management’s response in the Report in table format.

➢	Calculate and document in the Report the average dilution horizon for each void & rebill selected above. The dilution horizon is defined as the period from the average of the original and ending claim dates to the void & rebill date for those claims.
1B. For DPD obtain from management a list of 20 credit memos issued in January 2008 and complete the following:
➢	Obtain from management a list of each obligor, amount and reason for the issuance of the credit memo. Document management’s response in the Report in table format.

➢	Calculate and document in the Report the weighted average dilution horizon for each credit memo selected above. The dilution horizon is defined as the period from original invoice date to the issuance of a credit memo against that invoice. For credits issued for future purchases the dilution horizon is zero. For cash rebates, where the A/R is not discounted and is paid in full, the dilution horizon is zero.
2A. Obtain from management the agings as represented in the selected Monthly Reports and compare amounts to the Company’s ATB and to the GL (DPD and FMS). For each of the divisions, illustrate in the Report the amount as shown in the aged trial balance, the GL and the selected IR. Obtain and document management’s reconciliation of differences.

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2B. For DPD and FMS inquire of management the definition of the receivable aging policy utilized (i.e. invoice date or due date). Document management’s representation in the Report.
2C. For FMS, select 60 claims from the January 31, 2008 aging and determine if the claims were aged properly in accordance with the Company’s aging policy. Note in the report any invoices/claims that may not be aged in accordance with the aging policy in Procedure 2B.
2C. For DPD, from the 20 invoices/claims selected in January 2008 in Procedure 2D, determine if the invoices were aged properly in January in accordance with the Company’s aging policy. Note in the Report any invoices/claims that may not be aged in accordance with the aging policy in 2B.
2D. For FMS, for January 2008, select 60 claims from 8 predetermined commercial checks received into a lockbox account. Additionally, from 3 predetermined Medicare payments received into a lockbox account, select a total of 60 claims. Trace all selected claims to the medical manager/QMS system to determine if the cash received was applied to the appropriate claim.
2D. For DPD, obtain from management 20 cash receipts for DPD from the January 2008 monthly cash collections report to determine if cash was applied to the correct invoices/claims.
3A. For DPD and FMS, obtain from management a list of payment terms. Document the list of payment terms received from management.
3B. For DPD and FMS, inquire of management as to whether the Company extends/alters maturity of receivables? If so, under which circumstances? Inquire as to how do the systems/reporting track these payment term extensions (i.e., is the due date extended in the system)? Document management’s response.
4A. For DPD and FMS, compare the monthly write-off amounts as represented in the January 2008 IR to the monthly activity in the January 2008 roll forward of the allowance for doubtful accounts. Document management’s explanation for any differences greater than $100,000.
4B. For DPD and FMS, obtain from management a listing of the 20 largest DPD accounts that were written-off in January 2008 and 60 written-off claims from FMS. Request of management the reason for the write-off and note the response.
4C. For DPD and FMS, inquire of management and note the response of the following:
➢	What is the methodology for reserving expected bad debts?

➢	Has the Company reserved for any non-delinquent or non-defaulted accounts?

➢	Is there a separate account in which delinquent accounts are placed prior to eventual charge-off whereby the amounts are not reflected on the aging?
4D. For DPD and FMS, of the charge offs listed in Procedure 4B, inquire of management as to if any of the accounts were converted to Notes Receivable and if so at what point in the aging where they converted?

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5. For DPD and FMS, obtain a list of the primary obligors as listed in the IR as of January 2008 and compare this information by tracing amounts to ATB. Obtain and document management’s reconciliation of differences.
6A. For DPD and FMS, obtain from management a listing of the lockbox number and name of the depository banks in which collections are deposited. Compare the list of bank accounts to the Accepted Exhibit C, an updated schedule for the TAA.
6B. For DPD and FMS obtain from management an understanding of the collection process for payments not going directly through the accounts from 6A. Inquire as to whether any payments are received via ACH or wire transfer? If so, obtain from management a listing of bank accounts.
6C. For DPD and FMS, examine a January 2008 bank statement to GL reconciliation for one depository account for each division, noting the timeliness of completion and amount of unreconciled differences. Document the quantity of all reconciling items greater than $100,000. Document management’s explanation for all reconciling items greater than $250,000.
6D. For DPD and FMS obtain from management a schedule for January 2008 summarizing collections within the bank statement from Procedure 6C by method of receipt, in a format similar to the one shown below.

Method of Receipt ($000s)	January 2008%
Obligor mailed/sent payment directly to a Special Lock-Box Account (via check, ACH, or Wire Transfer)	$
Obligor sent payment to Company’s office
Other (describe)
TOTAL COLLECTIONS DEPOSITED per Bank Statement(s)	$	100%
Reconciling items
6E. For DPD and FMS, compare the accuracy of this schedule by tracing this information to the bank statements, accounting records, and the January 2008 report.
6F. For DPD and FMS, inquire of management as to if more than 5% of the collections were not remitted by the obligors directly to one of the Special Accounts. If yes, (i.e. > 5%) select a sample of 5 of these cash receipts and inquire as to whether these collections were deposited into the Concentration Account within 48 hours.
7. KPMG will provide a no material weakness letter for FMCH for the period ending XXX.
See Appendix                      for the no material weakness letter.
8. Obtain from the Company the name of independent director and their contact information as well as the name of the independent director’s employer or, if retired, the name of their most recent employer.
9. Please note any changes made to the Company’s credit and collection policy since 12/31/2006 through the date of this Report.

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EXHIBIT U
To
FOURTH AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT EXHIBIT H
To the Shareholders
Fresenius Medical Care Holdings, Inc.:
Waltham, MA
May 6, 2008
Ladies and Gentlemen:
We have audited the financial statements of Fresenius Medical Care Holdings, Inc. and its subsidiaries (the Company) as of and for the year ended December 31, 2007, and have issued our report thereon dated May 6, 2008. In planning and performing our audit of the financial statements of the Company, in accordance with auditing standards generally accepted in the United States of America, we considered the Company’s internal control over financial reporting internal control as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we do not express an opinion on the effectiveness of the Company’s internal control.
The maintenance of adequate control designed to fulfill control objectives is the responsibility of management. Because of inherent limitations in internal control, errors or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will prove to be adequate in the future as changes take place in the organization.
A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the entity’s internal control.
Our consideration of internal control was for the limited purpose described in the first paragraph and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses. We did not identify any deficiencies in internal control that we consider to be material weaknesses, as defined above.
This communication is intended solely for the information and use of management, Shareholders, others within the organization, and the Banks and is not intended to be and should not be used by anyone other than these specified parties.
Very truly yours,
(signed) KPMG LLP